Exhibit 10.1

INVESTMENT AGREEMENT

by and among

OEG Attractions Holdings, LLC,

RHP Hotels, LLC,

RHP Hotel Properties, LP,

A-OEG Holdings, LLC,

Atairos Group, Inc.

and

Ryman Hospitality Properties, Inc. (for the limited purpose set forth herein)

Dated as of April 4, 2022

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	6

ARTICLE II SALE AND TRANSFER OF PURCHASED INTERESTS; CLOSING	23

2.1	Sale and Transfer of Purchased Interests	23
2.2	Purchase Price	23
2.3	Closing.	23
2.4	Closing Deliveries	24
2.5	Pre-Closing Actions	25
2.6	Closing Statement.	25
2.7	Company Use of Proceeds	27
2.8	Contingent Consideration.	28
2.9	Block 21 Incremental Capital Contribution	31
2.10	Withholding	31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE RHP PARTIES	31

3.1	Organization and Good Standing	32
3.2	Capitalization of the Company and OEG Subsidiaries.	32
3.3	Authority	33
3.4	No Conflict.	33
3.5	Financial Statements; Undisclosed Liabilities.	34
3.6	Taxes.	35
3.7	Brokers and Finders’ Fees	37
3.8	Absence of Changes	37
3.9	Legal Compliance.	37
3.10	Real Property.	38
3.11	Litigation	40
3.12	Labor and Employment Matters.	40
3.13	Employee Benefits	41
3.14	Intellectual Property.	43
3.15	Contracts.	46
3.16	Sufficiency of Assets	48
3.17	Debt Commitment Letter; Senior Credit Facility Amendment.	49
3.18	Material Suppliers.	49
3.19	Insurance Coverage	50
3.20	Affiliate Transactions	50
3.21	Circle Media	50
3.22	No Additional Representations and Warranties	51
3.23	Non-Reliance	51

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	51

4.1	Organization and Good Standing	51
4.2	Authority	51
4.3	No Conflict	52

4.4	Investment Purpose	52
4.5	Availability of Funds	52
4.6	Brokers and Finders’ Fees	53
4.7	R&W Policy	53
4.8	No Additional Representations and Warranties	53
4.9	Non-Reliance	53

ARTICLE V COVENANTS	54

5.1	Conduct of Business.	54
5.2	Acquisition Proposal	57
5.3	Confidentiality	57
5.4	Governmental Filings.	58
5.5	Access to Information	58
5.6	Reasonable Best Efforts	58
5.7	Notification of Certain Matters	59
5.8	Public Announcements	59
5.9	Debt Financing; Senior Credit Facility Amendment; Senior Indentures	59
5.10	Elimination of Intercompany Agreements; Termination of Related Party Agreements	61
5.11	R&W Policy	62
5.12	Releases.	62
5.13	Sufficiency of Assets Covenant	63
5.14	FCC Matters	63

ARTICLE VI CONDITIONS TO CLOSING	63

6.1	Mutual Conditions to Closing	63
6.2	Conditions to Obligations of Purchaser and Purchaser Guarantor	64
6.3	Conditions to Obligations of the RHP Parties	65

ARTICLE VII TERMINATION	65

7.1	Termination	65
7.2	Effect of Termination	66

ARTICLE VIII INDEMNIFICATION	67

8.1	Survival	67
8.2	Indemnification by Ryman Indemnifying Parties.	67
8.3	Indemnification by Purchaser	69
8.4	Third-Party Claim Procedures	69
8.5	Direct Claim Procedures	70
8.6	Certain Limitations on Indemnification	70
8.7	Third Party Recoveries	70
8.8	Exclusive Remedy	71
8.9	Calculation of the Amount of Damages with respect to Taxes	71
8.10	Characterization of Indemnification Payments	71

ARTICLE IX TAX MATTERS	71

9.1	Transfer Taxes	71
9.2	Tax Treatment	71

ARTICLE X ADDITIONAL COVENANTS; MISCELLANEOUS PROVISIONS	72

10.1	Limitation on Warranties; No Reliance	72
10.2	Expenses	72
10.3	Waiver	72
10.4	Notices	73
10.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance.	73
10.6	Further Assurances	75
10.7	Entire Agreement and Modification	75
10.8	Construction	75
10.9	Severability	75
10.10	Binding Effect; Assignment; Third-Party Beneficiaries	76
10.11	Execution of Agreement; Counterparts	76
10.12	Guarantees.	76
10.13	No Recourse	76
10.14	Representation; Attorney-Client Privilege.	77
10.15	Debt Financing Matters	77

Exhibits

Exhibit A      Accounting Principles

Exhibit B      Earnout EBITDA Thresholds

Exhibit C      LLC Agreement

Exhibit D      Services Agreement

Exhibit E      Form of Local Programming and Marketing Agreement

Exhibit F      Form of Option Agreement

Exhibit G      R&W Policy

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of April 4, 2022, is by and among OEG Attractions Holdings, LLC (f/k/a RHP Operations and Attractions Holdings, LLC), a Delaware limited liability company (the “Company”), RHP Hotels, LLC, a Delaware limited liability company (the “RHP Member”), RHP Hotel Properties, LP, a Delaware limited partnership (the “RHP Operating Partnership” and together with the Company and the RHP Member, the “RHP Parties”), A-OEG Holdings, LLC, a Delaware limited liability company (“Purchaser”), and Atairos Group, Inc., a Cayman Islands exempted company (“Purchaser Guarantor”), and solely for the limited purpose of Section 5.10, Section 5.12, Section 5.14, Section 8.2(c) and Section 10.12(b) and for no other purpose, Ryman Hospitality Properties, Inc., a Delaware corporation and ultimate parent of the Company, the RHP Member and the RHP Operating Partnership (“Ultimate Parent”).

RECITALS

A.            Ultimate Parent and certain direct and indirect Subsidiaries of Ultimate Parent have entered into that certain Agreement and Plan of Reorganization, dated as of December 27, 2021, pursuant to which Ultimate Parent, among other things, reorganized the corporate structure of the Company such that as of the date hereof, the OEG Subsidiaries are engaged in the OEG Business and not any other business of Ultimate Parent (the “Reorganization”).

B.            As of the date hereof, the RHP Member owns one hundred percent (100%) of the membership interests of the Company.

C.            The Company is an obligor under (i) that certain Promissory Note, dated April 5, 2021, issued by the Company in favor of the RHP Operating Partnership, with an aggregate initial principal amount of $509,000,000 (the “Intercompany Note”), which may be increased in connection with any funding of the cash portion of the Block 21 Acquisition purchase price, and (ii) that certain Intercompany Revolving Credit Agreement, dated as of April 1, 2022, by and between RHP Operating Partnership and the Company (the “Intercompany Revolver”), which reflects the rights and obligations of the RHP Operating Partnership and the Company with respect to the matters discussed therein.

D.            Purchaser desires to acquire and subscribe for, and the Company desires to issue and sell to Purchaser, 30,000 Class A Units of the Company (collectively, the “Purchased Interests”), representing thirty percent (30%) of the membership interests of the Company, as determined on a fully diluted basis as of the Closing Date.

E.            Substantially concurrently with the issuance of the Purchased Interests, the Company expects to incur the Debt Financing (as defined below).

F.            The Company desires to use the proceeds from the issuance of the Purchased Interests and the Debt Financing to (i) repay and extinguish all intercompany amounts, including under the Intercompany Note and the Intercompany Revolver and (ii) distribute any remaining proceeds to the RHP Member in respect of its Class A Units in the Company.

G.            On or prior to the date hereof, and as a condition to the willingness of Purchaser and Purchaser Guarantor to enter into this Agreement, RHP Operating Partnership and the other parties thereto have executed the Senior Credit Facility Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties, intended to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified in this Article I.

“Accounting Principles” means the accounting policies, practices, methodologies, procedures, estimated techniques, management judgments and accounting line classifications set forth on Exhibit A.

“Acquisition Proposal” means any proposal, offer or indication of interest, whether or not in writing, from any Person or Persons (other than Purchaser or any of its Subsidiaries or Affiliates) relating to (i) any acquisition or purchase, in one or more transactions, of material assets or liabilities (including equity securities of any OEG Subsidiary) of the OEG Business, or any class of equity securities of the Company, or (ii) any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of the OEG Subsidiaries, in each case, pursuant to which any Person or the stockholders of any Person (other than the Persons owning securities of the Company on the date hereof and other than Ultimate Parent and its Subsidiaries) would directly or indirectly own securities of the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Closing Proceeds” means (i) the Estimated Purchase Price, plus (ii) the amount of the Debt Financing, plus (iii) the Company Pre-Closing Cash, minus (iv) the Balance Sheet Cash Amount, minus (v) the Estimated Company Transaction Expenses, plus (vi) the Purchaser Expense Sharing Amount.

“Ancillary Agreements” means the LLC Agreement, the Services Agreement, the Corporate Office Lease, the Field Shop Lease, the Cumberland Depot Lease, the Parking Lot Lease, agreements in connection with the WSM Arrangement and all other agreements, documents and instruments executed or to be executed or delivered pursuant hereto or in connection herewith.

“Base Amount” means (i) if the Block 21 Acquisition has closed as of the Closing and the Urban Outfitters Buy Out (as defined in the Block 21 PSA) (x) has been consummated prior to the closing of the Block 21 Acquisition, $1,415,000,000 or (y) has not been consummated prior to the closing of the Block 21 Acquisition, $1,410,000,000, and (ii) if the Block 21 Acquisition has not closed as of the Closing, $1,172,400,635.

“Balance Sheet Cash Amount” means $10,000,000.

“Block 21” means Block 21, a mixed-use entertainment, lodging, office and retail complex located in Austin, Texas.

“Block 21 Acquisition” means the acquisition of Block 21 pursuant to the Block 21 Purchase Agreement for a purchase price of approximately $260,000,000, in the aggregate, including the assumption of existing mortgage indebtedness.

“Block 21 Closing Payment” means the sum of (i) the aggregate cash payment pursuant to Section 5.03(a) of the Block 21 PSA, (ii) $15,000,000, and (iii) an amount equal to the Earnest Money (as defined in the Block 21 PSA) as of the date hereof and without giving effect to any amendment to the Block 21 PSA after the date hereof, except for amendments consented to by Purchaser pursuant to Section 5.1.

“Block 21 Equity Value Adjustment Amount” means $32,400,635.

“Block 21 Bank Accounts, Paneling and PIP Reserve” means (i) if the Block 21 Acquisition has closed prior to the Closing, the sum of the following amounts: (a) the aggregate cash amount actually funded and paid by Ultimate Parent and/or its applicable Affiliate prior to the Closing in respect of the funding of the hotel operating account for the Block 21 W Hotel; (b) the aggregate cash amount actually funded and paid by Ultimate Parent and/or its applicable Affiliate prior to the Closing in respect of the funding of the venue operating account; (c) the aggregate cash amount actually funded and paid by Ultimate Parent and/or its applicable Affiliate prior to the Closing in respect of the funding of the borrower operating account; (d) the aggregate cash amount actually funded and paid by Ultimate Parent and/or its applicable Affiliate prior to the Closing in respect of the funding of the property improvement plan; (e) the aggregate cash amount actually funded and paid by Ultimate Parent and/or its applicable Affiliate prior to the Closing in respect of the replacement of the aluminum composite paneling at the Block 21 W Hotel; (f) the aggregate cash amount actually funded and paid by Ultimate Parent and/or its applicable Affiliate prior to the Closing in respect of the funding of other reserve amounts required in connection with the Block 21 Acquisition and (g) the aggregate cash amount for legal and professional fees incurred and paid by Ultimate Parent and/or its applicable Affiliates in connection with the Block 21 Acquisition, but specifically excluding any legal and professional fees incurred and previously paid by Ultimate Parent and/or its applicable Affiliates in connection with the previously terminated acquisition of Block 21; provided that if the aggregate amount under this clause (i) exceeds $45,000,000, clause (i) shall be deemed to be $45,000,000, or (ii) if the Block 21 Acquisition has not closed prior to the Closing, $0.00.

“Block 21 Incremental Capital Contribution” means the product of (i) thirty percent (30%) and (ii) (a) the difference between the Block 21 Closing Payment and the Block 21 Equity Value Adjustment Amount, plus (b) the Block 21 Bank Accounts, Paneling and PIP Reserve.

“Block 21 Purchase Agreement” means (i) that certain Membership Interest Purchase Agreement, dated October 26, 2021, by and among an Affiliate of Stratus Properties, Inc. and Ultimate Parent, and (ii) that certain Purchase and Sale Agreement, dated October 26, 2021 (“Block 21 PSA”), by and among an Affiliate of Stratus Properties, Inc. and Ultimate Parent, in each case, as assigned by Ultimate Parent to the Company or a Subsidiary of the Company that will be an OEG Subsidiary.

“Block 21 Service Company” means Block 21 Service Company LLC, a Texas limited liability company.

“Business Day” means a day except a Saturday, a Sunday or other day on which the commercial banks in New York, New York are authorized or required by Legal Requirements to be closed.

“Cash” means all cash, cash equivalents, marketable securities of the Company and the OEG Subsidiaries, including checks and other wire transfers, credit card receivables, ACH transactions and drafts deposited or available for the account of the Company or OEG Subsidiaries, as applicable, and deposits in transit, to the extent deposits in transit are removed from accounts receivable and there is no double counting between Cash and Closing Net Working Capital (net of issued but uncleared checks, wire transfers and drafts of the Company and OEG Subsidiaries), and (i) inclusive of FF&E escrows of the Company (other than FF&E escrows associated with the Block 21 Acquisition) and surety bond arrangements, and (ii) excluding (x) any cash deposits with respect to real property leased by the Company and any OEG Subsidiaries, (y) any cash and cash equivalents associated with the Block 21 Acquisition, other than cash and cash equivalents of the Block 21 Service Company, and (z) the Block 21 Bank Accounts, Paneling and PIP Reserve, in each case, calculated in accordance with the Accounting Principles.

“Class A Unit” shall have the meaning ascribed to such term in the LLC Agreement.

“Closing Cash” means the amount of Cash of the Company and the OEG Subsidiaries outstanding as of the Closing, determined after giving effect to the transactions contemplated by this Agreement (including the repayment or extinguishment of the Intercompany Note and the Intercompany Revolver pursuant to Section 2.7, the payment of the Purchaser Expense Sharing Amount, the payment of all amounts at the Closing that would constitute Company Transaction Expenses if not paid at the Closing, and the making of the Distribution). For the avoidance of doubt, Closing Cash can be a negative amount; provided that if Closing Cash exceeds $30,000,000, Closing Cash shall be deemed to be $30,000,000. Closing Cash shall not include Cash from Circle Media, LLC f/k/a New Country Ventures, LLC (“Circle”).

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the OEG Subsidiaries and the Company (excluding Company Transaction Expenses) as of the Closing, determined after giving effect to the transactions contemplated by this Agreement (including the repayment or extinguishment of the Intercompany Note and the Intercompany Revolver pursuant to Section 2.7 and the incurrence of the Debt Financing and, if the Block 21 Acquisition has closed prior to the Closing, the assumption of Indebtedness in connection with the Block 21 Acquisition). Notwithstanding the foregoing, Closing Indebtedness does not include any liabilities actually taken into account in Closing Net Working Capital. Closing Indebtedness shall not include any Indebtedness of Circle.

“Closing Net Working Capital” means, without duplication for amounts included in Closing Cash, Closing Indebtedness and Company Transaction Expenses, (i) the current assets of the OEG Subsidiaries and the Company (other than Cash, cash in respect of the Earnest Money (as defined in the Block 21 PSA), and any income Tax assets or deferred Tax assets), minus (ii) the current liabilities, including any long-term deferred revenue and escheatment liabilities, of the OEG Subsidiaries and the Company (other than Indebtedness, any income Tax liabilities or deferred Tax liabilities and Company Transaction Expenses); provided that, if current deferred revenue for purposes of this clause (ii) is less than $21,000,000, such current deferred revenue shall be deemed to be $21,000,000 for purposes of determining Closing Net Working Capital, in each case, calculated and prepared in accordance with the Accounting Principles, and determined as of the Closing, after giving effect to the transactions contemplated by this Agreement. Closing Net Working Capital (i) shall not include any assets or liabilities of Circle and (ii) if the Block 21 Acquisition has been consummated prior to the Closing, shall include the current assets and current liabilities of the Block 21 Service Company, but not the current assets and current liabilities of any other Person acquired in connection with the Block 21 Acquisition.

“Closing Net Working Capital Adjustment” means (i) the Closing Net Working Capital, minus (ii) the Target Net Working Capital (which amount may be a positive or negative number).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collective Bargaining Agreement” means any legally binding agreement, memorandum of understanding or other contractual obligation between the Company or any OEG Subsidiary and any Union representing Company Employees.

“Company Approvals” means, any consent, license, permit, approval, waiver or authorization or Order of, filings with or any notification to any third Person or Governmental Body required as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Company Pre-Closing Cash” means the amount of Cash of the Company and its Subsidiaries outstanding as of immediately prior to the Closing, determined without giving effect to the transactions contemplated by this Agreement (including the repayment of all or any portion of the Intercompany Note and the Intercompany Revolver pursuant to Section 2.7 and the making of the Distribution).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Purchaser and Purchaser Guarantor immediately prior to the execution and delivery of this Agreement.

“Company Employee” means any employee who, as of any relevant time is an employee of the Company or any OEG Subsidiary.

“Company Intellectual Property” means any and all Intellectual Property that is owned, licensed, or Used by the Company or any OEG Subsidiary, including any and all (i) Company-Owned Intellectual Property and (ii) IP Licenses.

“Company-Owned Intellectual Property” means any and all Intellectual Property, including Scheduled Intellectual Property, that is owned by (or purported to be owned by) the Company or any OEG Subsidiary.

“Company Transaction Expenses” means, to the extent unpaid as of the Closing, determined after giving effect to the transactions contemplated by this Agreement, (i) all fees and expenses incurred or payable by or on behalf of the Company or the OEG Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements (including the Financing Fees) and the consummation of the transactions contemplated hereby and thereby; (ii) all fees and expenses incurred by the Company or the OEG Subsidiaries in connection with the negotiation of any similar transaction considered in alternative to such transactions, including any attorneys’ fees, investment banker fees, any fees or expenses incurred or payable in connection with the termination of any Related Party Agreements or intercompany balances required to be terminated pursuant to this Agreement; (iii) any retention, change of control, transaction, discretionary bonus, termination or similar bonuses, compensation and/or severance payments or similar payments or benefits, in each case, incurred or payable by the Company or any OEG Subsidiary in connection with the transactions contemplated hereby (including the employer portion of any payroll, social security, unemployment, or similar Taxes related thereto); (iv) any assignment, change in control, or similar fees payable under the express terms of any Contract as a result of the execution of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby; (v) one hundred percent (100%) of the premium and other costs of procuring the R&W Policy; (vi) all fees and expenses incurred by the Company and the OEG Subsidiaries in connection with the Block 21 Acquisition (including any fees and expenses that would constitute a Company Transaction Expense if the references to the transactions contemplated hereby instead referred to the Block 21 Acquisition and the references to this Agreement instead referred to the Block 21 Purchase Agreement and any other agreements related to the Block 21 Acquisition); and (vii) other amounts expressly identified herein as a Company Transaction Expense. For the avoidance of doubt, in no event shall Company Transaction Expenses be deemed to include any fees or expenses incurred by (i) Purchaser or Purchaser Guarantor or their respective Affiliates to any of their financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources or (ii) Ultimate Parent and its Subsidiaries (other than the Company and the OEG Subsidiaries) to any of the Ultimate Parent’s or its Subsidiaries’ (other than the Company and the OEG Subsidiaries) financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources, including the brokers fees referred to in Section 3.7.

“Competition Law” shall mean any Legal Requirement that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Contract” means any agreement, contract, note, bond, loan, instrument, debenture, mortgage, indenture, deed of trust, license, sublicense, lease, sublease or obligation.

“Corporate Office Lease” means the lease to be entered into by RHP Corporate Properties, LLC, a Delaware limited liability, as landlord, and Ryman Corporate Properties, LLC, a Delaware limited liability, as tenant, relating to the Owned Real Property located at One Gaylord Drive, Nashville, Tennessee.

“Covered Taxes” means, without duplication, any (i) Taxes of any Person (other than the Company or any OEG Subsidiary) for which the Company or any OEG Subsidiary is liable because the Company or any OEG Subsidiary was prior to Closing a member of an affiliated, consolidated, combined, unitary or other Tax group (other than a group of which the Company or any OEG Subsidiary is or was the parent), (ii) any Reorganization Taxes, and (iii) any Taxes attributable to the lodging business conducted by the Operating Partnership and its Subsidiaries, limited, in each case, to Taxes that are payable in cash after taking into account any Tax attribute (including any net operating loss) attributable to a Tax period ending on or prior to the Closing Date and, with respect to Reorganization Taxes, for a Tax period in which any of the transactions comprising the Reorganization occurred.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Tax Measure” means any applicable Legal Requirement enacted or issued by any Governmental Body with respect to any Tax matter in response to COVID-19 (including the Coronavirus Aid, Relief, and Economic Security Act) and any regulations, Order, or other administrative authority issued pursuant to any such applicable Legal Requirement or otherwise issued with respect to any Tax matter in response to COVID-19.

“Cumberland Depot Lease” means the sublease agreement to be entered into by Opryland Attractions, LLC, a Delaware limited liability company, as landlord, and Cumberland Depot, LLC, a Delaware limited liability company, as tenant, relating to the Owned Real Property located at 575 Opry Mills Drive, Nashville, Tennessee.

“Current Income Taxes” means the amount, which shall be no less than zero, of any accrued and unpaid Income Tax liabilities of the Company and the OEG Subsidiaries for a Tax period (or portion thereof) ending on or prior to the Closing Date, calculated (i) in a manner consistent with past practice and the Valuation Report, (ii) as of the end of the Closing Date assuming the Tax year of the Company and each Company Subsidiary ended on such date, (iii) taking into account any Tax refunds, estimated Tax payments, overpayments, or other Tax attributes (including, for the avoidance of doubt, any net operating losses), in each case, to the extent such refunds, payments, overpayments or other attributes actually reduce cash Taxes payable for such period.

“Debt Commitment Letter” means the commitment letter dated as of April 4, 2022, between OEG Borrower, LLC (a direct subsidiary of OEG Finance, LLC) and the Financing Sources party thereto (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letters).

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Deferred COVID-19 Taxes” payroll and other similar employment Taxes payable by the Company and the OEG Subsidiaries after the Closing Date which would have been payable by the Company or the OEG Subsidiaries on or prior to the Closing Date but for the deferral of such Taxes pursuant to any COVID-19 Tax Measure.

“Earnout Adjustment Amount” means a number of Class A Units equal to (i) (A) the Earnout Amount, divided by (B) the sum of (x) the Base Amount, (y) the Final Adjustment Amount and (z) $100,000,000; multiplied by (ii) the total number of Units of the Company outstanding as of immediately after giving effect to the Closing.

“Earnout Amount” means $30,000,000.

“Earnout Audited Financial Statements” means, for each Earnout Year, the audited, consolidated balance sheet of the Company and the OEG Subsidiaries as of December 31 of such Earnout Year and the related statements of income and cash flows of the Company and the OEG Subsidiaries for such Earnout Year.

“Earnout EBITDA” means the following for the applicable Earnout Year:

The Company’s consolidated net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated Affiliates caused by a decrease in the value of depreciated property or the Affiliate, and adjustments to reflect the Company’s share of EBITDAre of unconsolidated Affiliates, shall be equal to the Company’s “EBITDAre” for such applicable Earnout Year.

Adjusted EBITDAre shall then be calculated as the Company’s EBITDAre, plus to the extent the following adjustments (each of which, for the avoidance of doubt, can be a positive or negative number) occurred during the periods presented (and solely to the extent such adjustments are not already captured in the Company’s EBITDAre calculation):

(i)	Preopening costs (with the add back for preopening costs limited to direct costs and costs allocated using an activity-based costing methodology);

(ii)	Non-cash lease expense;

(iii)	Equity-based compensation expense;

(iv)	Impairment charges that were not calculated in EBITDAre above;

(v)	Credit losses on held-to-maturity securities;

(vi)	Any transaction costs of acquisitions consummated or unconsummated (with the add back with respect to transaction costs of acquisitions limited to third-party costs and direct, “hard” costs (e.g., travel, but not allocations of time);

(vii)	Loss on extinguishment of indebtedness;

(viii)	Pension settlement charges;

(ix)	Pro rata adjusted EBITDAre from unconsolidated joint ventures;

(x)	Pro rata adjusted EBITDAre for non-controlling interests in consolidated joint ventures; and

(xi)	Any other adjustments identified below.

The following shall apply to the calculation of the Company’s EBITDAre: interest expense shall be added back to net income net of interest income, and income tax expense shall be added back to net income net of income tax benefits, and sponsorship revenue shall be accounted for in a manner consistent with the Company’s audited financial statements for the year ended December 31, 2020.

The following will apply to the (or are additional) adjustments to the Company’s EBITDAre to calculate Adjusted EBITDAre:

(i)	Add back one-time gains and losses not captured in EBITDAre definition above;

(ii)	Add back amounts attributable to business disruption due to disasters including (x) earthquake, flooding, hurricane, tornado or other weather-related damage, (y) fire, arson, acts of war, sabotage or terrorism that results in damage to, or materially restricts the use of, any property of Ultimate Parent and its Subsidiaries, or (z) pandemic, epidemic or disease (other than any existing known variants of COVID-19 as of the date of this Agreement), net of any insurance recoveries. Normalization adjustment for “lost” Adjusted EBITDAre to be based on the latest unaffected forecast presented to the Board (as defined in the LLC Agreement), or if not available, the comparable prior-year Adjusted EBITDAre (for the comparable last twelve (12) month period);

(iii)	Add back amounts attributable to business disruption (e.g., closure, reduced capacity, and/or extraordinary/one-time costs) due to a planned major addition to or major renovation a venue of the Company or any of its Subsidiaries, which is approved by the Board and was not already included in the projection model provided to the Investor Member (as defined in the LLC Agreement) in connection with the negotiation of this Agreement (the “Projection Model”). Normalization adjustment for “lost” EBITDAre to be based on the latest unaffected forecast presented to the Board prior to the calculation of Earnout EBITDA, or if not available, the comparable prior-year Adjusted EBITDAre;

(iv)	Add pro forma adjustment so that the full trailing twelve (12)-month Adjusted EBITDAre of any acquisition target of any closed asset acquisition, stock acquisition, merger or any other form of business combination by which a Person or business becomes a Subsidiary of, or part of, the Company or any of its Subsidiaries (“M&A”) is reflected; provided, however, that M&A not contemplated in the Projection Model will be disregarded (consistent with the First EBITDA Threshold or Second EBITDA Threshold, as applicable);

(v)	The aggregate net addbacks to EBITDAre to calculate Adjusted EBITDAre (excluding (i) the trailing twelve (12)-month M&A impact addition, (ii) any add-backs of non-cash charges and/or losses, (iii) pro rata adjusted EBITDAre from unconsolidated joint ventures (which for the avoidance of doubt, can be a positive or negative number), and (iv) pro rata Adjusted EBITDAre related to non-controlling interests in consolidated joint ventures) shall be limited to thirty-percent (30%) of EBITDAre, calculated prior to giving effect to the aggregate net adjustments; and

(vi)	For the avoidance of doubt, the aggregate amount of actual capital expenditures will not result in any adjustments to EBITDAre or the First EBITDA Threshold or Second EBITDA Threshold, as applicable, regardless of whether such amount is greater than or less than the amounts contemplated in the Projection Model.

“Earnout Year” means, as applicable, the 12-month period ending December 31, 2023 or 2024.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by Ultimate Parent or any of its Subsidiaries (including the Company and the OEG Subsidiaries) for the current or future benefit of any current or former Company Employee or (y) for which the Company or any OEG Subsidiary has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Equity Interests” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, capital stock, partnership interests, joint venture interests and beneficial interests (whether equity or voting interests); and (c) any profits interests, warrants, options, stock appreciation rights, phantom equity interests, convertible or exchangeable securities, subscriptions, rights (including any preemption, redemption, repurchase or similar rights), calls, puts, rights of first offer, rights of first refusal or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Estimated Adjustment Amount” means Estimated Closing Cash, plus the Estimated Closing Net Working Capital Adjustment, minus Estimated Closing Indebtedness, minus Estimated Company Transaction Expenses, plus the Estimated Block 21 Bank Accounts, Paneling and PIP Reserve Amount.

“Estimated Block 21 Bank Accounts, Paneling and PIP Reserve Amount” means the Company’s good faith estimate of Block 21 Bank Accounts, Paneling and PIP Reserve as set forth on the Estimated Closing Statement.

“Estimated Closing Cash” means the Company’s good faith estimate of Closing Cash as set forth on the Estimated Closing Statement.

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the Closing Indebtedness as set forth on the Estimated Closing Statement.

“Estimated Closing Net Working Capital Adjustment” means the Company’s good faith estimate of the Closing Net Working Capital Adjustment as set forth on the Estimated Closing Statement.

“Estimated Company Transaction Expenses” means the Company’s good faith estimate of Company Transaction Expenses as set forth on the Estimated Closing Statement.

“Estimated Purchase Price” means an amount equal to the product of (i) thirty percent (30%) and (ii) an amount equal to the sum of the Base Amount and the Estimated Adjustment Amount.

“Federal Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC promulgated pursuant thereto, as the same may be amended from time to time.

“Field Shop Lease” means the sublease agreement to be entered into by the RHP Member, as landlord, and Grand Ole Opry, LLC, a Delaware limited liability company, as tenant, relating to the merchandise warehouse and field shop at 721 Opry Mills Drive, Nashville, Tennessee.

“Final Adjustment Amount” means Final Closing Cash, plus Final Closing Net Working Capital Adjustment, minus Final Closing Indebtedness, minus Final Company Transaction Expenses, plus the Final Block 21 Bank Accounts, Paneling and PIP Reserve Amount.

“Financing Fees” means (i) the fees, costs, and expenses incurred by the Company or any OEG Subsidiaries in connection with the Debt Financing, (ii) the fees, costs and expenses incurred by Purchaser and its Affiliates in connection with the Debt Financing and (iii) any fees, costs, and expenses incurred by the Company or any OEG Subsidiaries, Ultimate Parent or RHP Operating Partnership in connection with the Senior Credit Facility Amendment and the receipt of the certificates and instruments contemplated by Section 6.2(g) in respect of the Senior Indenture.

“Financing Sources” means the third party financial institutions providing the financing pursuant to the Debt Commitment Letter, their Affiliates and their respective directors, officers, agents, consultants, employees, attorneys and representatives, and their successors and assigns in such capacity.

“First EBITDA Threshold” has the meaning set forth in Exhibit B.

“Fraud” means actual, not constructive, fraud under Delaware Legal Requirements with regard to the representations and warranties set forth in this Agreement (as qualified by the Company Disclosure Letter), which involves a knowing and intentional misrepresentation of such representations or a knowing and intentional concealment of facts with respect to such representations, with the intent of inducing any other Person to enter into this Agreement upon which such other Person has relied (as opposed to any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory based on negligence or recklessness).

“Fundamental Representations” means the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4(a)(i), 3.7 and 3.23.

“GAAP” means United States generally accepted accounting principles and practices.

“Governmental Body” means any federal, state or local court, tribunal, administrative or regulatory department, agency or commission, arbitral or judicial body, or other governmental or administrative authority, domestic or foreign.

“Income Taxes” means any Tax imposed on or determined with reference to net income or profit.

“Indebtedness” of any Person means, without duplication, (a) indebtedness of such Person for borrowed money, whether current, short-term, secured or unsecured; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (c) all liabilities of such Person issued or assumed as the deferred purchase price of assets, property, goods or services (other than trade payables, accruals or similar liabilities incurred in the ordinary course of business), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (d) any unpaid earn-out obligations, deferred purchase price consideration, hold-backs or seller notes, (e) any liabilities for outstanding equity-based compensation that are required to be settled in cash, (f) accrued and unpaid severance obligations, (g) Current Income Taxes, (h) Deferred COVID-19 Taxes, (i) any liabilities of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (j) any liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under the Accounting Principles as capital leases, (k) any liabilities of such Person under any performance bond or letter of credit and or any bank overdrafts and similar charges, in each case, to the extent drawn or called, (l) any declared but unpaid dividends or other distributions payable, (m) if the Block 21 Acquisition has closed prior to the Closing, any indebtedness resulting from the Block 21 Acquisition that is not the type referred to in clauses (a) through (l), (n) all liabilities of the type referred to in clauses (a) through (i) of any Persons the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise (including under any “keep well” or similar arrangement), in each case, to the extent called upon, and (o) all obligations of the type referred to in clauses (a) through (i) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, “Indebtedness” shall not include (x) liabilities of such Person in respect of any operating or lease obligations (other than capital leases), or (y) any liabilities of such Person under any letters of credit, performance bonds, bankers’ acceptances, indemnities or similar obligations to the extent not drawn or payable. Indebtedness shall include (i) accrued interest and (ii) any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness (excluding, in each case, any such amounts owing in respect of the Debt Financing).

“Intellectual Property” means any and all worldwide intellectual property and similar proprietary rights, including any and all (a) patents (including utility, model, and design patents and certificates of invention, together with all additions, continuations, continuations-in-part, divisionals, renewals, reissues, extensions, revisions, reexaminations and substitutions, thereof) and inventions, whether patentable or not, and whether reduced to practice or not; (b) writings and other works (whether copyrightable or not), copyrights (whether or not registered), including all derivative works, renewals, extensions, reversions or restorations associated with such copyright, regardless of the medium of fixation or means of expression; (c) software, including computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, routing engines, and any and all specifications and enhancements related thereto and all copyrights therein, whether operational, or under development, including all object code, source code, data files, rules, databases (including any and all libraries and collections of data), compilations, tool sets, applets, compilers, assemblers, higher level or proprietary languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, operating procedures, technical manuals, user manuals and other documentation and materials related to or embodying any of the foregoing or on which any of the foregoing is recorded, whether in machine-readable form, programming language or any other language or symbols (“Software”); (d) any moral rights; (e) mask works; (f) trademarks, service marks, logos, designs, commercial symbols, trade names, brand names, trade dress, corporate names, rights of publicity and other source indicators (whether or not registered), and all goodwill related thereto (“Trademarks”); (g) domain names, Internet addresses and other computer identifiers, social media identifiers and accounts, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and similar rights and items; (h) confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, member lists, supplier lists, channel partner lists, pricing information, cost information, business manufacturing and production processes and techniques, business and marketing plans, designs, specifications, and blueprints; (i) other intellectual property and proprietary rights in any form or medium known or later devised; (j) copies and tangible embodiments of the foregoing and rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation associated with any of the foregoing; and (k) registrations and applications (including provisional applications), renewals, reissues, and extensions for any of the foregoing.

“Investment Transfer Taxes” means all Transfer Taxes resulting solely from the sale and issuance of the Purchased Interest by Company to the Purchaser (for the avoidance of doubt, other than Reorganization Taxes).

“IP Licenses” means (i) all licenses, sublicenses, covenants not to sue and other Contracts pursuant to which the Company or any OEG Subsidiary is authorized to Use or is granted any license or other rights with respect to any Company Intellectual Property (collectively, “In-Bound IP Licenses”); and (ii) all licenses, sublicenses, covenants not to sue and other Contracts pursuant to which any Person is authorized to Use or is granted a license or any other rights to any Company-Owned Intellectual Property (collectively, the “Out-Bound IP Licenses”).

“Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry, of Colin V. Reed, Mark Fioravanti, Scott Bailey, Scott Lynn or Grant Jarnigan, and, with respect to Purchaser, the actual knowledge, after reasonable inquiry, of Alexander Evans or Jackson Phillips; provided, however, that the inclusion of an individual in this definition shall not result in such individual incurring any personal liability for any representation or warranty in which “knowledge” is used, or otherwise under this Agreement.

“Legal Requirement” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, Order, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Body.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), easement, option to purchase, right of first refusal, license or other security interest of any kind or nature whatsoever.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, by and among RHP Member, the Company and Purchaser, the form of which is attached hereto as Exhibit C.

“Material Adverse Tax Law Change” shall mean an actual or proposed amendment, modification, addition or change in or to the provisions, or any judicial or official administrative interpretation (including any official interpretation by the IRS), of U.S. federal income tax law as in effect on the date hereof, the effect of which could reasonably be expected to cause the Ultimate Parent to fail to meet any requirement for qualification and taxation as a real estate investment trust under the Code or otherwise become subject to any material U.S. federal Tax liability pursuant to Section 857 of the Code, in each case, as a result of the transactions contemplated by this Agreement, which amendment, modification, addition or change shall have been enacted, promulgated, released, issued or proposed on or after the date hereof and on or prior to the Closing Date.

“OEG Business” means the business, operations, assets and activities of the “Entertainment” segment of Ultimate Parent and its Subsidiaries as of the Closing Date (as such segment is identified and presented in the Financial Statements) (specifically excluding any business conducted by the Company or any OEG Subsidiary transferred in connection with the Reorganization), including, the Grand Ole Opry, the Ryman Auditorium, WSM-AM (subject to the WSM Arrangement), Ole Red, Opry Productions, the Wildhorse Saloon, the General Jackson Showboat, Opry NextStage, Circle and, following the consummation of the Block 21 Acquisition, Block 21.

“OEG Subsidiary” means any Person that is a Subsidiary of the Company.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Body (in each case, whether temporary, preliminary or permanent).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Parking Lot Lease” means the sublease agreement to be entered into by RHP Operations OH, LLC, a Delaware limited liability company, as landlord, and Grand Ole Opry, LLC, a Delaware limited liability company, as tenant, relating to the real property being utilized as overflow parking for patrons of the Grand Ole Opry and customers of Opry Mills Mall.

“Permits” means any licenses, registrations, franchises, qualifications, approvals, authorizations, consents, permits or certificates of a Governmental Body.

“Permitted Liens” means, collectively: (a) Liens set forth in Section 1.1 of the Company Disclosure Letter or noted in the Financial Statements; (b) Liens for Taxes, assessments, and other governmental charges that are not yet due and payable, or the validity of which is being contested in good faith by appropriate proceedings for which reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (d) easements, covenants, conditions, restrictions, declarations, encumbrances, rights-of-way and encroachments of record; (e) zoning, building, entitlement, land use or other governmentally established restrictions or encumbrances regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the OEG Business and which would not reasonably be expected to materially impair the continued use and operation of such real property, as presently conducted; (f) pledges or deposits to secure obligations under workers or unemployment compensation Legal Requirements or similar Legal Requirements or to secure public or statutory obligations; (g) mechanic’s, materialman’s, supplier’s, vendor’s, landlord’s or similar statutory Liens arising or incurred in the ordinary course of business securing amounts that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (h) other imperfections of title, licenses, or encumbrances, if any, that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the OEG Business as presently conducted; (i) non-exclusive Out-Bound IP Licenses granted in the ordinary course of the OEG Business; and (j) all matters of record affecting any real property that would be shown on current surveys of the real property, revealed by physical inspection of the real property, or reflected in any printed exceptions as would otherwise appear on a title insurance policy; and (k) Liens, individually or in the aggregate, that do not and would not reasonably be expected to materially interfere with the OEG Business.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any claim, suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchaser Expense Sharing Amount” means an amount equal to the sum of (i) thirty percent (30%) of the Financing Fees referred to in clauses (i), (ii) and (iii) of the definition of Financing Fees and (ii) fifty percent (50%) of the premiums and other costs of procuring the R&W Policy.

“Purchaser Fundamental Representations” means the representations and warranties in Sections 4.1, 4.2, 4.3, 4.5, 4.6 and 4.9.

“Purchaser Material Adverse Effect” means, with respect to Purchaser or Purchaser Guarantor, any change, event, effect, development or occurrence, or circumstance that, individually or in the aggregate, would prevent, materially delay or materially impede the performance by such party of its obligations under this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

“Reorganization Taxes” means any Taxes attributable to, resulting from, or arising out of or in connection with the Reorganization.

“Second EBITDA Threshold” has the meaning set forth in Exhibit B.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Senior Credit Facility Amendment” means that certain Amendment No. 5 to Sixth Amended and Restated Credit Agreement among RHP Operating Partnership, as borrower, Ultimate Parent, the Subsidiaries of Ultimate Parent party thereto as guarantors and pledgors, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (the “Senior Credit Facility”).

“Senior Indentures” means (i) that certain Indenture dated as of February 17, 2021 in respect of 4.500% Senior Notes due 2029 among RHP Operating Partnership, RHP Finance Corporation, Ultimate Parent, the other guarantors party thereto and U.S. Bank National Association, as Trustee, and (ii) that certain Indenture dated as of September 19, 2021 in respect of 4.750% Senior Notes due 2027 among RHP Operating Partnership, RHP Finance Corporation, Ultimate Parent, the other guarantors party thereto and U.S. Bank National Association, as Trustee.

“Services Agreement” means the Services Agreement, by and among Ultimate Parent (solely as guarantor), the Company, OEG Borrower, LLC, and RHP Hotel Properties, LP, the form of which is attached hereto as Exhibit D.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (iii) that would be required to be consolidated in such party’s financial statements under GAAP as adopted (whether or not yet effective) in the United States. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership association or other business entity or is or controls the managing director, managing member or general partner (or equivalent) of such partnership, association or other business entity.

“Target Net Working Capital” means $(24,000,000) (a negative number).

“Tax” means any and all taxes of any kind, including, but not limited to, federal, state, local or foreign income (including taxes or other charges based upon, measured by, or otherwise related to income), gross receipts, license, payroll, employment, excise, severance, escheat, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” shall mean any Governmental Body responsible for the imposition, assessment or collection of any Tax.

“Tax Return” means any return, declaration, report, statement, information statement, and other documentation (including any related or supporting information or schedule) filed or required to be filed with respect to Taxes, including any supplement, amendment or claim for refund thereof.

“Tax Sharing Agreement” means any agreement providing for the sharing, allocation, or indemnification of Taxes (other than pursuant to any commercial Contract the primary purpose of which does not relate to Taxes entered into in the ordinary course of business).

“Transaction Material Adverse Effect” means any change, event, effect, development or occurrence, or circumstance, that individually or in the aggregate, (a) has had, would have or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, or results of operations of the Company and the OEG Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by any RHP Party (or any Affiliate thereof) of its respective obligations hereunder or under any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, in the case of the foregoing clause (a), none of the following shall be deemed (individually or in the aggregate) to constitute, and none of the following shall constitute or be taken into account in determining whether there has been, a Transaction Material Adverse Effect to the extent that such change, event, effect, development or occurrence or circumstance results from, arises out of, or relates to: (i) changes occurring in economic or political conditions or the credit, financial, banking, currency or capital markets in general, in each case in the United States or any foreign jurisdiction; (ii) changes occurring generally in, or generally affecting, the industries or the markets in which the Company, including the OEG Subsidiaries, conducts the OEG Business; (iii) changes resulting from the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby, including the effect of any of the foregoing on the relationship with, employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company and its Affiliates; (iv) changes resulting from the taking of any action required or expressly contemplated by this Agreement (other than actions described in clause (1) and (2) of Section 5.1(a)) or consented to by Purchaser in writing; (v) changes resulting from changes in Legal Requirements or Orders, or accounting requirements or principles (including GAAP), or any interpretation thereof, after the date hereof; (vi) changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (vii) changes in the credit rating of Ultimate Parent and its Subsidiaries, including the Company or any of the OEG Subsidiaries, to the extent attributable to the expected consummation of the transactions contemplated by this Agreement (provided, however, that this clause (vii) will not prevent a determination that any change, event, development, occurrence or circumstance underlying any such change (to the extent not otherwise excluded pursuant to the other exceptions in this definition) has resulted in a Transaction Material Adverse Effect); (viii) changes resulting from any hurricane, earthquake, flood or other natural disasters or acts of God; (ix) changes resulting from any epidemic, pandemic or disease outbreak (including COVID-19), or any Legal Requirement, directive, pronouncement or guideline issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); (x) changes resulting from any failure of the Company to meet financial forecasts, projections or estimates (provided that this clause (x) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Transaction Material Adverse Effect), or (xi) the failure to consummate the Block 21 Acquisition (provided, however, that this clause (xi) will not prevent a determination that any change, event, development, occurrence or circumstance underlying any such failure (to the extent not otherwise excluded pursuant to the other exceptions in this definition) has resulted in a Transaction Material Adverse Effect), except, with respect to clauses (i), (ii), (v), (vi) or (viii), to the extent that such change, event, effect, development or occurrence, or circumstance has a disproportionately adverse effect on the Company and the OEG Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company or the OEG Business operates.

“Transfer Taxes” means transfer, documentary, sales, use, registration, property or real property transfer or gains tax, stamp duty, excise tax, stock transfer tax, recording, and conveyancing, and other similar Taxes, duties levies, charges and fees, including any related penalties, interest or other additions with respect thereto (for the avoidance of doubt, not including any income Taxes or withholding Taxes).

“Use” or “Used” means to use, make, have made, develop, market, sell, offer to sell, import, transfer, practice, license (or sublicense), transmit, broadcast, reproduce, perform, display, modify, create derivative works based upon, distribute (electronically or otherwise), and disclose or otherwise exploit.

“Valuation Report” means the valuation report from Kroll Real Estate Advisory Group, dated as of February 17, 2022.

“WSM Arrangement” means, collectively, (i) the transfer immediately prior to the Closing of (x) an authorization issued by the Federal Communications Commission (“FCC”) to operate a radio station WSM-AM and (y) relevant assets of WSM-AM (or a new Subsidiary owning such assets) from an OEG Subsidiary to a Subsidiary of Ultimate Parent in which the Company holds no direct or indirect ownership interest (the “WSM Licensee”), (ii) the entry into and the performance of a Local Programming and Marketing Agreement between the applicable OEG Subsidiary and WSM Licensee substantially in the form set forth on Exhibit E (“LMA”), (iii) the entry into an Option Agreement between the applicable OEG Subsidiary and the WSM Licensee substantially in the form set forth in Exhibit F (“Option Agreement”), and (iv) the taking of any additional action, including, but not limited to, making any filing with, and obtaining any required prior approval of, the FCC and entering into any other agreement or executing any other documentation to effectuate the foregoing.

Other terms are as defined in this Agreement.

ARTICLE II
SALE AND TRANSFER OF PURCHASED INTERESTS; CLOSING

2.1           Sale and Transfer of Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell the Purchased Interests to Purchaser, and Purchaser hereby subscribes for and shall purchase the Purchased Interests from the Company.

2.2           Purchase Price. The aggregate consideration for the purchase of Purchased Interests shall be an amount equal to the product of (a) thirty percent (30%) and (b) an amount equal to the sum of (i) the Base Amount and (ii) the Final Adjustment Amount (the “Purchase Price”), as the Purchase Price may be subsequently increased by the payment of the Earnout Amount in accordance with Section 2.8.

2.3           Closing.

(a)            Closing of Sale of Purchased Interests. The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Interests (the “Closing”), will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee, 37201 at 10:00 a.m. (Central Time) no later than the third Business Day following the day on which the conditions set forth in Article VI have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (other than those conditions that, by their nature, may only be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at or prior to the Closing) or at such other time and day as the parties may mutually agree (such date that the Closing is to occur, the “Closing Date”).

(b)            Debt Financing. Subject to the satisfaction or waiver of each of the conditions to the Debt Financing, as set forth in the Debt Commitment Letter, the Company and RHP Operating Partnership shall use their reasonable best efforts to consummate the Debt Financing substantially concurrently with the Closing.

2.4           Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)            the Company shall deliver or cause to be delivered to Purchaser:

(i)            the LLC Agreement, duly executed by the RHP Member, the Company and Ultimate Parent;

(ii)            a copy of the Services Agreement, duly executed by Ultimate Parent, RHP Operating Partnership, the Company and OEG Borrower, LLC;

(iii)           a copy of the Corporate Office Lease, duly executed by RHP Corporate Properties, LLC and Ryman Corporate Properties, LLC;

(iv)          a copy of the Field Shop Lease, duly executed by the RHP Member and Grand Ole Opry, LLC;

(v)           a copy of the Cumberland Depot Lease, duly executed by Opryland Attractions, LLC and Cumberland Depot, LLC;

(vi)          a copy of the Parking Lot Lease, duly executed by RHP Operations OH, LLC and Grand Ole Opry, LLC; and

(vii)         the LMA and Option Agreement, duly executed by the WSM Licensee and Grand Ole Opry, LLC.

(b)           Purchaser shall deliver or cause to be delivered to the Company:

(i)            the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by the Company;

(ii)           the LLC Agreement, duly executed by Purchaser; and

(iii)            an amount equal to the Purchaser Expense Sharing Amount; provided that the Company shall notify Purchaser of the amount set forth in clause (i) of the definition of the Purchaser Expense Sharing Amount at the time the Estimated Closing Statement is delivered.

(c)            For purposes of this Agreement, the parties agree that at the Closing the following payments will be made in the following order (all of which shall be deemed to occur at the Closing): (i) the payment to the Company of the Purchaser Expense Sharing Amount by Purchaser, (ii) the payment to the Company of the Debt Financing by the applicable Financing Sources, (iii) the payment by the Company of all amounts that would constitute Company Transaction Expenses to the extent unpaid as of the Closing, (iv) the payment to the Company of the Estimated Purchase Price by Purchaser, (v) the repayment or extinguishment of the intercompany accounts owed by the Company or any of the OEG Subsidiaries to the Ultimate Parent or any of its Subsidiaries (other than the Company and the OEG Subsidiaries), including the Intercompany Note and the Intercompany Revolver pursuant to Section 2.7, and (vi) to the extent any funds are remaining thereafter, the making of the Distribution by the Company to the RHP Member.

2.5            Pre-Closing Actions. No later than five Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Purchaser a statement (the “Estimated Closing Statement”) setting forth in reasonable detail (i) the Estimated Closing Net Working Capital Adjustment, (ii) Estimated Closing Indebtedness, (iii) Estimated Block 21 Bank Accounts, Paneling and PIP Reserve Amount, (iv) Estimated Closing Cash, (v) Estimated Company Transaction Expenses and (vi) using the amounts set forth in the preceding clauses (i)-(v), the Company’s good faith estimate of the Estimated Purchase Price, together with reasonably detailed supporting or underlying documentation as may be reasonably requested by Purchaser (subject, if applicable, to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances). The Company shall consider in good faith any comments made by Purchaser with respect to the calculations set forth on the Estimated Closing Statement and, to the extent the Company agrees to any such comments, incorporate the same into the Estimated Closing Statement. The acceptance by Purchaser of the Estimated Closing Statement, shall not limit or otherwise affect Purchaser’s remedies under this Agreement, including Purchaser’s right to include such changes or other changes in the Closing Statement, or constitute an acknowledgement by Purchaser of the accuracy of the Estimated Closing Net Working Capital Adjustment, Estimated Closing Indebtedness, Estimated Block 21 Bank Accounts, Paneling and PIP Reserve Amount, Estimated Closing Cash, Estimated Company Transaction Expenses or the resulting Estimated Purchase Price.

2.6            Closing Statement.

(a)            As promptly as practicable, but no later than 90 days following the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a statement (the “Closing Statement”) setting forth in reasonable detail (i) the Company’s calculation of the Closing Net Working Capital Adjustment, (ii) the Company’s calculation of the Closing Indebtedness, (iii) the Company’s calculation of the Block 21 Bank Accounts, Paneling and PIP Reserve, (iv) the Company’s calculation of Closing Cash, (v) the Company’s calculation of Company Transaction Expenses and (vi) using the amounts set forth in the foregoing clauses (i)-(v), the Company’s calculation of the Purchase Price.

(b)            Objections Statement. Within 45 days after Purchaser’s receipt of the Closing Statement, Purchaser shall deliver, or cause to be delivered, to the Company and the RHP Member a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be limited to mathematical errors and calculations or determinations of amounts not in accordance with this Agreement. If Purchaser does not deliver, or cause to be delivered, an Objections Statement within such 45-day period, then the Closing Statement shall become final and binding upon all parties hereto; and any matter set forth in the Closing Statement that is not objected to by Purchaser in the Objections Statement shall become final and binding upon all parties hereto.

(c)            Dispute Resolution. If an Objections Statement is delivered within the applicable 45-day period specified by Section 2.6(b), then Purchaser and RHP Member shall negotiate in good faith for 15 days following the receipt of such Objections Statement to resolve such objections. Any such objections that Purchaser and RHP Member are unable to resolve during such 15-day period is referred to as a “Dispute”. After such 15-day period, any matter set forth in the Objections Statement that is not a Dispute shall become final and binding upon all parties hereto based on the resolution of such matter as agreed by RHP Member and Purchaser. If Purchaser and RHP Member are unable to resolve all objections during such 15-day period, then any Disputes, and only such Disputes, shall be resolved by KPMG International Cooperative (or if KPMG International Cooperative is unwilling to serve in this capacity, then to another nationally recognized certified public accounting firm upon which the RHP Member and Purchaser shall reasonably agree) (the “Accounting Firm”). If Disputes are submitted to the Accounting Firm for resolution, (A) Purchaser and the RHP Member will cooperate with the Accounting Firm during term of its engagement; (B) Purchaser and the RHP Member shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the Disputes as the Accounting Firm (subject to reasonable confidentiality restrictions and providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances) may request and that are available to that party or its agents and shall be afforded the opportunity to present to the Accounting Firm any material relating to the Disputes and to discuss the Disputes with the Accounting Firm (provided, that Purchaser and the RHP Member shall not, and shall each cause its representatives not to, engage in any ex parte communications with the Accounting Firm during the term of its engagement); (C) the determination by the Accounting Firm, as set forth in a notice to be delivered to both Purchaser and the RHP Member within thirty (30) days following the submission to the Accounting Firm of the Disputes, shall be final, binding and conclusive on the parties and shall be used in determining the Purchase Price Adjustment Amount; (D) the Accounting Firm shall make a final determination of such Purchase Price Adjustment Amount, based solely on the Disputes and, in resolving such Disputes, the Accounting Firm shall not assign to any item in dispute a value that is, as applicable (i) greater than the greatest value for such item assigned by Purchaser, on the one hand, or the RHP Member, on the other hand, or (ii) less than the smallest value for such item assigned by Purchaser, on the one hand, or the RHP Member, on the other hand; and (E) Purchaser and the RHP Member shall instruct the Accounting Firm to determine the allocation of the cost of the Accounting Firm’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the Disputes as originally submitted to the Accounting Firm (for example, should the Disputes total an amount equal to $1,000 and the Accounting Firm awards $600 in favor of the RHP Member’s position, sixty percent (60%) of the costs of the Accounting Firm in connection with providing the services contemplated by this Section 2.6(c) would be borne by Purchaser and forty percent (40%) of such costs would be borne by the RHP Member). Purchaser and the RHP Member shall each bear the fees, costs and expenses of their respective auditors, advisors, and other representatives incurred in connection with the determination and review of the Closing Statement and Objections Statement, as applicable.

(d)            Purchaser, on the one hand, and the Company, on the other hand, agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Net Working Capital Adjustment, Closing Indebtedness, Block 21 Bank Accounts, Paneling and PIP Reserve, Closing Cash and Company Transaction Expenses and in the conduct of the audits and reviews referred to in this Section 2.6, including the making available to the extent necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

(e)            For purposes of this Agreement, the “Purchase Price Adjustment Amount” means an amount equal to the Final Adjustment Amount minus the Estimated Adjustment Amount. If the Purchase Price Adjustment Amount is positive, then the Company shall pay or cause to be paid an amount equal to the Purchase Price Adjustment Amount to the RHP Member. If the Purchase Price Adjustment Amount is negative, then the RHP Operating Partnership shall cause the RHP Member to pay or cause to be paid an amount equal to the absolute value of the Purchase Price Adjustment Amount to the Company.

(f)            “Final Closing Net Working Capital Adjustment”, “Final Closing Indebtedness”, “Final Block 21 Bank Accounts, Paneling and PIP Reserve Amount”, “Final Closing Cash” and “Final Company Transaction Expenses” mean the Closing Net Working Capital Adjustment, Closing Indebtedness, Block 21 Bank Accounts, Paneling and PIP Reserve, Closing Cash and Company Transaction Expenses, in each case, (i) as shown in the Company’s calculation delivered pursuant to Section 2.6(a), if no Objections Statement with respect thereto is duly delivered pursuant to Section 2.6(b); or (ii) if such an Objections Statement is delivered, (A) as agreed by the Company and Purchaser pursuant to Section 2.6(c) or (B) in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 2.6(c).

(g)            Any payment pursuant to Section 2.6 shall be made at a mutually convenient time and place within 10 days after the Purchase Price Adjustment Amount has been determined, by delivery by the Company or the RHP Member, as the case may be, of cash by wire transfer of immediately available funds to the bank account designated by the party entitled to such payment, which notice shall be delivered no later than two Business Days prior to the date such payment is to be made (or if not so designated, then by certificate or official bank check payable in immediately available funds to the order of the party entitled to such payment in such amount).

2.7            Company Use of Proceeds. At the Closing, the Company shall use the Aggregate Closing Proceeds to first repay and extinguish all intercompany amounts, including the Intercompany Note and the Intercompany Revolver, in each case, together with any accrued and unpaid interest thereon as of the Closing, to make other payments contemplated by Section 2.4(c), and thereafter any remaining Aggregate Closing Proceeds shall be distributed to the RHP Member in respect of its Class A Units in the Company (the “Distribution”). To the extent that the Aggregate Closing Proceeds are insufficient to satisfy all amounts due under the Intercompany Note and/or the Intercompany Revolver at the Closing, RHP Operating Partnership shall cause the unpaid portion of the Intercompany Note and/or the Intercompany Revolver to be contributed to the capital of the Company in exchange for the issuance of additional membership interests to the RHP Member, which membership interests shall, together with RHP Member’s existing membership interests, represent no greater than seventy percent (70%) of the membership interests of the Company, as determined on a fully diluted basis after taking into account all of the transactions contemplated by this Agreement, and the Intercompany Note and the Intercompany Revolver shall be of no further effect; provided that, following any such issuance of additional membership interests to the RHP Member, Purchaser shall continue to hold membership interests representing thirty percent (30%) of the membership interests of the Company, as determined on a fully diluted basis after taking into account all of the transactions contemplated by this Agreement.

2.8            Contingent Consideration.

(a)            If the Final Earnout EBITDA for the Earnout Year ending on December 31, 2023 equals or exceed the First EBITDA Threshold, (i) immediately prior to the payment by Purchaser contemplated by the following clause (ii), the Class A Units of Purchaser shall be decreased by, and the RHP Member’s Class A Units shall be increased by, the Earnout Adjustment Amount with deemed retroactive effect as of Closing (the “Earnout Class A Unit Adjustment”) and, (ii) the Purchaser shall purchase from the RHP Member, and the RHP Member shall sell to the Purchaser, at the time and in the manner set forth in Section 2.8(d), a number of Class A Units equal to the Earnout Adjustment Amount for an amount in cash equal to the Earnout Amount (the “Earnout Class A Unit Purchase”, together with the Earnout Class A Unit Adjustment, the “Earnout Transactions”), such that the net effect of the Earnout Transactions is the receipt of the Earnout Amount by the RHP Member without any ultimate change in either the number of Class A Units owned by the RHP Member or the Purchaser or the amount of any distributions by the Company to which any Person is entitled following the Closing. If the Final Earnout EBITDA for the Earnout Year ending on December 31, 2023 is less than the First EBITDA Threshold, no Earnout Transactions shall be required and no amount shall be payable, in each case, pursuant to this Section 2.8(a).

(b)            If the Earnout Transactions are not required pursuant to Section 2.8(a) and the Final Earnout EBITDA for the Earnout Year ending on December 31, 2024 equals or exceeds the Second EBITDA Threshold, Purchaser and the RHP Member shall be required to effect the Earnout Transactions at the time and in the manner set forth in Section 2.8(d). If the Final Earnout EBITDA for the Earnout Year ending on December 31, 2024 is less than the Second EBITDA Threshold or the Earnout Transactions are required pursuant to Section 2.8(a), no Earnout Transactions shall be required and no amount shall be payable, in each case, pursuant to this Section 2.8(b). For the avoidance of doubt, the Earnout Amount shall be payable no more than once.

(c)            Earnout Statement; Review of Earnout Statement; Disputes.

(i)            Within 120 days following completion of the Company’s annual financial statements audit following the end of each Earnout Year (except for the Earnout Year ending on December 31, 2024 if the Earnout Transactions are required pursuant to Section 2.8(a) or Section 2.8(b)), the Company shall deliver to Purchaser a statement setting forth the Company’s calculation of Earnout EBITDA for such Earnout Year (each, an “Earnout Statement”), together with the Earnout Audited Financial Statements for such Earnout Year.

(ii)            If Purchaser objects to numerical inaccuracies in the calculation of the Earnout EBITDA reflected in the Earnout Statement for any Earnout Year or believes that the Earnout EBITDA reflected in the Earnout Statement for any Earnout Year was not prepared in accordance with the terms of this Agreement, Purchaser may, within 45 days after receipt of each of such Earnout Statement and the Earnout Audited Financial Statements for such Earnout Year, deliver a notice (an “Earnout Dispute Notice”) to the Company and the RHP Member disagreeing with such calculation, specifying in reasonable detail the nature of and basis for such dispute and setting forth Purchaser’s calculation of Earnout EBITDA for such Earnout Year. If Purchaser does not deliver, or cause to be delivered, an Earnout Dispute Notice with respect to any Earnout Statement within such 45-day period, then such Earnout Statement shall become final and binding upon all parties hereto; and any matter set forth in such Earnout Statement that is not objected to by Purchaser in the Earnout Dispute Notice shall become final and binding upon all parties hereto.

(iii)            If an Earnout Dispute Notice is delivered within the applicable 45-day period specified by Section 2.8(c)(ii), then Purchaser and the RHP Member shall negotiate in good faith for 15 days following the receipt of such Earnout Dispute Notice to resolve such objections. Any such objections that Purchaser and the RHP Member are unable to resolve during such 15-day period is referred to as an “Earnout Dispute”. After such 15-day period, any matter set forth in the Earnout Dispute Notice that is not an Earnout Dispute shall become final and binding upon all parties hereto based on the resolution of such matter as agreed by the RHP Member and Purchaser. If Purchaser and the RHP Member are unable to resolve all objections during such 15-day period, then any Earnout Disputes, and only such Earnout Disputes, shall be resolved by KPMG International Cooperative (or if KPMG International Cooperative is unwilling to serve in this capacity, then to another nationally recognized certified public accounting firm upon which the RHP Member and Purchaser shall reasonably agree) (the “Independent Earnout Referee”). If Earnout Disputes are submitted to the Independent Earnout Referee for resolution, (A) Purchaser and the RHP Member will cooperate with the Independent Earnout Referee during term of its engagement; (B) Purchaser and the RHP Member shall furnish or cause to be furnished to the Independent Earnout Referee such work papers and other documents and information relating to the Earnout Disputes as the Independent Earnout Referee may request (subject to reasonable confidentiality restrictions and providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances) and that are available to that party or its agents and shall be afforded the opportunity to present to the Independent Earnout Referee any material relating to the Earnout Disputes and to discuss the Earnout Disputes with the Accounting Firm (provided, that Purchaser and the RHP Member shall not, and shall each cause its representatives not to, engage in any ex parte communications with the Independent Earnout Referee during the term of its engagement); (C) the determination by the Independent Earnout Referee, as set forth in a notice to be delivered to both Purchaser and the RHP Member within thirty (30) days following the submission to Independent Earnout Referee of the Earnout Disputes, shall be final, binding and conclusive on the parties and shall be used in determining the Earnout EBITDA for the applicable Earnout Year; (D) the Independent Earnout Referee shall make a final determination of such Earnout EBITDA for the applicable Earnout Year, based solely on the Earnout Disputes and, in resolving such Earnout Disputes, the Independent Earnout Referee shall not assign to any item in dispute a value that is, as applicable (i) greater than the greatest value for such item assigned by Purchaser, on the one hand, or the RHP Member, on the other hand, or (ii) less than the smallest value for such item assigned by Purchaser, on the one hand, or the RHP Member, on the other hand; and (E) Purchaser and the RHP Member shall instruct the Independent Earnout Referee to determine the allocation of the cost of the Independent Earnout Referee’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the Earnout Disputes as originally submitted to the Independent Earnout Referee (for example, should the Earnout Disputes total an amount equal to $1,000 and the Independent Earnout Referee awards $600 in favor of the RHP Member’s position, sixty percent (60%) of the costs of the Accounting Firm in connection with providing the services contemplated by this Section 2.8(c) would be borne by Purchaser and forty percent (40%) of such costs would be borne by the RHP Member). Purchaser and the RHP Member shall each bear the fees, costs and expenses of their respective auditors, advisors, and other representatives incurred in connection with the determination and review of the Earnout Statement and Earnout Dispute Notice, as applicable.

(iv)            Purchaser, on the one hand, and the Company, on the other hand, agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of each Earnout Statement and the calculation of Earnout EBITDA and in the conduct of the reviews referred to herein, including the making available to the extent necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances). The Company and its Representatives shall reasonably cooperate with Purchaser and its Representatives in connection with its review of the Earnout Statement and other reasonable requests by Purchaser in connection therewith.

(v)            “Final Earnout EBITDA” means, with respect to any Earnout Year, Earnout EBITDA for such Earnout Year (i) as shown in the Company’s calculation delivered pursuant to Section 2.8(c)(i), if no Earnout Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c)(ii); or (ii) if such an Earnout Dispute Notice is delivered, (A) as agreed by the Company and Purchaser pursuant to Section 2.8(c)(iii) or (B) in the absence of such agreement, as shown in the Independent Earnout Referee’s calculation delivered pursuant to Section 2.8(c)(iii).

(d)            Timing of Payment of Earnout Transactions. If the Earnout Transactions for any Earnout Year are required pursuant to Section 2.8(a) or Section 2.8(b), then promptly prior to the payment of the Earnout Amount by Purchaser pursuant to the next sentence, the Company shall update the Schedule A of the LLC Agreement to reflect the Earnout Class A Unit Adjustment. Within ten days following the determination of Final Earnout EBITDA, Purchaser shall pay the Earnout Amount to the RHP Member in cash by wire transfer of immediately available funds to the bank account designated by the RHP Member (or if not so designated, then by certificate or official bank check payable in immediately available funds to the order of the RHP Member in such amount) in exchange for a number of Class A Units equal to the Earnout Adjustment Amount, which Class A Units shall be transferred by the RHP Member free and clear of any Liens to the Purchaser at the time the Earnout Amount is received by the RHP Member and the Company shall update Schedule A of the LLC Agreement to reverse the effect of the Earnout Class A Unit Adjustment and provide proof thereof to the Purchaser, such that each of the Purchaser and the RHP Member will own the same number of Class A Units immediately after the Earnout Transactions as were owned by them immediately before the Earnout Transactions. For the avoidance of doubt, nothing in this Section 2.8 shall affect the amount of any distributions to which any Person is entitled following the Closing and prior to the payment of the Earnout Amount pursuant to this Section 2.8(d).

2.9            Block 21 Incremental Capital Contribution. If the Block 21 Acquisition has not closed as of the Closing, the Company shall provide to Purchaser written notice of the anticipated closing of the Block 21 Acquisition no less than ten Business Days prior to the expected closing date (the “Block 21 Closing Notice”), which notice shall set forth in reasonable detail (i) the Block 21 Closing Payment and (ii) a calculation of the Block 21 Incremental Capital Contribution. On the date of the closing date of the Block 21 Acquisition, Purchaser shall pay to the Company the Block 21 Incremental Capital Contribution by wire transfer of immediately available funds to an account designated by the Company. Not less than one Business Day prior to the closing date of the Block 21 Acquisition, the Company shall provide Purchaser with written confirmation that such closing will occur on the next Business Day and shall coordinate with Purchaser and provide such information as reasonably required by Purchaser to enable Purchaser to release the wire transfer with respect to the Block 21 Incremental Capital Contribution at substantially the same time as Ultimate Parent or its applicable Affiliate releases the wire transfer with respect to the Block 21 Closing Payment. If the Block 21 Acquisition has not closed as of the Closing, Ultimate Parent shall not permit or otherwise allow any Contract related to the Block 21 Acquisition to be modified or amended in any manner that is materially adverse to Purchaser without Purchaser’s consent, except as contemplated by Section 5.1 of the Company Disclosure Letter.

2.10            Withholding. Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code or other applicable Legal Requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE RHP PARTIES

Except as set forth in the Company Disclosure Letter (it being agreed that the Company Disclosure Letter shall be arranged in sections corresponding to the Sections of this Agreement, and the disclosure of an item in one section or subsection of the Company Disclosure Letter shall be deemed disclosed in any other section or subsection of the Company Disclosure Letter to the extent that the relevance of such disclosure is reasonably apparent), the RHP Parties hereby represent and warrant to Purchaser as of the date hereof that:

3.1            Organization and Good Standing. Each of the RHP Parties and the OEG Subsidiaries is a corporation or limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the Legal Requirements of the jurisdiction of its organization, except where the failure to be in good standing would not reasonably be expected to be, individually or in the aggregate, material to the OEG Business, and has the requisite corporate or other entity power and authority under the Legal Requirements of its state of formation to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the RHP Parties and the OEG Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the OEG Business. The Company has provided to Purchaser true and correct copies of the certificate or articles of incorporation, limited liability company agreement and bylaws (or comparable governing documents) of each of the Company and the OEG Subsidiaries, in each case, as in effect on the date of this Agreement. Such certificate or articles of incorporation and bylaws or limited liability company agreement (or comparable governing documents) are in full force and effect.

3.2            Capitalization of the Company and OEG Subsidiaries.

(a)            RHP Member is the sole member and owner of record of the issued and outstanding Equity Interests of the Company, free and clear of any Liens (other than under the Intercompany Note or applicable securities laws or as provided in the governing documents of the Company). Upon entry into the LLC Agreement and Purchaser’s payment of the Purchase Price at the Closing, Purchaser shall acquire valid title to the Purchased Interests, free and clear of any Liens (other than Liens imposed by Purchaser or under applicable securities laws or as provided in the LLC Agreement). Other than the Purchased Interests, and other than as provided in the LLC Agreement, as of the Closing, there will be no outstanding (i) Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for Equity Interests of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any Equity Interests of the Company, or securities convertible into or exchangeable for Equity Interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no, outstanding obligations of any OEG Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Equity Interests of the Company will be as of Closing duly authorized, validly issued and were not issued in violation of any rights of first refusal, preemptive rights or similar rights.

(b)            Except for the Equity Interests of Circle and any entities owned or controlled by Circle, as of the date of this Agreement and as of the Closing, the outstanding Equity Interests of each OEG Subsidiary, are directly or indirectly owned by the Company, free and clear of any Liens (other than Permitted Liens or as a result of the Financing Agreements or under applicable securities laws or as provided in the governing documents of such OEG Subsidiary).

(c)            Each OEG Subsidiary is set forth on Section 3.2(c) of the Company Disclosure Letter. The Company has no Subsidiaries other than the OEG Subsidiaries. There are no outstanding options or other rights to acquire from any OEG Subsidiary, or other obligation of any such OEG Subsidiary to issue, any Equity Interests of any OEG Subsidiary or securities convertible into or exchangeable for Equity Interests of any such OEG Subsidiary. Except as contemplated by this Agreement, there are no outstanding obligations of the Company or any OEG Subsidiary to repurchase, redeem or otherwise acquire any outstanding Equity Interests of any OEG Subsidiary. All of the outstanding Equity Interests of the OEG Subsidiaries (a) have been duly authorized and validly issued and were issued in compliance with all applicable state and federal securities laws and (b) were not issued in violation of any rights of first refusal, preemptive rights or similar rights. As of the Closing, the Company does not own, directly or indirectly, any Equity Interests of any Person other than the OEG Subsidiaries and Circle.

3.3            Authority. Each RHP Party has all necessary corporate or entity power and authority under the Legal Requirements of its state of formation to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each RHP Party of each of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized on the part of such RHP Party, and no other corporate or entity proceedings on the part of the RHP Parties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which the Company or any of its Affiliates (including the OEG Subsidiaries) is a party constitutes or when executed and delivered will constitute, subject to the valid and binding execution of each other party thereto, a valid and binding obligation of the Company and its applicable Affiliates, enforceable against the Company or such Affiliate in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Legal Requirements affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”).

3.4            No Conflict.

(a)            The execution and delivery of this Agreement and the Ancillary Agreements by the RHP Parties (or any of their Affiliates) does not and the consummation by the RHP Parties (or such Affiliates) of the transactions contemplated hereby and thereby will not (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement (or comparable governing documents) of the RHP Parties or such Affiliates or (ii) assuming (A) that all Company Approvals set forth in Section 3.4(a) of the Company Disclosure Letter have been obtained, (B) any applicable filing requirement under any Competition Law or Federal Communications Laws have been made and any waiting periods in connection therewith have terminated or expired, and (C) compliance with, and filings under, any applicable requirements of the Federal Communications Laws, (x) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any OEG Subsidiary or to a loss of any benefit to which the Company or any OEG Subsidiary is entitled under, any provision of any Contract binding upon the Company or any OEG Subsidiary, (y) result in the creation of any Lien, other than a Permitted Lien, upon any of the respective properties or assets of the Company or any OEG Subsidiary under, any Contract to which the Company or any of the OEG Subsidiaries is a party, or by which it or they or any of their respective properties or assets are bound or affected or (z) conflict with or violate any Legal Requirements applicable to the RHP Parties or any of their Affiliates or any of their respective properties or assets, other than, in the case of clause (ii), any such violation, conflict, loss, default, right or Lien that would not reasonably be expected to be, individually or in the aggregate, material to the OEG Business.

(b)            The execution and delivery of this Agreement and the Ancillary Agreements by the RHP Parties or any of their Affiliates does not, and the performance of this Agreement and the Ancillary Agreements and of the transactions contemplated hereby and thereby by the RHP Parties or any of their Affiliates will not, assuming (A) that all Company Approvals set forth on Section 3.4(a) of the Company Disclosure Letter have been obtained, and (B) compliance with, and filings under, any applicable requirements of the Federal Communications Laws, require any consent of, filing with, or notification to, any Person, by the Company or any of the OEG Subsidiaries, except where failure to obtain such consents or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to be material to the OEG Business.

3.5            Financial Statements; Undisclosed Liabilities.

(a)            Section 3.5(a) of the Company Disclosure Letter sets forth true, complete and correct copies of: (i) the audited combined balance sheet of the OEG Business, a carve-out of Ultimate Parent, as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations of the Company for the fiscal years then ended (the “Audited Financial Statements”); and (ii) the unaudited combined balance sheet of the Company as of September 30, 2021 (the “Balance Sheet Date” and such balance sheet, the “Most Recent Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)            There shall be no Closing Indebtedness or Company Transaction Expenses, in each case, as of the Closing (after giving effect to the transactions contemplated hereby), other than as reflected in Closing Indebtedness or Company Transaction Expenses taken into account in the Purchase Price or as would not reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect.

(c)            Ultimate Parent and its Subsidiaries have, with respect to the OEG Business, in all material respects (i) maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the preparation and fair presentation of the Financial Statements that are free from material misstatement and (ii) implemented reasonable disclosure controls and procedures designed to ensure that material information that could have a material effect on the Financial Statements is made known to the management of the OEG Business.

(d)            No auditor has withdrawn, or has stated in writing to Ultimate Parent or any of its Subsidiaries an intention to withdraw, any audit opinion contained in the Financial Statements, and neither Ultimate Parent nor any of its Subsidiaries has determined that it will or must restate any Financial Statements.

(e)            The Financial Statements (i) are derived from the books and records of the Company and the OEG Subsidiaries, (ii) have been prepared in accordance with GAAP (except that the Interim Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material) and (iii) fairly present, in all material respects, the financial position of the OEG Business and the consolidated results of operations of the OEG Business as of the respective dates thereof and for the periods covered thereby, except for the fact that the Company has not historically operated as a separate standalone entity and has received certain allocated charges and credits, which allocations may not accurately reflect the amounts that would have resulted from arms’ length transactions or the actual costs that would have been incurred if the Company and its Subsidiaries had been independently operated during such periods.

(f)            Except as set forth on Section 3.5(f) of the Company Disclosure Letter, neither the Company nor any OEG Subsidiary has any material liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities (a) specifically reflected or reserved against as liabilities in the Most Recent Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date (it being understood that in no event shall any liability resulting from tortious conduct, infringement, violations of any applicable Legal Requirement or breach of Contract be deemed to have been incurred in the ordinary course of business), (c) in respect of transaction expenses or incurred in connection with the transactions contemplated hereby or the Debt Financing to the extent included as a Company Transaction Expense to the extent not paid at the Closing and (d) that would not reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect. Neither the Company nor any OEG Subsidiary has any material liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising out of or related to any business (including the conduct and activities of any business) of Ultimate Parent or its Subsidiaries (excluding the Company and any OEG Subsidiary) other than the OEG Business (and the conduct and activities of the OEG Business), except for liabilities (x) pursuant to the Intercompany Note and the Intercompany Revolver, as set forth on Section 5.10 of the Company Disclosure Letter or intercompany amounts that will be satisfied at Closing pursuant to Section 2.7, or (y) pursuant to the Services Agreement or any other Ancillary Agreement.

(g)            Circle does not have any indebtedness for borrowed money.

3.6            Taxes.

(a)            All income and other material Tax Returns required to be filed by the Company or the OEG Subsidiaries or with respect to the assets held for use in the OEG Business have been timely filed (taking into account any extensions of time in which to file). All such Tax Returns were true, correct and complete in all material respects.

(b)            All Taxes required to have been paid by the Company or the OEG Subsidiaries or with respect to the assets held for use in the OEG Business (regardless of whether or not such Taxes are related to, shown on or required to be shown on any Tax Return) have been paid or will be timely paid by the due date thereof;

(c)            No material claim has ever been made in writing (or otherwise, to the Knowledge of the Company) by a Tax Authority in a jurisdiction where the Company or any of the OEG Subsidiaries does not file a specific type of Tax Returns that the Company or any OEG Subsidiary is or may be subject to taxation by that jurisdiction (or is otherwise required to file such type of Tax Return).

(d)            The Company and each of the OEG Subsidiaries has deducted, withheld and paid to the appropriate Tax Authority all material Taxes required to be deducted, withheld or paid. The Company and each of the OEG Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable Legal Requirements.

(e)            There is no pending material dispute, audit or claim, including any deficiency claim or proposed adjustment, concerning any material Tax liability of the Company or any of the OEG Subsidiaries or with respect to the assets held for use in the OEG Business that has been claimed or raised by any Tax Authority in writing.

(f)            There are no outstanding Liens for Taxes other than Permitted Liens on the assets held for use in the OEG Business.

(g)            None of the Company or the OEG Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any material Taxes or Tax Returns related to the Company or any OEG Subsidiary and no extensions of the time to file any Tax Return have been executed on behalf of the Company or any OEG Subsidiary.

(h)            None of the Company or the OEG Subsidiaries has received or requested any written ruling of a Tax Authority relating to Taxes and has not entered into any closing agreement with a Tax Authority.

(i)            None of the Company or the OEG Subsidiaries is a party to or bound by any Tax Sharing Agreement. None of the Company or any OEG Subsidiaries has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than a group of which the Company or any OEG Subsidiary was the parent). None of the Company or the OEG Subsidiaries has liability for Taxes of any other Person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Legal Requirements, or as a transferee or successor.

(j)            None of the Company or the OEG Subsidiaries is, or has been since its formation, resident for Tax purposes in any country other than the United States.

(k)            None of the Company or the OEG Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous provisions of state, local or non-U.S. Legal Requirements.

(l)            None of the Company or the OEG Subsidiaries will be required to include any material income in, or exclude any material deduction from, taxable income or pay any material Taxes in any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any adjustment pursuant to Code Section 481 (or any corresponding or similar provision of state, local, or non-U.S. applicable Legal Requirements), in each case, for any Tax period ending on or before the Closing Date (and the portion of any Tax period ending on (and including) the Closing Date), (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. applicable Legal Requirements) executed on or prior to the Closing Date, (iii) installment sale, open transaction, or similar disposition made on or prior to the Closing Date, (iv) any intercompany transaction occurring at or prior to the Closing Date or excess loss account in existence at the Closing Date described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision state, local, or non-U.S. applicable Legal Requirements), but only to the extent that the recognition of such deferred intercompany gains or excess loss accounts would result in gain or income to the Company and the OEG Subsidiaries in excess of the income and gain that would have been recognized in such period in the absence of such intercompany transaction or transactions giving rise to such excess loss accounts or (v) any ownership of “United States property” (as defined in Code Section 956(c)) on or prior to the Closing Date by any OEG Subsidiary that is a “controlled foreign corporation” (within the meaning of Code Section 957(a)).

(m)            None of the Company or the OEG Subsidiaries (i) has deferred any Taxes under any COVID-19 Tax Measure or (ii) will be required to pay any Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken (including the non-payment of a Tax) on or prior to the Closing Date in accordance with any COVID-19 Tax Measure.

3.7            Brokers and Finders’ Fees. Except for Morgan Stanley & Co. LLC, whose fees and expenses and other amounts payable will be paid by Ultimate Parent or a Subsidiary of Ultimate Parent (other than the Company or any OEG Subsidiary), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the RHP Parties or any of their Affiliates that is entitled to any fee or commission in connection with the transactions contemplated hereby.

3.8            Absence of Changes. Since the Balance Sheet Date and except as expressly contemplated hereby or by the Ancillary Agreements or set forth on Section 3.8 of the Company Disclosure Letter, (a) Ultimate Parent and its Subsidiaries have, in all material respects, conducted the OEG Business and operated their properties relating to the OEG Business in the ordinary course of business consistent with past practice, (b) there has not been any Transaction Material Adverse Effect, and (c) neither Ultimate Parent nor any of its Subsidiaries has taken any action in respect of the OEG Business, which if taken after the date hereof, would require the consent of Purchaser pursuant to Sections 5.1(b)(i) through (xix), and as to which Purchaser has not consented.

3.9            Legal Compliance.

(a)            Since January 1, 2019, Ultimate Parent and its Subsidiaries have complied, and are in compliance, in all material respects, with all Legal Requirements applicable to the OEG Business, the Company, the OEG Subsidiaries and the Company’s and OEG Subsidiaries’ respective properties and assets. Since January 1, 2019, neither Ultimate Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice from any Governmental Body regarding any actual or alleged material violation of, or material failure to comply with, any Legal Requirements applicable to the Company or the OEG Subsidiaries or any of their respective assets or properties or any Proceeding related thereto. There are no pending Proceedings by a Governmental Body pertaining to Ultimate Parent’s or its Subsidiaries’ non-compliance with, or violation of, any such Legal Requirements with respect to the Company or the OEG Business, except as would not reasonably be expected to be material to the OEG Business.

(b)            Each of the Company and the OEG Subsidiaries hold and, since January 1, 2019 have held, all material Permits necessary for the lawful conduct of the OEG Business (the “Material Permits”). Since January 1, 2019, the Company and the OEG Subsidiaries have complied, and are in compliance, in all material respects, with all requirements of the Material Permits. Each Material Permit is in full force and effect. Since January 1, 2019, neither Ultimate Parent nor any of its Subsidiaries has received written, or to the Knowledge of the Company, oral notice from any Governmental Body of any pending or threatened, suspension, withdrawal or cancellation of a Material Permit.

3.10            Real Property.

(a)            Section 3.10(a) of the Company Disclosure Letter sets forth a list of the addresses of each real property owned by the Company and the OEG Subsidiaries (“Owned Real Property”).

(b)            Section 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list of the legal name of the landlord and tenant and address of any real property leased, subleased, licensed or occupied by the Company or any OEG Subsidiary (“Leased Real Property” and together with the Owned Real Property, the “Real Property”), and the lease, sublease, license or other agreement pursuant to which the Company or applicable OEG Subsidiary leases, subleases, licenses or occupies such Leased Real Property (collectively, the “Real Property Leases” and each, a “Real Property Lease”).

(c)            Except as set forth on Section 3.10(c) of the Company Disclosure Letter, (i) each Real Property Lease is the valid and binding obligation of the Company or applicable OEG Subsidiary (and, subject to proper authorization and execution of such Real Property Lease by the other party thereto, enforceable in accordance with its terms), in each case, subject to the Bankruptcy and Equity Exception and is in full force and effect; (ii) the Company or the applicable OEG Subsidiary and, to the Knowledge of the Company, any other party to such Real Property Lease is not in material default under, or in material breach or violation of, such Real Property Lease and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would reasonably be expected to constitute such a default, or permit the termination, modification or acceleration of rent under such Real Property Lease and there are no amounts currently disputed by the Company or the applicable OEG Subsidiary and not paid to the applicable landlord of the Leased Real Property; (iii) neither the Company nor any OEG Subsidiary has assigned, sublet, transferred, or conveyed any material interest in or collaterally assigned or granted any other material security interest in the Leased Real Property or such Real Property Lease, except as contemplated by the Financing Agreements; and (iv) the Company has made available to Purchaser a true and complete copy of each Real Property Lease (including all amendments, extensions, renewals, guaranties and other material agreements with respect thereto).

(d)            Except as set forth in any Ancillary Agreement, in connection with any Permitted Lien, or as set forth on Section 3.10(d) of the Company Disclosure Letter, with respect to each Owned Real Property (i) neither the Company nor any OEG Subsidiary has leased or granted to any Person the right to use or occupy any Owned Real Property or any portion thereof, (ii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) other than the Block 21 Acquisition, neither the Company nor any OEG Subsidiary is party to any agreement or option to purchase any real property or interest therein relating to the OEG Business.

(e)            The Real Property constitutes all of the real property owned, leased, subleased, licensed or occupied by the Company and the OEG Subsidiaries and all real property used or held for use in connection with, necessary for the conduct of, and material to, the OEG Business. To the Knowledge of the Company, no portion of the Real Property is subject to any pending or threatened appropriation, condemnation or other similar Proceeding by any Governmental Body, and neither Ultimate Parent nor any of its Subsidiaries has received written notice of any pending or threatened appropriation, condemnation or similar action affecting the Real Property. The Company and the OEG Subsidiaries, as applicable, have a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Liens (other than Permitted Liens), and are in peaceful and undisturbed possession of each parcel of Real Property.

(f)            To the Knowledge of the Company, the current use of each parcel of Real Property is in accordance with the certificates of occupancy relating to such parcel of Real Property in all material respects. Neither Ultimate Parent nor any of its Subsidiaries has received written notice from any Governmental Body that the Real Property or its current use, occupancy or operation by the Company or the applicable OEG Subsidiary or the OEG Business is in material breach or material violation of, or default under, any applicable building, zoning, subdivision or other land use or similar Legal Requirement which has not been remedied. To the Knowledge of the Company, the Real Property and its current use, occupancy and operation by the Company or the applicable OEG Subsidiary does not violate or conflict with any material covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable Liens. Each building, plant, fixture, improvement or structure located on the Real Property (collectively, the “Facilities” and each individually, a “Facility”) is supplied with utilities and other similar services necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated. Each parcel of Owned Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via an easement benefiting the parcel of Owned Real Property so as to permit customary vehicular and pedestrian ingress, egress and access to such parcel of Owned Real Property, in each case, to the extent necessary for the conduct of the OEG Business.

(g)            The Facilities are in good condition and repair (subject to normal wear and tear), are suitable, adequate and sufficient for the purposes for which such Facilities are currently being used, and are, to the Knowledge of the Company, in material compliance with all zoning and other applicable Legal Requirements.

3.11            Litigation. There are no, and since January 1, 2019, there have been no material Proceedings (a) pending against or, to the Knowledge of the Company, threatened against, or pending or threatened by, the Company, any OEG Subsidiary or involving the OEG Business, or (b) pending or, to the Knowledge of the Company, threatened against the directors, managers, officers or employees of Ultimate Parent or any of its Subsidiaries, in their capacities as such, with respect to the OEG Business, and to the Knowledge of the Company, there are no facts or circumstances making the commencement of any Proceeding described in the foregoing clauses (a) or (b) reasonably likely. No Order has been issued by any court or other Governmental Body against the Company or any OEG Subsidiary or with respect to the OEG Business, including any Order purporting to enjoin, delay or restrain the execution, delivery or performance by the Company or the OEG Subsidiaries of this Agreement, except as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to the OEG Business.

3.12            Labor and Employment Matters.

(a)            The Company has provided Purchaser with a complete and accurate list, as of a date not more than five (5) Business Days prior to the date hereof, of each Company Employee, which such list identified such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act (or any similar state or local wage and hour Legal Requirement) and annual salary or wage rate.

(b)            As of the date hereof, there are no, and since January 1, 2019, there have not been any, material unfair labor practice Proceedings or complaints pending, or to the Knowledge of the Company, threatened, against the Company or any OEG Subsidiary (or, as it relates to any current or former Company Employee, against Ultimate Parent or any of its other Subsidiaries) before the National Labor Relations Board or any other Governmental Body or any current union representation questions involving Company Employees. As of the date hereof, there are no, and since January 1, 2019 there have not been any, strikes, slowdowns, stoppages, lockouts, picketing, concerted refusals to work or other similar labor disputes by or with respect to any Company Employees. Except as set forth on Section 3.12(b) of the Company Disclosure Letter, neither the Company nor any OEG Subsidiary (or, as it relates to any current or former Company Employee, neither Ultimate Parent nor any of its other Subsidiaries) is a party to any Collective Bargaining Agreement with any labor union or other labor organization or authorized employee representative (collectively, “Union”) representing any Company Employee, and there is no other collective bargaining or other similar agreement entered into between Ultimate Parent or any of its Subsidiaries that covers any Company Employee. Except as set forth on Section 3.12(a) of the Company Disclosure Letter, to the Knowledge of the Company, no Company Employees are part of a Union or collective bargaining unit with respect to their employment with the Company or the applicable OEG Subsidiary. Neither the Company nor any OEG Subsidiary (or, as it relates to any current or former Company Employee, neither Ultimate Parent nor any of its other Subsidiaries) has failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances outstanding against the Company or any OEG Subsidiary (or, as it relates to any current or former Company Employee, against Ultimate Parent or any of its other Subsidiaries) under any such agreement. The consent or consultation of, or the rendering of formal advice by, any Union is not required for the Company or any of its Affiliates to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c)            To the Knowledge of the Company, all Company Employees that are employed or engaged in the United States are United States citizens or aliens authorized to work in the United States for the OEG Business, as verified, if applicable, by appropriate I-9 documents maintained by the Company or the OEG Subsidiaries. Since January 1, 2019, to the Knowledge of the Company, (i) each current or former Company Employee has been properly classified as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state and local wage and hour Legal Requirements, and (ii) each current or former Company Employee and other individual independent contractor, consultant, director and advisor has been properly classified as an employee or independent contractor, consultant, or other agent engaged by the OEG Business in accordance with applicable Legal Requirements.

(d)            The Company and each of the OEG Subsidiaries is, and has been since January 1, 2019, in material compliance with all applicable Legal Requirements regarding labor relations and collective bargaining, employment and employment practices, including, without limitation, any such Legal Requirement regarding employment discrimination, sexual harassment, other unlawful harassment, retaliation, equal employment opportunity, work authorization and immigration (including applicable I-9 requirements), civil rights, information privacy and security, reductions in force, unemployment compensation, workers’ compensation, affirmative action, employee leave, wage payment and withholding of Taxes, hours, meal and break periods, overtime, occupational safety and health requirements or any other labor and employment-related matter, in each case, relating to or otherwise involving current or former Company Employees.

(e)            Except as otherwise set forth in Section 3.12(e) of the Company Disclosure Letter, since January 1, 2019 (including the ninety (90) day period preceding the date hereof), neither the Company nor any OEG Subsidiary (or, as it relates to any current or former Company Employee, neither Ultimate Parent nor any of its other Subsidiaries) has implemented any plant closing or mass layoff of employees requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Legal Requirement.

(f)            As of the date hereof, neither the Company nor any of the OEG Subsidiaries (or, as it relates to any current or former Company Employee, neither Ultimate Parent nor any of its other Subsidiaries) is delinquent in the payment of any of its current or former Company Employees’ (including minimum wage, overtime, premium pay, meal breaks, or waiting time penalties), salaries, commissions, accrued vacations, bonuses, or other compensation for any services performed to which they would be entitled under Legal Requirements or Contracts (except to the extent that such amounts are not yet required by Legal Requirements or Contracts to be paid due to customary legally-compliant reasonable payroll practices or employer policies), which delinquency is material to the OEG Business.

3.13            Employee Benefits.

(a)            Section 3.13(a) of the Company Disclosure Letter lists each material Employee Plan. For each material Employee Plan, the Company has made available to Purchaser a copy of such plan (or a description, if such plan is not written or available from the plan sponsor, such as a union-sponsored plan) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description and all summaries of material modifications; (iii) the most recent favorable determination, advisory or opinion letter from the IRS; (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the three most recently completed plan years; (v) the three most recently prepared actuarial reports and financial statements; (vi) all documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body or the plan sponsor of any “multiemployer plan” as defined in Section 3(37) of ERISA (“Multiemployer Plan”) during the past three years; (vii) all current administrative and other service contracts and amendments thereto with third-party services providers; and (viii) all current employee handbooks, manuals and policies.

(b)            Except as set forth on Section 3.13(b) of the Company Disclosure Letter, none of the Company, any OEG Subsidiary, nor any of their ERISA Affiliates has in the past six years sponsored, maintained or contributed to, or has any liability or obligation with respect to, any Multiemployer Plan. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, no Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan) (each, a “Title IV Plan”) is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and no condition exists that could constitute grounds for the termination of any Title IV Plan by the PBGC under Section 4041(c) or 4042 of ERISA. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, none of the following events has occurred in connection with any Title IV Plan that could reasonably be expected to result in a material liability to the OEG Business: (i) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the PBGC, or (ii) any event described in Section 4062 or 4063 of ERISA which has occurred, in the case of clauses (i) or (ii), in the last six (6) years. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, none of the Company, any OEG Subsidiary, nor any of their ERISA Affiliates (nor any predecessor of any such entity) has (i) engaged in any transaction described in Section 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur, any liability under (x) Title IV of ERISA arising in connection with the termination of any Employee Plan under Section 4041(c) or 4042 of ERISA or (y) Section 4971 of the Code, in each case, that has resulted or could reasonably be expected to result in, individually or in the aggregate, material liability to the OEG Business. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, none of the assets of the Company, any OEG Subsidiary, nor any of their ERISA Affiliates are subject to any Lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code by reason of a failure to make timely installments or other payments required under Section 412 of the Code that has resulted or could reasonably be expected to result in, individually or in the aggregate, material liability to the OEG Business. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a “reportable event” within the meaning of Section 4043 of ERISA for which the 30-day notice period has not been waived by the PBGC in underlying regulations in respect of any Title IV Plan that could result in a material liability to the OEG Business.

(c)            With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or, to the Knowledge of the Company, could reasonably be expected to cause the Company or any OEG Subsidiaries to incur any material liability under ERISA or the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such letter being revoked or not being issued or reissued or a material penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)            Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) in all material respects to comply and has been operated in material compliance with, and the Company and the OEG Subsidiaries have complied in all material respects in practice and operation with, all applicable requirements of Section 409A of the Code.

(e)            Each Employee Plan has been maintained in material compliance with its terms and in material compliance with all applicable Legal Requirements, including ERISA and the Code. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Employee Plan before any Governmental Body, including the IRS, the Department of Labor or the PBGC, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to be material to the OEG Business.

(f)            Except as set forth in Section 3.13(f) of the Company Disclosure Letter, neither the Company nor any OEG Subsidiary has any current or projected material liability for, and no Employee Plan provides or promises, any post-retirement medical, dental, or hospitalization or life insurance benefits (whether insured or self-insured) to any current or former Company Employee (other than coverage mandated by applicable Legal Requirements, including COBRA).

(g)            Except as set forth in Section 3.13(g) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Company Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) result in the payment of any amount that would not be deductible under Section 280G of the Code.

3.14            Intellectual Property.

(a)            Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Company-Owned Intellectual Property that is the subject of an application, certificate, or registration issued by any Intellectual Property registry or other Governmental Body, including without limitation (i) issued patents and patent applications, (ii) trademark registrations and applications for registration, (iii) copyright registrations and applications for registration, and (iv) domain names (collectively, “Scheduled Intellectual Property”), in each case, listing, as applicable, the title and current owner (and with respect to any and all domain name registrations, the applicable registrant), the jurisdiction in which each has been issued or registered, the application, serial, or registration number and the application or registration date. As of the Closing Date, all Scheduled Intellectual Property (1) is valid, enforceable, and subsisting, in full force and effect and has not lapsed, expired, or been abandoned or withdrawn; and (2) is not the subject of any Proceeding filed with the United States Patent and Trademark Office or other Governmental Body. Section 3.14(a) of the Company Disclosure Letter sets forth all actions that are necessary (including filing of documents or payment of fees) within ninety (90) days after the Closing Date to maintain or preserve the validity, scope, or status of any Scheduled Intellectual Property.

(b)            The Company and the OEG Subsidiaries (i) solely and exclusively own all Company-Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens; and (ii) have a valid and enforceable right to Use, free and clear of all Liens, other than Permitted Liens, all other Company Intellectual Property Used, held for Use in or otherwise necessary for the conduct of the OEG Business as currently conducted. The Company’s and OEG Subsidiaries’ rights to the Company Intellectual Property are valid, enforceable, and subsisting and are not subject to any outstanding Order, Contract, or Proceeding adversely affecting their respective Use thereof or rights thereto. Except as set forth on Section 3.14(b) of the Company Disclosure Letter: (1) neither the Company nor any OEG Subsidiary has granted to any Person or authorized any Person to retain any rights in any Company-Owned Intellectual Property; and (2) the Company-Owned Intellectual Property and the Inbound IP-Licenses constitute all of the Intellectual Property Used, held for Use in or otherwise necessary to the conduct of the OEG Business as currently conducted.

(c)            Except as otherwise set forth in Section 3.14(c) of the Company Disclosure Letter, (i) the operation of the OEG Business and the Company-Owned Intellectual Property has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, the Intellectual Property rights of any third party; (ii) since January 1, 2019, there has not been any, and there is not any Proceeding pending or threatened in writing against the Company or any OEG Subsidiary with respect to the actual or alleged infringement, misappropriation, or other violation by the Company or any OEG Subsidiary of any Intellectual Property rights of any third party; and (iii) since January 1, 2019, there has not been any and there is not any Proceeding pending or threatened in writing by the Company or any OEG Subsidiary against a third party with respect to the ownership, Use, validity, scope, registrability, enforceability, or actual or alleged infringement, misappropriation, or other violation of any material Company-Owned Intellectual Property.

(d)            To the Knowledge of the Company, no Person has violated, misappropriated, or infringed or is violating, misappropriating, or infringing any of the material Company Intellectual Property.

(e)            The Company and the OEG Subsidiaries solely and exclusively own all Intellectual Property that has been developed by current and former employees and independent contractors who contributed to the creation or development of Intellectual Property for or on behalf of the Company or the OEG Subsidiaries.

(f)            The Company and the OEG Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain, enforce, and protect the confidentiality of all material Company-Owned Intellectual Property the value of which to the OEG Business is contingent upon maintaining the confidentiality thereof.

(g)            Except as otherwise set forth in Section 3.14(g) of the Company Disclosure Letter, neither this Agreement, the Ancillary Agreements nor the transactions contemplated thereby will result in any of Purchaser, the Company and the OEG Subsidiaries (i) granting to any third party any right to or regarding any material Company-Owned Intellectual Property; or (ii) being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company and the OEG Subsidiaries prior to the Closing Date. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or alter, encumber, impair, extinguish or otherwise adversely affect, any ownership rights of the Company and the OEG Subsidiaries in, or any other rights of the Company or the OEG Subsidiaries to Use, any material Company-Owned Intellectual Property or result in the breach or termination of any Contract to which the Company or any OEG Subsidiary is a party with respect to any material Company Intellectual Property (including any IP Licenses) in each such case that is material to the OEG Business.

(h)            The Company and the OEG Subsidiaries possess all necessary rights to Use all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, systems and all other information technology equipment, and associated documentation, owned by or licensed or leased to the Company or the OEG Subsidiaries or Used or held for Use that is material to the operation of the OEG Business as currently conducted (the “Systems”). The Systems operate and perform in all material respects in accordance with their documentation and functional specifications and in a manner that permits the Company and the OEG Subsidiaries to conduct the OEG Business. To the Knowledge of the Company, none of the Systems contain any disabling or destructive code or instructions or virus that is designed or intended to have or be capable of resulting in disrupting, disabling, or otherwise impeding the operation of the Systems or damaging or destroying any data or file without the user’s consent. The Company and the OEG Subsidiaries have implemented reasonable actions to protect the confidentiality, integrity, and security of the Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of reasonable backup, security, disaster recovery, and business continuity technology consistent with standard industry practices in all material respects.

(i)            Except as set forth on Section 3.14(i) of the Company Disclosure Letter, since January 1, 2019, there has been no material unauthorized access, use, interruption, intrusion, modification, corruption, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting the Systems (or any information or transactions stored or contained therein or transmitted thereby). The Company and the OEG Subsidiaries have at all times since January 1, 2019 complied, and are currently in compliance, in all material respects with all applicable Legal Requirements contained in any Contract to which the Company or any of the OEG Subsidiaries is bound, in each case, relating to (i) the privacy of the users of the products, services and websites of the OEG Business and/or (ii) the collection, use, storage, processing and disclosure of any personally-identifiable information and other confidential data or information collected or stored by or on behalf of the OEG Business. As of the Closing Date, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the OEG Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any applicable Legal Requirements or Contracts.

3.15            Contracts.

(a)            Section 3.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of Contracts to which the Company or any of the OEG Subsidiaries (or, to the extent related to the OEG Business, Ultimate Parent or any of its other Subsidiaries) is a party to or to which any of their properties (to the extent relating to the OEG Business) is bound or subject or that is used primarily in the conduct of, entered into primarily for the benefit of or for which the primary liabilities lies with, the OEG Business, in each case, that fall within the following categories and existing as of the date hereof (each Contract listed or required to be listed on Section 3.15(a) or Section 3.15(b) of the Company Disclosure Letter, collectively, the “Material Contracts”):

(i)            any Contract that provides for (1) aggregate payments in excess of $750,000 in 2021 or any fiscal year thereafter or (2) $2,500,000 in the aggregate during the term thereof;

(ii)            any employment agreement, offer letter or other Contract providing for change in control, retention or other similar payments or benefits to any current Company Employee with annual base compensation of at least $250,000;

(iii)            any Collective Bargaining Agreement;

(iv)            any lease for Leased Real Property;

(v)            any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that was entered into since January 1, 2019 and pursuant to which the Company or any OEG Subsidiary or the OEG Business has material ongoing obligations;

(vi)            any Contract that (y) restricts the Company or any OEG Subsidiary from engaging, or competing with any Person, in any line of business in any geographic area or (z) restricts the Company or any OEG Subsidiary or the OEG Business from soliciting any customer, employee or other service provider;

(vii)            any Contract that contains any material exclusivity provision in favor of another Person or any material sole requirements provision in favor of another Person;

(viii)            any Contract that grants, or agrees to grant, any Person any rights of first refusal, rights of first offer or any similar rights with respect to any material asset of the Company or any OEG Subsidiary or the OEG Business;

(ix)            any Contract that grants, or agrees to grant, any customer a right to “most favored nation”, preferred pricing or other similar preferential terms;

(x)            any Contract pursuant to which the Company or any OEG Subsidiary or the OEG Business has agreed to settle, waive, or otherwise compromise any pending or threatened Proceeding or investigation and under which the Company or any OEG Subsidiary or the OEG Business has any material continuing obligations;

(xi)            any Contract with a Material Supplier, other than purchase or sale orders;

(xii)            any Related Party Agreement;

(xiii)            any settlement, conciliation or similar agreement with any Governmental Body or pursuant to which the Company or any OEG Subsidiary or the OEG Business will have any material outstanding obligations after the date of this Agreement;

(xiv)            any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $750,000;

(xv)            any Contract (other than Contracts in respect of the Debt Financing or evidencing Indebtedness assumed in connection with the Block 21 Acquisition) relating to (x) Indebtedness for borrowed money by the Company or any OEG Subsidiary, (y) the guaranty by the Company or any OEG Subsidiary of another Person’s (other than the Company or any OEG Subsidiary) Indebtedness for borrowed money or (z) other similar obligation for or relating to lending or borrowing of money, including any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments to which the Company or any OEG Subsidiary is a party, in each case with an outstanding principal balance in excess of $750,000;

(xvi)            any Contract granting any Person a Lien (other than a Permitted Lien) on all or any material part of the tangible assets or properties of the Company, any OEG Subsidiary or the OEG Business;

(xvii)            any material IP License other than In-Bound IP Licenses for commercially available off-the-shelf Software or Out-Bound IP Licenses for non-exclusive licenses granted in the ordinary course of the OEG Business; and

(xviii)            any Contract involving the operation of any joint venture, partnership entity, strategic alliance or similar arrangements that involve sharing of profits and losses.

(b)            Section 3.15(b) of the Company Disclosure Letter sets forth each Contract (other than the Services Agreement and any other applicable Ancillary Agreement), (i) to which Ultimate Parent or any of its Subsidiaries (other than the Company and the OEG Subsidiaries) is a party (and none of the Company and the OEG Subsidiaries are a party), and (ii) which (A) involves material expense payable by, allocable to or otherwise for the account of the OEG Business or the Company or any OEG Subsidiary for goods, products or services that are directly or indirectly provided or rendered by a Person other than Ultimate Parent or any of its Subsidiaries, (B) involves a material amount of revenue received by or for the account of the OEG Business or the Company or any OEG Subsidiary, or (C) is otherwise material to the OEG Business, in each case, except for items or services provided to the Company or the OEG Subsidiary pursuant to the Services Agreement (excluding for these purposes, “Additional Services” as defined in the Services Agreement).

(c)            The Company has made available to Purchaser a true and complete copy of each Material Contract. Each Material Contract is a valid and binding obligation of Ultimate Parent or its applicable Subsidiary party to such Material Contract, enforceable against such Person in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exceptions, is in full force and effect, and, except as set forth on Section 3.15(c) of the Company Disclosure Letter, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Neither Ultimate Parent and its Subsidiaries nor, to the Knowledge of the Company, any other party to such Material Contract is in material breach or default of any provision under such Material Contract, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the passage of time or the giving of notice or both, would constitute a material default or breach, or permit the termination, modification or acceleration of any right of obligation under any Material Contract. Ultimate Parent and its Subsidiaries have not received any written, or, to the Knowledge of the Company, oral notice regarding any actual or possible material violation or breach of or default under, or intention to cancel or modify, any Material Contract; provided, that for purposes of this Section 3.15(c) (except for the first sentence hereof), the reference to “Material Contract” shall include any Contract entered into after the date hereof and prior to the Closing that would constitute a Material Contract if entered into prior to the date hereof.

3.16            Sufficiency of Assets. Except with respect to assets, services and rights (including Intellectual Property) that will be made available to the Company and the OEG Subsidiaries pursuant to the Services Agreement or the WSM Arrangement, as of the Closing, the personnel employed by, and the assets, properties and rights (including Intellectual Property and Permits) owned, licensed or leased by the Company and the OEG Subsidiaries constitute, in all material respects, all of the personnel, and the assets, properties and rights used in the conduct of the OEG Business and are sufficient to conduct the OEG Business as conducted as of the date hereof and as of the Closing, in each case, in all material respects. The tangible assets used in the OEG Business are in operable condition and repair (ordinary wear and tear excepted) in all material respects and are usable in the ordinary course of business consistent with past practice. The Company and the OEG Subsidiaries have good and valid title, free and clear of all Liens (other than Permitted Liens or as a result of the Financing Agreements), to (or a valid contractual right to use or possess) all of the material assets (including Intellectual Property) (a) reflected on the Most Recent Balance Sheet or (b) used or held for use in the conduct of the OEG Business.

3.17            Debt Commitment Letter; Senior Credit Facility Amendment.

(a)            The Company has delivered to Purchaser a true, complete and fully executed copy of the Debt Commitment Letter from the Financing Sources party thereto confirming their respective commitments to provide the Company with the Debt Financing subject to the terms and conditions set forth therein. The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception). As of the date hereof, the Debt Commitment Letter has not been amended or modified, and, to the Knowledge of the Company, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified. All fees (if any) required to be paid under the Debt Commitment Letter at or prior to the Closing will be paid in full at or prior to the Closing. There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no written contracts, arrangements or understandings entered into by the Company or any of its Affiliates related to the funding of the Debt Financing (except for customary engagement letters or non-disclosure agreements that do not impact the conditionality or amount of the Debt Financing).

(b)            RHP Operating Partnership has delivered to Purchaser a true, complete and fully executed copy of the Senior Credit Facility Amendment. The Senior Credit Facility Amendment is in full force and effect and is a valid and binding obligation of RHP Operating Partnership and its Affiliates party thereto and, to the Knowledge of the Company, the other parties thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception). The Senior Credit Facility Amendment has not been amended or modified. All fees (if any) required to be paid under the Senior Credit Facility Amendment at or prior to the Closing will be paid at or prior to the Closing. There are no conditions precedent directly or indirectly related to the effectiveness of the amendments contemplated by the Senior Credit Facility Amendment other than as expressly set forth in the Senior Credit Facility Amendment. Other than the Senior Credit Facility Amendment, there are no written contracts, arrangements or understandings entered into by the Company or any of its Affiliates related to the amendments contemplated thereby.

3.18            Material Suppliers.

(a)            Section 3.18(a) of the Company Disclosure Letter sets forth a complete list of: the ten largest suppliers of the OEG Business based on (i) the aggregate amount of purchases made by the Company and/or the OEG Subsidiaries with respect to each such Material Supplier for the fiscal year ended December 31, 2020 and (ii) the aggregate amount of purchases made by the Company and/or the OEG Subsidiaries with respect to each such Material Supplier for the eleven-month period ended November 30, 2021 (collectively, the “Material Suppliers”) and sets forth opposite the name of each Material Supplier, the amount of purchases made as described in the foregoing clauses (i) and (ii).

(b)            Within the last twelve months, (i) no Material Supplier has notified Ultimate Parent or any of its Subsidiaries in writing or, to the Knowledge of the Company, otherwise notified Ultimate Parent or any of its Subsidiaries orally that it intends to terminate, or materially diminish or reduce the level of, or unfavorably alter terms (including price or margins) of its business relationship with the Company or any of the OEG Subsidiaries or the OEG Business, and (ii) there have been no material disputes with any Material Supplier.

3.19            Insurance Coverage. Each material insurance policy and fidelity bond relating to the assets, business, operations, employees, officers or directors of the Company, the OEG Subsidiaries or the OEG Business maintained by Ultimate Parent or any of its Subsidiaries (the “Material Insurance Policies”), together with the type of coverage, the carrier, whether such policy is occurrence based, on a claims-made basis or otherwise, the deductible and the limits of coverage for each Material Insurance Policy is set forth on Section 3.19 of the Company Disclosure Letter. All of the Material Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full, and Ultimate Parent and its Subsidiaries have complied with the terms and conditions of the Material Insurance Policies to the extent relating to the Company or the OEG Subsidiaries, except as is not material to the Company and the OEG Subsidiaries taken as a whole. There is no claim by Ultimate Parent or any of its Subsidiaries with respect to the Company or the OEG Subsidiaries pending under any of the foregoing insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights, in each case, in writing and, except as is not material to the Company, the OEG Subsidiaries or the OEG Business, taken as a whole.

3.20            Affiliate Transactions. Except for the Ancillary Agreements, Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of (i) all Contracts by and between the Company or any of the OEG Subsidiaries, on the one hand, and Ultimate Parent or any of its Subsidiaries (other than the Company and the OEG Subsidiaries), on the other hand, and (ii) all Contracts pursuant to which Ultimate Parent or any of its Subsidiaries (other than the Company and the OEG Subsidiaries) otherwise provides or receives any assets, properties, support, rights, benefits or other services to or from the OEG Business (collectively, “Related Party Agreements”).

3.21            Circle Media.

(a)            As of the date hereof, (i) Circle offers an interconnected program service on a regular basis for fifteen (15) or more hours per week to at least twenty-five (25) affiliated television licensees in ten (10) or more states in the United States; (ii) to the Knowledge of the Company, there is no basis for, or set of facts or circumstances which would cause, Circle to not qualify as a “network” for purposes of Section 73.3613 of the Federal Communications Laws, and (iii) Circle distributes its programming to television broadcast stations through network affiliation agreements (the “Circle Network Agreements”).

(b)            As of the date hereof, with the exception of discrete, individual programs aired from time to time on the primary feed of certain television broadcast stations, Circle distributes its network programming feed to television broadcast stations through the Circle Network Agreements through the linear multicast channels of the television broadcast stations with which it is affiliated, as well as through multichannel video programming distributors, including Dish Network and cable providers, and over-the-top services such as Roku and Samsung TV. Circle’s network programming feed is not carried on the primary channel of any of its affiliated stations apart from the exceptions described above in this paragraph.

(c)            Circle, either directly or indirectly, is not a financial creditor to, nor has any ownership interests in, any television broadcast station.

3.22            No Additional Representations and Warranties. Except as provided in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement, no RHP Party nor any other Person makes, has made or will make any express or implied representation or warranty with respect to the Company or any of the OEG Subsidiaries or its or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the RHP Parties and their respective Affiliates in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or Purchaser Guarantor or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of the OEG Subsidiaries or the transactions contemplated hereby or its or their respective businesses or operations or (ii) any oral or written information furnished or made available to Purchaser or Purchaser Guarantor or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the consummation of the transactions contemplated hereby, including the accuracy, completeness or currency thereof. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING IN THIS SECTION 3.22 OR SECTION 4.8 SHALL PREVENT, LIMIT OR PRECLUDE A CLAIM RELATING TO FRAUD.

3.23            Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, the Company (on its behalf and on behalf of its Affiliates) acknowledges and agrees that none of Purchaser, Purchaser Guarantor and any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, relating to Purchaser, Purchaser Guarantor or their respective business or operations beyond those expressly given by Purchaser and Purchaser Guarantor in Article IV, in any certificate delivered pursuant to this Agreement and as set forth in any Ancillary Agreement, and the Company and its Affiliates are not relying on any other representations or warranties not expressly made by Purchaser or Purchaser Guarantor in Article IV, or in any certificate delivered pursuant to this Agreement or as set forth in any Ancillary Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each of Purchaser and Purchaser Guarantor represents and warrants to the Company as of the date hereof that:

4.1            Organization and Good Standing. Each of the Purchaser and Purchaser Guarantor is a corporation or limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the Legal Requirements of the jurisdiction of its organization and has the requisite corporate or other entity power and authority under the Legal Requirements of its state of formation to carry on its business as it is now being conducted.

4.2            Authority. Purchaser and Purchaser Guarantor have all necessary corporate or entity power and authority under the Legal Requirements of their states of formation to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser and Purchaser Guarantor of each of their respective obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors or managers (or similar governing body) of Purchaser and Purchaser Guarantor and, to the extent required by applicable Legal Requirements, the holders of Equity Interests of Purchaser and Purchaser Guarantor, and no other corporate or entity proceedings on the part of Purchaser or Purchaser Guarantor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser and Purchaser Guarantor, and assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of each of the Purchaser and Purchaser Guarantor, enforceable against each of the Purchaser and Purchaser Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3            No Conflict. The execution and delivery of this Agreement by each of Purchaser and Purchaser Guarantor do not and the consummation by Purchaser and Purchaser Guarantor of the transactions contemplated hereby will not (a) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or comparable governance documents) of Purchaser and Purchaser Guarantor or (b) assuming (i) that all Company Approvals set forth in Section 3.4(a) of the Company Disclosure Letter have been obtained, (ii) any applicable filing requirement under any Competition Law or Federal Communications Laws have been made and any waiting periods in connection therewith have terminated or expired, and (iii) compliance with, and filings under, any applicable requirements of the Federal Communications Laws, (x) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or Purchaser Guarantor under, any Contract to which Purchaser or Purchaser Guarantor is a party, or by which they or any of their respective properties or assets are bound or affected or (y) conflict with or violate any Legal Requirements applicable to Purchaser or Purchaser Guarantor or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.4            Investment Purpose. Purchaser is acquiring the Purchased Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Legal Requirements, including United States securities laws. Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.5            Availability of Funds. Purchaser Guarantor has the financial capability and shall have as of the Closing and as of the time any payment is required to be made to the Company hereunder, sufficient unrestricted cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) necessary to (a) consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein, including the payment of the full consideration and amounts payable by Purchaser hereunder, (b) to make all other necessary payments by Purchaser in connection with the transactions contemplated hereby, and (c) to pay all of its fees and expenses. Purchaser has and shall have as of the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. Without limiting the conditions set forth in Article VI, the obligations of Purchaser under this Agreement are not subject to any conditions regarding Purchaser’s or any of its Affiliates’ ability to obtain financing for the consummation of the transactions contemplated hereby.

4.6            Brokers and Finders’ Fees. Except for Moelis & Company, whose fees and expenses and other amounts payable will be paid by Purchaser, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates that might be entitled to any fee in connection with the transactions contemplated hereby.

4.7            R&W Policy. Purchaser has obtained a conditional binder for a transaction representations and warranties insurance policy that includes a waiver of subrogation rights in the form attached hereto as Exhibit G (including any replacement transaction representations and warranties insurance policy obtained in accordance with Section 5.11, the “R&W Policy”).

4.8            No Additional Representations and Warranties. Except as provided in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement, none of Purchaser, Purchaser Guarantor and any other Person makes, has made or will make any express or implied representation or warranty with respect to Purchaser, Purchaser Guarantor or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Purchaser and Purchaser Guarantor hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser and Purchaser Guarantor in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement, none of Purchaser, Purchaser Guarantor and any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Purchaser, Purchaser Guarantor or any of their respective Subsidiaries or the transactions contemplated hereby or its or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Purchaser and Purchaser Guarantor, the negotiation of this Agreement or the consummation of the transactions contemplated hereby, including the accuracy, completeness or currency thereof. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING IN THIS SECTION 4.8 OR SECTION 3.22 SHALL PREVENT, LIMIT OR PRECLUDE A CLAIM RELATING TO FRAUD.

4.9            Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Purchaser Guarantor (on their behalf and on behalf of their respective Affiliates) acknowledge and agree that neither the RHP Parties nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, relating to the Company, the OEG Subsidiaries or its or their respective business or operations beyond those expressly given by the RHP Parties and their respective Affiliates in this Agreement or in any certificate delivered pursuant to this Agreement or in any Ancillary Agreement, and Purchaser and Purchaser Guarantor and their respective Affiliates are not relying on any other representations or warranties not expressly made by the RHP Parties and their respective Affiliates in this Agreement or in any certificate delivered pursuant to this Agreement or in any Ancillary Agreement.

ARTICLE V
COVENANTS

5.1            Conduct of Business.

(a)            Between the date of this Agreement and the Closing Date (or such earlier date on which this Agreement may be terminated in accordance with Section 7.1), except (i) to the extent required by applicable Legal Requirement or to comply with any Order from a Governmental Body, (ii) as otherwise expressly contemplated or required by this Agreement (including pursuant to the Debt Financing), (ii) as set forth on Section 5.1 of the Company Disclosure Letter, or (iii) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), RHP Operating Partnership (solely with respect to the OEG Business or the Company or the OEG Subsidiaries) shall and the Company shall, and the Company shall cause each of the OEG Subsidiaries to and RHP Operating Partnership shall (solely with respect to the OEG Business or the Company or the OEG Subsidiaries) cause each of its other Subsidiaries to, (1) carry on their respective businesses in the ordinary course consistent in all material respects with past practice and (2) preserve their respective material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or any OEG Subsidiary or the OEG Business, as applicable.

(b)            Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise required by this Agreement and pursuant to the Debt Financing or required by applicable Legal Requirements, as set forth in Section 5.1 of the Company Disclosure Letter or with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), RHP Operating Partnership (solely with respect to the OEG Business or the Company or the OEG Subsidiaries) shall not and the Company shall not, and the Company shall cause each of the OEG Subsidiaries and Circle, including any Subsidiary of Circle (where specified below) not to and RHP Operating Partnership shall (solely with respect to the OEG Business or the Company or the OEG Subsidiaries) cause each of its other Subsidiaries not to:

(i)            amend (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability agreement or equivalent organizational documents of the Company or any of the OEG Subsidiaries;

(ii)            (A) split, combine or reclassify any Company Securities or Equity Interests of any OEG Subsidiary, (B) declare, set aside or pay any dividend or other distribution, other than the Distribution or (C) purchase, redeem, or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, outstanding Equity Interests of the Company or any OEG Subsidiary;

(iii)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, any of its Equity Interests of the Company or any OEG Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such Equity Interests of the Company or any OEG Subsidiary, except for any such transaction by a wholly owned OEG Subsidiary which remains a wholly owned OEG Subsidiary after consummation of such transaction;

(iv)            acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or Person or any property or assets of any Person that would be material to the Company and the OEG Subsidiaries, taken as a whole, other than acquisitions of inventory, equipment, or other assets in the ordinary course of business;

(v)            other than in the ordinary course of business, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of in whole or in part, any Real Property or other material assets of the Company and any OEG Subsidiaries (other than to another OEG Subsidiary) or abandon such assets, other than in the ordinary course of business; provided, that the foregoing shall not limit any activities of the Company or any OEG Subsidiary in connection with grants of Liens in connection with the Debt Financing or in connection with the Block 21 Acquisition;

(vi)            modify or amend, or permit the Ultimate Parent to modify or amend, in any material manner any Contract related to the Block 21 Acquisition; provided that Purchaser hereby expressly consents to any amendment to the Block 21 Purchase Agreement that would extend the Closing Date (as defined in the Block 21 Purchase Agreement) to a date no later than ninety (90) days after May 31, 2022;

(vii)            cancel, amend, modify, terminate, or grant a waiver of any material rights under any Material Contract, other than the expiration of such Material Contract in accordance with its terms or amendments, modifications, or waivers in the ordinary course of business, or enter into any new contract, agreement or understanding that would be a Material Contract if entered into prior to the date hereof (other than with respect to any Material Contract entered into in the ordinary course of business in accordance with past practice);

(viii)            sell or otherwise transfer any Owned Real Property, or purchase any real property;

(ix)            other than in connection with the Debt Financing or the Block 21 Acquisition, incur, create, assume or otherwise become liable for, any contractual indebtedness for borrowed funds other than pursuant to intercompany borrowings that will either be (i) settled in full or terminated or canceled at or before the Closing, or (ii) wholly among the Company and its wholly owned OEG Subsidiaries or wholly among the Company’s wholly owned OEG Subsidiaries that, in each case, will remain wholly owned by the Company at the Closing;

(x)            declare any distribution to the RHP Member (other than the Distribution or any other distributions satisfied prior to the Closing);

(xi)            adopt a plan or agreement of complete or partial liquidation or dissolution with respect to the Company or any OEG Subsidiary;

(xii)            make any change to a material Tax accounting method, except as may be appropriate to conform to changes in applicable Legal Requirements, make, revoke or change any material tax election, amend any income or other material Tax Return, enter into any closing agreement with respect to or settle, compromise, concede or abandon any material Tax claim or assessment relating to the Company, any OEG Subsidiary or the assets held for use in the OEG Business, or surrender any right to claim a refund of a material amount of Taxes;

(xiii)            make any investment in another Person, other than investments in the Company or any OEG Subsidiary;

(xiv)            cause, effect, or permit the transfer of the FCC Licenses (as defined in the Option Agreement) to the Company or any OEG Subsidiary;

(xv)            cause, effect, or permit the Company, any of the OEG Subsidiaries, or Circle or any Subsidiary of Circle, to acquire (i) a license issued by the FCC that is subject to an ownership restriction under the Federal Communications Laws; (ii) directly or indirectly, (a) any attributable interest, or (b) any interest subject to the equity and/or debt plus broadcast attribution rule, under the Federal Communications Laws in any Person (whether by merger, purchase of stock or other debt or equity ownership, purchase of assets or otherwise) that holds a license issued by the FCC that is subject to an ownership restriction under the Federal Communications Laws; or (iii) directly or indirectly, any ownership interest (whether by merger, purchase of stock, purchase of assets, or otherwise) that would be subject to a foreign ownership restriction under the Federal Communications Laws;

(xvi)            cause, effect, or permit Circle or any Subsidiary of Circle to enter into (i) any time brokerage, local marketing agreement, joint sales agreement, or other shared services agreement with a television broadcast station; or (ii) any other agreement with a television broadcast station that would cause Circle, the Company, Purchaser Guarantor, or any member of the Comcast Group (as such term is defined in the LLC Agreement) to be attributed with such television broadcast station under the Federal Communications Laws. For the avoidance of doubt, the immediately foregoing clause applies to agreements with television broadcast stations that are inconsistent with the Purpose of Circle Media, LLC, as defined in Section 2.3(a) of the Limited Liability Company Agreement of New Country Ventures, LLC, dated April 22, 2019 (“The Service Content (I) will be available on linear multicast or diginet channels, including pursuant to the Gray Carriage Agreement, and (II) may be available on SVOD and/or OTT platforms.”);

(xvii)            if the Block 21 Acquisition has closed prior to the Closing, transfer any current assets, current liabilities, cash or cash equivalents of the Block 21 Service Company that would be reflected in the definition of “Closing Net Working Capital” to any other Person acquired in connection with the Block 21 Acquisition such that such current assets or current liabilities would not be reflected in the definitions of “Closing Net Working Capital” or “Closing Cash” or transfer any current assets, current liabilities, cash or cash equivalents of any other Person acquired in connection with the Block 21 Acquisition that would not be reflected in the definitions of “Closing Net Working Capital” or “Closing Cash” to the Block 21 Service Company, the Company or any OEG Subsidiary such that such current assets or current liabilities would be reflected in the definition of “Closing Net Working Capital”;

(xviii)            if the Block 21 Acquisition has closed prior to the Closing, make any distributions of cash held by any entity acquired in the Block 21 Acquisition to the RHP Member or any of its Affiliates (other than any entity acquired in the Block 21 Acquisition); or

(xix)            authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)            To effectuate the covenants in foregoing paragraphs (xv) and (xvi), Company shall provide Purchaser written advance notice of, and the opportunity to review, the material terms of any action or agreement subject to those rights, and Purchaser shall promptly provide Company with a written explanation of any reasonable basis to withhold its approval of such action or agreement.

5.2            Acquisition Proposal. From the date of this Agreement until the earlier of (a) the Closing and (b) the date of termination of this Agreement in accordance with Section 7.1, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Representatives acting on its behalf to, directly or indirectly, (i) solicit, initiate, negotiate, endorse or knowingly encourage, or knowingly facilitate any inquiries or the making of an Acquisition Proposal, (ii) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise knowingly cooperate in any way, assist or participate in, or knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (iii) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iv) or resolve, agree or propose to do any of the foregoing. The Company and the OEG Subsidiaries shall, and shall cause its and their respective officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries (collectively, “Representatives”) to, immediately cease all existing activities, discussions, negotiations or other communications with any Persons conducted heretofore with respect to any of the foregoing, and shall promptly terminate access to any information furnished or made available to any Persons other than Purchaser and its Affiliates prior to the date hereof with respect to any of the foregoing.

5.3            Confidentiality. Purchaser and Purchaser Guarantor shall keep all information of Ultimate Parent and the Company and their Affiliates confidential, in accordance with the terms of the letter agreement dated May 26, 2021, by and between Ultimate Parent and Atairos Management, L.P. (the “Confidentiality Agreement”). Effective as of the Closing, the Confidentiality Agreement shall terminate.

5.4            Governmental Filings.

(a)            Between the date of this Agreement and the Closing Date, each party shall use its reasonable best efforts to obtain all consents and approvals of any Governmental Body and other Persons required to be obtained in connection with the consummation of the transactions contemplated hereby prior to the Closing, including all required actions relating to the Federal Communications Laws. Each party shall (i) promptly notify the other party of any communications such party or its Affiliates receive from any Governmental Body related to the matters that are subject to this Agreement, (ii) provide final copies of any written materials provided to any Governmental Body (provided that disclosure of such materials, in the sole discretion of the disclosing party, may be limited to the receiving party’s outside counsel), and (iii) to the extent consistent with any limitations or restrictions imposed by a Governmental Body, permit Representatives of the other party to participate in any meetings or telephone conversations with any Governmental Body related to the matters that are subject to this Agreement; provided, that in no event shall Purchaser, Ultimate Parent, the Company or any of their respective Affiliates be required to pay, or agree to pay, any fee or other amount, or commit or agree to commit to provide any other consideration or make any other concession or undertaking to any Person for any such consent or approval (other than as expressly contemplated by Section 5.4(b)).

(b)            RHP Member, with respect to the Company, on the one hand, and Purchaser, on the other hand, shall bear its own costs for filing and other fees payable to a Governmental Body.

5.5            Access to Information. From the date hereof until the Closing Date, RHP Operating Partnership shall, and shall cause each of its Subsidiaries to, afford to Purchaser and its Representatives reasonable access (including for inspection and copying) during normal business hours and upon reasonable prior notice, to all of the following: properties, assets, books, contracts, commitments, personnel and records related to the OEG Business, the Company or any OEG Subsidiary as such Persons may reasonably request; provided, however, that (x) the foregoing shall not require the Company to provide access to or to disclose information where such access or disclosure would result in the waiver of any legal privilege or work-product protection (provided that such information shall be provided if such information can, without unreasonable burden and on advice of outside legal counsel, be redacted in a manner that would not reasonably be expected to, on advice of outside counsel, result in the waiver of any such privilege or protection) and (y) the parties may limit disclosure to outside advisers and outside counsel to the extent necessary or advisable to comply with any applicable Legal Requirements, but subject to the Confidentiality Agreement.

5.6            Reasonable Best Efforts. Upon the terms and subject to the more specific provisions of this Agreement (including the proviso to Section 5.4(a)) set forth in this Agreement, between the date of this Agreement and the Closing, each of the Company, Purchaser, and Purchaser Guarantor shall use its reasonable best efforts to take, or cause to be taken, all actions to cause the conditions in Article VI to be satisfied.

5.7            Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties hereto in writing of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement (to the extent notification thereof to the other parties hereto is permitted by such Governmental Body), (c) any Proceeding pending or, to the Knowledge of the Company or to Purchaser’s actual knowledge, respectively, threatened against a party or the parties alleging claims arising from the transactions contemplated by this Agreement and (d) any material fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware and relating to such party that will or is reasonably likely to result in any of the conditions set forth in Article VI to the other party(ies) obligations to close becoming incapable of being satisfied; provided, that (i) the foregoing shall not require the Company to provide access to or to disclose information where such access or disclosure would result in the waiver of any legal privilege or work-product protection (provided that such information shall be provided if such information can, without unreasonable burden and on advice of outside legal counsel, be redacted in a manner that would not reasonably be expected to, on advice of outside legal counsel, result in the waiver of any such privilege or protection) and (ii) the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice, or the representations or warranties of, or the conditions or obligations of, the parties hereto.

5.8            Public Announcements. The Company (or an Affiliate thereof) and Purchaser shall issue separate press releases announcing this Agreement and the transactions contemplated hereby, which press releases shall describe this Agreement and the transactions contemplated hereby in a manner reasonably satisfactory to the other party. Following such initial press releases and prior to the Closing, the Company and Purchaser shall consult with each other before issuing (or permitting their respective Affiliates to issue), and give each other the opportunity to review and comment upon, any press release or other public statements or statements to employees or independent contractors of either party with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Legal Requirements or stock exchange requirements or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that the restrictions set forth in this Section 5.8 shall not apply to any release or public statement in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, Purchaser and its Affiliates shall be entitled to provide general information concerning this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby to their respective investors, limited partners and prospective investors in connection with Purchaser’s and its Affiliates’ ordinary course fundraising, marketing or reporting or information activities, in each case, without obtaining such prior approval.

5.9            Debt Financing; Senior Credit Facility Amendment; Senior Indentures. From the date hereof until the Closing:

(a)            RHP Operating Partnership shall, and shall cause its Subsidiaries to, use reasonable best efforts to arrange and to consummate the Debt Financing as soon as reasonably practicable after the date of this Agreement on the terms described in the Debt Commitment Letter (including any “market flex” terms) (or such other terms as are acceptable to the Company and Purchaser), including reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and cause the Company or the applicable OEG Subsidiaries to enter into definitive agreements consistent with the foregoing (collectively, the “Financing Agreements”) concurrent with the Closing, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions that are to be satisfied by the Company and the OEG Subsidiaries in the Debt Commitment Letter and the Financing Agreements that are within their control (including, for the avoidance of doubt, the provision of the financial statements, pro forma balance sheet and other financial information contemplated by paragraphs 6 and 7 of the Conditions Exhibit attached to the Debt Commitment Letter), and (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing substantially concurrently with the Closing. Notwithstanding the foregoing or anything else in this Agreement, in no event shall reasonable best efforts be deemed or construed to require Company or any of its Affiliates to, and Company shall not, nor shall any of Company’s Affiliates, be required to, (1) pay any fees materially in excess of those contemplated by the commitments under the Debt Commitment Letter (including the associated fee letter) or (2) agree to terms of the Debt Financing that are materially less favorable in the aggregate than those contemplated by the Debt Commitment Letter (including the associated fee letter) in effect on the date hereof.

(b)            The Company shall, upon the reasonable request of Purchaser, keep Purchaser reasonably informed with respect to all material activity concerning the status of the Debt Financing and shall give Purchaser a notice of any material adverse change with respect to the Debt Financing as promptly as practicable. In furtherance of the foregoing, the Company shall give Purchaser prompt notice (x) of any material breach or material default by any party to the Debt Commitment Letter or any Financing Agreement, in each case of which the Company becomes aware, (y) of the receipt of any written notice or other written communication, in each case received from any Financing Source with respect to (1) any material breach of the Company’s obligations under the Debt Commitment Letter or any Financing Agreement, or material default, termination or repudiation by any party to the Debt Commitment Letter or any Financing Agreement, or (2) material dispute between or among any parties to the Debt Commitment Letter or any Financing Agreement, in each case set forth this clause (b), with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing and (z) of entry into any Financing Agreement (and shall provide Purchaser with a true, complete and fully executed copy of the same).

(c)            The Company shall not permit the Debt Commitment Letter to be amended, terminated or otherwise modified in any material respect without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed). To the extent that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any “market flex” terms) (other than as a result of Purchaser’s failure to satisfy the conditions set forth in Article VI), (x) the Company shall promptly notify Purchaser and (y) RHP Operating Partnership shall, and shall cause its Subsidiaries to, (A) use reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (1) are no more adverse to the Company than the existing Debt Commitment Letter (including after giving effect to any “market flex” terms) or that are otherwise acceptable to the Company and Purchaser), (2) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter and (3) do not reduce the aggregate amount of available Debt Financing set forth in the existing Debt Commitment Letter and (B) provide Purchaser with a true, complete and fully executed copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, the “Alternative Financing Commitment Letter”).

(d)            For purposes of this Agreement (other than with respect to representations in this Agreement that speak as to the date hereof or another specified date), references to the Debt Commitment Letter shall include the Debt Commitment Letter as permitted to be amended or modified by this Section 5.9 from and after such amendment or modification and any Alternative Financing Commitment Letter, and, for the avoidance of doubt, references to “Debt Financing” shall include, in whole or in part, as applicable, any replacement or substitute financing provided for thereunder (including any Alternative Financing).

(e)            Prior to the Closing, each of Purchaser and Purchaser Guarantor shall, and shall use its reasonable best efforts to cause its Affiliates and Representatives to, cooperate with the Company in connection with the arrangement and syndication of the Debt Financing as may be reasonably requested by the Company, including: (i) reasonably cooperating with the marketing efforts of the Company and the Financing Sources for any portion of the Debt Financing; (ii) cooperating with the Company in the negotiation of the Financing Agreements as reasonably requested by the Company; (iii) timely providing all documentation and other information as is requested in writing by the Company, which relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and (iv) executing customary authorizing resolutions and similar documentation. Notwithstanding the foregoing, neither Purchaser nor Purchaser Guarantor shall be required to (1) give any guaranty or pledge any collateral with respect to the Debt Financing provided by the Financing Sources pursuant to the Financing Agreements or (2) otherwise take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article VI to fail to be satisfied or would otherwise result in a breach of this Agreement by Purchaser or Purchaser Guarantor.

(f)            RHP Operating Partnership shall, and shall use its reasonable best efforts to cause its Affiliates party thereto to, use reasonable best efforts to (i) maintain in effect the Senior Credit Facility Amendment and (ii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to the effectiveness of the amendments contemplated thereby (including payment of any amounts required to be paid thereunder as a condition to the effectiveness of such amendments). RHP Operating Partnership shall not permit the Senior Credit Facility Amendment to be amended, terminated or otherwise modified in a manner that would reasonably be expected to adversely affect Purchaser or the Company without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

(g)            RHP Operating Partnership shall, and shall use its reasonable best efforts to cause its Affiliates party thereto to, use reasonable best efforts to cause the Company and each OEG Subsidiary to be an “Unrestricted Subsidiary” under (and as defined in) each Senior Indenture in the manner described on Section 5.9(g) of the Company Disclosure Letter.

5.10            Elimination of Intercompany Agreements; Termination of Related Party Agreements. Effective as of the Closing, except for the Ancillary Agreements and the transactions contemplated thereunder, any other documents, assignments and other instruments of assignment, transfer or conveyance, contemplated by this Agreement, and except for those arrangements set forth on Section 5.10 of the Company Disclosure Letter, Ultimate Parent shall, and cause its controlled Affiliates to, (a) settle and pay in full all intercompany accounts between the Company or any of the OEG Subsidiaries, on the one hand, and Ultimate Parent and any of its Affiliates (other than the Company and the OEG Subsidiaries), on the other hand, regardless of the terms of payment of such intercompany accounts, and (b) terminate all Related Party Agreements (including any Tax Sharing Agreements), in each case of clauses (a) and (b) without further liability or obligation (contingent or otherwise) of any party thereunder.

5.11            R&W Policy. The parties hereto acknowledge that, as of the date hereof, Purchaser has obtained a conditional binder to the R&W Policy and shall use commercially reasonably efforts to obtain the R&W Policy and to maintain the R&W Policy in full force and effect through the Closing (including by causing the timely payment when due of all premiums required under the R&W Policy, subject to the other terms and provisions herein); provided that, in the event that the R&W Policy shall not be finally bound and issued at the Closing, Purchaser shall use commercially reasonable efforts to bind a replacement transaction representations and warranties insurance policy on comparable terms and at a comparable cost to the R&W Policy. Purchaser shall not and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Policy (a) with respect to the waiver of subrogation set forth therein, (b) in any manner that would be reasonably likely to increase or expand the ability or rights of the insurer thereunder to bring a Proceeding against, or otherwise seek recourse from the RHP Parties, or (c) in any manner that would be reasonably likely to reduce Purchaser’s (or its Affiliates’) access to the R&W Policy’s coverage with respect to matters for which the Ryman Indemnifying Parties are required to provide indemnification hereunder, in each case without the prior written consent of the RHP Parties. Purchaser shall further use commercially reasonable efforts to cause the R&W Policy to remain in full force and effect after the Closing until the expiration thereof pursuant to its terms, including satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage thereunder.

5.12            Releases.

(a)            Effective as of the Closing, except for (i) any rights or obligations of the parties hereto under this Agreement, the Ancillary Agreements or any document or certificate delivered pursuant to the express terms of this Agreement or any Ancillary Agreement, or any Related Party Agreement set forth on Section 5.10 of the Company Disclosure Letter, or (ii) any claims against any Person in such Person’s capacity as an employee or independent contractor of Ultimate Parent or any of its Subsidiaries, Ultimate Parent, on behalf of itself and each of its controlled Affiliates and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “RHP Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company or the OEG Subsidiaries, and each of the foregoing’s respective past or present officers, directors or employees, in their capacities as such (collectively, the “OEG Released Parties”), of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) that the RHP Releasing Parties may have against each of the OEG Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the OEG Business, the Company or the OEG Subsidiaries or any actions taken or failed to be taken by any of the OEG Released Parties in any capacity related to the OEG Business, the Company or the OEG Subsidiaries occurring or arising prior to the Closing.

(b)            The foregoing releases extend to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. As of the Closing, each RHP Releasing Party (in its capacity as such) hereby irrevocably agrees to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any Proceeding, of any kind against any applicable OEG Released Party, based upon any matter purported to be released hereby.

5.13            Sufficiency of Assets Covenant. From and for a period of one (1) year after the Closing, if the absence of an asset, property or right would have resulted in a breach of the representation set forth in Section 3.16, (without giving effect to the survival provisions of Section 8.1 and disregarding all qualifications in Section 3.16 therein relating to materiality), the RHP Parties shall deliver such asset, property or right to the Company or the applicable OEG Subsidiary (including by the grant of a license if such absent asset is a license).

5.14            FCC Matters. Ultimate Parent, its relevant Subsidiaries, the Company, the relevant OEG Subsidiaries, and the WSM Licensee shall use commercially reasonable efforts to effectuate the WSM Arrangement.

ARTICLE VI
CONDITIONS TO CLOSING

6.1            Mutual Conditions to Closing. The respective obligations of the RHP Parties, Purchaser and Purchaser Guarantor to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)            No Restraints. No Legal Requirement shall have been enacted, promulgated, or enforced since the date of this Agreement, and no Order shall be outstanding against the Company, Purchaser, Purchaser Guarantor, or any of their respective Affiliates which enjoins, restrains, or prohibits this Agreement or the consummation of the transactions contemplated hereby.

(b)            Federal Communications Laws. (i) The approval of the Federal Communications Commission under the Federal Communications Laws relating to the transactions contemplated by the WSM Arrangement shall have been granted, (ii) the parties to the transfer of the FCC authorization for radio station WSM-AM and related assets shall have consummated that transaction, such that the Company does not hold any direct or indirect ownership interest in the FCC authorization for radio station WSM-AM, and (iii) the LMA and Option Agreement shall have been executed.

(c)            Debt Financing. All of the conditions precedent to the consummation of the Debt Financing (other than those conditions which by their nature are to be satisfied upon the closing thereof, but subject to the satisfaction or waiver of such conditions upon such closing) shall have been satisfied or waived, and the Debt Financing shall be consummated substantially concurrently with the Closing. The aggregate net proceeds of the Debt Financing will be not less than the amount set forth in the Debt Commitment Letter.

6.2            Conditions to Obligations of Purchaser and Purchaser Guarantor. The obligations of Purchaser and Purchaser Guarantor to consummate the transactions contemplated hereby shall also be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. (i) The Fundamental Representations of the RHP Parties contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Transaction Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date), and (ii) the representations and warranties of the RHP Parties contained in this Agreement other than the Fundamental Representations of the Company, disregarding all qualifications therein relating to materiality or Transaction Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date), except for such failures to be true and correct that would not, individually or in the aggregate have, or be reasonably likely to have, a Transaction Material Adverse Effect.

(b)            Covenants. The RHP Parties shall each have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c)            No Transaction Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event, development, occurrence or circumstance which has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Transaction Material Adverse Effect.

(d)            Release of Liens. All Liens (other than Permitted Liens) with respect to property, assets or Equity Interests of the Company and the OEG Subsidiaries under the Senior Credit Facility shall have been released by the lenders party thereto.

(e)            Company Compliance Certificate. Purchaser shall have received, as of the Closing Date, a certificate executed by an executive officer of Ultimate Parent that the conditions set forth in Sections 6.2(a)-(d) have been satisfied as of the Closing Date (“Company Compliance Certificate”).

(f)            Senior Credit Facility Amendment. The Senior Credit Facility Amendment shall be in full force and effect, all of the conditions precedent to the effectiveness of the amendments contemplated thereby shall have been satisfied or waived and the amendments contemplated thereby shall be effective on or prior to the Closing.

(g)            Senior Indentures. Purchaser shall have received, each in a form reasonably acceptable to Purchaser, (i) copies of Officer’s Certificates (as defined in each of the Senior Indentures) delivered to each trustee under each Senior Indenture acknowledging that, pursuant to resolutions adopted by the board of directors of Ultimate Parent, MergeCo (as defined in the Company Disclosure Letter) has been designated as an “Unrestricted Subsidiary” under (and as defined in) such Senior Indenture effective on or prior to the Closing and (ii) reasonable confirmation that the transactions contemplated by Section 5.9(g) of the Company Disclosure Letter have been consummated at or prior to the Closing.

6.3            Conditions to Obligations of the RHP Parties. The obligations of the RHP Parties to consummate the transactions contemplated hereby shall also be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of Purchaser and Purchaser Guarantor set forth in this Agreement, disregarding all qualifications therein relating to materiality or Purchaser Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date), except for such failures to be true and correct that would not, individually or in the aggregate have, or be reasonably likely to have, a Purchaser Material Adverse Effect.

(b)            Covenants. Purchaser and Purchaser Guarantor shall each have performed and complied all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c)            Purchaser Compliance Certificate. The Company shall have received, as of the Closing Date, a certificate executed by an executive officer of Purchaser that the conditions set forth in Sections 6.3(a) and (b) have been satisfied as of the Closing Date (the “Purchaser Compliance Certificate”).

(d)            Material Adverse Tax Law Change. No Material Adverse Tax Law Change shall have occurred.

ARTICLE VII
TERMINATION

7.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, which termination shall be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto:

(a)            by mutual written consent of the Company and Purchaser;

(b)            by either the Company or Purchaser, if the Closing has not occurred on or before August 1, 2022, or such later date as the Company and Purchaser may agree upon in writing (the “Outside Date”); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if any of the RHP Parties is then in material breach of its representations, warranties, covenants or agreements under this Agreement which breach is a principal cause of the failure of the Closing to be consummated by such date, and Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if either Purchaser or Purchaser Guarantor is then in material breach of its representations, warranties, covenants or agreements under this Agreement which breach is a principal cause of the failure of the Closing to be consummated by such date; provided, further, that if the condition in Section 6.3(d) is not satisfied or waived as of the Outside Date as a result of any proposed amendment, modification, addition or change in or to the provisions of U.S. federal income tax law, then Purchaser shall have the right to extend the Outside Date for up to an additional 180 days by giving written notice to the Company to such effect by no later than 5:00 p.m. (Central Time) on the original Outside Date;

(c)            by either the Company or Purchaser, if any Order of any Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if the failure of such party (or in the case of the Company, the failure of any other RHP Party or, in the case of Purchaser, the failure of Purchaser Guarantor) to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order;

(d)            by the Company, if the RHP Parties are not in material breach of its obligations under this Agreement, and if there shall have been a material breach by either of Purchaser or Purchaser Guarantor of any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.3, and such breach, if curable, has not been cured within thirty (30) days after notice thereof by the Company to Purchaser or Purchaser Guarantor; or

(e)            by Purchaser, if it and Purchaser Guarantor are not in material breach of their respective obligations under this Agreement, and if there shall have been a material breach by any RHP Party of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2, and such breach, if curable, has not been cured within thirty (30) days after notice thereof by Purchaser to the Company;

7.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in this Agreement, in any Ancillary Agreement or Section 5.3 relating to confidentiality, Section 5.8 relating to public announcements, this Article VII, and Article X, each of which shall survive termination of this Agreement and remain in full force and effect, and (b) there shall be no liability on the part of the Company, Purchaser or Purchaser Guarantor (or their respective Affiliates, directors, officers, employees, shareholders, members, agents or Representatives); provided, however, that nothing herein shall relieve any party from liability arising out of (i) a material breach of this Agreement that is the consequence of an act or omission by such party with the actual knowledge that the taking of such act or the failure to take such action would be a material breach of this Agreement, prior to the termination hereof, or (ii) any Fraud by such party.

ARTICLE VIII
INDEMNIFICATION

8.1            Survival. Except in the case of Fraud, none of the representations and warranties set forth in this Agreement or in any certificate delivered pursuant hereto will survive the Closing, other than the Fundamental Representations. Except in the case of Fraud, the Fundamental Representations shall survive the Closing until the date that is the third anniversary of the Closing Date. All of the covenants or other agreements of the parties contained in this Agreement shall survive until six months following the Closing Date, other than those which by their terms contemplate performance after the Closing Date (each of which shall survive the Closing for a period of six months after the period contemplated by its terms). Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with this Article VIII; provided that, notwithstanding anything to the contrary herein, the indemnity under Section 8.2(a)(iii) shall survive the Closing until the expiration of the applicable statute of limitations.

8.2            Indemnification by Ryman Indemnifying Parties.

(a)            The RHP Operating Partnership and the RHP Member (collectively, the “Ryman Indemnifying Parties”) shall jointly and severally, indemnify and hold harmless, (i) Purchaser and its Affiliates and their respective officers, directors, employees, successors and permitted assigns (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) and (ii) the Company and the OEG Subsidiaries and their respective officers, directors, employees, successors and permitted assigns (each, a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”), from and against any and all damage, loss, liability, fine, penalty, expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding whether involving a third-party claim or a claim solely between the parties hereto) and, solely with respect to claims arising under Section 8.2(a)(iii), Taxes (“Damages”) incurred or suffered by any Indemnified Party arising out of or related to:

(i)            (A) any misrepresentation or breach of any Fundamental Representation or (B) any misrepresentation or breach of any Fundamental Representation as of the Closing as if such Fundamental Representation had been made as of the Closing, except for any Fundamental Representation that addresses matters only as of a particular time, in which case, as if such Fundamental Representation had been made as of such time (in each case determined, for the purposes of determining whether such misrepresentation or breach has occurred and the applicable amount of Damages in respect of such misrepresentation or breach, without regard to any qualification or exception contained therein relating to materiality, Transaction Material Adverse Effect, Parent Material Adverse Effect or any similar qualification or standard, including specified dollar thresholds);

(ii)            any breach of covenant or agreement made or to be performed by any RHP Party pursuant to this Agreement;

(iii)            any liabilities (whether direct or indirect, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due) (A) of the Company or any OEG Subsidiary to the extent not related to or arising out of the OEG Business and attributable to matters occurring prior to the Closing, or (B) arising out of or related to any business (including the conduct and activities or any business) of Ultimate Parent or its Subsidiaries (including any divested or discontinued business of Ultimate Parent or its Subsidiaries) other than the OEG Business (and the conduct and activities of the OEG Business); or

(iv)            any Covered Taxes.

provided, that it is the intent of the parties that (i) the foregoing indemnification with respect to the Purchaser Indemnified Parties shall indemnify the Purchaser Indemnified Parties only for Damages suffered or incurred by them directly and shall not indemnify the Purchaser Indemnified Parties with respect to Damages suffered by the Company or any of the OEG Subsidiaries or that the Purchaser Indemnified Parties may suffer or incur solely by virtue of their direct or indirect equity ownership in the Company and (ii) only the Company Indemnified Parties shall be indemnified in respect of Damages suffered by the Company or any of the OEG Subsidiaries or that the Purchaser Indemnified Parties may suffer or incur solely by virtue of their direct or indirect equity ownership in the Company.

(b)            From and after Closing, other than any breach of a Fundamental Representation, the sole recourse and remedy for any breach of a representation or warranty made by the RHP Parties pursuant to this Agreement shall, except in respect of a Dispute under Section 2.6(c) (which shall be governed by Section 2.6(c)) or an Earnout Dispute under Section 2.8(c) (which shall be governed by Section 2.8(c)), be the R&W Policy. Purchaser, on behalf of itself and each of its Affiliates, further acknowledges and agrees that the provisions of this Section 8.2(b) shall apply regardless of whether (i) Purchaser obtains at or following Closing or maintains following Closing the R&W Policy, (ii) the R&W Policy expires, is revoked, cancelled or modified in any manner after issuance, or (iii) any Person makes a claim under the R&W Policy and such claim is denied by the insurer under such R&W Policy. Any indemnification of the Purchaser Indemnified Parties for any breach of a Fundamental Representation made by the RHP Parties or pursuant to Section 8.2(a)(iii) or Section 8.2(a)(iv), shall be satisfied first through recovery from the R&W Policy, to the extent coverage is reasonably available to such Purchaser Indemnified Party thereunder. Notwithstanding the foregoing, if Purchaser in good faith seeks recovery against the R&W Policy with respect to any breach of a Fundamental Representation made by the RHP Parties or pursuant to Section 8.2(a)(iii), and there is a dispute as to applicability of, or delay in obtaining, coverage under the R&W Policy, such dispute or delay shall not be a basis for a delay or refusal of indemnification hereunder so long as Purchaser acts in good faith in pursuing such recovery for 12 months after such claim was first submitted to the insurer, and during such period, Purchaser keeps the RHP Parties reasonably informed regarding such claim, consults with the RHP Parties regarding such pursuit, and gives good faith consideration to any recommendations or courses of action suggested by the RHP Parties; provided that Purchaser shall not be obligated to pursue or commence litigation or arbitration in pursuit of such claims.

(c)            If Purchaser becomes aware of any Damages for which any Company Indemnified Party may be entitled to seek indemnification from the Ryman Indemnifying Parties under this Agreement, (i) Purchaser shall notify Ultimate Parent and (ii) if Ultimate Parent does not cause the Company Indemnified Parties to promptly seek such indemnification and thereafter pursue in good faith such indemnification claim, Purchaser shall be entitled to seek such indemnification on behalf of such Company Indemnified Party and may exercise or cause to be exercised all of the rights of such Company Indemnified Party with respect to such Damages as if Purchaser were the Indemnified Party; provided, that any such amounts recoverable from the Ryman Indemnifying Parties shall be paid to such Company Indemnified Party.

8.3            Indemnification by Purchaser. Purchaser and Purchaser Guarantor (collectively, the “Purchaser Indemnifying Parties”) shall jointly and severally, indemnify and hold harmless, the Company, Ultimate Parent, the RHP Operating Partnership and the RHP Member and their respective Affiliates and their respective officers, directors, employees, successors and permitted assigns (each, a “Ryman Indemnified Party” and, collectively, the “Ryman Indemnified Parties”), from and against any and all Damages, incurred or suffered by a Ryman Indemnified Party arising out of or related to (a) any misrepresentation or breach of a Purchaser Fundamental Representation or (b) any misrepresentation or breach of a Purchaser Fundamental Representation as of the Closing as if such Purchaser Fundamental Representation had been made as of the Closing, except for any Purchaser Fundamental Representation that addresses matters only as of a particular time, in which case, as if such Purchaser Fundamental Representation had been made as of such time, or (c) any breach of any covenant or agreement to be performed by Purchaser or Purchaser Guarantor pursuant to this Agreement.

8.4            Third-Party Claim Procedures.

(a)            The Persons entitled to indemnification under Section 8.2 or Section 8.3 (the “Indemnified Party”) agree to give prompt notice in writing to the Persons against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually and materially prejudiced the Indemnifying Party.

(b)            The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 8.4, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense. If the Indemnifying Party elects to assume or control the defense of any such Third-Party Claim, it shall within 30 days of receipt of the applicable notice of such Third-Party Claim notify the Indemnified Party in writing of its intent to do so; provided, that the Indemnifying Party shall not be entitled to assume or control the defense of any Third-Party Claim if (i) the Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party or (ii) if the Indemnifying Party has failed to, or is failing to, prosecute or defend diligently such Third-Party Claim (after receiving written thereof from the Indemnified Party and having a reasonable opportunity to cure). If the Indemnifying Party does not assume or control the defense of any Third-Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. If the Indemnifying Party shall assume or control the defense of any Third-Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim; provided, however, that such Indemnified Party shall only be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable opinion of outside counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable to protect the material interests of the Indemnified Party. The parties shall reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party unless (x) the judgment or settlement does not entail any admission of liability on the part of the Indemnified Party, (y) the judgment or settlement provides solely for the payment of money, which payment is indemnified by the Indemnifying Party pursuant to this Article VIII in full and (z) the Indemnified Party receives a complete and unconditional release. The Indemnified Party shall not consent to the entry of any judgment, or enter into any settlement or compromise with respect to, a Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5            Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.2 or Section 8.3 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually and materially prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 10.5.

8.6            Certain Limitations on Indemnification. Notwithstanding the provisions of this Article VIII:

(a)            in no event shall the aggregate indemnification amounts paid or payable, as of any date of determination, to the Purchaser Indemnified Parties and the Company Indemnified Parties pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) (other than in respect of breaches of covenants to be performed following the Closing) and Section 8.2(a)(iii) exceed the sum of (i) the Aggregate Closing Proceeds, (ii) if paid, the Block 21 Incremental Capital Contribution and (iii) if paid, the Earnout Amount;

(b)            the Ryman Indemnifying Parties shall not have any indemnification obligation for any breach of covenant or agreement pursuant to Section 5.13 (i) unless the aggregate amount of all Damages in respect of a breach of covenant or agreement pursuant to Section 5.13 exceeds $1,000,000, and then only to the extent of such excess, or (ii) to the extent the aggregate amount of Damages in respect of a breach of covenant or agreement pursuant to Section 5.13 exceeds $30,000,000; and

(c)            in no event shall the aggregate indemnification amounts paid or payable, as of any date of determination, to the Ryman Indemnified Parties pursuant to Sections 8.3 (other than in respect of breaches of covenants to be performed following the Closing) exceed the Purchase Price (as increased by the Earnout Amount to the extent paid pursuant to Section 2.8).

8.7            Third Party Recoveries. Damages for which an Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of insurance proceeds or other third party recoveries, in each case to the extent actually recovered by such Indemnified Party in respect of such Damages incurred by such Indemnified Party (net of any expenses incurred by such Indemnified Party in recovering such amounts). If any Indemnified Party receives any such insurance proceeds or other third party recoveries subsequent to an indemnification payment by the Indemnifying Party in respect of any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made to such Indemnified Party by the Indemnifying Party in connection with providing such indemnification payment in respect of such Damages up to the amount received by such Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

8.8            Exclusive Remedy. From and after the Closing, except for in connection with Disputes under Section 2.6 (which Disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.6) and Earnout Disputes under Section 2.8 (which Earnout Disputes will be resolved in accordance with the Earnout Dispute mechanism set forth in Section 2.8), with respect to the Ancillary Agreements or in the case of Fraud by another Party, and except equitable relief pursuant to Section 10.5(d), the sole and exclusive remedy for any and all claims for monetary damages arising under, out of, or related to this Agreement, shall be the rights of indemnification set forth in this Article VIII and the R&W Policy only, and no party will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise.

8.9            Calculation of the Amount of Damages with respect to Taxes. The amount of any Damages that are indemnifiable pursuant to this Article VIII shall be (i) reduced by any Tax benefit actually realized (as a reduction in Taxes otherwise currently due) by the Indemnified Party, in the taxable year of the incurrence or payment of any such Damages (calculated by computing the amount of Taxes on a “with and without” basis) and (ii) increased by any Taxes imposed on the Indemnified Party or its Affiliates in connection with the receipt or accrual of the related indemnity payment.

8.10            Characterization of Indemnification Payments. To the extent permitted by applicable Legal Requirement, any amount paid pursuant to this Article VIII shall be treated for Tax purposes as adjustments to the Purchase Price to the extent such amounts are paid or received by the Purchaser.

ARTICLE IX
TAX MATTERS

9.1            Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all Investment Transfer Taxes shall be borne seventy percent (70%) by the RHP Member and thirty percent (30%) by Purchaser. The parties hereto shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to all such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

9.2            Tax Treatment. The parties intend that, for U.S. federal and applicable state and local income purposes, (i) the issuance of the Purchased Interests be treated as a transaction described in Section 1032 of the Code, (ii) the repayment of the Intercompany Note and the Intercompany Revolver be treated as a repayment of indebtedness issued by the Company, (iii) the Distribution, if applicable, be treated as a distribution described in Section 301 of the Code and (iv) if the Earnout Transactions occur pursuant to Section 2.8(a) or Section 2.8(b), (A) the Earnout Class A Unit Adjustment be treated as an adjustment to the number of Class A Units issued by the Company to the Purchaser in exchange for the Purchase Price and (B) the payment of the Earnout Amount to the RHP Member in exchange for Class A Units be treated as a transaction described in Section 1001 (together, the “Intended Tax Treatment”). Each party, to the extent applicable, shall cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment and shall refrain from making any statement or otherwise taking any action that is inconsistent with the Intended Tax Treatment.

ARTICLE X
ADDITIONAL COVENANTS; MISCELLANEOUS PROVISIONS

10.1            Limitation on Warranties; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY THE COMPANY DISCLOSURE LETTER), ANY ANCILLARY AGREEMENT and in any certificate delivered pursuant to this Agreement BY OR ON BEHALF OF ANY RHP PARTY or ANY Of their respective AFFILIATEs, NEITHER THE COMPANY NOR ANY OTHER PERSON IS MAKING OR WILL BE DEEMED TO HAVE MADE, AND NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY ARISING OUT OF, RELATING TO OR RESULTING FROM ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), AS TO THE ACCURACY OR COMPLETENESS OF, OR THE DISTRIBUTION TO, OR USE BY, PURCHASER OF, ANY ADVICE, DOCUMENT OR OTHER INFORMATION REGARDING THE PURCHASED INTERESTS, THE COMPANY, THE OEG SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS, FINANCIAL CONDITION AND ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS) OR LIABILITIES OF THE COMPANY, INCLUDING FORWARD-LOOKING STATEMENTS (ANY OF THE FOREGOING, AN “EXTRA-CONTRACTUAL STATEMENT”). PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, THE ANCILLARY AGREEMENTS AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT BY OR ON BEHALF OF ANY RHP PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE, AND EACH OF THEM HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, AND IS NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE PURCHASED INTERESTS OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF THE COMPANY OR ANY OTHER PERSON, INCLUDING IMPLIED WARRANTIES OF FITNESS, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ANY RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT HERETOFORE FURNISHED OR MADE AVAILABLE TO PURCHASER, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR ANY OTHER PERSON (IT BEING INTENDED THAT NO SUCH PRIOR EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING IN THIS SECTION 10.1 SHALL PREVENT, LIMIT OR PRECLUDE A CLAIM RELATING TO FRAUD.

10.2            Expenses. Except as provided in this Agreement (including Section 5.4(c)) and without limiting the treatment of Company Transaction Expenses, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing occurs.

10.3            Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.

10.4            Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally by hand or by recognized next-day courier service, or (b) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses or email addresses as a party may designate by notice to the other parties):

(a)            if to Purchaser or Purchaser Guarantor:

Atairos Group, Inc.

620 Fifth Avenue

New York, New York 10020

Attention: Alexander D. Evans

Email: a.evans@atairos.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: William J. Chudd

Email:      william.chudd@davispolk.com

(b)            if to the Company, the RHP Member or the Operating Partnership:

OEG Attractions Holdings, LLC

c/o Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37204

Email:            SLynn@rymanhp.com

Attention:      Scott J. Lynn, Executive Vice President, General Counsel and Secretary

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Email:            MWalker@bassberry.com

Attention:      F. Mitchell Walker, Jr.

10.5            Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)            This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Legal Requirements of the State of Delaware without regard to the conflict of laws rules thereof. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that all actions (at law or in equity, in contract, tort or otherwise) against any of the Financing Sources, in any way relating to this Agreement or the transactions contemplated hereby, the Debt Financing or the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to principles of conflicts of laws.

(b)            The parties hereto (i) irrevocably consent to the service of the summons and complaint and any other process in any Proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 10.4 or in such other manner as may be permitted by Legal Requirements, of copies of such process to such party, and nothing in this Section 10.5(b) shall affect the right of any party to serve legal process in any other manner permitted by Legal Requirements, (ii) irrevocably and unconditionally consent and submits itself and its property in any Proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement, any certificate delivered pursuant to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agree that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agree that any Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waive any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agree that it shall not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. The parties hereto agree that a final judgment in any Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each of the parties hereby consents to process being served by any party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.4. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto irrevocably and unconditionally consents and submits itself and its property in any Proceeding against any of the Financing Sources to the exclusive general jurisdiction of the State of New York.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, any certificate delivered pursuant to this Agreement, Any Ancillary Agreement OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING WITHOUT LIMITATION THE DEBT FINANCING, THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED THEREBY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).

(d)            The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed, except following a termination of this Agreement in accordance with Section 7.1, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which any such party may be entitled pursuant to the terms of this Agreement, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Any Proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any requirement for the securing or posting of any bond in connection with any such remedy.

10.6            Further Assurances. Subject to the limitations set forth herein, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the provisions of this Agreement and the transactions contemplated hereby.

10.7            Entire Agreement and Modification. This Agreement, the Company Disclosure Letter, the Ancillary Agreements, and the Confidentiality Agreement constitute the entire and exclusive agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement executed by the Company and Purchaser. Notwithstanding anything to the contrary in this Section 10.7, no provision of this Agreement with respect to which the Financing Sources are expressly made third-party beneficiaries pursuant to Section 10.10 shall be permitted to be amended or waiver in a manner that is materially adverse to the Financing Sources without the prior written consent of the Financing Sources that are party to the Debt Commitment Letter.

10.8            Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.

10.9            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.10            Binding Effect; Assignment; Third-Party Beneficiaries. No assignment of this Agreement or of any rights or obligations hereunder may be made by any RHP Party without the prior written consent of Purchaser, and no assignment of this Agreement or any rights or obligations hereunder may be made by Purchaser or Purchaser Guarantor without the prior written consent of the Company, except that Purchaser or Purchaser Guarantor may transfer or assign its rights and obligations under this Agreement, in whole but not in part, to any of its Affiliates (provided that no such transfer or assignment shall relieve Purchaser or Purchaser Guarantor, respectively, of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser or Purchaser Guarantor, respectively). Any attempted assignment without the required consent shall be void. No assignment of any obligations hereunder shall relieve the assigning party of any such obligations or of any liability for any breach by such party or its assignee of any such obligations. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in Article VIII or Section 10.13, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement; provided, however, the Financing Sources shall be intended third party beneficiaries of, and may enforce, Section 10.7, this Section 10.10, Section 10.5 and Section 10.15.

10.11            Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or by email with ..pdf attachments, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

10.12            Guarantees.

(a)            Purchaser Guarantor hereby guarantees and agrees to perform and cause to be fulfilled timely, all obligations of Purchaser in connection with this Agreement, subject to the terms and limitations hereof. In such regard, Purchaser Guarantor shall be liable to the same extent as Purchaser for any failure of Purchaser to perform or comply with its obligations hereunder.

(b)            Each of Ultimate Parent and RHP Operating Partnership hereby guarantees and agrees to cause to be performed and timely fulfilled all obligations of the RHP Parties in connection with this Agreement, subject to the terms and limitations hereof. In such regard, each of the Ultimate Parent and RHP Operating Partnership shall be liable to the same extent as each other RHP Party for any failure of such party to perform or timely fulfill its obligations hereunder; provided that as between Ultimate Parent and RHP Operating Partnership, RHP Operating Partnership shall be primarily liable for any failure of any other RHP Party to perform or comply with their respective obligations hereunder; provided that the foregoing shall not be construed to waive, abridge or diminish any right or remedy which Purchaser might have against Ultimate Parent pursuant to this Agreement.

10.13            No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement and none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, representatives, shareholders, members, managers, partners, successors and assigns of any Party or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, representative, shareholder, member, manager, partners, successor and assign of any of the foregoing (collectively, “Related Parties”) that is not a party shall have any liability for any liabilities of the parties for any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, none of the Parties shall have any rights of recovery in respect hereof against any Related Party and no personal liability shall attach to any Related Party through a party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a Proceeding (whether in tort, contract or otherwise) by or on behalf of a Party against any Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Legal Requirement, or otherwise. Notwithstanding anything to the contrary in this Section 10.13, nothing in this Section 10.13 shall be deemed to limit (i) any liabilities or obligations of, or claims against, any party to any Ancillary Agreement or serve as a waiver of any right on the part of any party to such Ancillary Agreement to initiate any Proceeding permitted pursuant to, and in accordance with the specific terms of such Ancillary Agreement or (ii) limit any liabilities in respect of Fraud.

10.14            Representation; Attorney-Client Privilege.

(a)            Each of Purchaser and Purchaser Guarantor understands that the Company has been represented by Bass, Berry & Sims PLC (“Bass, Berry & Sims”), including in the preparation, negotiation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of Purchaser and Purchaser Guarantor acknowledges and agrees, on behalf of itself and its controlled Affiliates, that Bass, Berry & Sims may after the Closing represent the Company, RHP Member and/or their respective Affiliates in matters related to the transactions contemplated by this Agreement, including the representation of such Persons or entities in matters related to post-Closing claims made by any party pursuant to the terms hereof. Each of Purchaser and Purchaser Guarantor hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation with respect to the matters contemplated by this Agreement and the transactions contemplated hereby.

(b)            Each of Purchaser and Purchaser Guarantor, for itself and its controlled Affiliates, and its and its controlled Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between or among the Company (including the OEG Subsidiaries), RHP Member, RHP Operating Partnership, Ultimate Parent, their respective officers and employees, and/or their counsel, including Bass, Berry & Sims (collectively, the “Company Group”), made in connection with the negotiation, preparation, execution or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, or any dispute or Proceeding arising under or in connection with, this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, which, immediately prior to the Closing, would be deemed to be privileged communications of the Company Group, and would not be subject to disclosure to Purchaser or Purchaser Guarantor or their respective officers, employees or Affiliates in connection with any process relating to a dispute arising under or in connection with this Agreement, the transactions contemplated hereby or otherwise, shall continue after the Closing to be privileged communications of the Company Group.

10.15            Debt Financing Matters. Notwithstanding anything to the contrary herein, the parties hereby agree on behalf of themselves and their Affiliates, and each of their former, present and future Subsidiaries, and each of their respective past, present or future general or limited partners, management companies, members, direct or indirect stockholders or equity holders or controlling Persons, or any successor or assign of any of the foregoing that (a) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Financing Source, arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York, (b) any interpretation of the Debt Commitment Letter will be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws, (c) no party hereto will bring, permit any of their respective Affiliates or any of their former, present and future Subsidiaries, and each of their respective past, present or future general or limited partners, management companies, members, direct or indirect stockholders or equity holders or controlling Persons, or any successor or assign of any of the foregoing to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (d) the waiver of rights to trial by jury set forth in Section 10.5(c) applies to any such claim, suit, action or proceeding, (e) only Purchaser (including its permitted successors and assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letter at their own direction and in connection with the transactions contemplated by the Debt Commitment Letter shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter, (f) no amendment or waiver of this Section 10.15 shall be effective without the prior written consent of the Financing Sources that are a party to the Debt Commitment Letter, (g) none of the Financing Sources shall have any liability to the Purchaser, the Purchaser Guarantor, their respective Affiliates, Representatives, and each of their former, present and future Subsidiaries, and each of their respective past, present or future general or limited partners, management companies, members, direct or indirect stockholders or equity holders or controlling Persons, or any successor or assign of any of the foregoing under this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute related to, or arising from, the Debt Financing, the Debt Commitment Letter or the performance thereof (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of OEG Borrower, LLC and its Affiliates that are party to the Debt Commitment Letter (collectively, the “OEG Financing Parties” and each individually a “OEG Financing Party”) against the Financing Sources with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder) and (h) the Financing Sources, their respective Affiliates and their respective Representatives are express and intended third party beneficiaries of this Section 10.15. In addition, the Purchaser, the Purchaser Guarantor, their respective Affiliates, Representatives, and each of their former, present and future Subsidiaries, and each of their respective past, present or future general or limited partners, management companies, members, direct or indirect stockholders or equity holders or controlling Persons, or any successor or assign of any of the foregoing hereby (a) waives any rights or claims the Company or any of the foregoing parties may have against any of the Financing Sources in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and (b) agrees not to commence any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of any OEG Financing Party against the Financing Sources with respect to the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or any services thereunder). This Section 10.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:

OEG Attractions Holdings, LLC
(f/k/a RHP Operations and Attractions Holdings, LLC)

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	President & Chief Executive Officer

RHP MEMBER:

RHP HOTELS, LLC

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	President & Chief Executive Officer

OPERATING PARTNERSHIP:

RHP HOTEL PROPERTIES, LP

By:	RHP PARTNER, LLC
Its:	General Partner

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	President & Chief Executive Officer

ULTIMATE PARENT:

RYMAN HOSPITALITY PROPERTIES, INC., solely for the purpose of Section 5.10, Section 5.12, Section 5.14, Section 8.2(c) and Section 10.12(b) and for no other purpose

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	President & Chief Executive Officer

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:

A-OEG Holdings, LLC

By:	/s/ Alexander Evans
Name:	Alexander Evans
Title:	Authorized Signatory

PURCHASER GUARANTOR:

Atairos Group, Inc.

By:	/s/ Alexander Evans
Name:	Alexander Evans
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

EXHIBIT A

Accounting Principles

REDACTED

EXHIBIT B

Earnout EBITDA Thresholds

REDACTED

EXHIBIT C

LLC Agreement

(See attached)

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

OEG ATTRACTIONS HOLDINGS, LLC

A Delaware Limited Liability Company

Dated as of ___________, 2022

THE MEMBERSHIP INTERESTS ISSUED PURSUANT TO THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (THIS “AGREEMENT”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAW OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. CERTAIN OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

Page

Article I DEFINITIONS	2

Section 1.1	Certain Definitions	2

Article II ORGANIZATIONAL MATTERS	15

Section 2.1	Legal Status	15
Section 2.2	Name	15
Section 2.3	Purpose	15
Section 2.4	Term	16
Section 2.5	Limited Liability Company Agreement	16

Article III MEMBERS AND MEMBERSHIP INTERESTS	16

Article IV CAPITAL; DISTRIBUTIONS	21

Section 4.1	Loans; Debt Securities	21
Section 4.2	No Interest; No Right to Return of Investment	21
Section 4.3	Limitation on Liability	21
Section 4.4	Distributions; General	21
Section 4.5	Withholding	22
Section 4.6	Class B Units	22

Article V INTENTIONALLY OMITTED	22

Article VI RESERVED	22

Article VII MANAGEMENT	22

Article VIII EXCULPATION, OTHER ACTIVITIES AND INDEMNIFICATION	29

Section 8.1	Exculpation; Elimination of Fiduciary Duties; Other Activities	29
Section 8.2	Indemnification	31

- i -

Article IX BOOKS AND RECORDS	33

Article X TRANSFERS	36

Article XI WITHDRAWAL AND DISSOLUTION	40

Section 11.1	Withdrawal	40
Section 11.2	Events of Dissolution	41
Section 11.3	Liquidating Distributions	41
Section 11.4	Conduct of Winding-Up	41

Article XII REPRESENTATIONS, WARRANTIES, AGREEMENTS AND OTHER MATTERS	41

Section 12.1	Holder Representations	41
Section 12.2	Anti-Corruption Compliance	43
Section 12.3	FCC Matters	44

Article XIII SPECIAL RIGHTS	45

- ii -

Article XIV MISCELLANEOUS	83

Schedules and Exhibits:

Schedule A	: Membership Interests
Schedule B	: Initial Managers
Schedule C	: Major Decisions
Schedule D	: Permitted Financing Terms
Schedule E	: Sample LTM Adjusted EBITDAre and Option Price
Schedule F	: Sample Minimum Investor Stake Value, Post IPO Investor Stake Value
Schedule G	: Sample Minimum Investor Sale Value and Sale Payment
Schedule H	: Sample IPO Request Put Price

Exhibit A	: Form of Joinder
Exhibit B	: Registration Rights
Exhibit C	: Form of Assignment of Membership Interests

-iii -

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of OEG Attractions Holdings, LLC, formerly known as RHP Operations and Attractions Holdings, LLC (the “Company”), is made and entered into as of this [__] day of [__], 2022 (the “Effective Date”), by and among the Company, RHP Operating Partnership, Ryman Hospitality Properties, Inc., a Delaware corporation (“Ryman Parent”), Atairos Group, Inc., a Cayman Islands exempted company (“Atairos Parent”), each Person listed as a Member on Schedule A attached hereto as of the date hereof and each Person subsequently admitted as a member of the Company in accordance with the terms hereof.

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company on September 18, 2012, by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and the name of the Company has been changed from “RHP Operations and Attractions Holdings, LLC” to “OEG Attractions Holdings, LLC” pursuant to a Certificate of Amendment thereto filed with the Secretary of State of Delaware on January 25, 2022;

WHEREAS, the initial Limited Liability Company Agreement of the Company dated as of September 18, 2012 (the “Initial LLC Agreement”) was entered into with RHP Hotels, LLC (f/k/a Gaylord Hotels, Inc.) as the initial member of the Company (the “Ryman Member”);

WHEREAS, the Ryman Member (as the Sole Member) and the Company amended and restated the Initial LLC Agreement as of November 16, 2012 (the “Amended LLC Agreement”);

WHEREAS, as part of the transactions contemplated by the Investment Agreement (as hereinafter defined), immediately prior to the closing of the transactions contemplated by the Investment Agreement and the execution of this Agreement, Ryman Member transferred all the membership interests in the Company to OEG MergeCo, LLC, and OEG MergeCo, LLC merged with and into the Company, with the Company as the surviving entity (the “Merger”), with Ryman Member receiving all the Membership Interests in the Company as of the effectiveness of the Merger as the sole Member of the Company prior to the admission of the Investor Member upon the effectiveness of this Agreement;

WHEREAS, pursuant to an Investment Agreement, dated as of April 4, 2022, by and among the Company, the Ryman Member, RHP Hotel Properties, LP, a Delaware limited partnership (the “RHP Operating Company”), Ryman Parent, the Investor Member and Atairos Group, Inc., a Cayman Islands exempted company (the “Investment Agreement”), the Investor Member agreed to become a Member of the Company and purchase units of membership interests in the Company in consideration of the contribution to the Company by the Investor Member of the Initial Funding Amount, which the Company used to repay all or a portion of the Intercompany Note (as hereinafter defined) and to fund a distribution to the Ryman Member, in each case on the terms set forth in the Investment Agreement;

WHEREAS, the Members desire to enter into this Agreement to set forth herein their respective rights, duties and obligations with respect to the Company and each other and reflect the issuance of the Membership Interest to the Investor Member and are hereby amending and restating the Amended LLC Agreement by entering into this Agreement, which supersedes and replaces the Amended LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

Article I
DEFINITIONS

Section 1.1      Certain Definitions.

(a)            For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person. Notwithstanding the foregoing, (a) the Investor Member shall not in any event be considered an Affiliate of (x) any Portfolio Company and (y) any member of the Comcast Group, and (b) neither the Investor Member nor the Ryman Member shall in any event be considered an Affiliate of the Company or any of its Subsidiaries, and vice versa.

“Anniversary” used with a number indicating years means the specified anniversary of the date of this Agreement; for example, “Seventh Anniversary” means the seventh anniversary of the date of this Agreement in 2029.

“Annual Maximum Permissible Amount” shall mean, for any given calendar year, the maximum amount of cash that the Ryman Member could receive in respect of its Units for such year without causing the Ryman Parent’s estimated gross income described in Section 856(c)(3) of the Code to represent less than the minimum percentage permitted by Section 856(c)(3) plus five percent (5%) of its total estimated gross income (within the meaning of Section 856(c)(3) of the Code), which maximum amount shall be determined by the Ryman Member in good faith in accordance with Section 13.1.

“Anti-Corruption Laws” means all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act and in any other applicable jurisdiction.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Class A Holder” means any Holder owning Class A Units, in such Holder’s capacity as such.

“Class A Unit” means any Unit having the rights and obligations specified with respect to a “Class A Unit” in this Agreement and designated as such on Schedule A hereto.

“Class B Unit” means a Unit hereinafter designated as a “Class B Unit” and having the rights and obligations specified with respect thereto, as mutually agreed by the Ryman Member and the Investor Member, acting in good faith.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.

“Comcast Group” means (i) Comcast Parent, (ii) any entity (A) into which Comcast Parent merges, (B) to which Comcast Parent transfers all or substantially all of its assets or (C) of which Comcast Parent becomes a Subsidiary as part of a reorganization, restructuring or other transaction (or, if such entity has an ultimate parent company, the ultimate parent company of such entity), and (iii) any Subsidiary of a Person described in the foregoing clauses (i) or (ii), but not any Portfolio Company of Atairos Parent or a Portfolio Company of an Affiliate of Atairos Parent.

“Comcast Parent” means Comcast Corporation, a Pennsylvania corporation.

“Confidential Information” means any and all information, statements, reports, trade secrets, documents, and other materials prepared or produced by or on behalf of the Company, the Board or any Subsidiary of the Company or any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of such Person (collectively “Representatives”) and any and all information, statements, reports, trade secrets, documents, and other materials concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Member (including by virtue of its present or former right to designate a Manager of the Company); provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by or on behalf of a Member or its Representatives in violation of this Agreement, (ii) was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company or (iii) becomes available to such Member on a non-confidential basis from a source other than the Company or its Representatives after the disclosure of such information to such Member or its Representatives by or on behalf of the Company, which source is (at the time of receipt of the relevant information) not, to the Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person; provided, further, that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of the Ryman Member or the Investor Member or any of their respective Affiliates prior to the date hereof shall not by virtue of the foregoing exceptions be deemed not to be Confidential Information and the Ryman Member shall and shall cause its Affiliates, and the Investor Member shall and shall cause its Affiliates, to keep or cause to be kept confidential such information in accordance with Section 3.2 as fully as if they did not have access to such information prior to the date of this Agreement and only received it after the date of this Agreement.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by agreement, contract or law or through any ownership of voting securities, power-of-attorney, proxy, or other arrangement or mechanism.

“Debt-Like Preferred Equity” means preferred equity that (i) has a “hard coupon”, minimum return or the equivalent, such as a preferred return or similar required payments that must be paid on dates certain, (ii) a “hard maturity” such as mandatory redemption date or similar required date of repayment or redemption, (iii) provides for a change in control, required redemption, increase in preferred return, right to change control or management, buy-sell mechanism or similar remedies in the event of a failure to repay or redeem on date certain or satisfy preferred return or similar payment thresholds, (iv) is secured by a pledge of ownership interests, or (v) is treated as debt under GAAP.

“Earnout Transactions” has the meaning given such term in the Investment Agreement.

“Enforcement Action” means any investigation of the Company, any of its Subsidiaries, any of its or their officers, directors, employees or agents or, to the Company’s knowledge, any of its or its Subsidiaries’ stockholders, partners or other equity holders (in connection with the business of the Company and its Subsidiaries) for alleged violation of any Anti-Corruption Laws.

“Equity Securities” means, with regard to any Person, as applicable, (a) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (b) any securities (including debt securities) of such Person, directly or indirectly, convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share, unit or membership interest appreciation rights, phantom share rights, contingent interest or other similar rights relating to such Person (including any equity-linked rights or rights, to payments or otherwise, tied to the equity value of such Person), or (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, units or membership interests or recapitalization, exchange, merger, consolidation or other reorganization.

“Family Member” means, with respect to any individual, (i) such individual’s spouse or ex-spouse, (ii) such individual’s parents, (iii) such individual’s children, step-children or their respective lineal descendants and (iv) any trust or other estate planning entity for the exclusive benefit of any individuals referenced in (i) through (iii) above.

“Federal Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations and written policies of the Federal Communications Commission (“FCC”) promulgated pursuant thereto, as the same may be amended from time to time.

“Fiscal Year” means the calendar year.

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governmental Body” means any federal, state or local court, tribunal, administrative or regulatory department, agency or commission, arbitral or judicial body, or other governmental or administrative authority, domestic or foreign.

“Holder” means any Member or any other Person owning a Membership Interest (including any Involuntary Transferee), regardless of whether and to what extent such Member or other Person has been, is or will be admitted to the Company as a member in accordance with the provisions of this Agreement and applicable law.

“Indemnitee” means any Person that is or was (a) a Manager, Officer or employee or (b) serving or served at the Company’s request as a director, manager, officer, employee or agent of another Person.

“Initial Funding Amount” means an amount equal to the Purchase Price (as defined in the Investment Agreement).

“Intercompany Note” means that certain promissory note dated as of April 5, 2021 in the original principal amount of $ 509,000,000, (which amount is subject to increase including in connection with the Block 21 Acquisition) in favor of RHP Hotel Properties L.P., which is being repaid and extinguished upon the execution of this Agreement.

“Investor Member” means, collectively, A-OEG Holdings, LLC, a Delaware limited liability company, and any Permitted Transferee of the Investor Member holding Units, in each case, for so long as any such Person is the owner of a Unit and a Permitted Transferee.

“Involuntary Transfer” means except for any Transfer approved in accordance with Section 10.6, any Proceeding, transaction or other event by or in which any Person is involuntarily deprived or divested of any right, title or interest in or to any Membership Interest (or portion thereof), including (i) a seizure under levy of attachment or execution, (ii) a foreclosure under a pledge, (iii) a Transfer to a trustee in bankruptcy, receiver or other officer or agency, (iv) a Transfer to a governmental officer or agency pursuant to a statute pertaining to escheat or abandoned property or (v) a Transfer occurring as a result of or otherwise in connection with the death or divorce of a Person; provided that an Involuntary Transfer shall not be applicable to the Ryman Member, the Investor Member or any of their respective Permitted Transferees.

“Involuntary Transferee” means any Person to the extent such Person has acquired or will acquire any right, title or interest in or to any Membership Interest (or portion thereof) as a result of or in connection with an Involuntary Transfer, unless and until such Person is admitted as a Member in accordance with this Agreement with respect to and to the extent of such Membership Interest.

“IPO” means an underwritten initial public offering of the Equity Securities of the Company or a New Company registered on Form S-1 (or any equivalent or successor form) under the Securities Act for listing on a nationally recognized exchange.

“IPO Disruption Event” means either (i) the market for equity securities in the United States shall have deteriorated from market conditions reasonably foreseeable as of the IPO Acceptance Date so as to render it impracticable or inadvisable to proceed with an IPO of the Company’s Equity Securities in the reasonable judgment of the proposed underwriters for the IPO or (ii) the earnings, business, consolidated financial position or consolidated results of operations of the Company and its Subsidiaries considered as one enterprise shall have deteriorated from those reasonably foreseeable as of the IPO Acceptance Date, which in the reasonable judgment of the proposed underwriters for the IPO is so material and adverse as to make it impracticable or inadvisable to proceed with the IPO.

“Liens” has the meaning ascribed to such term in the Investment Agreement.

“LMA” means the Local Programming and Marketing Agreement, dated as of the date hereof, between WSM-AM, LLC, a Delaware limited liability company, and Grand Ole Opry, LLC, a Delaware limited liability company.

“Major Decision” means the actions set forth on Schedule C in items (1) through (12).

“Management Member” means (i) any current or former officer, employee, director, independent contractor or consultant of the Company or any of its Subsidiaries, who directly or indirectly, received Class B Units or any other equity incentive compensation arrangement approved by the Board, (ii) any other Member who is designated as a “Management Member” pursuant to a written agreement or acknowledgment with such Member, or (iii) any Permitted Transferee of a party described in the foregoing clauses (i) and (ii). Notwithstanding anything to the contrary contained herein, in no event shall the term include the Investor Member, the Ryman Member or any of their Permitted Transferees.

“Member” means each Person admitted to the Company as a Member in accordance with the provisions of this Agreement and applicable law, including any Permitted Transferee, in each case, only for so long as such Person is the owner of Units. If a Person admitted as a Member with respect to a Membership Interest acquires an additional Membership Interest (whether as a result of an Involuntary Transfer or otherwise), such Person shall not be treated as a Member with respect to such additional Membership Interest unless and until such Person is admitted as a Member in accordance with this Agreement with respect to and to the extent of such additional Membership Interest. Notwithstanding anything to the contrary in this Agreement but subject to compliance with Section 10.5, any Permitted Transferee shall automatically be admitted as a Member in accordance with Section 10.2 with respect to any Units it receives under and in accordance with this Agreement.

“Membership Interest” means, as provided in this Agreement, the entire equity interest in the Company of a Person (whether or not such Person is or has been admitted as a Member), including the number of Units, any economic rights, any right to participate in liquidating and non-liquidating distributions from the Company, any obligation to make additional contributions, and any and all other rights, obligations and duties associated with such equity interest.

“Officer” means any Person validly and properly appointed and acting as an officer of the Company in accordance with Section 7.7.

“Option Agreement” means the Option Agreement, dated as of the date hereof, between WSM-AM, LLC, a Delaware limited liability company, and Grand Ole Opry, LLC, a Delaware limited liability company.

“Outstanding Units” means, at any time of determination, the number of then outstanding Class A Units.

“Permitted Transferee” means:

(a)            with respect to the Investor Member, (i) any of Atairos Parent’s controlled Affiliates, (ii) any of Atairos Parent’s Affiliates that is controlled, managed or advised on a discretionary basis by (A) Atairos Partners, L.P., (B) Atairos Management, L.P. or (C) any other Affiliate of Atairos Partners, L.P. or Atairos Management, L.P. that acts as an investment advisor to, or, directly or indirectly, as a general partner, controlling shareholder or equivalent of, Atairos Parent, (iii) solely in the event of and following or in connection with the winding up or dissolution of Atairos Parent, (A) any member, shareholder, general partner or limited partner of Atairos Parent, (B) any officer, general partner, director, manager, shareholder, employee or limited partner of any of the Persons described in the foregoing clause (A), (C) any Family Member, executor, administrator, testamentary trustee, legatee or beneficiary of any of the Persons described in the foregoing clauses (A) or (B), (D) a trust or similar entity substantially all the economic interests of which are held by or for the Persons described in the foregoing clauses (A) through (C), and (E) any corporation, limited liability company or other legal entity, substantially all of the economic interests of which are held by or for the benefit of any of the Persons described in the foregoing clauses (A) through (C) and (iv) any member of the Comcast Group;

(b)            with respect to the Ryman Member or the Ryman Operating Partnership, (i) Ryman Parent, (ii) any entity (A) with which Ryman Parent or the Ryman Operating Partnership merges, (B) to which Ryman Parent or the Ryman Operating Partnership transfers all or substantially all of its assets or (C) of which Ryman Parent or the Ryman Operating Partnership becomes a Subsidiary as part of a reorganization, restructuring or other transaction (or, if such entity has an ultimate parent company, the ultimate parent company of such entity), or (iii) any Subsidiary of a Person described in the foregoing clauses (i) or (ii); and

(c)            in the case of a Member that is a natural person, (x) a Transferee by testamentary or intestate disposition or (y) any Family Member of such Member, and which in each case of clauses (x) or (y), if an entity or trust, is controlled by the Transferring Member (where “control” means the possession, directly or indirectly, of the power to direct the disposition and voting of the Units transferred to such trust or other legal entity).

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, association or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio Company” means any portfolio operating company in which the Investor Member or any of its Affiliates has made a debt or equity investment.

“Preemptive Rights Members” means each Holder of Class A Units who is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act.

“Proceeding” means any claim, suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Qualified IPO” means a firmly underwritten public offering of common stock of a New Company, after which the common stock is listed on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market, raising proceeds to the New Company and/or its equityholders of $200,000,000 or more in the aggregate (without deducting underwriting discounts, expenses and commissions). A SPAC Transaction will be deemed a Qualified IPO for purposes of Section 13.11 (but subject to any requirements specifically applicable to a SPAC Transaction as required by this Agreement).

“Qualified Spinoff” means a Spinoff Transaction where no more than twenty percent (20%) of the economic or voting interests of all Equity Securities then outstanding of the Issuer following the spin off, split off or other dividend or other distribution are held, directly or indirectly, by the Ryman Member or any of its Permitted Transferees, or, after a Qualified IPO, any Spinoff Transaction.

“Redemption Fair Market Value” means, in Section 13.4 with respect to any Units or any portion thereof, the fair market value thereof determined as of the applicable reference date in good faith by the Board, taking into consideration all factors it deems relevant; provided, that, for purposes of Article XIII, Redemption Fair Market Value may take into consideration any lack of liquidity, minority interest or other similar discounts as might otherwise be applicable under generally accepted appraisal and valuation standards.

“Ryman Parent Common Stock” means the common stock, $0.01 par value per share, of Ryman Parent to the extent listed on a United States national securities exchange and registered under Section 12(b) of the Securities Exchange Act.

“Sale of the Company” means any of the following, whether in a single transaction or series of related transactions, with a third party: (a) any merger, consolidation or other business combination of the Company with another Person, if the Member or Members owning a majority in voting power of the Voting Units, as determined immediately prior to the relevant transaction, would own, directly or indirectly, less than a majority (as determined immediately after the consummation of the relevant transaction) in voting power of the voting securities of the surviving Person; (b) any voluntary sale or exchange of Voting Units to a third party, if a third party or “group” (in accordance with the Securities Exchange Act requirements but excluding, for the avoidance of doubt, any such “group” that may be deemed to be created by virtue of this Agreement) would own a majority in voting power of the Voting Units, other than (i) (A) the Ryman Member or any of its Permitted Transferees, or (B) the Investor Member or any of its Permitted Transferees (each Person in clause (A) and (B), a “Permitted Holder”) or (ii) any such “group” controlled, directly or indirectly, by one or more of the Permitted Holders ; or (c) any sale or exchange of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole other than to a Permitted Holder or a group controlled directly or indirectly by a Permitted Holder. For the avoidance of doubt, a transaction involving a SPAC Transaction, shall be considered to be an IPO, and not a Sale of the Company, for purposes of this Agreement (but without limiting any requirements specifically applicable to a SPAC Transaction as required by this Agreement). For the avoidance of doubt, a Sale of the Company does not include a transaction where (i) the Ryman Member or any of its Affiliates or (ii) the Investor Member or any of its Affiliates, in each case, is a purchaser, unless otherwise mutually agreed by the Ryman Member and the Investor Member; provided in no event shall a Sale of the Company be deemed to include any transaction effected for the purpose of changing, directly or indirectly, the form of organization or the organization structure of the Company, so long as the Holders immediately prior to such transaction own Equity Securities with respect to such reorganized entity in substantially the same proportions as their ownership of the Units immediately prior to such transaction.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“SPAC” means any publicly traded blank check company and/or special purpose acquisition company or vehicle pursuing an initial business combination or any Subsidiary thereof that, immediately prior to the consummation of the initial business combination transaction, (x) has no material assets (other than proceeds from its initial public offering, the private placement of securities in connection therewith and working capital loans made by such company’s sponsor, management team or their respective Affiliates), (y) has no material liabilities or obligations (other than ordinary course payables to vendors, professionals, consultants and other advisors, deferred underwriting fees incurred in connection with its initial public offering and otherwise to the extent arising from the rights of the company’s public shareholders to redeem their shares and receive liquidating distributions under specified circumstances) and (z) is not an Affiliate of the Ryman Member or the Investor Member.

“SPAC Transaction” means (a) a transaction or series of related transactions, by merger, consolidation or other business combination pursuant to which a majority of the business, assets or divisions of the Company or any successor thereto or Subsidiary thereof is combined with that of a SPAC, regardless of the percentage of the Members’ ownership interest in the entity resulting from or surviving such merger, consolidation or other business combination, (b) the sale, transfer, exchange or other disposition of all or a majority of the business, assets, divisions or voting securities of the Company or any successor thereto or Subsidiary thereof to a SPAC, whether by way of merger, consolidation or otherwise, or (c) a restructuring, recapitalization or similar transaction resulting in the combination of the Company or any successor thereto or Subsidiary thereof with a SPAC, in each case, (i) as a result of which the surviving entity (or its parent entity) is listed on a United States national securities exchange with Equity Securities registered under Section 12(b) of the Securities Exchange Act and (ii) the consideration payable in such transaction to the Members shall be solely cash or publicly traded Equity Securities (including earnout consideration payable in cash or publicly traded Equity Securities).

“Spinoff Transaction” means a spin off, split off or other dividend or other distribution by Ryman Parent to, or exchange with, its shareholders of securities of the Company or its successor other than in connection with a Qualified IPO, in which (i) the Company or its successor is listed on a United States national securities exchange with Equity Securities registered under Section 12(b) of the Securities Exchange Act, (ii) the Investor Member receives or owns after the Spinoff Transaction the same type and/or series of Equity Securities of the Issuer as the public shareholders and (iii) the Investor Member’s ownership interests in the Issuer would not be diluted as a result of the spin off, split off or other dividend or other distribution, or any Corporate Conversion occurring prior to such transactions.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (iii) that would be required to be consolidated in such party’s financial statements under GAAP as adopted (whether or not yet effective) in the United States. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, managing member or general partner (or equivalent) of such partnership, association or other business entity.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 10.5(b) in connection with the Transfer of Membership Interests to such Person.

“Transfer” means, whether direct or indirect, any transfer (whether of record or beneficial ownership, including an indirect transfer of equity (including pursuant to a derivative transaction or through the transfer or issuance of any Equity Securities in or by any direct or indirect company holding such equity), sale, redemption option grant, swap or other derivative transaction, assignment, gift, abandonment, termination, withdrawal, bequest, pledge, lien, mortgage or other encumbrance or disposition (irrespective of whether any of the foregoing is effected voluntarily, by operation of law or otherwise, or whether inter vivos or upon death), but excluding, in each case, (i) redemptions or repurchases of Equity Securities of the Company or any of its Subsidiaries in accordance with Section 13.4 by the Company or purchases in accordance with Section 13.13 or Section 13.14, (ii) any sale, transfer or issuance (including any public offering) of Equity Securities of (A) Ryman Parent or Comcast Parent or (B) Atairos Parent, RHP Operating Company or any other member of the Comcast Group or any successor thereto or any holding company or direct or indirect holder of Equity Securities in Atairos Parent, Ryman Parent or RHP Operating Company or any successor thereto, but only in each case if the fair market value of the Equity Securities of the Company held, directly or indirectly, by such Person does not exceed thirty-three percent (33%) of the fair market value of the total consolidated assets of such Person, (iii) a Corporate Conversion or (iv) after a Qualified Spinoff, transactions by holders of Equity Securities of the Company or a New Issuer or transfers of equity in holders of Equity Securities of the Company or a New Issuer after a Qualified Spinoff, with respect to Equity Securities that are distributed or exchanged in any Qualified Spinoff.

“Unit” means any unit representing a Membership Interest under this Agreement, including any Class A Unit, Class B Unit and any other types and classes and/or series of Units that may be issued in the future in accordance with this Agreement. The Company may issue whole or fractional Units.

“Voting Unit” means any Class A Unit and any other Unit designated to have voting rights under this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary herein, the Earnout Transactions shall not be deemed to affect the number or percentage of Voting Units held by the Investor Member.

“VWAP” means the volume-weighted average trading price for a share of a security on the principal market on which a security is listed, over the specified number of trading days.

(b)            The following additional terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Accepting Preemptive Rights Member	3.5(c)
Accepting Preemptive Rights Member’s Proportionate Percentage	3.5(i)
Acquiror REIT Protections	13.10(a)
Act	3.3
Agreement	Preamble
AMPA Notice	13.1(c)
Annual Operating Budget	9.3(a)
Block 21 Loan	Schedule D
Board	7.1(a)
Budget Year	9.3(a)
Calculation Value	13.11(a)
Call Event Date	13.4(b)
Call Member	13.4(b)
Chairman	7.2(b)

Term	Section
Closing Units	13.11(b)(iii)
Company	Preamble
Company Call Period	13.4(b)
Company Credit Facility	Schedule D
Company Equity	13.11(b)(ix)
Competitive Business	8.1
Competitive Business Opportunity Offer	8.1(c)(A)
Consulting Member	13.5(c)
Continuing Member	13.4(b)
Corporate Conversion	13.5(d)(i)
Covered Member	13.8(a)
Covered Transaction	13.8
Delaware Act	2.1
Determining Member	13.5(c)
Draft Budget	9.3(a)
Drag-Along Holders	13.7(a)
Drag-Along Purchaser(s)	13.7(a)
Drag-Along Sale	13.7(a)
Dragging Holder	13.7(a)
Effective Date	Preamble
Eligible Tag-Along Units	13.3(b)
Emergency Meeting	7.5(b)
Event of Dissolution	11.2
Excess Sale Proceeds	13.11(b)(v)
Exempt Securities	3.5(g)
Exempted Officers	7.7(d)
FCC Application	12.3(e)
Fund Indemnitors	8.2(h)
Independent Referee	13.1(b)(ii)
Index Event	13.16(f)(iii)
Initial LLC Agreement	Recitals
Investment Date	13.12(a)(vi)
Investor Designees	7.2(a)
Investor Member Proceeds	13.12(a)(vii)
Investor Put Rights	13.14(a)
Investor ROFO	13.10(a)
Involuntary Transfer Notice	13.4(a)
IPO Consummation Period	13.13(b)

Term	Section
IPO Failure Notice	13.13(b)
IPO Request Period	13.13(a)
IPO Request Put Exercise Notice	13.13(a)
IPO Request Put Price	13.13(c)
IPO Request Put Right	13.13(a)
IPO Request Put Window	13.13(a)
IPO Request Right	13.13(a)
IPO Shortfall	13.11(b)(vii)
IRR	13.12(a)(vi)
Issuer	13.5(d)(ii)
Issuer Shares	13.5(d)(ii)
Joinder	10.5(a)(iii)
Last Look Notice	13.10(c)(ii)
Legal Requirement	13.16(f)
Liquidity Restriction	13.4(f)
LTM Adjusted EBITDAre	13.1(e)
Major Decisions	Schedule C
Management Holdco	4.6
Manager	7.1(a)
Maximum Amount	13.3(b)
Member Representative	13.8(h)
Minimum Investor Sale Value	13.12(a)(v)
Minimum Investor Stake Value	13.11(b)(v)
Natural Disaster Event	13.16(f)(iv)
New Company	13.5(d)(i)
New Issue Notice	3.5(a)
New Unit	9.3(c)
New Unit Costs	9.3(b)(vi)
Notice	14.4
Notice of Acceptance	3.5(c)
Notice of Objection	13.4(c)
Offered Securities	3.5(b)
Option	13.1(a)
Option Exercise Notice	13.1(d)(i)
Option Period	13.1(d)(i)
Option Price	13.1(e)
Option Price Dispute	13.1(b)(ii)
Option Price Dispute Notice	13.1(b)(i)
Option Price Notice	13.1(a)
Option Units	13.1(d)(ii)
Order	13.16(f)
Other Eligible Member	13.3(a)
Oversubscription Rights	3.5(d)

Term	Section
Payment Cap	13.11(b)(viii)
Permitted Financing Terms	Schedule D
Post IPO Investor Stake Value	13.11(b)(vi)
Post-Commencement Put Delay Event	13.16(a)
Post-Window Put Delay Event	13.16(a)
Preemptive Rights Issuance	3.5(a)
Preemptive Rights Member’s Proportionate Percentage	3.5(i)
Preemptive Rights Offer	3.5(b)
Preemptive Rights Offer Period	3.5(b)
Pre-Window Put Delay Event	13.16(a)
Prorated Return Multiple	13.13(e)(ii)
Purchase Notice	13.7(a)
Put Delay Event	13.16(f)(i)
Put Delay Notice	13.16(a)
Put Delay Period	13.16(f)(ii)
Reallotment Units	13.3(i)
Redemption Closing	13.4(d)
Redemption Price	13.4(b)
REIT	10.3(b)
REIT Compliance Date	13.2(a)
REIT Compliance Offer	13.2(a)
REIT Compliance Transfer	13.2(a)
Remaining Offered Securities	3.5(d)
Restricted Person	8.1
Retained Invested Equity	13.11(b)(ii)
Retained Units	13.11(b)(iv)
ROFO Notice	13.2(a)
ROFO Notice 13.10	13.10(a)
ROFO Offer	13.2(a)
ROFO Offer Period	13.2(c)
ROFO Offer Price	13.2(a)
ROFO Proposal	13.10(a)
ROFO Sale	13.2(a)
ROFO Securities	13.2(a)
Rollover Investment	13.8(b)
Ryman Designees	7.2(a)
Ryman IPO Response	13.13(a)
Ryman Member	Recitals
Ryman Parent Sale	13.12(e)
Ryman Parent Stock Event	13.16(f)
Ryman Successor Transaction	14.19(b)
Sale Deficit	13.12(a)
Sale Payment	13.12(a)

Term	Section
Settlement Date	13.11(b)(i)
Seven-Year Put Consideration	13.14(b)
Seven-Year Put Exercise Date	13.14(a)
Seven-Year Put Exercise Notice	13.14(a)
Seven-Year Put Price	13.14(b)
Seven-Year Put Right	13.14(a)
Seven-Year Put Window	13.14(a)
Subject Financing	Schedule D
Subsequent IPO Request Put Window	13.13(b)
Tag-Along Interest	13.3(b)
Tag-Along Notice	13.3(d)
Tag-Along Period	13.3(d)
Tag-Along Sale	13.3(b)
Tag-Along Seller	13.3(b)
Tagging Member	13.3(d)
Tax-Deferred Sale	13.10(a)
Third Party	13.3(b)
Third Party Terms	13.3(c)
TRA	13.5(f)
Transaction Member Representative	13.8(h)
Transferor Tag-Along Notice	13.3(c)
Unreturned Subsequent Investment	13.13(e)(i)

Article II
ORGANIZATIONAL MATTERS

Section 2.1      Legal Status. The Company is a limited liability company formed and existing under the Delaware Limited Liability Company Act, as amended (the “Delaware Act”). The Company shall be governed by the Delaware Act. The Board and the Holders shall take such steps as are necessary to maintain the Company’s status as a limited liability company formed under the laws of the State of Delaware and qualification to conduct business in any jurisdiction where the Company does business and is required to be so qualified.

Section 2.2      Name. The name of the Company is OEG Attractions Holdings, LLC. The Board may change the name of the Company at any time and from time to time. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

Section 2.3      Purpose. The purpose of the Company is to engage in any activity permitted under the Delaware Act. The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the foregoing objectives and purposes of the Company.

Section 2.4      Term. The term of the Company commenced on the date specified in the Certificate of Formation filed for record in the Office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to this Agreement.

Section 2.5      Limited Liability Company Agreement. The Members and the Company hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions set forth herein and the Delaware Act. This Agreement shall be effective immediately after the effectiveness of the Merger. The Members hereby agree that during the term of the Company set forth in Section 2.4 the rights, powers and obligations of the Company and the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Delaware Act provides that such rights, powers and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights, powers and obligations are set forth in this Agreement, the Delaware Act; provided that, notwithstanding the foregoing, Section 18-305(a) of the Delaware Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply or be incorporated into this Agreement, and each Member waives any rights in connection therewith.

Article III
MEMBERS AND MEMBERSHIP INTERESTS

Section 3.1      Holders. Schedule A sets forth the name and address of each Holder, along with the Membership Interest held. From time to time, the Board shall amend Schedule A (without the consent of any Person) to reflect any change in ownership, redemption, forfeiture, cancellation or issuance of or other event affecting any Membership Interest in each case, occurring in accordance with the terms of this Agreement.

Section 3.2      Confidentiality. (a) Each Holder agrees to hold all Confidential Information in confidence and not to disclose any Confidential Information to any Person (other than the Company, any Subsidiary of the Company, any Manager or any Officer) and (b) the Company agrees to hold all Confidential Information concerning any Member or any Affiliate of a Member in confidence and not to disclose any such Confidential Information to any Person (other than the Company, any Subsidiary of the Company, any Manager or any Officer), in each case of (a) or (b), other than (i) to the financial, legal and other professional advisors of the Company or a Holder, or where such Person is an entity, to those employees, partners (general or limited), members, managers, shareholders, officers and directors of such Person, or by a Member to a prospective purchaser of a Membership Interest held by such Member pursuant to a Transfer in accordance with the provisions of this Agreement; provided that such recipients have been informed of the confidential nature of the Confidential Information and are subject to confidentiality obligations in respect of such information that are at least as protective with respect to such information as set forth in this Section 3.2 and, in the case of a prospective purchaser, such confidentiality obligations are in form reasonably satisfactory to the Company, and, in any event, the Person disclosing such Confidential Information shall be liable for any failure by any Person to whom or which such Confidential Information has been disclosed to abide by the provisions of this Section 3.2, (ii) as part of its normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such Member’s of its Affiliates’ or investors’ ordinary course fund raising, marketing, information or reporting activities, provided that such recipients have been informed of the confidential nature of the Confidential Information and are subject to confidentiality obligations in respect of such information that are at least as protective with respect to such information as set forth in this Section 3.2, (iii) to such Member’s (or any of its Affiliates’ or investors’) Affiliates, auditors, accountants, attorneys or other agents in the normal course of the performance of their duties, provided that such recipients have been informed of the confidential nature of the Confidential Information and are subject to confidentiality obligations in respect of such information, (iv) as required under applicable law or regulation (including any reporting or disclosure obligations pursuant to law, rules or regulations of the SEC, the preparation of any Tax return or Tax audit or required by any listing agreement with any national securities exchange) or by court or governmental order, subpoena or legal process to which such Member or any of its Affiliates is subject (including, in the case of this clause (iv), in connection with, and following, an initial public offering of a Member or any of its Affiliates permitted hereunder; provided that, the Member required to make such disclosure pursuant to this clause (iv) shall (except to the extent contemplated by the succeeding proviso) provide to the Company prompt notice of such disclosure to enable the Company to seek an appropriate protective order or confidential treatment); provided, further, that Ryman Parent and, if Atairos Parent or an Affiliate thereof is a public reporting company, Atairos Parent or such Affiliate, may make any required public company disclosures, and Ryman Parent and Atairos Parent will reasonably cooperate with the Company to enable such Persons to comply with legal obligations and will coordinate and keep the other informed with respect to the timing of disclosures, (v) to any actual or potential sources of debt or equity financing to such Member or its Affiliates (so long as such financing sources are advised of the confidential nature of such information and are bound by a confidentiality agreement containing terms no less restrictive than those contained in this Section 3.2); provided that such recipients have been informed of the confidential nature of the Confidential Information and are subject to confidentiality obligations in respect of such information, and, in any event, the Person disclosing such Confidential Information shall be liable for any failure by any Person to whom or which such Confidential Information has been disclosed to abide by the provisions of this Section 3.2), (vi) in the case of the Managers, as required in the performance of their duties for or on behalf of the Company or any of its Subsidiaries, (vii) to any regulatory authority or agency (including any rating agency) that has jurisdiction over or with which such Member or its Affiliates has regular dealings, so long as such authority or agency is advised of the confidential nature of such information and information regarding the Company is not the target of such inquiry, (viii) each Member is permitted to disclose to any Persons, without limitation of any kind, the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to such Member relating to such tax treatment and tax structure, or (ix) in the case of the Investor Member, the disclosure by it and its Affiliates on their respective worldwide web pages of the name of the Company, the name of the Chief Executive Officer of the Company or its Subsidiaries, a brief description of the business of the Company or its Subsidiaries and the logo of the Company or its Subsidiaries and the fact of the Investor Member’s investment in the Company; provided that in each case above, a Person disclosing such Confidential Information shall be liable for any failure by any Person to whom or which such Confidential Information has been disclosed to abide by the provisions of this Section 3.2. Notwithstanding anything herein to the contrary, the Investor Member’s obligations in this Section 3.2 shall, in each case, not be deemed to be breached by any disclosure (x) to members of the Comcast Group subject to subsection (b)(i) above, or (y) by NBC Universal Media, LLC or any other of members of the Comcast Group in the ordinary course of their business of disseminating news and information; provided that the individuals involved in such dissemination received such Confidential Information from a source other than the personnel of the Investor Member or any of its Affiliates, the Comcast Group or any of their or its representatives involved in the matters contemplated by this Agreement or the letter agreement dated as of the date hereof between Atairos Parent, the Investor Member and NBCUniversal Media, LLC (“NBCUniversal”) or the business of the Company and not in violation of any obligation of confidentiality by Investor Member or any of its Affiliates, NBCUniversal any of its Subsidiaries or any of their respective Representatives. Without limiting the foregoing, each Manager shall, subject to applicable law, be permitted to communicate Confidential Information received by such Manager in his capacity as a Manager to the Member who designated such Manager so long as such Member keeps such Confidential Information confidential pursuant to this Section 3.2.

Section 3.3      Certification. No Membership Interest shall be certificated unless otherwise directed by the Board. From time to time, the Board may cause any or all of the Membership Interests to be certificated, and may place one or more legends on any of such certificates. Without limitation of the foregoing, the Board may place the following legend on such certificates:

The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws, and may not be resold unless they are registered under the Act and those securities laws or an exemption from registration is available thereunder. The securities represented hereby are subject to the Second Amended and Restated Limited Liability Company Agreement of the issuer of such securities dated as of _____________, as amended from time to time, including the transfer restrictions set forth therein. A copy of that agreement may be obtained at the Company’s principal executive offices without charge.

Section 3.4      Equitable Adjustment of Units. In the event that the Company shall make any subdivision (by any Unit split, Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Class A Units, the Company shall make corresponding equitable adjustments to each other class of applicable Units.

Section 3.5      Preemptive Rights.

(a)            Except as set forth in this Section 3.5 below, the Company shall not issue Units or any warrants or options or other convertible or exchangeable securities or rights to acquire Units or other Equity Securities of the Company, and the Company shall not permit any Subsidiary to issue Equity Securities (each, a “Preemptive Rights Issuance”), in each case other than Exempt Securities, unless the Company first gives written notice to each Preemptive Rights Member of the type and amount of securities to be issued and the price and other terms upon which it proposes to issue the same (the “New Issue Notice”) and offers to sell (or cause such Subsidiary to sell) such securities to the Preemptive Rights Members on the terms set forth herein. The rights of any Preemptive Rights Member pursuant to this Agreement may, for the avoidance of doubt, be exercised on behalf of such Preemptive Rights Member by any of its Permitted Transferees who is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act.

(b)            The Company shall first offer to sell to the Preemptive Rights Members such securities (the “Offered Securities”) at the price and on such other terms as are set forth in the New Issue Notice by delivering an offer to each Preemptive Rights Member (the “Preemptive Rights Offer”), which Preemptive Rights Offer by its terms shall remain open and irrevocable for a period of fifteen (15) Business Days (as such period may be extended to the extent reasonably required pursuant to applicable law or regulation) from the date the Preemptive Rights Offer is delivered by the Company to each Preemptive Rights Member (such period being hereinafter referred to as the “Preemptive Rights Offer Period”).

(c)            Notice of any Preemptive Rights Member’s intention to accept a Preemptive Rights Offer made pursuant to this Section 3.5 shall constitute a binding commitment to purchase the number of securities specified in the Notice of Acceptance (as defined below) and shall be evidenced by a writing signed by such Preemptive Rights Member and delivered to the Company prior to the end of the Preemptive Rights Offer Period, setting forth such portion of the Offered Securities which such Preemptive Rights Member elects to purchase (the “Notice of Acceptance”). Each Preemptive Rights Member that accepts a Preemptive Rights Offer (each, an “Accepting Preemptive Rights Member”) may elect to purchase up to such Preemptive Rights Member’s Proportionate Percentage (as defined below) of the Offered Securities.

(d)            In the event that Notices of Acceptance have not been given by the Preemptive Rights Members with respect to all the Offered Securities by the expiration of the Preemptive Rights Offer Period, the Accepting Preemptive Rights Members that elect to acquire their full Proportionate Percentage pursuant to the Notice of Acceptance may elect in their Notice of Acceptance to acquire the Offered Securities not subject to Notices of Acceptance (the “Remaining Offered Securities”) at the price and on such other terms set forth in the New Issue Notice. Each Accepting Preemptive Rights Member that elects to acquire Remaining Offered Securities may elect to purchase up to such Accepting Preemptive Rights Member’s Proportionate Percentage (as defined below) of the Remaining Offered Securities or such other proportion of the Remaining Offered Securities as such Accepting Preemptive Rights Members may determine by agreement among them (the “Oversubscription Rights”).

(e)            In the event that Notices of Acceptance have not been given by the Preemptive Rights Members with respect to all the Offered Securities by the expiration of the Preemptive Rights Offer Period after giving effect to Section 3.5(d), the Company shall have one hundred twenty (120) days (provided that, if such issuance with respect to such Preemptive Rights Offer Period is subject to regulatory approval, such one hundred twenty (120) day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred eighty (180) days from the date of the applicable New Issue Notice) from the expiration of the Preemptive Rights Offer Period to sell all or any part of the Offered Securities as to which a Notice of Acceptance has not been given after giving effect to Section 3.5(d) by any Preemptive Rights Member to any other Person or Persons, at a price that is not more favorable and on other material terms and conditions which are not more favorable in the aggregate, to such other Person or Persons than those set forth in the New Issue Notice.

(f)            At the closing of the transactions contemplated by a Preemptive Rights Offer and the Notice(s) of Acceptance, to be held at a time and place designated by the Company, each Accepting Preemptive Rights Member shall pay to the Company (or such Subsidiary) the entire purchase price for the Offered Securities purchased by such Accepting Preemptive Rights Member, and the Company (or such Subsidiary) shall issue to each such Accepting Preemptive Rights Member the securities purchased.

(g)            The rights of the Preemptive Rights Members under this Section 3.5 shall not apply in the case of (i) Class B Units issued to any current or former employees or other service providers of the Company or any of its Subsidiaries pursuant to any employee or service provider benefit plan, compensatory arrangement or employment agreement approved by the Board (or, to the extent such action constitutes a Major Decision, the approval of the Ryman Member and the Investor Member, subject to the provisions of Schedule C), (ii) an IPO (including any Corporate Conversion), (iii) subject to Section 7.1(b), Equity Securities in a Subsidiary of the Company issued to one or more strategic partners in any single or series of related transactions in connection with any bona fide joint venture or strategic partnership (the primary purpose of which is not to raise equity capital), (iv) Units issued as distributions to Holders or in connection with a Unit split, in each case, on a pro rata basis, (v) Units for which each of the Ryman Member and the Investor Member has waived its rights under this Section 3.5 (other than issuances of Units to the Ryman Member or the Investor Member or any of their respective Affiliates), (vi) Units issued pursuant to the Investment Agreement, (vii) Equity Securities of any Subsidiary of the Company issued to the Company or any wholly-owned Subsidiary of the Company, and (viii) subject to Section 7.1(b), equity including Voting Units or Equity Securities in a Subsidiary of the Company issued as consideration in a bona fide business acquisition by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets, exchange of securities or otherwise (clauses (i) through (viii), collectively, “Exempt Securities”).

(h)            Notwithstanding anything to the contrary in this Section 3.5, the rights under this Section 3.5 of any Preemptive Rights Members shall be deemed satisfied if the Company provides (or causes to provide) each Preemptive Rights Member the right to purchase from the Company or any Person within thirty (30) days after the issuance giving rise to the preemptive right, the same amount and number of Equity Securities that such Member would have had the right to purchase under this Section 3.5 (based on the aggregate number of Units owned by all Members immediately before giving effect to the issuance of the Offered Securities to the Preemptive Rights Members pursuant to this Section 3.5). Notwithstanding anything to the contrary, there shall be deemed to be no dilution to the percentage of Units held by any Member (including for purposes of Section 7.2(a), Section 7.1(b), Section 8.1(c), Section 13.17 and Section 14.1) of any Preemptive Rights Member who did not purchase the Offered Securities on such closing date due to the issuance of Offered Securities on such closing date until such Preemptive Rights Member has exercised or declined to exercise or waived its rights under this Section 3.5(h) with respect to such proposed issuance of Offered Securities; provided that, in lieu of the Company or its applicable Subsidiary issuing such Offered Securities, such Preemptive Rights Member may, in the Board’s discretion, receive such Offered Securities in a secondary offering from the Preemptive Rights Member(s) who elected to purchase the Offered Securities on such closing date (pro rata from such Preemptive Rights Member(s)).

(i)            For purposes of this Section 3.5, a “Preemptive Rights Member’s Proportionate Percentage” shall mean, as to each Preemptive Rights Member, the percentage as of the date of the Preemptive Rights Offer which expresses the ratio which (i) the Class A Units then held by such Preemptive Rights Member bear to (ii) the aggregate number of Class A Units then held by all Members. For purposes of this Section 3.5, an “Accepting Preemptive Rights Member’s Proportionate Percentage” shall mean, as to each Accepting Preemptive Rights Member that elects to acquire any Remaining Offered Securities, the percentage as of the date of the Preemptive Rights Offer which expresses the ratio which (x) the number of Class A Units then held by such Accepting Preemptive Rights Member bears to (y) the aggregate number of Class A Units then held by all such Accepting Preemptive Rights Members.

(j)            If two or more types of Offered Securities are to be issued or Offered Securities are to be issued together with other types of securities, including debt securities, in a single transaction or related transactions, the rights to purchase Offered Securities granted to the Preemptive Rights Members under this Section 3.5 must be exercised to purchase all types of Offered Securities and such other securities in the same proportion as such Offered Securities and other securities are to be issued by the Company or the applicable Subsidiary.

Article IV
CAPITAL; DISTRIBUTIONS

Section 4.1      Loans; Debt Securities. Subject to Section 7.1(b), any Member may make loans to the Company or any of its Subsidiaries or acquire debt securities from the Company or any of its Subsidiaries, that in each case, are made or issued on an arm’s length basis on terms and conditions not less favorable to the Company and its Subsidiaries than those available from unaffiliated third parties for similar loans or debt securities at such times as are mutually agreed upon by the Board and such Member, and any loan by or debt securities issued to a Member shall not be considered to be an equity contribution for any purpose. If, subject to Section 7.1(b), the Ryman Member or its Affiliates makes a loan or acquires debt securities pursuant to this Section 4.1, the Investor Member shall be entitled, or shall be entitled to cause its Permitted Transferees, to make a loan or acquire debt securities on the same terms, in proportion to its Class A Units as a percentage of Outstanding Units.

Section 4.2      No Interest; No Right to Return of Investment . No interest shall be paid by the Company on capital contributions made by Holders with respect to any investment in Units and no Person shall have any right (a) to demand the return of such Person’s investment in Units or any other distribution from the Company (whether upon resignation, withdrawal or otherwise) or (b) to cause a partition of the Company’s assets.

Section 4.3      Limitation on Liability. Except as otherwise required by applicable law or a separate written agreement signed by such Holder on or after the date hereof, no Holder shall have any personal liability whatsoever in such Holder’s capacity as a Holder for the debts, liabilities, commitments or any other obligations of the Company, whether to the Company or any of its Affiliates, to any of the other Holders, to the creditors of the Company or to any other Person. Each Holder shall be liable only for obligations provided expressly herein or in a separate written agreement.

Section 4.4      Distributions; General. The Company shall make distributions to the Holders as determined by the Board, subject to Section 7.1(b). Unless otherwise specified in this Agreement, distributions shall be made to the Unit Holders of a class or series pro rata in accordance with their respective total Units of such class or series.

Section 4.5             Withholding. The Company is hereby authorized and directed to withhold from any distribution made to a Holder the amount of taxes required to be withheld therefrom under applicable law. Any amount so withheld shall be treated as a distribution to such Holder under Section 4.4 or Section 11.3, as applicable, and shall reduce the amount otherwise distributable to such Holder thereunder.

Section 4.6             Class B Units. The Company may, with the prior approval of the Ryman Member and the Investor Member (in each case, acting in good faith), establish the terms and conditions applicable to the Class B Units (including through one or more amendments to this Agreement approved by the Ryman Member and the Investor Member), which terms will set forth, among other matters, whether (i) the Class B Units will be issued indirectly through a management holding company (“Management Holdco”) created for purposes of holding Class B Units on behalf of certain individuals who are employees or service providers of the Company or its Subsidiaries as part of a management incentive program (and, if so, the applicable terms of Management Holdco) and (ii) the Company’s direct or indirect call or redemptions right associated with the Class B Units. Following the establishment of the terms and conditions applicable to the Class B Units, the Company may from time to time, directly or indirectly through Management Holdco, issue Class B Units to any existing or new employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries pursuant to an incentive unit plan and incentive unit award agreements approved by the Board (and to the extent such action constitutes a Major Decision, the approval of the Ryman Member and the Investor Member, subject to the provisions of Schedule C). Such Class B Units shall be treated as incentive equity and shall take the form of options (with a strike price at least equal to the fair market value of a Class A Unit as determined by the Board) or such other right approved by the Ryman Member and the Investor Member.

Article V
INTENTIONALLY OMITTED

Article VI
RESERVED

Article VII
MANAGEMENT

Section 7.1             Management of the Company.

(a)            The powers of the Company shall be exercised by or under the authority of the board of managers of the Company (the “Board”), who shall collectively constitute “managers” (each, a “Manager”) of the Company within the meaning of the Delaware Act. Except for matters as to which the approval of any of the Members is required by this Agreement, the Board shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company and its Subsidiaries; provided, however, that no Manager, solely in his or her capacity as such, shall have any power to act for, sign for or do any act that would bind the Company, unless the Board shall provide otherwise.

(b)            Notwithstanding anything to the contrary herein, (i) for so long as the Ryman Member and/or any Affiliate owns at least ten percent (10%) (or any other specified threshold on Schedule C) of the Outstanding Units, none of the Company, the Board or any Member shall take, and such Persons shall cause the Company’s Subsidiaries not to take, any action that constitutes a Major Decision without first receiving the Ryman Member approval and (ii) for so long as the Investor Member owns at least ten percent (10%) (or any other specified threshold on Schedule C) of the Outstanding Units, none of the Company, the Board or any Member shall take, and such Persons shall cause the Company’s Subsidiaries not to take, any action that constitutes a Major Decision without first receiving the Ryman Member and the Investor Member approval, subject to the provisions of Schedule C.

(c)            Notwithstanding anything to the contrary herein, for so long as the Investor Member owns at least ten percent (10%) of the Outstanding Units, none of the Company, the Board, the Ryman Member or any Affiliate of the Ryman Member shall, without first receiving the Investor Member’s written approval (which may be granted or withheld in the sole discretion of the Investor Member), cause or permit the Company or any Subsidiary (i) to be a “restricted subsidiary” (or similar concept) under, or otherwise be subject to the covenants or events of default in respect of, any indenture or similar agreement or arrangement governing any outstanding notes, bonds, other debt securities (including convertible debt) or similar instruments of the Ryman Member and/or any of its Affiliates or (ii) to be subject to the negative covenants in respect of any credit agreement, loan agreement or similar agreement or arrangement governing any other indebtedness of the Ryman Member and/or any of its Affiliates; provided that, to the extent not in express contravention of the foregoing, nothing in this Agreement shall prohibit Ryman Parent and its Affiliates from including the Company’s and its Subsidiaries’ net income, earnings or Adjusted EBITDAre for purposes of a lender’s underwriting process or calculating Ryman Parent’s and/or any Affiliate’s financial covenants in any agreement.  In addition to the foregoing, for so long as the Investor Member owns at least ten percent (10%) of the Outstanding Units, (x) in connection with entering into any new, or refinancing any existing, agreement or arrangement of the type described in the foregoing clause (ii), the Ryman Member and/or its applicable Affiliate shall negotiate in good faith for the Company and the Subsidiaries to be exempted from the affirmative covenants and events of default in respect of such agreement, and (y) the Ryman Member shall, or shall cause its applicable Affiliates to, maintain in full force and effect the provisions relating to the Company and the Subsidiaries in that certain Amendment No. 5 dated as of April 4, 2022 (the “Ryman Senior Credit Agreement Amendment”) to the Sixth Amended and Restated Credit Agreement among RHP Operating Partnership, Ryman Hospitality Properties, Inc., the guarantors and pledgers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (the “Ryman Senior Credit Agreement”), while the Ryman Senior Credit Agreement is outstanding.

Section 7.2             Composition of Board; Number; Term of Office; Committees.

(a)            The Board shall initially consist of up to six (6) Managers, two (2) of whom shall be designated by the Investor Member (the “Investor Designees”), and four (4) of whom shall be designated by the Ryman Member (the “Ryman Designees”). The Ryman Designees and Investor Designees who shall be the initial Managers are set forth on Schedule B. The number of Managers on the Board may be increased or decreased from time to time as determined by the Board, provided that in all cases, including in the event of changes in the number of Units held by a Member, the number of Managers and Members’ right to designate them shall be adjusted such that the Investor Member’s and the Ryman Member’s representation on the Board will reflect as closely as practicable the Investor Member’s and the Ryman Member’s proportional ownership of Outstanding Units, and provided that other than changes in the number of Managers and right to designate them as set forth in the previous clause, reducing the number of Managers designable by a Member pursuant to this Section 7.2(a) shall require the consent of such Member; provided that, notwithstanding anything to the contrary in this Agreement, a Member that owns at least 50.1% of the Outstanding Units shall have the right to designate a number of Managers comprising a majority of the Board. If at any time the Investor Member owns less than ten percent (10%) of the Outstanding Units, the Investor Member’s right to designate any Managers shall terminate and all Investor Designees shall be removed automatically without any action. So long as the Investor Member has a right to designate any Managers, the Investor Member shall be entitled to designate a representative Manager on any committees of the Board that the Board may create; it being further understood that the Investor Member shall be entitled to at least the same proportionate representation on any committee of the Board as it is entitled to on the Board with respect to the designation of Managers.

(b)            Colin Reed shall be the initial Chairman of the Board (the “Chairman”) and shall be an Executive Chairman, as an officer of the Company. The Chairman shall have the power to call and to preside over meetings of the Board or the Members and a Chairman designated as an Executive Chairman shall have such authority described below. The Ryman Member shall have the right to designate the Chairman for so long as the Ryman Member owns a majority of the Outstanding Units; provided that, if the Ryman Member does not own a majority of the Outstanding Units, the Chairman shall be designated by a majority of the Board. For the avoidance of doubt, the Chairman shall have the same voting power that such Manager would have if such Manager were not the Chairman and, except as provided above and in Section 7.7(c) with respect to an Executive Chairman, shall not be entitled to any other privileges or rights in excess of those that such Manager would have if such Manager were not the Chairman.

(c)            Each Manager shall hold office until his or her earlier death, resignation or removal. Unless otherwise provided in this Agreement, the Managers need not be Members or residents of the State of Delaware.

(d)            Managers shall not receive compensation in their capacity as such; provided that the Company shall pay, or shall cause one of its Subsidiaries to pay, the reasonable out-of-pocket costs and expenses incurred by each Manager in the course of his or her service as such; provided that travel shall be by commercial airline (standard fare), and not by private aircraft, and overnight accommodations shall be booked by the Company.

(e)            Each Member agrees that it will vote its Voting Units or execute a written consent, as the case may be, and take all other necessary action, to ensure that the composition of the Board and its committees is as set forth in this Section 7.2. The Board may establish and maintain such committees of the Board, and may delegate such authority to such committees as the Board deems appropriate from time to time.

Section 7.3             Vacancies; Removal; Resignation. Subject to Section 7.2, any vacancy to be filled by reason of an increase in the number of Managers shall be filled by the vote of the Board. Subject to Section 7.2, any vacancy to be filled other than by reason of an increase in the number of Managers shall be filled only by the Member(s) entitled to designate the Manager whose seat is vacant. Except as otherwise set forth in Section 7.2, any Manager designable by a Member pursuant to Section 7.2(a) may be removed, with or without cause, at any time, only by the Member(s) entitled to designate such Manager. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 7.4             Board Approval; Voting. All actions of the Board shall require the affirmative vote of a majority of all of the Managers. Each Manager shall receive one (1) vote.

Section 7.5             Action by the Board. The Board may act by vote, resolution or other action approved or adopted at a meeting held in accordance with this Section 7.5, or by a written consent signed in accordance with this Section 7.5. The rules for the conduct of meetings of the Board and for action by written consent of the Board are as follows:

(a)            Regular meetings of the Board shall be held quarterly at the Company’s corporate headquarters, and special meetings of the Board may be called (i) by the Chairman, (ii) by any three (3) Managers or (iii) once per calendar year by the Investor Manager, so long as the Investor Manager holds at least twenty percent (20%) of the Outstanding Units.

(b)            The Company shall send written notice stating the date, time, and place of any meeting of the Board to each Manager, at such address as appears in the records of the Company, at least two (2) Business Days, but no more than thirty (30) days, before the date of the meeting. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by this Agreement; provided that, in the event of an emergency, disaster or catastrophe that would reasonably require prompt action by the Board to prevent a material adverse impact on the Company or any of its Subsidiaries or their respective businesses or assets, a special meeting of the Board may be called on 24 hours’ notice prior to such special meeting (an “Emergency Meeting”); provided that such notice clearly and conspicuously indicates that such meeting is an Emergency Meeting; provided, further that, the matters addressed at any Emergency Meeting shall be limited to matters giving rise to such meeting being deemed an Emergency Meeting.

(c)            A Manager may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Manager’s presence at any meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

(d)            Any or all Managers may participate in any meeting by, or through the use of, any means of communication by which all Managers participating may simultaneously hear each other during the meeting, and such means of communication shall be made available to each Manager in connection with each regular or special meeting of the Board. A Manager so participating is deemed to be present in person at the meeting.

(e)            A quorum of the Board or any committee thereof shall consist of a majority of the Board or such committee thereof; provided that notwithstanding the foregoing, a quorum shall not be present for the transaction of business by the Board or any committee thereof unless at least one Manager or committee member, as applicable, designated by the Investor Member is present at such meeting of the Board or such committee. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the Managers present and the Company shall give notice of when the meeting will be reconvened; provided that if a quorum is not present at a first call of any such meeting of the Board or committee thereof that has been duly noticed and properly convened due to the absence of at least one Manager or committee member, as applicable, designated by the Investor Member, the meeting may be reconvened with an identical agenda no earlier than 24 hours after the initial scheduled meeting (with notice of such reconvened meeting being given to each Manager or committee member, as applicable, not present at the first call) and, at such second call, a quorum shall be deemed present if Managers or committee members, as applicable, entitled to cast a majority of the votes of the entire Board or committee thereof are present (and regardless of whether there is at least one Manager or committee member, as applicable, designated by the Investor Member, present at such meeting). If a quorum shall not be present at any such meeting, then the Managers present thereat may adjourn the meeting from time to time until a quorum shall be present. The requirement that at least one Manager or committee member designated by Investor Member be present at such meeting for there to be a quorum shall not apply to an Emergency Meeting.

(f)            Any Ryman Designee may cast the vote of any Ryman Designee not present, and any Investor Designee may cast the vote of any Investor Designee not present.

(g)            Any action required or permitted to be taken at a meeting of the Board or committee thereof may be taken without a meeting, without prior notice and without a vote, if the action is consented to in writing and is signed by all of the Managers. The written consent shall be delivered to the Company for inclusion in the minutes.

(h)            The Board may, from time to time, be entitled to withhold any information and exclude specific Managers from those portions of any meeting as in the good-faith determination of the Board (i) is reasonably necessary to protect the attorney-client privilege of the Company or any of its Subsidiaries, as applicable, with such determination to be based on the advice of legal counsel to the Company, or (ii) as to which such Manager(s) has a conflict of interest, so long as, in each case (x) the Company promptly notifies such Manager(s) of such determination and provides such Manager(s) a general description of the withheld information or excluded meeting portions to the extent such disclosure does not jeopardize such attorney-client privilege or create such conflict of interest and (y) the Company, and its Subsidiaries, shall use good faith efforts to minimize such withholding and exclusions.

Section 7.6             Action by the Members. Subject to Section 7.1(a) and Section 7.1(b), the Members may act by vote, resolution or other action approved or adopted at a meeting held in accordance with this Section 7.6, or by a written consent signed in accordance with this Section 7.6. The rules for the conduct of meetings of the Members and for action by written consent of the Members are as follows:

(a)            No annual or regular meetings shall be required. Meetings of the Members may be called only by (i) the Board or (ii) Members owning at least fifty percent (50%) in voting power of the Voting Units. Meetings of the Members shall be called upon delivery to the Members entitled to vote of notice of a meeting of the Members given in accordance with Section 7.6(b) below.

(b)            Upon the request of the Board or the Members calling a meeting of the Members under Section 7.6(a)(ii), the Company shall send written notice stating the date, time, and place of any meeting of the Members to each Member entitled to vote, at such address as appears in the records of the Company, at least two (2) Business Days, but no more than sixty (60) days, before the date of the meeting. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by this Agreement.

(c)            A Member may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member’s presence at any meeting waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

(d)            Any or all Members may participate in any meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting, and such means of communication shall be made available to each Member entitled to vote in connection with each annual or special meeting of the Members. A Member so participating is deemed to be present in person at the meeting.

(e)            On all matters submitted by the Board to a vote or written consent of the Members, each Member shall be entitled to cast one (1) vote for each Voting Unit so held. The presence of Members holding a majority in voting power of the Voting Units at a meeting is necessary for a quorum. Except for any additional approval required by Section 7.1(b) for a Major Decision or as otherwise expressly provided herein, any action proposed to be taken by the Members shall be approved upon the affirmative vote of the Members holding a majority in voting power of the Voting Units. Subject to Section 7.1(b), unless and until a matter is proposed by the Board to be submitted to a vote of the Members, no Member actions shall be required.

(f)            A Member may vote either in person or by proxy executed in writing by the Member. An electronic transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member, shall be treated as an execution in writing for purposes of this Section 7.6(f). Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Company, before or at the time of the meeting or execution of the written consent, as the case may be. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

(g)            Subject to Section 7.1(a) and Section 7.1(b), any action required or permitted to be taken at a meeting of the Members may be taken without such meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member or Members holding not less than the minimum voting power of Voting Units that would be necessary to take such action at a meeting at which the Members holding all Voting Units entitled to vote on the action were present and voted.

Section 7.7             Officers.

(a)            The Board may, from time to time, designate one or more Persons to be Officers of the Company, which shall include an Executive Chairman, a Chief Executive Officer and such other Officers as the Board deems advisable. Officers of the Company shall, unless otherwise determined by the Board or as expressly set forth herein, have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as may from time to time be specifically conferred or imposed by this Agreement or the Board. Each Officer shall hold office until his or her successor shall be duly appointed and shall qualify or until his or her death or incapacity or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person.

(b)            Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the Company will be served thereby. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.

(c)            The Executive Chairman and the Chief Executive Officer may be appointed and removed by the Board, in its sole discretion but subject to any required approval of Major Decisions. Under the direction of and, at all times, subject to the authority of the Board and this Agreement, (i) the Executive Chairman shall have authority over the strategic direction of the Company and special projects as requested by the Board and (ii) the Chief Executive Officer shall have general supervision over and authority to conduct the day-to-day business, operations and affairs of the Company and shall perform such duties and exercise such powers as are typically incident to the office of Chief Executive Officer. The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, but subject to any required approval of Major Decisions.

(d)            Other than (i) the Executive Chairman, and (ii) the Corporate Secretary, in each case of the foregoing clauses (i) and (ii), so long as such Person is an officer of Ryman Parent or one of its Affiliates, and (iii) any Officer who is also an officer of the Ryman Member or its Affiliates and, in the case of this clause (iii) is consented to by the Ryman Member and the Investor Member (the Officers referred to in clauses (i), (ii) and (iii), the “Exempted Officers”), the Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

Section 7.8      Limitation on Authority of Holders. Notwithstanding anything to the contrary in the Delaware Act, no Holder in his, her or its capacity as a Holder shall have the authority to bind the Company. No Holder is an agent of the Company solely by virtue of being a Holder, and no Holder has authority to act for the Company solely by virtue of being a Holder. No provision of this Agreement (i) shall create any third-party beneficiary rights in any Holder or any of such Holder’s Affiliates in respect of employment or (ii) shall confer upon any Holder or any of such Holder’s Affiliates any right to employment or continued employment or level of compensation or benefits for any specified period of any nature or kind whatsoever under or by reason of this Agreement.

Article VIII
EXCULPATION, OTHER ACTIVITIES AND INDEMNIFICATION

Section 8.1             Exculpation; Elimination of Fiduciary Duties; Other Activities.

(a)            Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, to the fullest extent permitted by law, no Person who is or was a Member, Manager or Officer or any of such Person’s respective Affiliates, heirs, successors, assigns, agents or representatives shall be liable to the Company or to any Holder for any losses sustained, liabilities incurred or benefits not derived as a result of any act or omission performed or suffered by such Person in such Person’s capacity as a Member, Manager or Officer if the conduct of such Person did not constitute, in the case of a Member or Manager, fraud or willful misconduct as affirmed by the highest court of applicable jurisdiction; provided that nothing in this Agreement relieves a Member from breach of the terms of this Agreement or, in the case of an Officer (other than an Exempted Officer), an act or omission by such Officer in his capacity as such for which a corporation organized under the laws of the State of Delaware would not be able to indemnify its officers under the laws of the State of Delaware. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that a Member, Manager or Officer is not entitled to exculpation hereunder. A Member, Manager or Officer shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Member, Manager or Officer in reliance on such advice shall in no event subject such Member, Manager or Officer or any of their respective Affiliates, heirs, successors, assigns, agents or representatives to liability to the Company or any Holder. Liability for breach of fiduciary duties as a Member or Manager (in their capacities as such) is hereby eliminated to the fullest extent permitted by applicable law, and fiduciary and other duties under statute or other doctrine shall not apply, provided that the foregoing shall not be deemed to limit or eliminate liability for any act or omission by such Person that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Subject to compliance with the express terms of this Agreement, a Person who is or was a Member or Manager shall not be obligated to recommend or take any action as a Member or Manager (in their capacities as such) that prefers the interests of the Company or the other Holders over the interests of such Person (or the interest of a Holder with which such Person is affiliated) or its respective Affiliates, heirs, successors, assigns, agents or representatives, but instead may prefer its own interests including the interests of the Holder with which it is affiliated. To the maximum extent permitted by applicable law, each Holder hereby waives any claim or cause of action against a Person who is or was a Member or Manager (in their capacities as such) or any of such Person’s respective Affiliates, heirs, successors, assigns, agents and representatives for any breach of any fiduciary duty to the Company or the Holders by such Person, including as may result from a conflict of interest between the Company, any of the Holders or any of their respective Affiliates, on the one hand, and such Person, on the other hand.

(b)            It is acknowledged that the Ryman Member and its Affiliates, and the Investor Member and its Affiliates, have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Holder shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Ryman Member or any of its Affiliates or the Investor Member or any of Affiliates, or to the income or proceeds derived therefrom. In furtherance of the foregoing, to the fullest extent permitted by applicable law, the doctrine of corporate opportunity or any analogous doctrine shall not apply with respect to the Investor Member or any of its Affiliates or the Investor Designees or the Ryman Member or any of its Affiliates or the Ryman Designees, and the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity presented to, or acquired by, created or developed by, or which otherwise comes into possession of the Investor Member or any of its Affiliates or the Investor Designees or the Ryman Member or any of its Affiliates or the Ryman Designees; provided that if the foregoing Persons come into possession of knowledge of an opportunity through their activities as a Manager, Member or agent of the Company or its Subsidiaries, then the opportunity shall belong solely to the Company.

(c)            (i) Atairos Parent agrees that it shall not, and shall cause its controlled Affiliates, including the Investor Member and its controlled Affiliates and its controlled Portfolio Companies not to, and Ryman Parent agrees that it shall not, and shall cause its controlled Affiliates, including the Ryman Member and its controlled Affiliates (each of the foregoing, collectively, the “Restricted Persons” and each, a “Restricted Person”; provided that a Person that for any reason is no longer an Affiliate of Ryman Member shall no longer be a Restricted Person) not to, invest in or develop any Competitive Business, other than through the Company or any of its Subsidiaries. Notwithstanding the prior sentence, any Restricted Person may engage in a Competitive Business if, prior to engaging in such Competitive Business:

(A)            the Investor Member or the Ryman Member, as applicable, shall have (x) notified the Board in writing of the underlying opportunity, which notice shall be accompanied by reasonable detail regarding the terms and conditions of the business opportunity, the identity of the counter-party to the business opportunity (if any) and the intended closing date of the business opportunity, and (y) irrevocably offer to allow the Company to pursue such business opportunity in lieu of such Restricted Person (the “Competitive Business Opportunity Offer”); and

(B)            the Managers designated by the Ryman Member (if the Investor Member brings the opportunity) or designated by the Investor Member (if the Ryman Member brings such opportunity) shall have fifteen (15) days to consider the Competitive Business Opportunity Offer and after such fifteen (15)-day period, the Company (acting in good faith at the direction of such Managers) shall not affirmatively elect, in writing, to pursue such Competitive Business Opportunity Offer;

then such Restricted Person may consummate such business opportunity on terms no more favorable to such Restricted Person than those set forth in the Competitive Business Opportunity Offer.

(ii)            Notwithstanding Section 8.1(c)(i):

(A)            each Restricted Person may acquire and hold Equity Securities of any Person that includes as a portion of its business a business focused on the country lifestyle consumer so long as such asset or business generated less than twenty-five percent (25%) of the revenues of the acquisition target (and the acquired portion thereof) for the twelve (12) month period ending on the last day of the month prior to the acquisition date;

(B)            each Restricted Person may acquire or own, as a passive investment, any Equity Securities of any Person that are publicly traded on a national or regional stock exchange if such Restricted Person is not a controlling Person of, or a member of a group that controls, such Person; and

(C)            no action by a Portfolio Company that is directly or indirectly controlled by Atairos Parent shall be deemed to be a violation of Section 8.1(c)(i) if Atairos Parent or any of its controlled Affiliates acting to prevent such Portfolio Company from taking such action would reasonably be expected to be a violation of any duty or obligation (fiduciary, contractual or otherwise) of the Investor Member, any of its controlled Affiliates or any of their respective designees or representatives on the board of directors or other similar governing body of such Portfolio Company to any other investors in such Portfolio Company, so long as the Investor Member and its controlled Affiliates do not direct such Portfolio Company to take such action or provide debt or equity financing to such Portfolio Company to support such action.

(iii)            The provisions of this Section 8.1(c) shall under no circumstances apply to any member of the Comcast Group even if all or any portion of the Investor Member’s Units are Transferred to a member of the Comcast Group. The covenants and obligations in this Section 8.1(c) shall terminate upon an IPO, Sale of the Company or a Qualified Spinoff or at such time that Investor Member or Ryman Member owns less than twenty percent (20%) of the Outstanding Units.

(iv)            “Competitive Business” means a live entertainment asset or business focused on the country lifestyle consumer; provided that “Competitive Business” shall under no circumstances be deemed to include any amenity or feature at a Ryman Parent’s hotel property (other than in Nashville, Tennessee) with fewer than 250 seats and shall not include the Opry Backstage Grill at The Inn at Opryland; and further provided that in no event will Ryman Member or any Affiliate be deemed to be in breach because of the actions of a hotel manager in accordance with any hotel management agreement (to the extent any such hotel management agreement does not provide the hotel manager with greater rights in this regard than the hotel management agreements with Marriott currently in effect on the date hereof), and the parties recognize that a hotel manager may exercise discretion with respect to the hotel businesses, amenities and features.

(d)            For the avoidance of doubt, nothing in this Agreement shall limit or otherwise modify the rights or obligations of the Ryman Member or the Investor Member or any Affiliates thereof that are Restricted Parties under Section 8.1(c), respectively, pursuant to a separate agreement between such Member or its Affiliates, on the one hand, and the Company or a Subsidiary thereof, on the other hand.

Section 8.2      Indemnification.

(a)            To the fullest extent permitted by law, the Company shall indemnify and hold harmless any Person that was or is a party or is threatened to be made a party to any Proceeding involving the Company or its controlled Affiliates, by reason of the fact that such Person is or was an Indemnitee, against any loss, damage, liability or expense (including reasonable attorneys’ fees, costs of investigation and amounts paid in settlement) incurred by or imposed upon the Indemnitee in connection with such Proceeding (or, in the case of an Indemnitee that is an Officer (other than an Exempted Officer), if such Officer’s act or inaction constitutes an act or omission by such Officer for which a corporation organized under the laws of the State of Delaware would be able to indemnify its officers under the laws of the State of Delaware).

(b)            The Company shall pay the expenses incurred by an Indemnitee in defending any Proceeding, or in opposing any claim in connection with any potential or threatened Proceeding, in each case for which indemnification may be sought pursuant to this Section 8.2, in advance of the final disposition thereof, upon receipt of a written undertaking by such Indemnitee to repay such payment if it shall be judicially determined that such Indemnitee is not entitled to indemnification under this Section 8.2 with respect to such Proceeding.

(c)            The rights to indemnification and advancement of expenses conferred in this Section 8.2 shall (i) not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement and shall inure to the benefit of the heirs, executors, administrators, personal representatives and successors of each such Indemnitee and (ii) continue as to an Indemnitee even if such Indemnitee is not or ceases to be a Manager or Officer.

(d)            Rights and benefits conferred on an Indemnitee under this Section 8.2 shall be considered a contract right and shall not be retroactively abrogated or restricted without the written consent of the Indemnitee affected by the proposed abrogation or restriction. The Company shall maintain directors and officers indemnity insurance coverage in effect at all times, as approved by the Board; provided, that failure to obtain insurance will not affect any rights to indemnification pursuant to Section 8.2.

(e)            The Company, at the sole discretion of the Board, may indemnify and advance expenses to a non-Officer employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to an Officer under this Section 8.2.

(f)            Recourse by an Indemnitee for indemnity under this Section 8.2 shall be only against the Company as an entity and no Holder shall by reason of being a Holder be liable for the Company’s obligations under this Section 8.2.

(g)            Notwithstanding anything to the contrary in this Agreement or applicable law, an Indemnitee shall not have any right or benefit under this Section 8.2 or any other right to indemnification or reimbursement under this Agreement or applicable law with respect to a Proceeding if such Indemnitee (A) acted in bad faith, (B) was either grossly negligent or engaged in willful misconduct, or (C) in the case of an Officer (other than an Exempted Officer), such Indemnitee’s actions or inaction constitutes an act or omission by such Officer for which a corporation organized under the laws of the State of Delaware would not be able to indemnify its officers under the laws of the State of Delaware).

(h)            The Company hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by a fund, sponsor or Member and certain of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitees are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnitees), without regard to any rights such Indemnitees may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of such Indemnitee with respect to any claim for which any Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Company and such Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 8.2(h).

(i)            If this Section 8.2 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person otherwise entitled to indemnification under this Section 8.2 to the full extent permitted by any portion of this Section 8.2 that shall not have been invalidated.

(j)            Each Indemnitee shall be an express third-party beneficiary to this Section 8.2. No amendment, modification, or repeal of this Section 8.2 that adversely affects the rights of an Indemnitee to indemnification for claims incurred or relating to a state of facts existing before that amendment, modification, or repeal will apply in such a way as to eliminate or reduce that Indemnitee’s entitlement to indemnification for such claims without the Indemnitee’s prior written consent.

Article IX
BOOKS AND RECORDS

Section 9.1             Books and Records. Proper and complete books and records of the Company shall be kept and maintained at all times at the principal offices of the Company or, subject to the provisions of the Delaware Act, at such other place as the Board may from time to time determine.

Section 9.2             Bank Accounts. Funds of the Company shall be used only for Company purposes and shall be deposited in such accounts in banks or other financial institutions as may be established from time to time by the Board. Withdrawals shall be made by such Persons as are designated from time to time by the Board.

Section 9.3             Annual Operating Budget.

(a)            No later than thirty (30) days prior to the end of each Fiscal Year, the Company shall cause its Officers to prepare and submit to the Board for approval an annual operating budget (each such budget being the “Draft Budget”) for the Company and its Subsidiaries for the next Fiscal Year (a “Budget Year”). Such Draft Budget shall include estimates of the Company’s and its Subsidiaries’ operating expenses, uses of funds and capital expenditures for the Budget Year. The Board and Officers shall discuss the Draft Budget in good faith, and approval of such budget will be a Major Decision. The Draft Budget with such modifications (if any) as approved by the Board and the Members as a Major Decision will be the “Annual Operating Budget”.

(b)            Notwithstanding any provision of this Agreement, budgeted amounts for growth capital expenditures for constructing and opening New Units of existing concepts, and budgeted operating and pre-opening expenses for New Units of existing concepts may be included in the Annual Operating Budget without requiring approval of the Members as a Major Decision to the extent such budgeted amounts are first approved by the Board in such annual period and each of the following criteria are satisfied at the time the New Unit is first approved by the Board:

(i)            the Board determines that such annual budgeted amounts for growth capital expenditures in the aggregate for all such New Units first approved by the Board in such annual period are not projected to exceed the greater of (x) five percent (5%) of the Company’s revenues for the prior Fiscal Year and (y) $15,000,000;

(ii)            the Board determines that the projected annual budgeted operating expenses for such New Unit reflect such New Unit achieving breakeven on a projected New Unit “Adjusted EBITDAre” basis for the first twelve (12) months of its operations;

(iii)            the Board determines that pre-opening costs for such New Unit will not exceed $1,500,000;

(iv)            the Board determines that such New Unit is expected to generate a minimum unlevered IRR equal to at least twelve percent (12%);

(v)            the concept to which each such New Unit relates was either (i) an existing concept of units opened by the Company and its Subsidiaries as of the date hereof or (ii) a concept that was approved after the date hereof by the Board (including at least one designee of the Investor Member); and

(vi)            the Board’s determinations of the amounts referred to in clauses (i) through (v) above (collectively, “New Unit Costs”) were each based on projections prepared by the Company’s management that have been circulated to the entire Board, which projections state that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company’s management as to the expected future results of operations and financial condition of such New Units.

(c)            For purposes hereof, a “New Unit” means an asset that has been open for less than twelve (12) calendar months as of the beginning of the Budget Year.

(d)            If the Board and/or Members do not approve the Draft Budget, the Company shall operate under a budget that consists of (i) the prior year’s Annual Operating Budget with cost items (other than New Unit Costs) increased by no more than seven and one half percent (7.5%) in the aggregate, and subject to increase for increases in the Consumer Price Index, if higher and (ii) the aggregate New Unit Costs applicable to the Budget Year.

Section 9.4             Reports. The Company shall use its reasonable efforts to deliver or cause to be delivered to each Member the following:

(a)            Promptly after such information is provided to the Ryman Member (but in no event later than one hundred twenty (120) days after the end of each Fiscal Year), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year then ended and the audited consolidated statements of income, equity, and cash flows of the Company and its Subsidiaries for such Fiscal Year then ended, and a copy of the report with respect to such audited financial statements from the certified public accounting firm that performed the audit;

(b)            Promptly after such information is provided to the Ryman Member (but in no event later than forty-five (45) days after the end of each of the first three quarters of any fiscal year), a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of the preceding fiscal quarter then ended and the consolidated statements of income of the Company and its Subsidiaries for such fiscal quarter and for the Fiscal Year-to-date period then ended, prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments); and

(c)            On an annual basis at the written request of a Holder, a statement showing the number of Units outstanding of each class and series of membership interest, including any outstanding securities or rights convertible into or exercisable for Units, if any, all in sufficient detail as to permit the Holder to calculate its percentage equity ownership in the Company (it being understood that the Company shall not be required to provide any information regarding holdings of any individual Member(s) other than such Holder).

Section 9.5             Access to Information. The Company shall, and shall cause its Subsidiaries to, provide the Ryman Member and the Investor Member and their respective agents and representatives with access to their respective personnel, services providers (including auditors), properties, contracts, books and records and other documents and data, whether in written, electronic or visual form, subject to time, location and other restrictions as the Company or its applicable Subsidiary may reasonably impose; provided that the Company shall not be required to provide to Investor Member any information or reports that it does not provide to Ryman Member (or in any form it does not provide to Ryman Member). Access to information shall be limited as the Company may reasonably deem appropriate to preserve attorney-client privilege or other rights.

Section 9.6             Accounting; Internal Controls. The Company will maintain (i) effective internal control over financial reporting as defined in Rule 15d-15 under the Securities Exchange Act, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Article X
TRANSFERS

Section 10.1           Restrictions on Transfers.

(a)            General. Transfers of Membership Interests may be made only in compliance with this Agreement. No Member may Transfer or permit the Transfer of any of its Membership Interests, except that, subject to compliance with Section 10.5(a), such prohibition shall not apply to Transfers:

(i)            to Permitted Transferees in accordance with Section 10.2;

(ii)            by the Investor Member in accordance with Section 10.1(b);

(iii)            by the Ryman Member in accordance with Section 10.1(c);

(iv)            in connection with a Sale of the Company in accordance with Section 13.7 and Section 13.8;

(v)            in connection with a Tag-Along Sale in accordance with Section 13.3 and Section 13.8;

(vi)            of Class B Units to the Company;

(vii)            in accordance with Section 13.4;

(viii)            by Ryman Member in a Qualified Spinoff or by the Members in a Qualified IPO; and

(ix)            otherwise with the prior approval of each of the Investor Member and the Ryman Member (for so long as the applicable Member and its Permitted Transferees hold at least ten percent (10%) of the Outstanding Units), which may be withheld for any reason.

(b)            Transfers by the Investor Member. The Investor Member shall not Transfer or permit the Transfer of any or all of its or its Units, except (i) to one or more of its Permitted Transferees in accordance with Section 10.2, (ii) pursuant to a Transfer made in accordance with Section 13.3, Section 13.7, Section 13.13 or Section 13.14, or (iii) with the prior written consent of the Ryman Member.

(c)            Transfers by the Ryman Member. The Ryman Member shall not Transfer or permit the Transfer of any or all of its or its Units, except (i) to one or more of its Permitted Transferees in accordance with Section 10.2, (ii) pursuant to a Transfer made in accordance with Section 13.1, Section 13.2, Section 13.3 and Section 13.10, (iii) pursuant to a Transfer made in accordance with Section 10.3 and/or (iv) with the prior written consent of the Investor Member.

(d)            Termination. The provisions of this Article X shall terminate upon the consummation of an IPO, Qualified Spinoff or a Sale of the Company, except (i) each Member shall be subject to the black-out or lock-up periods provided in Section 13.6 or set forth in any lock-up agreement entered into in connection with any offering effected under Section 13.5 and (ii) with respect to a Management Member, such Management Members must comply with any applicable terms in such Management Member’s employment agreement (or equivalent) and such management equity interest ownership guidelines as are adopted from time to time in connection with or after an IPO.

Section 10.2           Permitted Transfers.

(a)            Notwithstanding anything in this Agreement to the contrary (but subject to Section 10.5(a)), any Member may Transfer or permit the Transfer of any or all of its Membership Interests to one or more of its Permitted Transferees without the consent of any Person; provided that (i) in the case of any Permitted Transferee that becomes the direct holder of any Units, such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing the Joinder and (ii) in the case of any Permitted Transferee, whether such Permitted Transferee becomes the direct holder of Units or holds a direct or indirect interest in the Person that is the direct holder of Units, if such Permitted Transferee ceases to be a Permitted Transferee of such Member, such Permitted Transferee shall agree (in a manner that is enforceable by the Company) to Transfer its Units back to such Member or one or more of such Member’s Permitted Transferees prior to ceasing to be a Permitted Transferee of such Member; provided that, in the event that the Investor Member Transfers its Units to one or more of its Permitted Transferees prior to the date that the Earnout Transactions occur or can no longer occur, each such Permitted Transferee shall agree to be bound by the obligations of the Investor Member in respect of the Earnout Transactions with respect to a pro rata portion of the Class A Units held by such Permitted Transferee relative to all Class A Units held by the Investor Member and all of its Permitted Transferees.

(b)            No Member will avoid the provisions of this Agreement by either making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or by Transferring the Equity Securities of any entity whose primary purpose is to hold (directly or indirectly) Units.

Section 10.3           Ryman Member Transfer Rights.

(a)            From and after the date hereof, subject to Section 10.2, this Section 10.3 and Section 10.4(a), the Ryman Member may Transfer any or all of its Units to any Person without the consent of any other Person, so long as, after giving effect to such Transfer, the Ryman Member (together with its Permitted Transferees) continues to hold at least 51.0% of each of the Voting Units and the Outstanding Units; provided that the limitations in Section 10.3 will not apply to a Sale of the Company, a Qualified Spinoff or a Qualified IPO.

(b)            In addition to and without limiting Section 10.3(a), from and after the date hereof, subject to Section 10.2, Section 10.3 and Section 10.4(a), the Ryman Member may Transfer any or all of its Units to any Person without the consent of any other Person to the extent such Transfer is necessary, based on the advice of outside legal counsel, to maintain Ryman Parent’s qualification as a real estate investment trust under the Code (a “REIT”); provided that the Ryman Member may not Transfer pursuant to this Section 10.3(b) more than the number of Units that would result in Ryman Parent’s ownership of securities of taxable REIT subsidiaries to represent the maximum percentage permitted by Section 856(c)(4)(B)(ii) of the Code less three percent (3%) of its total assets (as determined for purposes of Section 856(c)(4)(B)(ii) of the Code) immediately after such Transfer or that are otherwise required to be Transferred for Ryman Parent to maintain its qualification as a REIT.

(c)            If, at any time, the Ryman Member and its Permitted Transferees hold less than 50.1% of the Outstanding Units or 50.1% of the Voting Units, whether due to a Transfer of Units by the Ryman Member or as a result of the issuance of additional Units, the Investor Member and the Ryman Member shall negotiate in good faith to amend this Agreement to reflect rights (including governance rights, ownership thresholds with respect thereto and, if applicable, the interests of any third party admitted as a Member and referred to in the proviso to Section 10.4(b)) that reflects the percentage of the Outstanding Units and Voting Units held by each of the Investor Member, the Ryman Member and, if applicable, any third party admitted as a Member and referred to in the proviso to Section 10.4(b).

(d)            For the avoidance of doubt, Ryman Member shall have the right to cause a Sale of the Company, a Qualified IPO or a Qualified Spinoff at any time.

Section 10.4          Transferability of Ryman Member and Investor Member Rights.

(a)            The rights of the Ryman Member and the Investor Member set forth herein arising from or relating to such Member’s status as the “Ryman Member” or the “Investor Member”, as applicable, including such Member’s right to designate Managers as set forth in Section 7.2 and approve certain actions as provided in Section 7.1(b), and any other rights specifically provided to the Ryman Member and the Investor Member, as applicable, but excluding the rights of such Member that are generally applicable to all Members (including, for the avoidance of doubt, economic rights associated with Units), in each case are not assignable or transferable, and shall terminate if at any time the holder thereof ceases to be a Member or to hold the requisite ownership percentage or number of Units applicable hereunder, except (i) in the case of a Transfer of Units by any such Person to its Permitted Transferees pursuant to Section 10.2 or (ii) as mutually agreed by the Ryman Member and the Investor Member.

(b)            Except as mutually agreed by the Ryman Member and the Investor Member, in connection with the Transfer of Units, neither the Ryman Member nor the Investor Member shall enter into any agreements or arrangements of any kind that would be inconsistent with the provisions of Section 10.4(a) (including through any back-to-back or similar arrangement), provided that in connection with a Transfer by the Ryman Member in compliance with Section 10.3(a) (and excluding, for the avoidance of doubt, a Transfer pursuant to Section 10.3(b)), the Ryman Member may:

(i)            permit one (but no more than one) transferee to designate an individual to serve as a Manager; provided that (A) such Manager shall count for all purposes hereof as a Ryman Manager and (B) for purposes of determining the Ryman Member’s and the Investor Member’s proportional representation on the Board, the Class A Units transferred to such transferee will be included in the number of Outstanding Units owned by the Ryman Member; and

(ii)            enter into one or more back-to-back arrangements with transferees providing such transferees with customary minority protections that do not interfere with the Investor Member’s rights hereunder, and that do not result in any amendments to this Agreement (except amendments to Schedule A to identify such transferee as a Member and such transferee’s ownership of Units) (i.e., any such back-to-back arrangements will be solely between the Ryman Member and such transferees).

(c)            For the avoidance of doubt, a Member and its Permitted Transferees shall be entitled to enter into one or more arrangements among themselves, including with respect to the allocation of any right, obligation or action that may be exercised, borne or taken by such Persons.

Section 10.5           Other Transfer Conditions, Restrictions and Requirements.

(a)            Notwithstanding anything in this Agreement to the contrary, no Transfer of a Membership Interest shall be permitted and any such purported Transfer shall be void ab initio, and no transferee of a Membership Interest shall be admitted to the Company as a Member, if:

(i)            such Transfer violates any provision of this Agreement;

(ii)            such Transfer, alone or in conjunction with one or more other conditions or events, with the passage of time, with the giving of notice, or as a result of any combination of the foregoing, would result in, cause or create a material risk of (A) a violation of applicable federal or state securities laws or require the Company to register under the Securities Act, (B) a material violation or breach of any law, regulation, ordinance, agreement or instrument by which the Company, or any of its properties or assets, is bound or subject, (C) the Company’s obligation to register under the Investment Company Act of 1940, as amended, or (D) all or any portion of the assets of the Company to constitute “plan assets” under the Employee Retirement Income Security Act of 1974 or the Code;

(iii)            the transferee of such Membership Interest does not agree in writing to be bound by all of the provisions of this Agreement by signing and delivering to the Company a joinder substantially in the form of Exhibit A or in a form otherwise reasonably acceptable to the Company (the “Joinder”) (and, if such transferee is a married individual, such transferee’s spouse does not execute and deliver to the Company a spousal consent to the extent such transferee is domiciled in a community property state and requested by the Company);

(iv)            if requested by the Board, the transferee fails to furnish promptly to the Company an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Board, that such purported Transfer does not fall within or give rise to any condition set forth in Section 10.5(a)(ii)(A); provided that this Section 10.5(a)(iv) shall not apply in respect of the Transfer by the Ryman Member or the Investor Member to its Permitted Transferees or to a Qualified IPO or a Qualified Spinoff, and no Transfer to a Permitted Transferee shall occur that would cause the Company to be required to become a reporting company pursuant to the Securities Exchange Act (other than a Qualified Spinoff by Ryman Member or its Affiliates);

(v)            the transferor of such Membership Interest shall not have paid, or reimbursed the Company for, all reasonable out-of-pocket costs and expenses incurred by the Company in connection with such Transfer; provided that this Section 10.5(a)(v) shall not apply in respect of a Transfer by the Ryman Member or the Investor Member to its Permitted Transferees; or

(vi)            the Company or its Subsidiaries then holds any licenses issued by the FCC, unless all necessary prior FCC approvals of such Transfer under the Federal Communications Laws have been obtained.

(b)            No transferee of any Membership Interest or Person to whom any Membership Interests are issued pursuant to this Agreement shall be admitted as a Member hereunder unless (i) such Membership Interests are Transferred or issued in compliance with the provisions of this Agreement (including this Section 10.5(b)), and (ii) such transferee or recipient shall have executed and delivered to the Company the Joinder, and (iii) in the case of the issuance of new Membership Interests, if required hereunder, the requisite Members shall have executed and delivered an amendment or joinder to this Agreement reflecting the admission of such recipient as a Member. If the immediately preceding sentence is complied with, the applicable transferee or recipient shall, without the need for any further action of any Person, be deemed admitted to the Company as a Member. Unless otherwise expressly set forth in this Agreement (and subject in all cases to Section 10.4), a Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the transferor. In the event of any admission of a Substitute Member pursuant to this Section 10.5(b), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member to be effective. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect the admission of such Person as a Member.

Section 10.6          Involuntary Transfers.

(a)            In the event of an Involuntarily Transfer of any Membership Interest, the Involuntary Transferee shall take and hold such Membership Interest subject to this Agreement, shall assume all of the obligations arising under this Agreement (including pursuant to Article XIII) or applicable law of the transferor of the Membership Interest, and otherwise shall comply with this Agreement. Without any limitation on the foregoing, unless and to the extent admitted as a Member with the prior approval of each of the Investor Member and the Ryman Member, an Involuntary Transferee shall not have any right to vote or consent or otherwise participate in management, to acquire any Membership Interest under Section 3.5, or Article XIII, or to sell any Membership Interest under Article XIII but the Membership Interest of such Involuntary Transferee (whether or not owned as an Involuntary Transferee) shall remain subject nonetheless to purchase under Section 13.4.

(b)            If a Person otherwise admitted as a Member acquires an additional Membership Interest as a result of or in connection with an Involuntary Transfer, such Person shall not be treated as a Member and shall be treated as an Involuntary Transferee with respect to and to the extent of such additional Membership Interest acquired as a result of or in connection with such Involuntary Transfer, unless such Person is admitted as a Member with the prior approval of each of the Investor Member and the Ryman Member.

Section 10.7           Termination of Status. Upon a Transfer (other than a Transfer in the nature of a pledge, mortgage, lien or other encumbrance in the nature of a security interest) of all of a Holder’s Membership Interest in a Transfer permitted by this Agreement, such Holder, if previously admitted as a Member, shall cease to be a Member, and all rights of such Holder as a Member or Holder shall terminate, except that Section 3.2, Article VIII and the representations and warranties made by such Member or Holder under Section 12.1, together with any other provisions of this Agreement necessary or ancillary to implementation of any of the foregoing provisions, shall survive such termination; provided that such transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Membership Interest so Transferred.

Article XI
WITHDRAWAL AND DISSOLUTION

Section 11.1           Withdrawal. No Holder shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding-up of the Company pursuant to this Article XI without the prior written consent of the Board (which consent may be withheld by the Board in its sole discretion), except that, upon a Transfer (other than a Transfer in the nature of a pledge, mortgage, lien or other encumbrance in the nature of a security interest) of all of a Holder’s Membership Interest in a Transfer permitted by this Agreement, such Holder shall cease to be a Holder. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Holder will not be considered a Holder for any purpose after the effective time of such complete withdrawal and, in the case of a partial withdrawal, such Holder’s corresponding economic, voting and other rights shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

Section 11.2           Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following (each, an “Event of Dissolution”):

(a)            subject to Section 7.1(b), the approval of the Board;

(b)            the sale of all or substantially all of the assets of the Company; or

(c)            the entry of a decree of judicial dissolution of the Company under the Delaware Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of an Event of Dissolution and that no Member shall seek a dissolution of the Company under Section 18-802 of the Delaware Act. For the avoidance of doubt, an Event of Dissolution shall not include, and this Section 11.2 shall not apply to, an IPO, any Sale of the Company or a Qualified Spinoff or a breach of this Agreement.

Section 11.3           Liquidating Distributions. Upon the dissolution and winding-up of the Company, the assets shall be distributed first to creditors and then to Unit Holders as set forth in Section 4.4.

Section 11.4           Conduct of Winding-Up. The winding-up of the business and affairs of the Company shall be conducted by the Board except as otherwise required by law.

Article XII
REPRESENTATIONS, WARRANTIES,
AGREEMENTS AND OTHER MATTERS

Section 12.1           Holder Representations. In connection with the acquisition and/or ownership of any Membership Interest (including any acquisition and/or ownership occurring as a result of or in connection with an Involuntary Transfer), the Person acquiring the Membership Interest (including any Involuntary Transferee) severally, for itself only, represents and warrants to the Company and the other Members and agrees and acknowledges that:

(a)            any Membership Interest acquired by or for such Person is and shall be acquired solely for such Person’s own account, for investment purposes only and not with a present view toward the distribution thereof and not with any present intention of distributing or reselling any such Membership Interest; provided that, irrespective of any other provisions of this Agreement, any Transfer of such Membership Interest by such Person shall be made only in compliance with all applicable federal and state securities laws, including the Securities Act;

(b)            any Membership Interest acquired by or for such Person is not registered under the Securities Act and is not qualified or registered under any state securities law and must be held by such Person until such Membership Interest or any successor security is so registered or qualified or an exemption from such registration or qualification is available; neither the Company nor any Holder or Manager shall have any obligation to take any action to cause any Membership Interest to be registered under the Securities Act or qualified or registered under any state securities law or to qualify any Membership Interest for an exemption from such registration or qualification;

(c)            in connection with any Transfer of a Membership Interest pursuant to any exemption under federal and applicable state securities laws, such Person may, at the option of the Company, be required to, and shall, deliver to the Company such documents, affidavits and opinions of counsel for such Person acceptable to the Company, and/or receive an opinion from counsel for the Company, as the Company may require and to the reasonable satisfaction of the Company and its counsel, as to the compliance of such Transfer with all applicable federal and state securities law requirements;

(d)            such Person is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act);

(e)            such Person has such knowledge and experience in financial and business matters such that such Person is capable of evaluating the merits and risks of an investment in a Membership Interest and of making an informed investment decision with respect thereto or has consulted with advisors who possess such knowledge and experience;

(f)            such Person is able to bear the full economic risk of his or its investment in a Membership Interest for an indefinite period of time because a Membership Interest has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available;

(g)            the execution, delivery and performance of this Agreement by such Person do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Person is a party, any judgment, order or decree to which such Person is subject, or, if such Person is an entity, such Person’s organizational and governing documents;

(h)            such Person has no and shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement;

(i)            if such Person is a corporation, partnership, limited liability company, trust, custodianship, estate or other entity, this Agreement has been duly executed and delivered by a duly authorized Person on its behalf and constitutes the legally binding obligation of such Person, enforceable against such Person in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights generally and by the availability of injunctive relief, specific performance and other equitable remedies);

(j)            such Person has carefully reviewed this Agreement, has had the opportunity to ask questions and receive answers concerning this Agreement and fully understands the provisions contained herein;

(k)            with respect to the Tax and other consequences of acquiring, receiving, owning, holding, and disposing of any Membership Interest and the income and proceeds thereof, such Person is relying solely on its own Tax and other counsel and advisors and is not relying on the Company or any Person other than such Person’s own counsel and advisors;

(l)            if such Person is at any time a married individual, upon the request of the Company, the spouse of such Member, acting with legal capacity to do so, has executed and delivered (or, if applicable, shall execute and deliver) to the Company a spousal consent;

(m)            neither such Person, any Affiliate of such Person nor any direct or indirect officer, manager, member, partner, shareholder or principal employee of any of the foregoing is on the list of Specially Designated Nationals and Blocked Persons issued by the Office of Foreign Assets Control of the U.S. Department of Treasury;

(n)            such Person is a “United States person” within the meaning of Code Section 7701(a)(30);

(o)            such Person is not an employee benefit plan subject to ERISA or Code Section 4975 and no “plan assets” (within the meaning of Section 3(42) of ERISA) of an employee benefit plan subject to ERISA or Code Section 4975 are being used to acquire any Membership Interest;

(p)            there are no brokerage fees, agents’ fees, commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Person acting or purporting to act on its behalf upon entering into this Agreement; and

(q)            if the Company or its Subsidiaries then holds any licenses issued by the FCC, such Person is qualified to hold Membership Interests in the Company under the Federal Communications Laws, including but not limited to the provisions relating to media ownership and attribution and character qualifications; and there are no facts or circumstances concerning any such Person and its Affiliates that would, under the Federal Communications Laws and the existing procedures of the FCC, including, without limitation, under 47 C.F.R. § 73.3555, Section 310(b) of the Communications Act of 1934, as amended, and 47 C.F.R. § 1.5001(i)(1), disqualify any such Person as a holder of any Membership Interests in the Company or cause the Company to violate the Federal Communications Laws.

A Person’s inability to make the representations and warranties will entitle the Company to void the Transfer or suspend the rights of any Person under this Agreement. The Board may cause the Company to waive any of the foregoing representations as it may deem appropriate; provided that, the Company will be deemed to have waived the foregoing representation in clause (q) with respect to acquisition and/or ownership of any Membership Interest by the Investor Member (and its Permitted Transferees) prior to the Company having sought and obtained a petition for declaratory ruling finding that the Company’s foreign ownership by the Investor Member, its Affiliates and any member of the Comcast Group in excess of the twenty-five percent (25%) foreign ownership limit in Section 310(b)(4) of the Communications Act of 1934, as amended, is in the public interest.

Section 12.2      Anti-Corruption Compliance. The Company and its Subsidiaries (acting by its and their officers, directors and employees) shall, and the Company shall use good faith efforts to ensure that its’ and its Subsidiaries’ agents, stockholders, partners and other equity holders (to the extent acting in connection with the business of the Company and its Subsidiaries) shall, comply with all Anti-Corruption Laws, including maintaining systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure such compliance. The Company shall provide the Investor Member and its Affiliates with access to the Company’s and its Subsidiaries’ officers, directors and employees, and such other information as the Investor Member may reasonably request, in order to enable the Investor Member to determine the Company’s compliance with relevant Anti-Corruption Laws and the covenants contained herein and for purposes of complying with any legal or regulatory inquiry, reporting requirements or internal compliance and other policies relating to Anti-Corruption Laws, and shall also promptly notify the Investor Member of any Enforcement Action.

Section 12.3      FCC Matters.

(a)            Ryman Parent, on behalf of itself and its Subsidiaries, and the Company acknowledge and agree that the Investor Member is a third-party beneficiary of the Option Agreement and is entitled to exercise and enforce the rights of the Optionee (as defined in the Option Agreement) on behalf of the Optionee under the Option Agreement to the fullest extent as though the Investor Member were the Optionee and a party to the Option Agreement.

(b)            So long as the Investor Member holds any of the Outstanding Units, neither the Ryman Member nor the Company shall cause, effect, or permit the transfer of the FCC Licenses (as defined in the Option Agreement) to the Company or a Subsidiary thereof without the prior consent of the Investor Member.

(c)            Prior to any Sale of the Company, a Qualified Spinoff, a Qualified IPO or a Change of Control of Ryman Parent (as defined in the Services Agreement) or such earlier time as shall be mutually agreed by the Ryman Member and the Investor Member, Ryman Parent, Atairos Parent and the Company shall, and shall cause their respective Affiliates to, cooperate in good faith to structure a transfer of the FCC Licenses to such Person or Persons that is in the best interests of the Company given the commercial realities of the proposed transaction (including, for example, a transfer of the FCC Licenses to the Company or a Subsidiary thereof or to a new entity that would be owned by Affiliates of the Ryman Member and/or indirect equityholders of the Investor Member who are not treated as “foreign” under applicable Federal Communications Laws), and shall thereafter use commercially reasonable efforts to effect such transfer on terms that the Ryman Member and Investor Member shall mutually agree; provided that no party hereto or any of its Affiliates shall, in connection with any of the foregoing, be required to accept or otherwise agree to any structure or transfer that (i) would reasonably be expected to impose, directly or indirectly (including through its indirect ownership in the Person that holds the FCC Licenses), any limitation or restriction on the ability of such party or any of its Affiliates (or any member of the Comcast Group) to freely conduct their businesses, structure their direct or indirect ownership, engage in transactions with other Persons (including investments in other Persons) or own any other assets; or (ii) would require any member of the Comcast Group to acquire directly or indirectly any ownership interest in the FCC Licenses.

(d)            So long as the Investor Member holds any of the Outstanding Units, without the prior written consent of the Investor Member, the Ryman Member and the Company shall not, and each shall cause its Subsidiaries not to:

(i)            exercise any rights with respect to any Event of Default (as defined in the LMA);

(ii)            terminate, materially amend or modify the Option Agreement or the LMA (or otherwise not extend the term of the Option Agreement or the LMA); and

(iii)            (A) exercise the Option (as defined in the Option Agreement) or (B) designate any third party to acquire all or part of the Station Assets (as defined in the Option Agreement) or otherwise assign the Option to a third party.

Article XIII
SPECIAL RIGHTS

Section 13.1      Investor Member Purchase Option.

(a)            Option Price Notice. On the terms and subject to the conditions set forth in this Agreement, the Investor Member shall have the exclusive and irrevocable right and option (the “Option”) to purchase and acquire Class A Units from the Ryman Member, free and clear of any Liens, at the times and in the amounts set forth below. By no later than October 31 of each of 2023, 2024 and 2025, the Ryman Member shall deliver a written notice (each, an “Option Price Notice”) to the Investor Member setting forth a reasonably detailed calculation of LTM Adjusted EBITDAre for the twelve (12)-month period ending on the September 30 of that year and, based on such calculation, the Ryman Member’s calculation of the Option Price.

(b)            Option Price Dispute.

(i)            If the Investor Member objects to numerical inaccuracies in the calculation of the LTM Adjusted EBITDAre or the Option Price reflected in an Option Price Notice or believes that the LTM Adjusted EBITDAre or the Option Price reflected in an Option Price Notice was not prepared in accordance with the terms of this Agreement, the Investor Member may, within seven (7) Business Days after receipt of the applicable Option Price Notice, deliver a notice (each, an “Option Price Dispute Notice”) to the Ryman Member disagreeing with such calculation, specifying in reasonable detail the nature and basis for such dispute and setting forth the Investor Member’s calculation of LTM Adjusted EBITDAre and the Option Price for such year. If Investor Member does not deliver, or cause to be delivered, an Option Price Dispute Notice for a given year with respect to the calculation of LTM Adjusted EBITDAre and the Option Price for such year, then such Option Price Notice for such year shall be deemed final.

(ii)            If an Option Price Dispute Notice is delivered within the applicable seven (7) Business Day period specified in Section 13.1(b)(i), then the Investor Member and the Ryman Member shall negotiate in good faith for five (5) Business Days following the receipt of such Option Price Dispute Notice to resolve such objections. Any such objections that the Investor Member and the Ryman Member are unable to resolve during such five (5) Business day negotiation period is referred to as an “Option Price Dispute”. After such five (5) Business Day negotiation period, any matter set forth in the Option Price Dispute Notice that is not an Option Price Dispute shall be deemed final based on the resolution of such matter as agreed by the Ryman Member and the Investor Member. If the Ryman Member and the Investor Member are unable to resolve all objections during such five (5) Business day negotiation period, then any Option Price Disputes, and only Option Price Disputes, shall be resolved by a regionally or nationally recognized certified public accounting firm upon which the Ryman Member and the Investor Member shall reasonably agree (the “Independent Referee”). If Option Price Disputes are submitted to the Independent Referee for resolution, (A) the Investor Member and the Ryman Member will cooperate with the Independent Referee during the term of its engagement; (B) the Investor Member and the Ryman Member shall furnish or cause to be furnished to the Independent Referee such work papers and other documents and information relating to the Option Price Disputes as the Independent Referee may request (subject to reasonable confidentiality restrictions and providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances) and that are available to that party or its agents and shall be afforded the opportunity to present to the Independent Referee any material relating to the Option Price Disputes and to discuss the Option Price Disputes with the Independent Referee (provided, that Investor Member and the Ryman Member shall not, and shall each cause its representatives not to, engage in any ex parte communications with the Independent Referee during the term of its engagement); (C) the Investor Member and the Ryman Member shall instruct the Independent Referee to complete its review and render its final determination no later than December 15 of the applicable year, and each of the Investor Member and the Ryman Member shall use commercially reasonable efforts to ensure that the Independent Referee is in a position to deliver such final determination no later than such date; (D) the determination by the Independent Referee of the Option Price for the applicable year shall be final, binding and conclusive on the parties; (E) the Independent Referee shall make a final determination of LTM Adjusted EBITDAre and the Option Price, based solely on the Option Price Disputes and the terms of the Agreement and, in resolving such Option Price Disputes, the Independent Referee shall not assign to any item in dispute a value that is, as applicable (i) greater than the greatest value for such item assigned by the Investor Member, on the one hand, or the Ryman Member, on the other hand, or (ii) less than the smallest value for such item assigned by the Investor Member, on the one hand, or the Ryman Member, on the other hand; and (F) the Investor Member and the Ryman Member shall instruct the Independent Referee to determine the allocation of the cost of the Independent Referee’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the Option Price Disputes impacting the Option Price as originally submitted to the Independent Referee (for example, should the Option Price Disputes impacting the Option Price total an amount equal to $1,000 and the Independent Referee awards $600 in favor of the Ryman Member’s position, sixty percent (60%) of the costs of the Independent Referee in connection with providing the services contemplated by this Section 13.1(b)(ii) would be borne by the Investor Member and forty percent (40%) of such costs would be borne by the Ryman Member). The Investor Member and the Ryman Member shall each bear the fees, costs and expenses of their respective auditors, advisors, and other representatives incurred in connection with the determination and review of the Option Price Notice and Option Price Dispute Notice, as applicable.

(c)            AMPA Notice. By no later than December 1 of each of 2023, 2024 and 2025, the Ryman Member shall deliver a written notice (each, an “AMPA Notice”) to the Investor Member setting forth a reasonably detailed calculation of the Annual Maximum Permissible Amount for such year, together with a detailed description of the assumptions that the Ryman Member is making for the remainder of such year in order to derive its calculation of Annual Maximum Permissible Amount; provided that no AMPA Notice shall be delivered prior to November 15 of any year. The Ryman Member shall afford the Investor Member the opportunity to review the AMPA Notice and such supporting schedules and analyses, including the underlying records or documentation, as are reasonably necessary or appropriate to allow the Investor Member to verify the accuracy of the calculation of the Annual Maximum Permissible Amount for such year, and shall make Ryman Parent’s representatives reasonably available to the Investor Member and its representatives to discuss its calculation of the Annual Maximum Permissible Amount; provided that the Ryman Member shall be permitted to withhold any information as is reasonably necessary to protect the attorney-client privilege of the Ryman Parent or any of its Affiliates (provided that the Ryman Member shall take such reasonable actions to implement alternate arrangements (including entering into joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow the Investor Member access to such information to the fullest extent reasonably practicable under the circumstances) and to impose an appropriate confidentiality and non-use agreement with respect to any information that is material nonpublic information for purposes of securities laws. The Ryman Member shall review any comments proposed by the Investor Member with respect to the Annual Maximum Permissible Amount within the ten (10) Business Day period following the delivery of the AMPA Notice and shall consider in good faith any appropriate changes thereto and to the extent the Ryman Member deems it reasonably appropriate, revise the Annual Maximum Permissible Amount to reflect such comments; provided that, for the avoidance of doubt, the final determination of the Annual Maximum Permissible Amount shall be in the Ryman Member’s good faith discretion.

(d)            Option Exercise.

(i)            At any time during an Option Period, the Investor Member may exercise the Option by delivery of written notice to the Ryman Member (the “Option Exercise Notice”) indicating its election to exercise the Option and the number of Option Units, up to the total number of Option Units, that it will purchase. Any exercise will be irrevocable. For purposes hereof, the “Option Period” means the period commencing on the date of the delivery of the Option Price Notice and ending on December 20 of the applicable year for which such Option Price Notice has been delivered; provided that if an Option Price Dispute is submitted to the Independent Referee and the Independent Referee has not completed its review and rendered its final determination by December 15 of such year, the Ryman Member and the Investor Member shall agree to an appropriate extension of the Option Period to allow the Investor Member to make an informed and considered determination as to whether it desires to exercise the Option based on the final Option Price, but also allowing for an Option closing by no later than the end of such year.

(ii)            The total number of Class A Units subject to the Option for any year (the “Option Units”) shall be equal to a number of Class A Units equal to the lesser of (i) the number of Class A Units having an aggregate Option Price equal to the lesser of (A) $125,000,000 and (B) the Annual Maximum Permissible Amount as finally determined pursuant to Section 13.1(c) and (ii) the greatest number of Class A Units that if Transferred by the Ryman Member in the Option would still result in the Ryman Member owning 51.0% of the Outstanding Units. No fractional Units will be transferred.

(iii)            The Option closing will occur no later than December 31 of the year in which the applicable Option relates. At the Option closing, (A) the Investor Member shall purchase and pay, by wire transfer of immediately available funds to the account designated by the Ryman Member, for the Option Units included in the Option Exercise Notice and the Ryman Member shall, concurrently with such payment, deliver to the Investor Member the certificates or other applicable instruments, if any, representing such Option Units, free and clear of all Liens, and (B) the Investor Member and the Ryman Member shall execute an Assignment in the form attached as Exhibit C hereto. Schedule A shall thereupon be modified to reflect the Transfer of such Option Units.

(iv)            The Investor Member may designate any of its Permitted Transferees to purchase all or part of the Option Units with respect to which the Investor Member exercises the Option; provided that the Investor Member shall remain obligated to consummate the purchase if such designees fail to do so.

(e)            Calculation of Option Price. The “Option Price” with respect to each Option Period shall be calculated on a per Unit basis as follows: (17 multiplied by the LTM Adjusted EBITDAre for the twelve (12)-month period ending on the September 30 prior to the Option Period), minus (net debt of the Company) to calculate equity value, then divided by the number of Outstanding Units. For purposes of determining the Option Price, “net debt” shall be Indebtedness minus Cash calculated as of the September 30 prior to the Option Period; provided that, in the event that the Company or any of its Subsidiaries incurs any Indebtedness outside of the ordinary course of business (including in connection with any M&A transaction) or makes any distribution of Cash to the Members (or by an non-wholly owned Subsidiary to its equityholders) between the September 30 and the closing of the applicable Option, amounts associated with such actions shall be reflected in net debt for purposes of determining the Option Price.

(f)            “LTM Adjusted EBITDAre” means the following for the trailing twelve months ended on the most recent September 30:

The Company’s consolidated net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated Affiliates caused by a decrease in the value of depreciated property or the Affiliate, and adjustments to reflect the Company’s share of EBITDAre of unconsolidated Affiliates, shall be equal to the Company’s “EBITDAre” for such period.

LTM Adjusted EBITDAre shall then be calculated as the Company’s EBITDAre, plus to the extent the following adjustments (each of which, for the avoidance of doubt, can be positive or negative) occurred during the periods presented (and solely to the extent they are not already captured in the Company’s EBITDAre calculation):

(i)            Preopening costs (with the add back for preopening costs limited to direct costs and costs allocated using an activity-based costing methodology);

(ii)            Non-cash lease expense;

(iii)            Equity-based compensation expense;

(iv)            Impairment charges that were not calculated in EBITDAre above;

(v)            Credit losses on held-to-maturity securities;

(vi)            Any transaction costs of acquisitions, whether or not consummated (with the add back with respect to transaction costs of acquisitions limited to third-party costs and direct, “hard” costs (e.g., travel, but not allocations of time);

(vii)            Loss on extinguishment of indebtedness;

(viii)            Pension settlement charges;

(ix)            Pro rata adjusted EBITDAre from unconsolidated joint ventures;

(x)            Pro rata adjusted EBITDAre for non-controlling interests in consolidated joint ventures; and

(xi)            Any other adjustments identified below.

The following shall apply to the calculation of the Company’s EBITDAre: interest expense shall be added back to net income net of interest income, and income tax expense shall be added back to net income net of income tax benefits, and sponsorship revenue shall be accounted for in a manner consistent with the Company’s audited financial statements for the year ended December 31, 2020.

The following will apply to the (or are additional) adjustments to the Company’s EBITDAre to calculate LTM Adjusted EBITDAre:

(i)            Add back one-time gains and losses not captured in EBITDAre definition above;

(ii)            Add back amounts attributable to business disruption due to disasters including (x) flooding, hurricane, earthquake, tornado or other weather-related damage or act of god, (y) fire, arson, acts of war, sabotage or terrorism that results in damage to, or materially restricts the use of, any property of Ryman Parent and its Subsidiaries or (z) pandemic, epidemic or disease (other than any existing known variants of COVID-19 as of the date of this Agreement) net of any insurance recoveries. Normalization adjustment for “lost” LTM Adjusted EBITDAre to be based on the latest unaffected forecast presented to the Board, or if not available, the comparable prior-year LTM Adjusted EBITDAre (for the comparable last twelve (12) month period).

(iii)            Add back amounts attributable to business disruption (e.g., closure, reduced capacity, and/or extraordinary/one-time costs) due to a planned major addition to or major renovation of a venue of the Company or any of its Subsidiaries, which is approved by the Board and was not already included in the projection model provided to the Investor Member in connection with the negotiation of this Agreement. Normalization adjustment for “lost” LTM Adjusted EBITDAre to be based on the latest unaffected forecast presented to the Board prior to the calculation of LTM Adjusted EBITDAre, or if not available, the comparable prior-year LTM Adjusted EBITDAre (for the comparable last twelve (12) month period).

(iv)            Add pro forma adjustment so that the full trailing twelve (12)-month LTM Adjusted EBITDAre of any acquisition target of any closed asset acquisition, stock acquisition, merger, or any other form of business combination by which a Person or business becomes a Subsidiary of, or part of, the Company or any of its Subsidiaries (“M&A”) is reflected.

(v)            The aggregate net addbacks to LTM EBITDAre to calculate LTM Adjusted EBITDAre (excluding (i) the trailing twelve-month M&A impact addition, (ii) any add-backs of non-cash charges and/or losses, (iii) pro rata share of LTM Adjusted EBITDAre from unconsolidated joint ventures (which for the avoidance of doubt, can be a positive or negative number), and (iv) pro rata share of LTM Adjusted EBITDAre related to non-controlling interests in consolidated joint ventures) shall be limited to thirty percent (30%) of EBITDAre, calculated prior to giving effect to the aggregate net adjustments.

Notwithstanding anything in this Agreement, LTM Adjusted EBITDAre shall be subject to a floor, and in no event will the LTM Adjusted EBITDAre for a trailing twelve (12) month period used for purposes of the calculation be less than the greater of (i) eighty percent (80%) of LTM Adjusted EBITDAre calculated for the prior “year” comparable trailing twelve (12) month period and (ii) (A) if the Block 21 Acquisition has closed, $67,000,000 or (B) if the Block 21 Acquisition has not closed, $55,000,000. An example calculation of LTM Adjusted EBITDAre for the period October 1, 2020 to September 30, 2021 and a sample calculation of Option Price at December 1, 2021 is attached as Schedule E, and LTM Adjusted EBITDAre and Option Price shall be calculated consistently therewith.

(g)            Effect of Exercising the Option. If the Investor Member exercises rights under this Section 13.1 and an Option closes, then the Investor Member’s rights pursuant to Section 13.11, Section 13.12, Section 13.13 and Section 13.14, including all rights to the Investor Put Rights and all rights in connection with the Sale Payment and the IPO Shortfall Payment, shall terminate immediately. If the Option is not exercised in the manner provided on or before the end of an Option Period with respect to all or a portion of the Option Units, the Option will expire with respect to Option Units available to purchase during that Option Period.

(h)            Termination; Delay.

(i)            The Option and all the Investor Member’s rights under this Section 13.1 will terminate upon the first to occur of the closing of a Qualified IPO, a Sale of the Company or Qualified Spinoff.

(ii)            If the Ryman Member and the Company have taken bona fide steps (regardless of whether such steps are made public, and including, as an example, the engagement of advisors) to effect an IPO that would constitute a Qualified IPO, a Sale of the Company or a Qualified Spinoff at least three (3) months prior to the date on which the applicable Option Price Notice is required to be delivered and the Ryman Member and the Company are then continuing to pursue such transaction in good faith, the Ryman Member may deliver to the Investor Member written notice thereof prior to the date on which the applicable Option Price Notice is required to be delivered, in which case the Option for such year shall be suspended and shall not apply, and in lieu thereof, if no IPO, Sale of the Company or Qualified Spinoff has then occurred, the Investor Member shall be entitled to exercise the Option for an additional year following the last year in which the Option is then exercisable (e.g., if the delay and postponement right is exercised in calendar year 2023, the Investor Member will have the right to exercise the Option in calendar year 2026 in addition to calendar years 2024 and 2025).

For purposes of this Section 13.1,

“Cash” means all cash, cash equivalents, marketable securities of the Company and the OEG Subsidiaries, including checks and other wire transfers, credit card receivables, ACH transactions and drafts deposited or available for the account of the Company or OEG Subsidiaries, as applicable, and deposits in transit, to the extent deposits in transit are removed from accounts receivable and there is no double counting between Cash and Closing Net Working Capital (net of issued but uncleared checks, wire transfers and drafts of the Company and OEG Subsidiaries), and (i) inclusive of FF&E escrows of the Company and surety bond arrangements, and (ii) excluding (y) any cash deposits with respect to real property leased by the Company and any OEG Subsidiaries, calculated in accordance with the Accounting Principles; and

“Indebtedness” of any Person means, without duplication, (a) indebtedness of such Person for borrowed money, whether current, short-term, secured or unsecured; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (c) all liabilities of such Person issued or assumed as the deferred purchase price of assets, property, goods or services (other than trade payables, accruals or similar liabilities incurred in the ordinary course of business), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (d) any unpaid earnout obligations (to the extent such obligations or portions thereof would be required to be accrued in accordance with GAAP), deferred purchase price consideration, hold-backs or seller notes, (e) any liabilities for outstanding equity-based compensation that are required to be settled in cash, (f) accrued and unpaid severance obligations, (g) Current Income Taxes, (h) Deferred COVID-19 Taxes, (i) any liabilities of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (j) any liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under the Accounting Principles as capital leases, (k) any liabilities of such Person under any performance bond or letter of credit and or any bank overdrafts and similar charges, in each case, to the extent drawn or called, (l) any declared but unpaid dividends or other distributions payable, (n) all liabilities of the type referred to in clauses (a) through (i) of any Persons the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise (including under any “keep well” or similar arrangement), in each case, to the extent called upon, and (o) all obligations of the type referred to in clauses (a) through (i) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, “Indebtedness” shall not include (x) liabilities of such Person in respect of any operating or lease obligations (other than capital leases), or (y) any liabilities of such Person under any letters of credit, performance bonds, bankers’ acceptances, indemnities or similar obligations to the extent not drawn or payable.

Section 13.2      Right of First Offer in Favor of the Investor Member (Stake Sale).

(a)            If the Ryman Member proposes to Transfer any Units in compliance with Section 10.3(a) or Section 10.3(b), the Ryman Member shall deliver to the Investor Member written notice (a “ROFO Notice”) that the Ryman Member desires to make such a Transfer (a “ROFO Sale”) and that specifies the Units proposed to be Transferred by the Ryman Member (the “ROFO Securities”), the price (subject to Section 13.3(b)) that the Ryman Member proposes to be paid for such ROFO Securities (the “ROFO Offer Price”), any other material terms sought by the Ryman Member and, in the case of any proposed Transfer pursuant to Section 10.3(b) (a “REIT Compliance Transfer”), the date that is the fifth (5th) Business Day preceding the date on which such Transfer must occur to maintain Ryman Parent’s qualification as a REIT (the “REIT Compliance Date”). Each ROFO Notice shall include wire transfer or other instructions for payment of any consideration for the ROFO Securities. The giving of the ROFO Notice shall constitute an offer (the “ROFO Offer,” and any such ROFO Offer in respect of a REIT Compliance Transfer, a “REIT Compliance Offer”) by the Ryman Member to Transfer the ROFO Securities to the Investor Member for cash at the ROFO Offer Price and on the terms set forth in the ROFO Notice.

(b)            Notwithstanding anything herein to the contrary, if at the time that the ROFO Offer is made, the Investor Member continues to have the right to exercise the Option pursuant to Section 13.1 (i.e., such right has not expired by its terms), then the ROFO Offer Price with respect to Class A Units comprising all or part of the ROFO Securities shall not be in excess of the Option Price (calculated, for these purposes, as of the most recent quarter end before the ROFO Notice is delivered). In connection with any ROFO Offer for which this Section 13.3(b) is applicable, the Ryman Member shall also deliver, together with the ROFO Notice, the information required to be delivered with an Option Price Notice, and the Investor Member shall have the right to dispute such ROFO Offer Price, and if so disputed, the dispute mechanism set forth in Section 13.1(b) shall apply, in each case, on a mutatis mutandis basis; provided, however, that in the case of any REIT Compliance Offer, the Ryman Member shall take all reasonable actions to deliver such information together with the ROFO Notice and, if notwithstanding the use of such reasonable actions, the Ryman Member cannot otherwise comply with the obligation to provide such information together with the ROFO Notice, the Ryman Member shall otherwise deliver such information to the Investor Member as promptly as practicable.

(c)            The Investor Member shall have a thirty (30)-day period (or, if the Investor Member disputes the ROFO Offer Price pursuant to Section 13.3(b), the thirty (30)-day period after such dispute is resolved and the Option Price is finally determined) (the “ROFO Offer Period”) in which to accept the ROFO Offer for the ROFO Securities; provided, however, that in the case of any REIT Compliance Offer, the Investor Member may not accept the REIT Compliance Offer any later than the date that is the fifth (5th) Business Day preceding the REIT Compliance Date, except to the extent that the REIT Compliance Offer was delivered to the Investor Member fewer than three (3) Business Days prior to such date, in which case the Investor Member shall have until the date that is the earlier of (A) the third (3rd) Business Day following the date the REIT Compliance Offer is delivered to the Investor Member and (B) the REIT Compliance Date to accept the REIT Compliance Offer. To the extent the Investor Member has disputed the ROFO Offer Price pursuant to Section 13.2(b) in respect of such REIT Compliance Offer and such dispute has not been resolved by the date such REIT Compliance Offer must be accepted, the Investor Member may accept the REIT Compliance Offer on the condition that it will pay the ROFO Offer Price set forth in the ROFO Notice if such dispute has not been resolved by the REIT Compliance Date and, if such dispute is ultimately resolved in the Investor Member’s favor, the Ryman Member must promptly thereafter pay the Investor Member an amount equal to the excess of (A) the ROFO Offer Price paid by the Investor Member for such ROFO Securities over (B) the product of (x) the Option Price as finally determined in accordance with this Agreement and (y) the number of ROFO Securities sold to the Investor Member. If the Investor Member fails to notify the Ryman Member of its acceptance or rejection of the ROFO Offer prior to the expiration of the ROFO Offer Period or at any earlier time required by this Section 13.2(c) in respect any REIT Compliance Offer, Investor Member shall be deemed to have declined the ROFO Offer. If the Investor Member accepts the ROFO Offer in accordance with the foregoing (A) the Investor Member shall purchase and pay, by wire transfer of immediately available funds to the account designated by the Ryman Member in the ROFO Notice, for the ROFO Securities within fifteen (15) Business Days after the date on which the ROFO Securities have been accepted and the Ryman Member shall, concurrently with such payment, deliver to the Investor Member the certificates or other applicable instruments, if any, representing the ROFO Securities, free and clear of all Liens; provided that, if the Transfer of such ROFO Securities is subject to any prior regulatory approval, the time period during which such Transfer must be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received; provided, further, that, in the case of any accepted REIT Compliance Offer, such purchase and sale must occur no later than the REIT Compliance Date, (B) the Investor Member and the Ryman Member shall execute an assignment in the form of Exhibit C hereto. To the extent the Ryman Member determines a REIT Compliance Transfer is necessary, it shall deliver the REIT Compliance Offer to the Investor Member as soon as commercially reasonable after making such determination to the extent the REIT Compliance Offer would be delivered less than thirty (30) days prior to the REIT Compliance Date.

(d)            Upon the earliest to occur of (A) rejection of the ROFO Offer by the Investor Member and (B) the expiration of the ROFO Offer Period without the Investor Member electing to purchase the ROFO Securities, the Ryman Member shall have a one hundred eighty (180)-day period during which to effect a Transfer of all of the ROFO Securities at a price in cash and non-cash consideration (with the value of non-cash consideration determined in accordance with Section 13.19) not less than ninety-five percent (95%) of the ROFO Offer Price on a pre-tax basis and on substantially the same or more favorable (as to the Investor Member) other terms and conditions in the aggregate as were set forth in the Investor ROFO Offer Notice (including, the same Units being sold as set forth in the ROFO Offer Notice); provided, further, that, if the Transfer of the ROFO Securities is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received. If the Ryman Member does not consummate the Transfer of the ROFO Securities in accordance with the time limitations set forth in the preceding sentence, then the right of the Ryman Member to effect the Transfer of the ROFO Securities pursuant to this Section 13.2 shall terminate and the Ryman Member shall again comply with the procedures set forth in this Section 13.2 with respect to any proposed Transfer of Units pursuant to Section 13.2.

(e)            The Investor Member may designate any of its Permitted Transferees to purchase all or part of the ROFO Securities with respect to which the Investor Member exercises the ROFO Offer; provided that the Investor Member shall remain obligated to consummate the purchase if such designees fail to do so.

(f)            Notwithstanding anything to the contrary herein, with respect to any ROFO Sale (including any REIT Compliance Transfer) the Ryman Member shall (i) use its good faith efforts to, in the Ryman Member’s good faith judgment, comply with the timelines and information requirements set forth in this Section 13.2 applicable to a ROFO Sale that is not a REIT Compliance Transfer (including to use good faith efforts to regularly evaluate Ryman Parent’s qualification as a REIT such that the Ryman Member would not be required to avail itself of the expedited timelines or more limited information requirements set forth in this Section 13.2 that are applicable to REIT Compliance Transfers), (ii) only rely on the expedited timing set forth in this Section 13.2 applicable to REIT Compliance Transfers to the extent that, notwithstanding such good faith efforts pursuant to the preceding clause (i), the Ryman Member cannot otherwise comply with such non-expedited timing in a commercially reasonable manner, and (iii) if any regulatory approvals are required in connection with any REIT Compliance Offer accepted by the Investor Member, take efforts in good faith to cooperate with the Investor Member to allow sufficient time, to the extent practicable under the circumstances as determined by the Ryman Member in good faith, for the Investor Member to seek and obtain such regulatory approvals.

(g)            For the avoidance of doubt, the provisions of this Section 13.2 shall not apply to any proposed Transfer of Units by the Ryman Member (A) pursuant to a Sale of the Company, a Qualified IPO or Qualified Spinoff, (B) to a Permitted Transferee or (C) pursuant to Section 13.1.

Section 13.3      Tag-Along Rights.

(a)            This Section 13.3 shall not apply in the event of any Transfer pursuant to Section 13.2 in which the Investor Member accepts any ROFO Securities offered in a ROFO Offer. The provisions of Section 13.2 (to the extent applicable) shall apply in advance of the provisions of this Section 13.3.

(b)            If (i) the Ryman Member proposes to Transfer any Class A Units, (ii) to the extent applicable, the Ryman Member has complied with the terms of Section 13.2, and (iii) the relevant provisions of Article X have been complied with in all respects with respect to a proposed Transfer, then the Ryman Member (a “Tag-Along Seller”) may consummate a Transfer of all or any portion of such Units (the “Tag-Along Interest”) to the applicable third party purchaser (a “Third Party”) to the extent it complies with the provisions of this Section 13.3 and Section 13.8 (a “Tag-Along Sale”). In such event, the Class A Holders (each, an “Other Eligible Member”) shall have the right to require the Third Party, subject to the provisions of this Section 13.3 and Section 13.8, to purchase from such Other Eligible Member up to that portion of its Eligible Tag-Along Units (such Other Eligible Member’s “Maximum Amount”) (and the Tag-Along Seller shall reduce the Tag-Along Interest to be sold by it by a corresponding amount) that is equal to the product of (x) the Tag-Along Interest to be purchased by the Third Party and (y) a fraction, the numerator of which is (A) the total number of Eligible Tag-Along Units owned by such Other Eligible Member and the denominator of which is (B) the total number of Eligible Tag-Along Units owned by all of the Other Eligible Members and the Tag-Along Seller immediately prior to the transaction. For purposes hereof, “Eligible Tag-Along Units” means Class A Units.

(c)            The Tag-Along Seller shall notify the Other Eligible Members in writing of a proposed Transfer not less than twenty (20) days prior to the date of such proposed Transfer (the “Transferor Tag-Along Notice”). The Transferor Tag-Along Notice shall include (i) the name and address of the Third Party, (ii) the Tag-Along Interest to be Transferred, (iii) the Maximum Amount for each Other Eligible Member (which the Company shall confirm upon request of the Tag-Along Seller prior to the delivery of such notice), (iv) the purchase price and terms and conditions of payment, (v) the other material terms and conditions of the transaction, and (vi) the proposed closing date of the transaction (collectively, the “Third Party Terms”).

(d)            The tag-along right provided for in this Section 13.3 may be exercised by any Other Eligible Member (each such exercising Other Eligible Member, a “Tagging Member”) by delivery of a written notice to the Company, the Tag-Along Seller and the Third Party (the “Tag-Along Notice”) within fifteen (15) days following receipt of the Transferor Tag-Along Notice (the “Tag-Along Period”). The Tag-Along Notice shall state the Eligible Tag-Along Units that such Tagging Member wishes to include in such Transfer to the Third Party, up to the Maximum Amount. The failure of an Other Eligible Member to deliver a Tag-Along Notice meeting the requirements of this Section 13.3(d) within the Tag-Along Period shall constitute a waiver of such Other Eligible Member’s tag-along rights with respect to such proposed Transfer.

(e)            Upon the giving of its Tag-Along Notice, a Tagging Member shall be obligated to sell to the Third Party the number of its Eligible Tag-Along Units set forth in its Tag-Along Notice on the Third Party Terms (up to the Maximum Amount); provided, however, that neither the Tag-Along Seller nor any Tagging Member shall consummate the sale of any of their respective Eligible Tag-Along Units unless the Third Party purchases, on the Third Party Terms, all of the Eligible Tag-Along Units contained in the Tag-Along Notices that the Tagging Members are entitled to sell under the terms of this Section 13.3. If the Third Party does not purchase Eligible Tag-Along Units entitled to be sold by any Tagging Member that has complied with the terms of this Section 13.3, then any Transfer by the Tag-Along Seller and any Other Eligible Member to such Third Party shall be null and void and of no effect whatsoever.

(f)            Any Eligible Tag-Along Units purchased from a Tagging Member pursuant to this Section 13.3 shall be purchased at the same price and same type of consideration and on the same terms and conditions as the Transfer by the Tag-Along Seller and shall be subject to Section 13.8.

(g)            In the event that the Tag-Along Seller delivers a Transferor Tag-Along Notice in accordance with Section 13.3(c) and no Other Eligible Member exercises its tag-along right in accordance with Section 13.3(d), the Tag-Along Seller shall have the right to Transfer its Tag-Along Interest to the Third Party at a price not more than the purchase price set forth in the Transferor Tag-Along Notice and otherwise in all material respects on the terms, provisions and conditions set forth in the Transferor Tag-Along Notice, so long as such Transfer takes place within one hundred eighty (180) days after the date on which the Transferor Tag-Along Notice is delivered (as such period may be extended to the extent reasonably required pursuant to applicable law or regulation). In the event that such Transfer shall not have taken place within such one hundred eighty (180)-day period (provided, further, that, if the Transfer of the Tag-Along Interest is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received), the Tag-Along Seller shall not be permitted to Transfer all or any portion of such Tag-Along Interest without once again complying with the provisions of this Section 13.3. If the terms of such proposed Transfer are different in any material respect from the terms, provisions and conditions set forth in the Transferor Tag-Along Notice (in a manner that is beneficial to the Tag-Along Seller), the Tag-Along Seller shall deliver to the Other Eligible Members a revised Transferor Tag-Along Notice, and shall again comply with all of the requirements of this Section 13.3.

(h)            Reserved.

(i)            If, at the end of the Tag-Along Period, (i) any Tagging Member declines to exercise its tag-along rights under this Section 13.3 or (ii) any Tagging Member elects to exercise its tag-along rights under this Section 13.3 committing to Transfer less than such Tagging Member’s Tag-Along Interest, the Tag-Along Seller shall give notice to each Tagging Member who has elected to fully exercise its tag-along rights under this Section 13.3 of the right to sell in the Tag-Along Sale additional Tag-Along Interests (such Tag-Along Interests, the “Reallotment Units”), in an amount equal to such Tagging Member’s pro rata portion of the Reallotment Units (based on the percentage equal to (x) the number of such Tagging Member’s Tag-Along Interests held as of immediately prior to the Tag-Along Sale divided by (y) the number of Tag-Along Interests held by the Tag-Along Seller and the Tagging Members who have elected to fully exercise their tag-along rights under this Section 13.3, in the aggregate, as of immediately prior to the Tag-Along Sale). Each such Tagging Member shall have five (5) Business Days to notify the Tag-Along Seller of its election to sell all or a portion of the Reallotment Units.

(j)            The reasonable attorney’s fees of one counsel designated by the Tag-Along Seller (and, to the extent participating in the transaction, one counsel designated by the Investor Member), and the other reasonable costs and expenses incurred by the Tag-Along Seller(s)), and the Company in connection with any proposed Transfer pursuant to this Section 13.3 (whether or not consummated) (including accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions (but only if the Company engages such advisers)), will be paid by the Company. Any other costs and expenses incurred by or on behalf of any or all of the other Tagging Members in connection with any proposed Transfer pursuant to this Section 13.3 (whether or not consummated) will be borne by such Tagging Members.

(k)            Notwithstanding anything else herein to the contrary, if in connection with any Sale of the Company in which the Dragging Member has not exercised its rights to require the Investor Member to Transfer all of its Units in such Sale of the Company pursuant to Section 13.7, the Investor Member shall have the right to exercise its tag-along rights pursuant to this Section 13.3 and elect to sell up to 100% of its Units in such transaction (and the Tag-Along Seller shall reduce the Tag-Along Interest to be sold by the Ryman Member by a corresponding amount).

(l)            The provisions of this Section 13.3 shall not apply to any proposed Transfer of Units by the Tag-Along Seller (A) pursuant to Section 13.7 (except, in the case of the Investor Member, as provided in Section 13.3(k)), (B) to a Permitted Transferee, (C) in a Qualified Spinoff, (D) in a Qualified IPO, (E) pursuant to Section 13.1, or (F) that is a REIT Compliance Transfer to the extent such provisions would reasonably be expected to prevent the Ryman Member from completing such REIT Compliance Transfer by the REIT Compliance Date; provided that, prior to availing itself of the exception in this clause (F), the Ryman Member shall have used good faith efforts to comply with the provisions of this Section 13.3 (including using its good faith efforts to regularly evaluate Ryman Parent’s qualification as a REIT) such that the Ryman Member would not be required to avail itself of the exception set forth in this clause (F).

(m)            If (i) the Company issues any class or series of Units other than Class A Units and (ii) the Ryman Member (or any of its Permitted Transferees) and any Other Eligible Members acquire such Units through the exercise of its pre-emptive rights under Section 3.5, such Other Eligible Members will be granted tag-along rights with respect to such Units that are substantially similar to the tag-along rights set forth herein with respect to the Class A Units and this Agreement will be modified accordingly.

Section 13.4      Redemption and Cross-Purchase Rights.

(a)            If an Involuntary Transfer occurs or, solely with the passage of time and/or the giving of notice, will occur, the Holder whose Membership Interest is or will be subject to the Involuntary Transfer or, if such Holder fails to do so, the Person who is or will become the Involuntary Transferee in such Involuntary Transfer, shall promptly give written notice (the “Involuntary Transfer Notice”) to the Company stating (i) when the Involuntary Transfer occurred or is to occur, (ii) the obligations and other circumstances giving rise to the Involuntary Transfer, (iii) a description of the Membership Interest subject to the Involuntary Transfer, and (iv) the name, address and capacity of the Involuntary Transferee.

(b)            If an Involuntary Transfer occurs, the Company, at the sole discretion of the Board, shall have the right to redeem from the Involuntary Transferee or applicable employee (or, if an employee invested through a trust or other entity, such entity and any Permitted Transferees of such employee or entity) (the “Call Member”) all (but not less than all) of the Membership Interests to be acquired by the Involuntary Transferee in the Involuntary Transfer for an amount equal to the Redemption Fair Market Value per Unit (the “Redemption Price”); provided that the Company gives written notice of its election to redeem such Membership Interest to the Call Member no later than one hundred eighty (180) days after the Company’s receipt of the Involuntary Transfer Notice (such date of receipt, the “Call Event Date” and such one hundred eighty (180)-day period, the “Company Call Period”); provided, further, that it is agreed and acknowledged that the Redemption Fair Market Value of the Membership Interest of such Call Member for purposes of this Section 13.4(b) shall be determined as of the Call Event Date. If and to the extent that the Company does not redeem all of the Membership Interests owned by such Call Member pursuant to the preceding sentence, then the Ryman Member (or its Permitted Transferees) and the Investor Member (or its Permitted Transferees) first, and then second each other Member (other than the Call Member or Holder whose Membership Interest is or will be subject to the relevant Involuntary Transfer) (each, a “Continuing Member”) shall have the right to purchase all (but not less than all) of such Membership Interests, subject to the same terms and conditions set forth in the preceding sentence, except that the notice period set forth in the preceding sentence shall be no later than one hundred eighty (180) days after the expiration of the Company Call Period; provided, that (i) if both the Ryman Member and the Investor Member elect to exercise their first priority purchase option after the Company in the manner described in this Section 13.4(b), such purchase option shall be allocated between them based on the relative number of Class A Units owned by them as of the Call Event Date, or (ii) more than one Continuing Member elects to exercise their second priority purchase option after the Company, such Members shall purchase their pro rata share of such Membership Interests (based on the relative number of Class A Units owned by such Continuing Member as of the Call Event Date and the aggregate number of Class A Units owned by all Continuing Members exercising such second priority purchase option under this Section 13.4(b)).

(c)            The Redemption Price for any Membership Interest to be redeemed by the Company and/or purchased by one or more Members under this Section 13.4 shall be determined by the Board in good faith. If the Call Member objects to the Board’s determination of the Redemption Price for the subject Membership Interest to be purchased or redeemed, the Call Member shall submit a notice of objection to the Company within thirty (30) days of receiving notice of the Redemption Price setting forth the Call Member’s own valuation of the Redemption Fair Market Value of such Membership Interest (the “Notice of Objection”). After receiving a Notice of Objection, the Company and the Call Member shall hire an independent appraiser to determine the Redemption Fair Market Value of such Membership Interest; provided, that the valuation provided by such independent appraiser shall be within the range of the Redemption Price and the Redemption Fair Market Value of such Membership Interest set forth in the Notice of Objection. The cost of the investment banking or appraisal firm shall be shared equally by the Company and the Call Member. If the Company and the Call Member fail to agree on a mutually acceptable appraiser within fifteen (15) days following the Company’s receipt of the Notice of Objection, then the Company and the Call Member will each appoint an investment banking firm or appraisal firm of national or regional reputation and such two firms will select a third investment banking firm or appraisal firm of national or regional reputation experienced in the appraisal of businesses similar to that of the Company to serve as the appraiser and shall direct such appraiser to independently determine the Redemption Price of the subject Membership Interest and to submit its determination in writing at the earliest practicable date, but in any event within sixty (60) days following the date of such appraiser’s selection; provided, that, the valuation provided by such appraiser shall be within the range of the Redemption Price and the Redemption Fair Market Value of such Membership Interest set forth in the Notice of Objection. The Company and the Call Member shall each bear the costs of their respective investment banking or appraisal firms for purposes of appointing a third appraiser, and the costs of the third appraiser shall be shared equally by the Company and the Call Member. All appraisal reports will be in writing, will be signed by the appraiser and will be delivered to the Company with a copy to the Call Member. If the appraiser expresses its opinion as to the Redemption Price for the subject Membership Interest in terms of a range of values, the mean of such range shall be deemed to be the Redemption Price for such Membership Interest, or if such opinion expresses the Redemption Price for the subject Membership Interest as an absolute number, such number shall be deemed to be the Redemption Price for such Membership Interest. The Redemption Price for the subject Membership Interest will be final and binding upon the Company and the Call Member.

(d)            The closing of any redemption and/or purchase under this Section 13.4 shall take place on a date designated by the Company (the “Redemption Closing”), which date shall not be more than thirty (30) days after compliance with the applicable requirements set forth above, subject to the execution of purchase documentation reasonably acceptable to the applicable Holder and the Board, including a release and discharge from the Call Member in form and substance reasonably acceptable to the Call Member and the Board.

(e)            In the event any purchase or redemption right exercised by the Company pursuant to Section 13.4(b), the Company shall make payment of the Redemption Price in a lump cash sum at the Redemption Closing or by paying at least fifteen percent (15%) of the Redemption Price in cash at the Redemption Closing and paying the remainder prior to the date that is eighteen (18) months from the date of such Redemption Closing. In the event of any purchase right exercised by one or more Continuing Members pursuant to Section 13.4(b), the Continuing Member(s) shall make payment of the Redemption Price in a lump cash sum at the Redemption Closing.

(f)            Notwithstanding anything to the contrary contained herein, the payment of all or any portion of the Redemption Price may be suspended, delayed or deferred by the Company with prior written notice to the applicable Call Member, to the extent that the Company would be unable to make such payment due to the Company having insufficient cash on hand (as determined by the Board in good faith) or restrictions under any applicable law or any bona fide contractual arrangements of the Company or any of its Subsidiaries (each, a “Liquidity Restriction”). Any amount so deferred will be paid to the applicable Call Member as soon as practicable following the earlier of (i) the time that the Liquidity Restrictions are no longer applicable, as determined in good faith by the Board and (ii) the consummation of a Sale of the Company.

(g)            The provisions of this Section 13.4 shall not be applicable to the Ryman Member, the Investor Member or any of their respective Permitted Transferees.

Section 13.5      Public Offering; Spinoff Transaction; Corporate Conversion in Connection with Public Offering or Spinoff Transaction.

(a)            Ryman’s Qualified IPO and Qualified Spinoff Rights. The Ryman Member shall be entitled to cause the Company to consummate a Qualified IPO or a Qualified Spinoff at any time (provided that (i) the Investor Member shall, after a Qualified Spinoff, own the same class of equity as the public shareholders unless otherwise agreed by the Investor Member and (ii) for the avoidance of doubt, the Ryman Member may not cause the Company to consummate (x) an IPO that does not constitute a Qualified IPO or (y) a Spinoff Transaction that does not constitute a Qualified Spinoff, in each case, without the approval of the Investor Member; provided that after a Qualified IPO, the Ryman Member may at any time cause a Spinoff Transaction without the approval of the Investor Member); provided that if Ryman causes the Company to undertake a Qualified IPO or a Qualified Spinoff, the Investor Member will have the Investor ROFO as set forth in Section 13.10. The Investor Member shall not be required to be a selling shareholder in an IPO. If the Ryman Member is a selling shareholder in an IPO, the Investor Member shall have the right to sell equity in the IPO on a pro rata basis of secondary shares based on its relative percentage ownership of the Outstanding Units relative to the Ryman Member’s ownership prior to the IPO (such that, for example, if 1,000,000 shares in the aggregate are proposed to be sold by the Ryman Member and the Investor Member (and not by the Company) as secondary shares in an IPO, and the Ryman Member and the Investor Member then own sixty-five percent (65%) and twenty-five percent (25%), respectively, of the aggregate Outstanding Units, the Investor Member shall be entitled to sell 27.8% (25% / (65% + 25%)) of such secondary shares in the IPO (and for the avoidance of doubt, not including any SPAC Transaction). Neither the Ryman Member, the Company or any of their Affiliates shall impose any contractual constraint on the Investor Member’s sales of equity after a SPAC Transaction, Qualified Spinoff or an IPO, other than customary “lockups” in connection with an underwritten public offering or SPAC Transaction; provided that, as long as the Investor Member owns at least ten percent (10%) of the Outstanding Units, the Ryman Member and the Company shall cause, and cause their respective Affiliates to, make proper provisions to ensure that the governing documents of the entity resulting from such SPAC Transaction, Qualified Spinoff or IPO provide that such entity may not (i) impose any limitation or other constraint (including ownership or voting caps or standstill restrictions) on the Investor Member’s or Ryman Member’s purchases or ownership of equity after such SPAC Transaction, Qualified Spinoff or IPO or (ii) issue or adopt any shareholder purchase rights or “poison pill” or any similar plan or arrangement or adopt any control share acquisition, business combination or other anti-takeover provision under its certificate of incorporation, bylaws or similar organizational documents, unless such rights, plan, arrangement or provision expressly exclude the Investor Member and the Ryman Member and each of their respective Permitted Transferees from the applicability thereof.

(b)            Investor Member’s Qualified IPO Right. If the Investor Member exercises any Option under Section 13.1, commencing on and after the Fifth Anniversary, as long as the Investor Member owns at least ten percent (10%) of the Outstanding Units, the Investor Member shall have the right to elect to cause the Company to use reasonable efforts (and without limiting the Investor Member’s rights under Section 13.5(c)) to effect, as soon as practicable an IPO that is a Qualified IPO, by delivering written notice thereof to the Company.

(c)            IPO Determinations. Upon the Ryman Member initiating an IPO process, the Ryman Member agreeing to use its reasonable efforts to cause the Company to undertake a Qualified IPO pursuant to Section 13.13 or the receipt of a written notice from the Investor Member pursuant to Section 13.5(b) requesting that the Company effect an IPO, the Company shall engage a nationally recognized managing underwriter determined by the Determining Member (in consultation with the Consulting Member and after giving good faith consideration to Consulting Member’s views). The Determining Member (in consultation with the Consulting Member and after giving good faith consideration to the Consulting Member’s views) shall also make all other decisions regarding the IPO, including the terms and conditions of such Qualified IPO, the pricing of Equity Securities to be offered by the New Company in such IPO, the size of the IPO and the hiring of other underwriters and advisors and the drafting of documentation. The engagement of the underwriters shall be on financial and other terms customary in the industry, and all fees and expenses (but not customary underwriting discounts and commissions) shall be borne by the Company. Upon the request of the Determining Member, the Company and the Members shall take the actions contemplated by this Section 13.5(c) without any further action by the Board. The Company agrees and acknowledges that it shall be the indemnitor of first resort with respect to such IPO. For purposes hereof, the “Determining Member” shall mean the Ryman Member, except that the Investor Member shall be the “Determining Member” if the Investor Member delivers written notice after the Seventh Anniversary requesting that the Company effect an IPO pursuant to Section 13.5(b), and the “Consulting Member” shall be the Investor Member if the Ryman Member is the Determining Member or the Ryman Member if the Investor Member is the Determining Member. In connection with any request to effect an IPO, each of the Ryman Member and the Investor Member shall cooperate and take such actions as are reasonably necessary or desirable to complete the IPO in a manner designed to achieve a fair price and broad public distribution of the securities being offered.

(d)            Corporate Conversion.

(i)            In connection with any IPO or Qualified Spinoff, the Ryman Member (or, in the case of an IPO, the Determining Member) shall have the power to cause the Company, at the Company’s expense, to effect the conversion of the Company into a corporation or other form of entity or to create a new holding company structure with respect to the Company and its Subsidiaries; provided that such conversion shall be made in such manner as the Ryman Member (or, in the case of an IPO, the Determining Member) deems appropriate and efficient (including in terms of tax treatment, which conversion shall, unless otherwise agreed by the Ryman Member and the Investor Member, be tax-free to each of the Ryman Member and the Investor Member for U.S. federal income tax purposes) including by way of conversion, merger, recapitalization or asset and liability transfer (the “Corporate Conversion”). In connection with a Corporate Conversion, the Board may require that each Holder transfer to the Company, any of its Subsidiaries or any other entity or entities created pursuant to the Corporate Conversion (collectively, the “New Company”) any or all of such Holder’s Membership Interest. The terms of any stockholders agreement to be entered into among the New Company and the Holders in connection with a Corporate Conversion shall, to the extent practicable and permitted by applicable Law, rule, regulation or historical standard or unless otherwise agreed by the Ryman Member and the Investor Member, replicate the provisions of this Agreement.

(ii)            In connection with such Corporate Conversion (x) each Holder shall be entitled to receive shares of common stock or other Equity Securities (together with any securities exercisable, exchangeable or convertible into such shares or Equity Securities, the “Issuer Shares”) of the issuer/spun off company in the IPO or Qualified Spinoff (the “Issuer”) such that if the Company liquidated and distributed its assets in accordance with this Agreement immediately following such IPO or Qualified Spinoff, such Holder would, in the aggregate in respect of such Units or other Equity Securities, be entitled to receive the same percentage of the total proceeds as it would have been entitled to receive in a liquidation and distribution of the Company’s assets pursuant to this Agreement immediately prior to such IPO (determined without giving effect to any actions or steps taken to effect or facilitate such IPO pursuant to this Section 13.5(d)) (but for the avoidance of doubt, this clause (x) shall not take into account any Sale Payment or any IPO Shortfall that may be owing to the Investor Member as a result of such IPO) and (y) such IPO or Qualified Spinoff shall be effected in a manner that treats Holders identically other than, such differences as may be necessary to give effect to the respective economic entitlements of the various classes and series of Units in accordance with this Agreement (including, for example, by providing certain classes or series of Units with enhanced economic entitlements or by issuing additional shares to the Holders of certain classes or series of Units, as appropriate, to reflect such different economic entitlements inherent in such Units) and the fact that certain of the Units may be subject to vesting and other contingencies; provided that each Holder of a given class or series of Units shall receive the same securities and same amount of securities per Unit of such class or series, and if any Holders of Units of such class or series are given an option as to the type or amounts of securities to be received, each Holder of Units of such class or series shall be given the same option. Fractional shares of Issuer Shares issuable pursuant to a Corporate Conversion shall be rounded or cashed out in an equitable manner, as determined by the Board; provided that the Board shall use good faith efforts to minimize fractional shares.

(e)           Board Designation Rights. In the event of a SPAC Transaction, Qualified Spinoff or IPO, so long as the Investor Member holds at least ten percent (10%) of the outstanding voting equity resulting from such transaction, (i) the Ryman Member and the Company shall cause the governing documents of such resulting entity (including in a stockholders agreement) to provide that the Ryman Member and the Investor Member shall have proportionate board designation rights with respect to such resulting entity based on their respective ownership in such entity after giving effect to such SPAC Transaction, Qualified Spinoff or IPO, and (ii) the Ryman Member, the Company and the Investor Member shall (x) negotiate in good faith the other governance rights (including approval rights over significant matters involving the resulting entity and its business) that would apply following such SPAC Transaction, Qualified Spinoff and Qualified IPO that are consistent with rights and entitlements that are afforded to substantial shareholders in similar transactions and that is otherwise reflective of their respective proportionate ownership in such entity at the time such transaction is consummated.

(f)            Tax Receivables Agreement. In the event that the Board (in its discretion) approves and the Company puts in place a “tax receivable agreement” (“TRA”) with the Company (or a successor Issuer to the Company) in connection with an IPO; the Ryman Member and the Investor Member shall be entitled to payments under the tax receivable agreement based on their respective ownership in the Company (or successor thereto) immediately prior to the IPO; provided that if Ryman Member makes the IPO Shortfall Payment, Ryman Member shall be entitled to receive, and the TRA shall require the Company to pay to Ryman Member, all amounts payable to the Investor Member under the TRA until such time as Ryman Member has received, in addition to amounts payable to Ryman under the TRA, amounts equal to the IPO Shortfall Payment.

(g)           Termination of Certain Rights. The rights and obligations (including restrictions on transfers of equity) provided in Section 3.5, Article VII, Article X (other than as contemplated in Section 10.1(d)), Section 11.3, Section 13.1, Section 13.2, Section 13.3, Section 13.10,  Section 13.13 and Section 13.14 shall terminate and be of no further force and effect immediately prior to, but conditioned upon, the consummation of a Qualified IPO, a Qualified Spinoff or a Sale of the Company (and, for the avoidance of doubt, the rights and obligations set forth in Section 13.18 shall survive the consummation of any such transaction provided the Ryman Member or any of its Affiliates continues to hold any Units following such transaction).

Section 13.6            Registration Rights.

(a)            Prior to the effectiveness of the Company’s registration statement in connection with its IPO, the parties shall enter into a registration rights agreement, in form and substance reasonably approved by the Ryman Member and the Investor Member, that shall contain demand registration rights and “piggyback” registration rights in favor of the Investor Member and the Ryman Member, which agreement will incorporate the provisions described in Exhibit B, and other terms and conditions as are then reasonable and customary to include in such agreements. Each Holder shall be subject to customary underwriter cutbacks and lock up restrictions. In the case of a Qualified Spinoff, the parties shall enter into a registration rights agreement, in form and substance reasonably approved by the Ryman Member and the Investor Member, that shall contain demand registration rights and “piggyback” registration rights in favor of the Ryman Member and the Investor Member, which agreement will incorporate the provisions described in Exhibit B, on a mutatis mutandis basis (giving due regard to each Member’s ownership percentages), and other terms and conditions as are then reasonable and customary to include in such agreements.

(b)           From and after an IPO or Qualified Spinoff, the Company will provide reasonable and customary assistance to any Member seeking to offer and sell its securities in the public market so as to enable such Member to sell its Company securities pursuant to Rule 144 under the Securities Act or any similar rules or regulations hereinafter adopted by the SEC, including reasonably cooperating with such Member to facilitate the timely preparation and delivery of certificates representing the securities to be sold.

(c)           In the case of a SPAC Transaction, (i) the Investor Member and its Permitted Transferees shall not be subject to more onerous lock-up or similar restrictions (including after giving effect to any fall away conditions) than those applicable to the Ryman Member and its Permitted Transferees with respect to the Equity Securities of the public entity resulting from such SPAC Transaction and (ii) the Investor Member shall be offered registration rights with respect to resales of the Equity Securities of the public entity resulting from such SPAC Transaction that are no less favorable to the Investor Member than those granted to the Ryman Member, other than with respect to rights that customarily differ based on different ownership percentages (such as the number and availability of demand registration rights) (provided that, in all cases, it is understood that with respect to any underwriter or other cut-back, the Equity Securities to be registered by the Investor Member in any offering, on the one hand, and the Ryman Member, on the other hand, will be reduced on a pari passu basis (regardless of whether the offering is a demand registration initiated by the Ryman Member or the Investor Member)).

Section 13.7           Drag-Along Rights.

(a)            General. The Ryman Member (the “Dragging Holder”), if it desires to cause the Sale of the Company, but subject to first complying with Section 13.10, shall have the right, upon written notice of such proposed Sale of the Company delivered to the Company (the “Purchase Notice”), which shall in turn promptly forward the Purchase Notice to each other Holder (the “Drag-Along Holders”), which Purchase Notice shall include all of the material terms and conditions (including the proposed amount and form of consideration and terms and conditions of payment) of such proposed Sale of the Company to the proposed purchaser(s) in such Sale of the Company (the “Drag-Along Purchaser(s)”), to, subject to Section 13.8, Section 13.3(k) and Section 13.15, require each Drag-Along Holder to cooperate in furtherance of such Sale of the Company (a “Drag-Along Sale”), including requiring each such Holder to sell to the Drag-Along Purchaser(s) a number of Units of each class or series of Equity Securities of the Company owned by such other Holder equal to (i) the total number of Equity Securities in the Company of such class or series owned by the Drag-Along Holders immediately prior to such Drag-Along Sale multiplied by (ii) a fraction, (x) the numerator of which is the number of the Dragging Holder’s Class A Units proposed to be sold by the Dragging Holder in such Drag-Along Sale and (y) the denominator of which is the aggregate number of Class A Units owned by the Dragging Holder immediately prior to such Drag-Along Sale.

(b)           Cooperation; No Continuing Rights in Units. Upon receipt of any such notice, the Company and such Drag-Along Holders shall, subject to Section 13.8 and Section 13.10, cooperate with the Dragging Holder and otherwise take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or appropriate to enter into, consummate and make effective the Sale of the Company, as reasonably requested by the Dragging Holder, including the sale and purchase of each Drag-Along Holder’s Units together with the Units of the Dragging Holder (including (i) voting in favor of any merger, sale of assets or similar transaction requiring a vote of the Members, (ii) waiving or otherwise not exercising any applicable appraisal or dissenter’s rights with respect to such transaction, (iii) subject to Section 13.8, executing and delivering to the Drag-Along Purchaser any and all documents required to be executed and delivered by the Drag-Along Holder to effect such Sale of the Company and (iv) taking all action (including with respect to voting their Units) to cause the Board to take all necessary steps to complete such transaction). In furtherance of the foregoing, the Dragging Holder may at any time, at the cost and expense of the Company and on behalf of, and to represent, the Company, hire and retain investment bankers, attorneys and any other advisors identified by the Dragging Holder, in order to initiate an auction of the Company and the Company shall fully cooperate with such auction and sale.

(c)           Solely for purposes of this Section 13.7, in order to secure the performance of the obligations of each Holder hereunder, each Holder other than the Ryman Member and the Investor Member hereby irrevocably and unconditionally appoints the Company as the attorney-in-fact and proxy of such holder (with full power of substitution or re-substitution) to vote (if applicable), provide a written consent (if applicable), or take any other action with respect to the Units required to be transferred by such holder pursuant to this Section 13.10, and the Company shall have, and is hereby granted, a proxy and power of attorney to vote, provide a written consent or take any other action with respect to each such holder’s Units for purposes of taking the actions required by this Section 13.7. Each such Holder intends this irrevocable and unconditional proxy and power of attorney to be, and it shall be, irrevocable and coupled with an interest, and each such holder shall take further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney and hereby revoke any proxy previously granted by it with respect to the matters set forth in this Section 13.7. The irrevocable and unconditional proxy and power of attorney granted hereby is intended to be, and is, attached to the Units held by such Holder and shall survive for the duration of this Agreement. Each Holder hereby revokes any power of attorney and proxy previously granted by it with respect to the matters set forth in this Section 13.10.

(d)           The Drag-Along Seller shall have a period of one hundred eighty (180) days from the date of delivery of the Purchase Notice to consummate the Drag-Along Sale on the terms and conditions as set forth in such Purchase Notice; provided that, if such Drag-Along Sale is subject to regulatory approval, such one hundred eighty (180)-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the Drag-Along Holders such documents in the possession of the Drag-Along Seller executed by the Drag-Along Holders in connection with the proposed Drag-Along Sale. If the Drag-Along Seller proposes to consummate a Drag-Along Sale after such period referred to in the first sentence of this Section 13.7(d), such Drag-Along Seller shall again comply with the provisions set forth in this Section 13.7.

(e)           Promptly after the consummation of the Drag-Along Sale pursuant to this Section 13.7, the Drag-Along Seller shall (i) notify the Drag-Along Holders thereof, (ii) subject to Section 13.8, remit (or cause to be remitted) to each Drag-Along Holder the total consideration for the Equity Securities of such Drag-Along Holder Transferred pursuant thereto less the Drag-Along Holder’s pro rata share of any escrows, holdbacks or purchase price adjustments, in each case, as determined in accordance with Section 13.8, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Drag-Along Holder and (iii) furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Drag-Along Holders. The Drag-Along Seller shall promptly remit (or cause to be remitted) to the Drag-Along Holders any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price, subject to the terms of this Agreement.

(f)            In the event that the Investor Member and the Ryman Member agree to terms of a transaction pursuant to the Investor ROFO whereby the Ryman Member sells all of its Membership Interest to the Investor Member, the Investor Member shall have rights as the Dragging Member with respect to applicable Units held by Holders other than the Ryman Member that would have been subject to this Section 13.7.

Section 13.8        Additional Terms Applicable to Covered Transactions. Any transaction effected pursuant to Section 13.3, Section 13.5 (with respect to a SPAC Transaction) or Section 13.7 (including in connection with a Sale of the Company for which the Investor Member elects to have Section 13.3 apply pursuant to Section 13.3(k)) (each, a “Covered Transaction”) shall be completed on the following terms and subject to the following conditions:

(a)           Each Tagging Member (with respect to a Transfer of Units pursuant to Section 13.3), Drag-Along Holders (with respect to a Drag-Along Sale) or Holder (with respect to a SPAC Transaction), as applicable (a “Covered Member”), shall execute and deliver all documentation required thereunder and, subject to the limitations set forth in this Section 13.8 take such other action reasonably necessary to consummate a Covered Transaction as shall reasonably be requested by the Dragging Holder (with respect to a Drag-Along Sale), the Tag-Along Seller (with respect to a Tag-Along Sale) or the Ryman Member (with respect to a SPAC Transaction), including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents, in each case which are customary and reasonable for the Covered Transaction.

(b)           Upon consummation of a Covered Transaction: (i) each Holder will receive the same form of consideration; provided that other than in connection with a Rollover Investment, if any Holder is offered an option as to the form or amount of consideration to be received in such Covered Transaction, then each other Holder shall be offered the same option, (ii) in the case of a Sale of the Company or a SPAC Transaction, the aggregate consideration receivable by all Holders shall be allocated among the Holders in the manner specified under Section 4.4; provided that, if the Investor Member shall receive illiquid securities as consideration in a Sale of the Company, no such Sale of the Company or SPAC Transaction shall be consummated unless the Investor Member shall be entitled to preemptive rights and tag-along rights with respect to such securities at least as favorable as such rights, if any, that are extended to Ryman Member with respect to such securities or otherwise on market terms. Notwithstanding the foregoing, the terms of any Covered Transaction may provide (i) that all or a portion of the Equity Securities of the Company held, directly or indirectly, by any Management Member (or its Permitted Transferees) may be exchanged (at the same value per class or series of Unit as paid to the other Holders in such Covered Transaction) in whole or in part for securities of the acquiring, surviving or successor entity, as applicable, so long as such exchange is consented to by such Management Member (and, in the case of a Drag-Along Sale, the Dragging Member); (ii) the right to make a debt or equity investment in a purchaser or one of its Affiliates (whether directly or through a contribution of Equity Securities of the Company) (any such transaction contemplated by the foregoing (i) or (ii), collectively, a “Rollover Investment”) so long as such right to make such Rollover Investment shall, in the case of this clause (ii), be available to the Ryman Member and the Investor Member and such Rollover Investment is consented to by such Persons participating in such Rollover Investment; and (iii) that, in connection with such Covered Transaction, certain Holders may receive additional and reasonable consideration in their capacity as employees of the Company or its Subsidiaries for entering into restrictive covenants in favor of a purchaser or one of its Affiliates.

(c)           The Investor Member shall, to the extent that the Ryman Member is agreeing to the same, agree to non-solicitation and confidentiality covenants and a customary release of claims in favor of the purchaser; provided that in no event shall the Investor Member be required to agree to or otherwise become bound by (or have any of its Affiliates become bound by) any non-competition covenant, non-solicitation of customers covenant or any other restrictive covenant with respect to the Investor Member’s or any of its Affiliates’ right to engage in or invest in any business; provided, further, that in no event shall the Investor Member be required to have NBCUniversal or any member of the Comcast Group become bound by any non-solicitation of employees covenant or any other similar restrictive covenant.

(d)           The representations and warranties to be made by each of the Covered Members in connection with a Covered Transaction shall be made on a several (and not joint or joint and several) basis and limited to typical representations and warranties included in transactions of that type, including representations and warranties related to such Covered Person’s organization and capacity and that (i) such Covered Member holds all right, title and interest in and to the Units such Covered Member purports to hold, free and clear of all Liens, and has the authority to Transfer such Units, (ii) the obligations of such Covered Member in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by such Covered Member have been duly executed by such Covered Member and delivered to the acquirer and are enforceable against such Covered Member in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of such Covered Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which it is a party, law or judgment, order or decree of any court or governmental agency.

(e)           No Member shall be liable for the inaccuracy of any representation or warranty made by any other Person (other than the Company and its Subsidiaries subject to Section 13.8(f)) in connection with a Covered Transaction (except to the extent that funds may be paid out of an escrow or holdback established, or offset against future earn outs or other contingent payments, to cover breaches of representations, warranties and covenants of the Company as well as breach by any Member of any corresponding representations, warranties and covenants provided by all Members).

(f)            The liability for indemnification, if any, of each Member under the definitive documentation with respect to a Covered Transaction for the inaccuracy of any representations and warranties made by the Company, its Subsidiaries or such Member in connection with such Covered Transaction shall be several and not joint with any other Person (except to the extent that funds may be paid out of an escrow or holdback established, or offset against future earn outs or other contingent payments, to cover breach of representations, warranties and covenants of the Company as well as breach by any Member or any corresponding representations, warranties and covenants provided by all Members), and, except with respect to claims related to intentional fraud or willful breach by such Member or claims for breach of a representation or warranty given by such Member specifically regarding such Member (e.g., such Members’ title to and ownership of Units), shall be pro rata in proportion to, and shall not exceed, the amount of consideration paid to such Member in connection with such Covered Transaction.

(g)           Subject to Section 13.8(f), each Member’s potential liability in respect of a Covered Transaction shall be limited to such Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Covered Transaction) of a negotiated aggregate indemnification amount or amounts that apply equally to all Members but that in no event shall any such amount exceed the net proceeds otherwise payable to such Member in connection with such Covered Transaction, except with respect to claims related to fraud or willful breach by such Member, the liability for which need not be so limited as to such Member.

(h)           If the Tag-Along Seller (with respect to a Tag-Along Sale under Section 13.3), the Drag-Along Seller (with respect to a Drag-Along Sale under Section 13.7) or the Ryman Member with respect to a SPAC Transaction under Section 13.5 or in connection with any other Covered Transaction, appoints a representative (the “Transaction Member Representative”) with respect to matters affecting the Members under the applicable definitive transaction agreements following consummation of a Covered Transaction, unless otherwise agreed by the Investor Member and the Ryman Member, such Transaction Member Representative shall be a third party firm that provides such transaction services and each Holder further agrees (x) to consent to (i) the appointment of such Transaction Member Representative, (ii) the establishment of any applicable escrow, expense, holdback or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Holders’ pro rata portion (from the applicable escrow, expense, holdback or similar fund or otherwise) of any and all reasonable and documented fees and expenses to such Transaction Member Representative in connection with such Transaction Member Representative’s service and duties in connection with such Covered Transaction and its related service as the representative of the Members and (y) not to assert any claim or commence any suit against the Transaction Member Representative in connection with its service as the Transaction Member Representative, absent fraud, willful breach or gross negligence.

(i)            The only expenses a Holder must pay in connection with the Covered Transaction are (i) expenses incurred for all Holders’ benefit and paid by the Company or acquiring party, (ii) Transaction Member Representative expenses, and (iii) the Holder’s expenses for its sole benefit (e.g., fees paid to its own professional advisors). Notwithstanding the foregoing, the reasonable attorneys’ fees (for a single counsel) of the Investor Member and the Ryman Member incurred in connection with a Drag-Along Sale under Section 13.7 or a SPAC Transaction under Section 13.5 will be borne by the Company.

Section 13.9        Payment Exception. If the consideration to be paid in exchange for Units pursuant to a Covered Transaction includes any securities and receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the delivery to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Units which would have otherwise been sold by such Holder, an amount in cash equal to the Redemption Fair Market Value of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Units.

Section 13.10      Investor ROFO.

(a)            In the circumstances set forth in Section 13.10(b), the Investor Member shall have the following rights, which are the “Investor ROFO.” Upon notice (a “ROFO Notice (13.10)”) from the Ryman Member of its intention to engage in or to cause the Company to engage in any of the events set forth in Section 13.10(b), which notice shall, in the case of an event described in Section 13.10(b)(iii), specify (i) any contractual protections that the Ryman Member requires in respect of the Ryman Parent’s status as a REIT in connection with such intended Sale of the Company (“Acquiror REIT Protections”) and (ii) whether the Ryman Member intends for all or a portion of the consideration to include Equity Securities that can be received by the Ryman Member on a tax deferred basis for U.S. federal income tax purposes (a “Tax-Deferred Sale”) and, if so, (A) the maximum amount of gain to be recognized by the RHP Operating Partnership (or if the RHP Operating Partnership is disregarded for U.S. federal income tax purposes, the Ryman Parent) as a result of such intended Sale of the Company and (B) the Maximum Annual Permissible Amount, and the Investor Member shall have the right to propose, no later than twenty (20) Business Days after receipt of the ROFO Notice (13.10), the terms, conditions and price, as well as availability and sources of financing, upon which the Investor Member desires to purchase the Company, all outstanding equity of the Company, or otherwise engage in a Sale of the Company (disregarding the exception for sales to Investor Member in the definition of Sale of the Company) (a “ROFO Proposal”); provided, however, that for such ROFO Proposal to be valid, (x) such terms must include any Acquiror REIT Protections specified in the ROFO Notice or such similar terms that are in all material respects no less favorable to the Ryman Parent in the aggregate, and (y) if the ROFO Notice (13.10) contemplated a Tax-Deferred Sale, the proposed consideration and transaction structure shall include an amount of common stock of Comcast Parent that is listed on a national securities exchange and registered under Section 12(b) of the Securities Exchange Act that would result in no greater amount of gain recognition by the RHP Operating Partnership or Ryman Parent, as applicable, than the gain set forth in the ROFO Notice (13.10). If at the time of making an offer pursuant to this Section 13.10, Atairos Parent is then a publicly traded company with common stock listed on the NYSE or Nasdaq market, then such consideration may also include Atairos Parent common stock but only if such offer includes registration rights for Ryman Member equivalent to the registration rights to be granted by the Company to Investor Member following a Qualified IPO and the shares issuable pursuant to the offer constitute less than 19.9% of the then-outstanding common stock of Atairos Parent. After receipt of the ROFO Proposal, the Ryman Member will consider and negotiate in good faith for a minimum of ten (10) Business Days with respect to the ROFO Proposal, provided that, except as set forth in Section 13.10(c), the Ryman Member may decline the ROFO Proposal after such ten (10) Business Day negotiation period in its discretion and for any reason and proceed with any action as permitted by this Agreement.

(b)           The Investor ROFO shall apply if:

(i)            the Ryman Member determines to cause a Qualified IPO; provided that the Investor ROFO will not apply after the occurrence of a consummated IPO; and

(ii)           the Ryman Member (or its Affiliate) determines to cause a Qualified Spinoff; provided that the Investor ROFO will not apply after the occurrence of a consummated Qualified Spinoff.

(iii)          the Ryman Member initiates a Sale of the Company to a third party; provided that the Investor ROFO will not apply after the occurrence of a consummated Sale of the Company.

(c)            If the Investor Member exercises rights under the Investor ROFO under the circumstances of Section 13.10(b)(iii) and delivers a valid ROFO Proposal in accordance with Section 13.10(a), and the Ryman Member declines the ROFO Proposal, then the Ryman Member may proceed with the Sale of the Company so long as:

(i)            a binding written agreement with a third party is entered into within one hundred eighty (180) days after the delivery of the ROFO Proposal and such Sale of the Company is consummated within one hundred twenty (120) days after the entry into of such binding Agreement (i.e., if the Ryman Member does not enter into a binding agreement or consummate the Sale of the Company within the time limitations set forth in the preceding sentence, then the right of the Ryman Member to effect the Sale of the Company pursuant to this Section 13.10 shall terminate and the Ryman Member shall again comply with the procedures set forth in this Section 13.10 with respect to any proposed Sale of the Company);

(ii)           the value of the cash and non-cash consideration (with the value of non-cash consideration determined in accordance with Section 13.19) from the third party in the Sale of the Company shall be equal to or exceed ninety-five percent (95%) of the per Unit value of the consideration in the ROFO Proposal;

(iii)          if the ROFO Notice (13.10) contemplated Acquiror REIT Protections, the Sale of the Company to the third party includes Acquiror REIT Protections that are materially the same or more favorable to the Ryman Member as those set forth in the ROFO Notice; and

(iv)          if the ROFO Notice (13.10) contemplated a Tax-Deferred Sale, the Sale of the Company to the third party is expected to be a Tax-Deferred Sale and the proposed consideration and transaction structure includes an amount of Equity Securities that are expected to result in no materially greater amount of gain recognition by the RHP Operating Partnership or Ryman Parent, as applicable, than the gain set forth in the ROFO Notice (13.10); provided, however, that such greater amount of gain recognition shall be permitted to the extent that the Annual Maximum Permitted Amount for the calendar year in which such Sale of the Company occurs (as determined solely by the Ryman Member in good faith) is greater than the Annual Maximum Permitted Amount specified in the ROFO Notice.

(d)           If Ryman Member accepts a ROFO Proposal, the Investor Member may designate any of its Permitted Transferees to pay all or a portion of the consideration payable in respect of the ROFO Proposal; provided that such designation or payment has no adverse consequences for the Ryman Member or any of its Affiliates and the Investor Member shall remain obligated to consummate the purchase if such designees fail to do so.

Section 13.11      IPO Shortfall.

(a)            In circumstances specified in this Section 13.11, the Investor Member shall be entitled to the IPO Shortfall on the terms set forth below. Upon a Qualified IPO that closes on or before the Seventh Anniversary, if the Post IPO Investor Stake Value at the Settlement Date does not equal or exceed the Minimum Investor Stake Value, then the Investor Member shall be entitled to a one-time payment equal to the IPO Shortfall. The Ryman Member may at its election pay the IPO Shortfall in cash, Company Equity owned by the Ryman Member, valued at the VWAP per share for the ninety (90) trading day period ending on the one hundred twentieth (120th) trading day after the Qualified IPO (the “Calculation Value”), or Ryman Parent Common Stock, valued at the VWAP per share calculated for the ten (10) trading day period ending on the Business Day that is two (2) days prior to the date of payment. The IPO Shortfall shall be paid by the Ryman Member to the Investor Member no later than sixty (60) days after the Settlement Date. Rights with respect to the Minimum Investor Stake Value and the IPO Shortfall will not apply under any circumstances with respect to any IPO that is effected after the Seventh Anniversary (but shall continue to apply in accordance with its terms with respect to any IPO effected prior to the Seventh Anniversary).

(b)           Defined Terms.

(i)            “Settlement Date” is the date that is two (2) Business Days after the one hundred twentieth (120th) trading day after the Qualified IPO, on the principal market on which the Company Equity is listed.

(ii)           “Retained Invested Equity” means the Initial Funding Amount, including, if paid, the Earnout Amount, and the Block 21 Incremental Capital Contribution, if paid (in each case, as defined in the Investment Agreement), with respect to the Retained Units.

(iii)          “Closing Units” means Units that were originally purchased on the date of this Agreement (as adjusted for any Unit combinations, Unit splits, or equity dividends, recapitalizations, reclassifications and the like with respect to the Units (including any Corporate Conversion) and the Earnout Transactions, if applicable).

(iv)          “Retained Units” means Closing Units retained by the Investor Member at the time of the Qualified IPO, the closing date of a Sale of the Company (immediately prior to the closing of the Sale of the Company) or the date specified for purposes of any calculation.

(v)           “Minimum Investor Stake Value” means the amount calculated as (a) (i) Retained Invested Equity multiplied by (ii)(x) 1.4, if calculated with respect to a Qualified IPO that closes on or prior to the Second Anniversary or (y) 1.5, if calculated with respect to a Qualified IPO that closes after the Second Anniversary and prior to or on the Seventh Anniversary, and (b) reduced by (i) the amount of any cash distributions made from the Company on the Retained Units prior to any calculation and (ii) the portion of any proceeds from any prior Transfer (other than to a Permitted Transferee) by the Investor Member of any Closing Units (including as proceeds any cash distributions to the Investor Member with respect to such transferred or sold Units) that is in excess of the product of the original purchase price of such Units multiplied by (x) 1.4 if calculated on or prior to the Second Anniversary or (y) 1.5 if calculated after the Second Anniversary (“Excess Sale Proceeds”). Amounts shall be calculated on a pretax basis. A sample calculation of the Minimum Investor Stake Value, both prior to and after the Second Anniversary, is attached as Schedule F.

(vi)          “Post IPO Investor Stake Value” means as of the Settlement Date, the sum of the following: (i) the gross proceeds of sales of Company Retained Equity received by the Investor Member (x) in the Qualified IPO (including pursuant to any option closing), and (y) from sales made simultaneously with or after the Qualified IPO; provided that for sales described in this clause (y), the proceeds will be deemed to be the greater of the actual proceeds and the Calculation Value; (ii) the market value of the Investor Member’s remaining Company Retained Equity calculated as the Calculation Value multiplied by the number of shares held; and (iii) the fair market value of any Company Retained Equity then owned by the Investor Member that is not of a class that is listed, as mutually determined in good faith by the Ryman Member and the Investor Member (provided that if the Ryman Member and the Investor Member are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Company). A sample calculation of Post IPO Investor Stake Value and IPO Shortfall is attached as Schedule F.

(vii)         “IPO Shortfall” is the amount of any deficit of the Post IPO Investor Stake Value on the Settlement Date below the Minimum Investor Stake Value; provided that for any IPO effected after the Fourth Anniversary, the maximum amount of the IPO Shortfall shall be capped at the Payment Cap.

(viii)        “Payment Cap” means the dollar amount that is fifty percent (50%) of the sum of (i) the Initial Funding Amount, including if paid at the applicable time of determination, the Earnout Amount, and (ii) if paid at the applicable time of determination, the Block 21 Incremental Capital Contribution.

(ix)          “Company Equity” means equity of the Company or its successor (or Issuer) after an IPO.

(x)           “Company Retained Equity” means Company Equity that comprise, or are the result of conversion or exchange of, Retained Units.

(c)           In the event that the Investor Member exercises the IPO Request Put Right, the Seven-Year Put Right or the Option, all rights under this Section 13.11 will immediately terminate upon the closing of the applicable transaction.

Section 13.12      Sale Payment upon a Sale of the Company.

(a)            In circumstances specified in this Agreement, the Investor Member shall be entitled to a Sale Payment on the terms set forth below. In connection with a Sale of the Company the closing of which occurs on or before the Seventh Anniversary, if the value of the Retained Units as established by the applicable per-Unit transaction consideration from a third party in the Sale of the Company multiplied by the number of the Retained Units does not equal or exceed the Minimum Investor Sale Value (such deficit, a “Sale Deficit”), then the Investor Member shall be entitled, at the election of the Ryman Member, to one of the following (a “Sale Payment”) in the amount of the Sale Deficit: (i) a cash payment from the Ryman Member; (ii) a preferential cash distribution from the Company; (iii) shares of Ryman Parent Common Stock valued at the VWAP per share calculated for the ten (10) trading day period ending on the Business Day that is two (2) Business Days prior to the date of payment; or (iv) consideration in the same form as is payable by the third party (and at the same per-Unit value) in the Sale of the Company. With respect to a Sale Transaction that closes after the Fifth Anniversary, notwithstanding the foregoing, the amount of the Sale Payment shall be capped at the Payment Cap. The Sale Payment shall be paid to the Investor Member as follows: (A) the portion of the Sale Payment taking the form of the consideration referred to in clauses (ii) and (iv) shall be paid at the closing of the Sale of the Company and (B) the portion of the Sale Payment taking the form of the consideration referred to in clauses (i) and (iii) shall be paid no later than sixty (60) days after the closing of the Sale of the Company. Notwithstanding anything in this Agreement, if the Investor Member has a right to tag along on a Sale of the Company pursuant to Section 13.3 hereof, the Ryman Member complies with its obligations to notify the Investor Member of its tag-along rights and the Investor Member does not exercise its right to be a Tagging Member with respect to all of its Membership Interests (and, for the avoidance of doubt, that of its Permitted Transferees), the Investor Member shall not (and its Permitted Transferees shall not) be entitled to a Sale Payment with respect to such Sale of the Company on Units not sold in the Sale Transaction, and all rights pursuant to this Section 13.12 shall immediately terminate upon the closing of the Sale of the Company. A sample calculation of Minimum Investor Sale Value and Sale Payment is attached as Schedule G, and such amounts shall be calculated consistently therewith.

(i)            “Minimum Investor Sale Value” means (a) if a Sale of the Company closes prior to the Fifth Anniversary, the greater of (i) the Retained Invested Equity multiplied by 1.5, or (ii) an amount that would result in a fifteen percent (15%) IRR on the Retained Invested Equity, or (b) if a Sale of the Company closes on or after the Fifth Anniversary and through the Seventh Anniversary, the Retained Invested Equity multiplied by 1.5; in each case reduced by any Excess Sale Proceeds and in the case of (a)(i) or (b), reduced by the amount of any cash distributions made from the Company on the Retained Units prior to any calculation. Amounts shall be calculated on a pretax basis.

(ii)           “IRR” means, as of any measurement date, the annual interest rate (compounded annually) which, when used to calculate the net present value as of the Investment Date (as defined below) of the Investor Member Proceeds received on or prior to such measurement date with respect to the Retained Units and the net present value as of the Investment Date of the Retained Invested Equity causes the difference between such net present value amounts to equal zero. For purposes of this IRR calculation, each Investor Member Proceed and each portion of Retained Invested Equity shall be deemed to have been received or made on the first (1st) day of the calendar month in which such Investor Member Proceed or portion of Retained Invested Equity is received or made, as applicable. For this purpose, the “Investment Date” shall mean (i) the date hereof for purposes of determining the IRR in respect of the Initial Funding Amount (other than the Earnout Amount) and (ii) the applicable date of investment for purposes of determining the IRR in respect of the Earnout Amount and the Block 21 Incremental Capital Contribution (in each case, as defined in the Investment Agreement), if made.

(iii)          “Investor Member Proceeds” means, without duplication, as of any measurement date, all cash (including cash dividends, cash distributions and cash proceeds) and the value of securities received (on a cumulative basis) by the Investor Member with respect to or in exchange for Closing Units (whether such payments are received from the Company or any third party) from the date of this Agreement through such measurement date, in each case calculated on a pre-tax basis.

(b)           The Investor’s rights with respect to the Minimum Investor Sale Value and right to a Sale Payment will not apply under any circumstances after the Seventh Anniversary. Rights under Section 13.11 and Section 13.12 shall apply only to the first to occur of a Sale of the Company or a Qualified IPO (and only of the first occurrence of such an event). For avoidance of doubt, only one of an IPO Shortfall payment or Sale Payment may apply, and not both.

(c)           The following shall apply to Section 13.11 and Section 13.12:

(i)            In the event that the Investor Member exercises an Investor Put Right or the Option, all the Investor Member’s rights under Section 13.11 and Section 13.12 will immediately terminate upon the consummation of such transactions.

(ii)           In the event that the Ryman Member pays all or a portion of the IPO Shortfall in Company Equity, the class of securities comprising such Company Equity (i) shall be listed on a United States national securities exchange and registered under Section 12(b) of the Securities Exchange Act, (ii) shall be covered as “registered securities” (or the equivalent) by the registration rights agreement referred to in Section 13.6(a) in the hands of the Investor Member and (iii) shall not be subject to any lock-up” or other restriction on Transfer, contractual, legal or otherwise (other than restrictions under applicable state and federal securities laws and other than an IPO lock-up of the same duration as the listed equity of the Company held by the Investor Member).

(iii)          To the extent that the Investor Member acquires any Units after the date hereof that are the same class as the Closing Units, and following such acquisition, the Investor Member Transfers Units of such class, the Units Transferred shall be determined on a “last-in-first-out” basis, meaning the last Units of such class that were acquired will be deemed to be the first Units sold.

(d)           The Investor Member’s rights pursuant to Section 13.11 and Section 13.12 shall not survive any Transfer of the Investor Member’s Units to a third party, and are personal to the Investor Member, but for the avoidance of doubt, shall survive a Transfer to a Permitted Transferee.

(e)            For the avoidance of doubt, Investor Member’s rights in Section 13.12 do not apply to (or following) a Qualified Spinoff (whether or not in connection with a sale of equity of Ryman Parent or its hotel business or the sale of substantially all assets of Ryman Parent or its hotel business to a third party (any of the foregoing, a “Ryman Parent Sale”)), but the Sale Payment provisions will apply in connection with a Sale of the Company where the Company or its assets are sold to a different third party in connection with or separate and apart from the Ryman Parent Sale.

(f)            For purposes of calculating the per-Unit transaction consideration from the Sale of the Company that does not consist of cash paid at closing, (i) the value of any purchase money or other promissory notes, installment sales contracts or other deferred non-contingent consideration (including installment payments) shall be deemed to be the face amount thereof, discounted to present value using a discount rate of eight percent (8%); (ii) amounts in escrow (or otherwise held back) shall be excluded, and (iii) consideration received or receivable in the form of deferred performance payments, “earn-outs” or other contingent payments based upon the occurrence of future events shall be excluded. In addition, any other non-cash consideration forming all or a portion of the transaction consideration shall be determined in accordance with Section 13.19 (except that the non-cash consideration referred to in Section 13.19(c) shall be determined by mutual agreement of the Ryman Member and the Investor Member, but if the Ryman Member and the Investor Member are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Company). Notwithstanding the foregoing, when payment is made or released on any such amounts that were valued at zero or excluded pursuant to this Section 13.12(f) (but, for the avoidance of doubt, not consideration that has been discounted), Ryman Member shall be entitled to all such payments and amounts until the Sale Payment is recouped in full by Ryman Member.

Section 13.13      Investor IPO Request; IPO Request Put Right.

(a)            If the Company has not closed a Qualified IPO, Sale of the Company or a Qualified Spinoff prior to the Fourth Anniversary, the Investor Member shall have the right, subject to Section 13.15, to request (the “IPO Request Right”) to the Ryman Member, by written notice delivered to the Ryman Member within a period of thirty (30) days commencing on the Fourth Anniversary (the “IPO Request Period”), that the Company undertake a Qualified IPO during the following twelve (12) month period. If the Investor Member does not timely deliver such notice, the Investor Member’s rights under this Section 13.13 shall terminate at the close of business on such thirtieth (30th) day commencing on the Fourth Anniversary. If the Investor Member does timely deliver such notice, then within thirty (30) days of receipt of the Investor Member’s notice, the Ryman Member shall respond in writing (the “Ryman IPO Response”) indicating whether it will use its reasonable efforts to cause the Company to undertake a Qualified IPO or declines to do so. If the Ryman Member agrees to use its reasonable efforts to cause the Company to undertake a Qualified IPO and thereafter causes a Qualified IPO to be effected, then the Investor Member’s rights pursuant to the provisions regarding the Sale Payment and the IPO Shortfall Payment pursuant to Section 13.11 and Section 13.12 will terminate and be of no further force and effect (without payment). If the Ryman Member declines to cause the Company to undertake a Qualified IPO, then for a period of thirty (30) days after the Investor Member’s receipt of the Ryman IPO Response (the “IPO Request Put Window”), on the terms and subject to the conditions set forth in this Agreement, the Investor Member shall have the right to put all but not less than all of its Units, free and clear of any Liens (other than Liens incurred by Ryman Parent or its Affiliates or restrictions arising under applicable securities laws or imposed by this Agreement), to the Ryman Member and cause the Ryman Member to purchase the Units on the terms of this Section 13.13 (the “IPO Request Put Right”). At any time during the IPO Request Put Window, the Investor Member may exercise the IPO Request Put Right by delivery of written notice to the Ryman Member (the “IPO Request Put Exercise Notice”) indicating its election to exercise the IPO Request Put Right. Any exercise will be irrevocable. If the IPO Request Put Right is not exercised by the Investor Member during the IPO Request Put Window, the IPO Request Put Right shall expire and be null and void and of no further force and effect.

(b)           Notwithstanding anything in Section 13.13(a) to the contrary, if the Ryman Member agrees to use its reasonable efforts to cause the Company to undertake a Qualified IPO pursuant to Section 13.13(a), but a Qualified IPO is not consummated during the IPO Consummation Period (or, if earlier, the Ryman Member shall have determined to abandon pursuing the Qualified IPO), the Ryman Member shall be deemed to thereafter have declined to cause the Company to undertake the Qualified IPO. Within ten (10) Business Days after the expiration of the IPO Consummation Period (or such earlier abandonment), the Ryman Member shall deliver a written notice (an “IPO Failure Notice”) to the Investor Member indicating that a Qualified IPO has not been consummated within the IPO Consummation Period and that the Ryman Member has another thirty (30) day period commencing with the Investor Member’s receipt of the IPO Failure Notice (the “Subsequent IPO Request Put Window”) to exercise the IPO Request Put Right. At any time during the Subsequent IPO Request Put Window, the Investor Member may exercise the IPO Request Put Right by delivery of a IPO Request Put Exercise Notice to the Ryman Member indicating its election to exercise the IPO Request Put Right. Any exercise will be irrevocable. If the IPO Request Put Right is not exercised by the Investor Member during the Subsequent IPO Request Put Window, the IPO Request Put Right shall expire and be null and void and of no further force and effect. For purposes hereof, the “IPO Consummation Period” means the twelve (12)-month period commencing on the date of the Ryman IPO Response; provided that, subject to Section 13.16(e), if an IPO Disruption Event occurs during such twelve (12)-month period, the IPO Consummation Period shall be extended for an additional twelve (12)-month period.

(c)           If the IPO Request Put Right is timely exercised in accordance with either Section 13.13(a) or Section 13.13(b), the consideration for the Units to be purchased pursuant to the IPO Request Put Right (“IPO Request Put Price”) shall be (i) the Retained Invested Equity multiplied by 1.5, reduced by (x) the amount of any cash distributions made from the Company on the Retained Units prior to any calculation and (y) Excess Sale Proceeds; plus (ii) if the Investor Member purchased Units for consideration other than the Initial Funding Amount, the Earnout Payment (as defined in the Investment Agreement), or the Block 21 Incremental Capital Contribution (as defined in the Investment Agreement), the Unreturned Subsequent Investment multiplied by the Prorated Return Multiple; plus (iii) if the IPO Request Put Right is exercised during the Subsequent IPO Request Put Window, interest, if any, at per annum rate of eight percent (8%), compounded annually, on the sum of the amounts referred to in the foregoing clauses (i) and (ii) from the date that is twelve (12) months after the date of the Ryman IPO Response until the closing of the IPO Request Put Right. The IPO Request Put Price shall be paid to Investor Member by the Ryman Member in one or a combination of the following forms at the election of the Ryman Member in its sole discretion (for any installment): cash or shares of Ryman Parent Common Stock, valued at the VWAP for the ten (10) trading days ending on the Business Day that is two (2) Business Days prior to the date of the installment payment (with any fractional share paid in cash).

(d)           The closing of the IPO Request Put Right shall take place on the later of (i) the first (1st) Business Day of the calendar quarter immediately following the calendar quarter in which the IPO Request Put Exercise Notice is received by the Ryman Member and (ii) 30 days after the IPO Request Put Exercise Notice is received by the Ryman Member, and shall be documented by an assignment of interest in the form attached as Exhibit C hereto and Ryman Member shall confirm in writing the dates of the installment payments to be due from the Ryman Member in accordance with the following sentence. The IPO Request Put Price shall be paid in three equal annual installments of principal on the Fifth Anniversary, Sixth Anniversary and Seventh Anniversary; provided that interest at the rate of ten percent (10%) per annum, compounded annually, will accrue on the outstanding amounts and shall be paid at each installment; provided that if the IPO Request Put Right is exercised during the Subsequent IPO Request Put Window and any of the aforementioned Anniversaries has already occurred, the installments that would otherwise have been due on such Anniversaries shall be due immediately at the closing of the IPO Request Put Right. Any amount shall be prepayable at any time without penalty. If the Investor Member exercises rights pursuant to the IPO Request Put Right, then other rights to purchase or transfer Units under this Agreement and rights to receive any payment or distribution under this Agreement shall be suspended and not exercisable pending closing of the IPO Request Put Right. A sample calculation of IPO Request Put Price is attached as Schedule H, and IPO Request Put Price shall be calculated consistently therewith.

(ii)           “Unreturned Subsequent Investment” means the purchase price of Units purchased from the Company other than with the Initial Funding Amount, the Earnout Payment (as defined in the Investment Agreement), or the Block 21 Incremental Capital Contribution (as defined in the Investment Agreement), which Units are retained by the Investor Member on the date of calculation (as adjusted for any Unit combinations, Unit splits, or equity dividends, recapitalizations, reclassifications and the like with respect to the Units (including any Corporate Conversion)).

(iii)          “Prorated Return Multiple” means the sum of (A) 1.0 and (B) 0.5 multiplied by a percentage calculated by dividing (x) the number of days from the date the Unreturned Subsequent Investment was invested until the date of the calculation, by (y) the number of days from the date of this Agreement until the date of the calculation.

Section 13.14      Investor Seven-Year Put Right.

(a)           If the Company has not closed a Qualified IPO, Sale of the Company or a Qualified Spinoff prior to the Seventh Anniversary, then commencing on the Seventh Anniversary, the Investor Member shall have the rights in this Section 13.14 (the “Seven-Year Put Right”). The Seven-Year Put Right and the IPO Request Put Right are, collectively, the “Investor Put Rights.” Upon the closing of a Qualified IPO, Sale of the Company or a Qualified Spinoff before the Seventh Anniversary, this Section 13.14 and the Seven-Year Put Right will immediately terminate. Commencing on the Seventh Anniversary, for a period of thirty (30) days (the “Seven-Year Put Window”), on the terms and subject to the conditions set forth in this Agreement, the Investor Member shall have the right to put all but not less than all of its Units, free and clear of any Liens (other than Liens incurred by Ryman Parent or its Affiliates or restrictions arising under applicable securities laws or imposed by this Agreement), to the Ryman Member and cause the Ryman Member to purchase the Units on the terms of this Section 13.14. At any time during the Seven-Year Put Window, the Investor Member may exercise the Seven-Year Put Right by delivery of written notice to the Company and to the Ryman Member (the “Seven-Year Put Exercise Notice”) indicating its election to exercise the Seven-Year Put Right (the date of such Seven-Year Exercise Notice, the “Seven-Year Put Exercise Date.”) Any exercise will be irrevocable. If the Seven-Year Put Right is not exercised by the Investor Member during the Seven-Year Put Window, the Seven-Year Put Right shall then expire and be null and void and of no further force and effect.

(b)           The consideration for the Investor Member’s Units in the Seven-Year Put Right shall be fair market value determined as follows on a per-Unit basis with respect to each class of Units then held by the Investor Member as of the quarter end prior to the date of the Put Exercise Notice (subject to Section 13.16 below) (“Seven-Year Put Price”): Each of the Investor Member and the Ryman Member will prepare a pricing proposal describing its assumptions and calculations with respect to the fair market value of the Company’s equity and the price on a per-Unit basis. The pricing proposal of each party will be delivered to the other party no later than thirty (30) days after the Ryman Member’s receipt of the Seven-Year Put Exercise Notice. After delivery of the pricing proposals, the parties will engage in discussions and negotiations for a period of thirty (30) days and attempt to agree on the Seven-Year Put Price. If the parties agree on the price within the thirty (30)-day period, the price per Unit will be reflected in a document signed by both parties stating the Seven-Year Put Price. If the parties do not so agree, the Company will engage a nationally recognized investment banking firm mutually acceptable to the Board, the Ryman Member and the Investor Member to determine the fair market value of the Company and its equity on a per-Unit basis, within a range of the per-Unit prices proposed by each party in the Pricing Proposals, and such amount will be the Seven-Year Put Price; each of the Ryman Member and the Investor Member will be provided access to and information from the investment banking firm, including a final valuation report. Fair market value of the Company and its equity shall be based upon the following principles: (a) the assumption that there is a willing buyer and a willing seller, neither of which is an Affiliate of the other and neither of which is under any obligation to sell, with both the buyer and the seller in possession of all material facts, (b) such determination shall be based on the market conditions prevailing at the time, taking into account all attendant circumstances, (c) such determination shall disregard any control premium, any discount for lack of control or lack of marketability, or similar discounts and (d) the consideration will be determined without regard to any of the limitations set forth in Section 13.18 or the tax status of any Holder or its direct or indirect owners as a REIT or otherwise. The Seven-Year Put Price with respect to each class or series of Unit, as agreed or determined, multiplied by the number of Units of such class or series held by the Investor Member (“Seven-Year Put Consideration”) shall be the aggregate consideration to be paid to the Investor Member by the Ryman Member, and shall be paid in one or a combination of the following forms at the election of the Ryman Member in its sole discretion (for any installment): cash or shares of Ryman Parent Common Stock, valued at the VWAP for the ten (10) trading days ending two (2) Business Days prior to the installment payment (with any fractional share paid in cash).

(c)           The closing of the Seven-Year Put Right shall take place on the later of (i) the first (1st) Business Day of the calendar quarter immediately following the calendar quarter in which the Seven-Year Put Price is finally determined as set forth above and (ii) thirty (30) days after the date on which the Seven-Year Put Price is finally determined as set forth above, and shall be documented by an assignment of membership interest in form of Exhibit C, and Ryman Member shall confirm in writing the dates of the installment payments to be due from the Ryman Member in accordance with the following sentence. The Seven-Year Put Consideration shall be paid in two equal installments of principal, subject to prepayment by Ryman at any time, with the first installment paid ninety (90) days after the closing of the Seven-Year Put Right and the second installment paid no later than the date that is eighteen (18) months after the Seventh Anniversary; provided that interest at the rate of eight percent (8%) per annum, compounding annually, will accrue from the date of the first installment payment and shall be paid at the time of the payment of the second installment, paid at the election of Ryman in the form of cash or Ryman Parent Common Stock as set forth above.

(d)            If the Investor Member exercises rights pursuant to the Seven-Year Put Right, then other rights to purchase or transfer Units under this Agreement and rights to receive any payment or distribution under this Agreement shall be suspended and not exercisable pending closing of the Seven-Year Put Right.

(e)            In the event that the Ryman Member pays all or a portion of the Sale Payment, the IPO Shortfall, the IPO Request Put Price or the Seven-Year Put Consideration in shares of Ryman Parent Common Stock, the following shall apply to Section 13.11, Section 13.12, Section 13.13 and Section 13.14:

(i)            (x) Ryman Parent shall ensure that such Ryman Parent Common Stock will not be subject to any “lock-up” or other restriction on Transfer, contractual, legal or otherwise (other than restrictions under applicable state and federal securities laws) and (y) Ryman Parent shall enter into a registration rights agreement with the Investor Member (or its applicable Affiliate), on customary terms and conditions, obligating Ryman Parent to file and cause to be effective no later than the applicable payment date a resale registration statement on Form S-1 or Form S-3, which resale registration statement shall remain effective until such Ryman Parent Common Stock can be sold by the holders thereof in a single transaction under Rule 144 without volume restrictions or limitations as to manner or timing of sale;

(ii)           Ryman Parent shall publicly announce such event via a broadly disseminated press release and/or current report on Form 8-K at least ten (10) days prior to the commencement of the applicable VWAP period used to determine the value of a share of Ryman Parent Common Stock as of any payment date (including any installment payment), which announcement shall disclose the dollar amount of the payment to be paid in shares of Ryman Parent Common Stock, the VWAP formula and measurement period by which the number of shares of Ryman Parent Common Stock to be issued on such payment date shall be calculated; and

(iii)          During the applicable VWAP period, the Investor Member shall not trade in Ryman Parent Common Stock in a manner that would violate anti-manipulation provisions of the federal securities laws.

Section 13.15      Rights Terminate; Suspension.

(a)           In the event that the Option is exercised and the Option closes, a Qualified IPO occurs, a Sale of the Company occurs, or a Qualified Spinoff occurs, all rights under Section 13.13 and Section 13.14 shall immediately terminate. In addition, in the event the Investor Member receives the Sale Payment or the IPO Shortfall Payment pursuant to Section 13.11 or Section 13.12, all rights under Section 13.11, Section 13.12, Section 13.13 and Section 13.14 shall immediately terminate.

(b)           If the Ryman Member and the Company have taken bona fide steps (regardless of whether such steps are made public, and including, as an example, the engagement of advisors) to effect an IPO that would constitute a Qualified IPO, a Sale of the Company or a Qualified Spinoff at least three (3) months prior to the commencement of the IPO Request Period and the Ryman Member and the Company are then continuing to pursue such transaction in good faith, the Ryman Member may deliver the Investor Member written notice thereof prior to the Fourth Anniversary, in which case the Ryman Member may preempt the Investor Member’s rights under Section 13.13 and defer the IPO Request Period; provided that upon the earlier of (i) the Fifth Anniversary and (ii) the Ryman Member having determined to abandon pursuing such transaction, the Ryman Member shall, within ten (10) Business Days after the earlier thereof, deliver a written notice to the Investor Member indicating that fact and stating that the IPO Request Period that was deferred may now be exercised during the thirty (30)-day period commencing with the receipt of such notice. Following the delivery of such notice, the provisions of Section 13.13 shall thereafter apply, on a mutatis mutandis basis, but with the IPO Request Period commencing with the delivery of such letter instead of on the Fourth Anniversary.

Section 13.16      Put Delay Event.

(a)           Subject to Section 13.16(e), the Investor Member’s rights under the Seven-Year Put Right and the IPO Request Right (including a right to an installment) are subject to suspension for a Put Delay Event. In the event of a Put Delay Event (i) that occurs prior to the Seven-Year Put Window or the IPO Request Period (either, a “Pre-Window Put Delay Event”), the Ryman Member shall have the right to give written notice to the Investor Member (the “Put Delay Notice”) and thereafter during the Put Delay Period, the Ryman Member may elect to delay the exercise of the IPO Request Right or the Seven-Year Put Right, (ii) that occurs after the commencement of the IPO Request Period and prior to the Investor Member exercising the IPO Request Put Right (a “Post-Window Put Delay Event”), the Ryman Member shall have the right to give written notice to the Investor Member and thereafter during the Put Delay Period and prior to the commencement of the IPO Request Put Window, the Ryman Member may elect to delay the exercise of the IPO Request Right and (iii) that occurs after the commencement of the Seven-Year Put Window or the IPO Request Put Window (a “Post-Commencement Put Delay Event”), the Ryman Member shall have the right to give to the Investor Member the Put Delay Notice, and thereafter during the Put Delay Period, the Ryman Member may elect to delay payment (including an installment payment due during the Delay Period) pursuant to the IPO Request Put Right or the Seven-Year Put Right.

(b)           In the case of delaying the Seven-Year Put Right for a Pre-Window Put Delay Event, if the Seven-Year Put Right is ultimately exercised, the Seven-Year Put Price will be equal to the greater of (i) the Seven-Year Put Price calculated as of the original exercise period and (ii) the Seven-Year Put Price calculated after the Seven-Year Put is actually exercised as of the end of the Put Delay Event, in either case without interest. In the case of delaying the Seven-Year Put Right for a Post-Commencement Put Delay Event, the Seven-Year Put Price will be equal to the Seven-Year Put Price calculated as of the original exercise period (and, for the avoidance of doubt, the Seven-Year Put Price will be calculated as of the calendar quarter immediately preceding the delivery of the Seven-Year Put Exercise Notice and such calculation shall disregard any impact or changes resulting from the subsequent occurrence of the Put Delay Event) plus interest at per annum rate of eight percent (8%), compounded annually, on the applicable portion of the Seven-Year Put Price from the date on which the Ryman Member should have paid such portion at either the closing of the Seven-Year Put Right or any installment payment date in the absence of the Put Delay Period until the date of actual payment of the same.

(c)           In the case of delaying the IPO Request Right for a Pre-Window Put Delay Event or a Post-Window Put Delay Event, the IPO Request Right shall be available at the end of the Put Delay Period, and if the IPO Request Put Right is ultimately exercised, the IPO Request Put Price will be equal to the IPO Request Put Price plus interest at a per annum rate of eight percent (8%), compounded annually, on the IPO Request Put Price from the commencement of the Put Delay until the closing of the IPO Request Put Right.

(d)           Upon the expiration of the Put Delay Period after a Pre-Window Put Delay Event or a Post-Window Put Delay Event, the Ryman Member shall, within ten (10) Business Days after the expiration thereof, deliver a written notice to the Investor Member indicating that the Put Delay Period has expired and stating that the IPO Request Right or the Seven-Year Put Right, as applicable, may now be exercised during the thirty (30)-day period commencing with the receipt of such notice. Following the delivery of such notice, the provisions of Section 13.13 and Section 13.14 shall thereafter apply, on a mutatis mutandis basis, but with the IPO Request Period or Seven-Year Put Window, as applicable, commencing with the delivery of such letter.

(e)           Notwithstanding anything to the contrary herein, if the Investor Member has exercised the IPO Request Right, the Investor Member shall have the right to exercise the IPO Request Put Right pursuant to Section 13.13 commencing no later than the Sixth Anniversary (for the avoidance of doubt, regardless of any Put Delay Event or IPO Disruption Event that has occurred prior to, or is continuing as of, the Sixth Anniversary) and regardless of whether any delay in exercising the IPO Request Right has occurred pursuant to Section 13.15(b) or the IPO Consummation Period has otherwise expired.

(f)            For purposes hereof:

(i)            “Put Delay Event” means, in the case of the IPO Request Put Right, within twelve (12) months prior to the beginning of the IPO Request Period or the due date of any installment payment relating to the IPO Request Put Price and, in the case of the Seven-Year Put Right, within twelve (12) months prior to the Seventh Anniversary or the due date of any installment payment of the Seven-Year Put Price, either of the following shall occur: (1) a Ryman Parent Stock Event, or (2) an Index Event.

(ii)           “Put Delay Period” means in the event of (1) a Ryman Parent Stock Event, a period of twelve (12) months following the last day of the sixty (60)-day measurement period used to determine such Ryman Parent Stock Event, or (2) an Index Event, a period of twelve (12) months following the last day of the sixty (60)-day measurement period used to determine such Index Event.

(iii)          “Index Event” means the VWAP for any five (5) consecutive trading day period of the Dow Jones US Hospitality REIT Index (DJUSHL) is at least thirty percent (30%) lower than the VWAP of the DJUSHL for the sixty (60) consecutive trading day period immediately preceding the first day of such five (5) consecutive trading day period.

(iv)          “Ryman Parent Stock Event” means in any sixty (60) day period, the occurrence of both (i) the VWAP for Ryman Parent common stock for five (5) consecutive trading days is at least thirty percent (30%) lower than the VWAP for Ryman Parent common stock for the sixty (60) consecutive trading day period immediately preceding the first day of such five (5) consecutive trading day period and (ii) the first occurrence of a business closure or “sheltering-in-place,” or significant capacity limitation affecting any material property of Ryman Parent and its Subsidiaries that arises from (including due to a Legal Requirement resulting from) (A) a hurricane, earthquake, flood, tornado or other natural disaster or act of God, (B) fire, arson, acts of war, sabotage, or terrorism or (C) any epidemic, pandemic or disease, including COVID-19 (but only to the extent that there is a substantial escalation or worsening of COVID-19 attributable to a variant of COVID-19 first becoming prevalent after the date of this Agreement); where “Legal Requirement” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, Order, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Body and “Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Body (in each case, whether temporary, preliminary or permanent).

(g)           No duplicate interests payments will apply where interest is required in Section 13.13 or Section 13.14.

Section 13.17      Ryman Member Right to Assign. The Ryman Member shall have the right to assign its rights and obligations to purchase the Investor Member’s Units in the Investor Put Rights to a third party designee, provided that any such designee that is not an Affiliate of the Ryman Parent shall pay in full at the closing of the Investor Put Right in cash, and the Ryman Member shall remain responsible for such designee’s failure to close the Investor Put Right.

Section 13.18     REIT Protections. For so long as the Ryman Member or any of its Affiliates holds any Units (i) in no event shall (x) the Ryman Member be required to Transfer any Units nor (y) the Company or any of its Affiliates take any action (including the filing of any tax election, any recapitalization or reclassification of any Units or the payment of any distribution), in either case, without the Ryman Member’s prior written consent to the extent such Transfer or action, as applicable, could reasonably be expected to cause, in Ryman Parent’s good faith determination based on the advice of counsel, Ryman Parent to fail to satisfy any requirement for qualification and taxation as a REIT or otherwise subject the Ryman Parent to any Tax liability pursuant to Section 857 of the Code or any similar provision of law, (ii) neither the Company nor any of its Subsidiaries shall directly or indirectly operate or manage a lodging facility or health care facility or provide any person with rights to a brand name under which any lodging facility or health care facility is operated, in each case, within the meaning of Section 856(l) of the Code, and (iii) the Company shall reasonably cooperate with the Ryman Member with respect to (x) the making of any “taxable REIT subsidiary” election with respect to the Company or any Subsidiary pursuant to Section 856(l)(1)(B) of the Code and (y) the provision of any information in the Company’s or any of its Subsidiary’s possession that is reasonably necessary for or relevant to the Ryman Parent’s status as a REIT.  For the avoidance of doubt, nothing in this Section 13.18 shall limit the Ryman Member’s or Ryman Parent’s obligations pursuant to Section 13.1, Section 13.3, Section 13.5, Section 13.7, Section 13.8, Section 13.11, Section 13.12, Section 13.13 and Section 13.14; provided that, in the case of Section 13.2 and Section 13.10, the Ryman Member shall only be permitted to avail itself of the provisions of this Section 13.18 to the extent that the Ryman Member cooperates with the Investor Member in good faith to provide the Investor Member the maximum benefit of such provisions as reasonably practicable under the circumstances.

Section 13.19     Valuation of Securities and Other Non-Cash Consideration. For purposes of valuing any securities to be received as consideration from any third party pursuant to Section 13.2, Section 13.3 or Section 13.10, the following shall apply:

(a)        If any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the thirty (30) day period ending three (3) Business Days prior to the closing of the transaction; provided that for purposes of determining whether the ninety-five percent (95%) threshold set forth in Section 13.2(d) or Section 13.10(c)(ii) is satisfied, any non-cash consideration offered shall be determined as of the date the definitive transaction agreement is entered into with the applicable third party;

(b)       If any such securities are traded over the counter, the value shall be deemed to be the average of the closing prices of such securities over the thirty (30) day period ending three (3) Business Days prior to the closing; and

(c)        If there is no active public market for such securities or other non-cash consideration, the value shall be the fair market value thereof, as determined in good faith by the Board.

Article XIV
MISCELLANEOUS

Section 14.1     Amendment of Agreement. Subject to Section 7.1(b), this Agreement and the Certificate of Formation may be amended by the Company with the prior written consent of the Ryman Member and for so long as the Investor Member owns at least ten percent (10%) of the Outstanding Units, the Investor Member; provided, further, that the Board may amend this Agreement, including Schedule A hereto, without the approval of any Members in order (a) amend Schedule A to reflect the admission of Substitute Members or new Members; (b) subject to the foregoing proviso, to reflect the issuance or cancellation of Units, create and/or issue any class or series of Units, make any adjustments in connection therewith, and fix for each such class or series such voting powers, distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications (including any rights to Board representation or the right to participate in the tag-along rights, preemptive rights or other rights granted to Members hereunder that has the effect of reducing the aggregate amount allocated in such rights to the Members then entitled to such rights), limitations or restrictions thereof, as shall be stated and expressed in such amendment; provided that for so long as the Investor Member owns at least ten percent (10%) of the Outstanding Units, no amendments pursuant to this clause (b) shall be permitted which (i) adversely impact the Investor Member’s governance rights under this Agreement (including Board designation, proportionate Board representation, approval rights and those other matters set forth in Article VII), (ii) impose any new or additional obligations on the Investor Member or any of its Permitted Transferees, (iii) adversely affect (either by its terms or its application) in a non-de minimis manner any of the enumerated rights and entitlements granted to the Investor Member as the “Investor Member” hereunder (as opposed to those rights generally applicable to all Members) or (iv) amend or modify the terms applicable to the Class B Units and/or, directly or indirectly, Class B Holders; (c) to satisfy any law or regulatory requirement; and (d) to change the name of the Company; provided, further, that for so long as the Investor Member owns any Units, any amendment, modification, waiver or supplement (including, in each case, by merger, consolidation or otherwise) of this Agreement that would reasonably be expected to materially and disproportionately adversely affect the rights and obligations of the Investor Member relative to the Ryman Member shall not be effective unless executed by the Investor Member.

Section 14.2     Remedies. Except as otherwise stated herein, no remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

Section 14.3     Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any further breach of the provision so waived.

Section 14.4     Notices. Except as otherwise expressly provided in this Agreement, all notices, requests and other communications (each, a “Notice”) to any Holder, the Company, the Board or any Manager shall be in writing (including electronic mail) and shall be given (a) if the recipient is a Holder, to such Holder at the address specified for such Holder on Schedule A or as such Holder shall hereafter specify for this purpose by Notice to the other Holders, (b) if the recipient is a Manager, to such Manager at the address to which any Notice to the Member that appointed such Manager would be sent hereunder, and (c) if the recipient is the Company or the Board, to the Company or the Board, as the case may be, at the addresses to which any Notice to all of the Holders would be sent hereunder. Each Notice shall be effective (i) if given by electronic mail, at the time such electronic mail is transmitted and the appropriate confirmation is received (or, if such time is not during business hours on a Business Day, on the next Business Day), or (ii) if given by personal delivery or any reputable courier service, when delivered at the address specified pursuant to this Section 14.4.

Section 14.5     Entire Agreement. Except as contemplated by Section 10.4(b), this Agreement, the other agreements among the parties hereto referenced herein and any other agreements entered into by the Company with a Person concurrent with their admittance as a Member hereunder contain the entire agreement, and supersede all prior agreements and understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

Section 14.6     Conflict Between this Agreement and Related Agreements. For the avoidance of doubt, and notwithstanding any other provision of this Agreement to the contrary, no Member who holds only Class B Units shall have any right to receive or review a copy of Schedule A to this Agreement (except for information on Schedule A that relates solely to such Member) or obtain other information about the identities of the other Members or the size or nature of their interests in the Company; provided, however, that any Person may view a copy of Schedule A if the Chief Executive Officer of the Company determines that it is reasonably necessary for such Person to perform his or her duties in connection with the Company.

Section 14.7     Binding Effect; Third-Party Beneficiaries. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Except as expressly set forth herein (including Article VIII hereof), this Agreement is not intended to confer any rights or remedies upon, and shall not be enforceable by, any Person other than the parties hereto, their respective successors, heirs, legal representatives and permitted assigns, and the Company.

Section 14.8     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity (and for purposes only of such applicable law), and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

Section 14.9     Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.

Section 14.10     No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person.

Section 14.11     Interpretation. As used in this Agreement, each of the masculine, feminine and neuter genders shall be deemed to import the others whenever the context so indicates or requires. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. Terms defined in the present tense shall have a comparable meaning when used in the past or future tense and vice versa. Terms defined as a noun shall have a comparable meaning when used as an adjective, adverb, or verb and vice versa. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. Unless otherwise limited, the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Persons owning a Membership Interest in a particular capacity shall mean in such Person’s capacity, as such and in no other capacity. The terms “Member,” “Investor Member” and “Ryman Member” shall each also mean, if any such Person shall have Transferred any of Units to any of its Permitted Transferees (or any Permitted Transferee has acquired any Units pursuant to Section 3.5 or Article XIII), such Person and its Permitted Transferees shall be aggregated together for the purposes of determining the availability of rights under this Agreement), and any right, obligation or action that may be exercised or taken at the election of such Person may be taken at the election of such Person and its Permitted Transferees; provided, further, that in the event such Person shall have Transferred any of its Units to any of its Permitted Transferees (or any Permitted Transferee has acquired any Units pursuant to Section 3.5 or Article XIII) such Person or, if such Person ceases to hold any Units, its Permitted Transferee with the greatest number of Units (the “Member Representative”) shall be appointed as the attorney-in-fact to act on behalf of all Permitted Transferees of such Person, with full power in its, his or her name and on its, his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Member Representative and in general to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, waivers, consents, amendments, acknowledgements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement, and receiving all notices; and each such Permitted Transferee shall be bound by any and all actions taken by the Member Representative acting on its, his or her behalf; and the Ryman Member and the Investor Member (as well as the Company) shall be entitled to rely upon any decision, consent, waiver or other communication or writing given or executed by, and shall be entitled to deal exclusively with, the Member Representative of such other party’s Permitted Transferees.

Section 14.12     Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile, .pdf or other electronic method, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 14.13     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 14.14     Jurisdiction and Venue. Each party hereto agrees that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including matters concerning validity, construction, performance, or enforcement, shall be exclusively brought in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, (provided, that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. Each party hereto stipulates and agrees that it is subject to personal jurisdiction in Delaware and irrevocably waives any objection based on forum non conveniens with respect to any such court, and irrevocably waives any objection to venue of any such court. This paragraph is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE AMONG THE MEMBERS OR THEIR AFFILIATES OR AMONG A MEMBER (OR ITS AFFILIATES) AND THE COMPANY CONCERNING THIS AGREEMENT, THE COMPANY OR ITS ASSETS.

Section 14.15     Expenses. Except as otherwise expressly set forth herein or as determined by the Board, each Holder and the Company shall be responsible for its costs and expenses in connection with the transactions contemplated hereby.

Section 14.16     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 14.17     Legal Counsel. Legal counsel for a Member, a Manager or one of their respective Affiliates may represent the Company in connection with legal work or issues arising in connection with the Company, including with respect to a financing transaction. Each Member recognizes and acknowledges that any such counsel will be acting as legal counsel for the Company with respect to each such matter and shall not be acting as the legal counsel of any individual Member or Manager. Each Member further recognizes and accepts that its interest with respect to any such matter may be adverse to the interests of the other Members and of the Company. Each Member nevertheless consents to the representation of the Company by such counsel with respect to each such matter and waives for the benefit of each other Member and of such counsel any potential or actual conflict of interest between or among such Members and between any such Members and the Company. Each Member acknowledges that in the event of any future dispute or litigation between or among the Members and/or between any of the Members and the Managers or the Company, such counsel may continue to represent its Member or Manager client, notwithstanding any such dispute and its prior representation of the Company.

Section 14.18     Advice from Independent Legal Counsel; Voluntary Agreement. The Members represent and warrant that (a) each of them is represented by legal and tax counsel of its choice, (b) each of them has consulted with such counsel regarding this Agreement, (c) each of them is fully aware of the meaning and the tax and other consequences of the provisions contained herein, (d) except as set forth herein, each of them has not relied in any way on any representation or other statement made by any other Member or its legal or tax counsel or by any other Person and (e) each of them has entered into this Agreement voluntarily and without coercion or duress of any kind.

Section 14.19     Ryman Parent Guarantee; Successors.

(a)       Each of Ryman Parent and RHP Operating Partnership shall cause the Ryman Member and each of its Permitted Transferees to perform and comply with its obligations hereunder (including, for the avoidance of doubt, if and to the extent that the Ryman Member is required to cause any controlled Affiliates of Ryman Parent or RHP Operating Partnership to take or not take certain actions hereunder, causing each such controlled Affiliate to take or not take such actions). In such regard, each of Ryman Parent and RHP Operating Partnership shall be liable to the same extent as the Ryman Member for any failure of the Ryman Member to perform or comply with its obligations hereunder; provided that, as between Ryman Parent and RHP Operating Partnership, RHP Operating Partnership shall be primarily liable for any failure of the Ryman Member to perform or comply with its respective obligations hereunder; provided that, the foregoing shall not be construed to waive, abridge or diminish any right or remedy which the Investor Member might have against Ryman Parent.

(b)       If Ryman Parent or any of its successors or assigns (i) consolidates with or merges into any other Person or effects any reorganization, restructuring or other similar transaction with any other Person, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (clauses (i) and (ii), a “Ryman Successor Transaction”), then, and in each such case, to the extent necessary, proper provision shall be made so that the successor or acquiring entity or, if Ryman Parent is not the ultimate parent entity resulting therefrom, the ultimate parent entity thereof shall assume the obligations set forth in this Agreement; provided that, this Section 14.19 shall not require any new ultimate parent entity to assume such obligations in the event that, in connection with and prior to consummation of a Ryman Successor Transaction, the Company enters into definitive agreements with respect to a Sale of the Company, IPO or Qualified Spinoff and the provisions of Section 13.11 and Section 13.12 are not applicable in respect of such transaction (or if applicable, the applicable Sale Payment or IPO Shortfall is paid or provided for prior to the closing of such transaction).

Section 14.20     Atairos Parent Guarantee. Atairos Parent shall cause the Investor Member and each of its Permitted Transferees to perform and comply with its obligations hereunder (including, for the avoidance of doubt, if and to the extent that the Investor Member is required to cause Atairos Parent or other Person to take or not take certain actions hereunder, causing each such Person to take or not take such actions, or itself taking or not taking such actions). In such regard, Atairos Parent shall be liable to the same extent as the Investor Member for any failure of the Investor Member to perform or comply with its obligations hereunder.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first above written.

COMPANY

OEG ATTRACTIONS HOLDINGS, LLC

By:
Name:
Title:

RYMAN MEMBER RHP HOTELS, LLC

By:

Title:

INVESTOR MEMBER

A-OEG HOLDINGS, LLC

By:
Name:
Title:

RHP OPERATING PARTNERSHIP, LP

By: Its General Partner, RHP PARTNER, LLC

By:
Name:
Title:

S- 1

RYMAN HOSPITALITY PROPERTIES, INC.

By:
Name:
Title:

ATAIROS GROUP, INC.

By:
Name:
Title:

S- 2

SCHEDULE A

MEMBERSHIP INTERESTS

Holder Name & Address	Number and Class of Units

Class A Member

Ryman Member

RHP Hotels, LLC

One Gaylord Drive

Nashville, Tennessee 37214

Attn: Mark Fioravanti, President

Email: mfioravanti@rymanhp.com

Cc: Scott Lynn, General Counsel

slynn@rymanhp.com

Investor Member

A-OEG Holdings, LLC

[address]

Attn: []

Email:[]

70,000 Class A Units 30,000 Class A Units

SCHEDULE B

INITIAL MANAGERS

Initial Managers on the Board (as per Section 7.2(a)):

Ryman Designees:

1.	Colin Reed

2.	Mark Fioravanti

3.	Jennifer Hutcheson

4.	Patrick Chaffin

Investor Designees:

1.	Alex Evans

2.	Jackson Phillips

SCHEDULE C

MAJOR DECISIONS

The following items (1) through (14) (whether involving the Company, any Subsidiary), or, where indicated, Circle Media, LLC (f/k/a New Country Ventures, LLC) (“Circle”), including any Subsidiary of Circle, are major decisions (the “Major Decisions”) requiring both the Ryman Member and the Investor Member approval to the extent set forth below in the textual provisions at the end of this Schedule C:

(1)	Sales of equity (other than Exempt Securities or securities as to which the Investor Member and the Ryman Member have Preemptive Rights) or accepting loans from Members or issuing debt securities to Members other than as expressly provided for in this Agreement;

(2)	(a) Distributions to Class A Holders (in their capacities as such) that are not made on a pro rata basis based on the number of Class A Units held, or (b) redemptions or repurchases of any Equity Securities of the Company or any of its Subsidiaries, in each case other than (i) redemptions or repurchases of Equity Securities by or among the Company and its wholly-owned Subsidiaries, (ii) repurchases or redemptions of any Units from any Holder of Class B Units in accordance with the terms of this Agreement, or (iii) repurchases or redemptions of the Investor Member’s Units as contemplated by Article XIII;

(3)	Creating, obtaining, incurring, assuming, extending, refinancing or guarantying any indebtedness, including any refinancing of or amendment to the Company Credit Facility or the Block 21 Loan (each as defined in Schedule D), other than any indebtedness that is in conformity with the Permitted Financing Terms (it being understood that Debt-Like Preferred Equity of the Company or any of its Subsidiaries shall constitute indebtedness for these purposes);

(4)	Other than with respect to a Sale of the Company, causing or permitting the Company to (i) be merged or consolidated with any other entity (other than pursuant to Section 13.5) provided this subsection will not apply to a subsidiary merger not otherwise subject to this Schedule C in which the Company is the surviving entity and such merger does not result in any issuance, conversion or exchange of Equity Securities in the Company, (ii) purchase or otherwise acquire Equity Securities or assets of any Person (whether by merger, purchase of stock, purchase of assets or otherwise), that has a purchase price (including the assumption of indebtedness) of greater than $150,000,000 per transaction or series of related transactions or (iii) effect any sale or other disposition transaction involving the Company and/or any of its Subsidiaries and/or any of their respective businesses or assets having a value greater than $150,000,000 per transaction or series of related transactions;

(5)	an Annual Operating Budget that does not comply with Section 9.3;

(6)	Selection of the Chief Executive Officer and Chief Financial Officer and the compensation of such persons (if such compensation is not reflected in the Annual Operating Budget); provided that, in the event that the Investor Member or the Ryman Member does not approve the first selected candidate with respect to the Chief Executive Officer and/or the Chief Financial Officer, such Member shall not unreasonably withhold its consent for any subsequent candidate(s);

(7)	Any issuance of Class B Units in excess of eight percent (8%) of the number of Outstanding Units (as of the date of this Agreement);

(8)	A change to the Company’s U.S. federal income tax classification;

(9)	The making of any tax election that could reasonably be expected to have a disproportionately material adverse impact on the Investor Member based on the assumption that the Investor Member is c-corporation subject solely to U.S. federal income tax; provided, that (i) no election shall be considered to have a disproportionate adverse impact on the Investor Member solely on account of Ryman Parent’s status as a REIT and (ii) the Company shall be permitted (but not required) to notify the Investor Member of any proposed tax election regardless of whether the Company or the Ryman Member believes the making of such tax election would be a Major Decision. The Investor Member shall, within ten (10) days of being notified of any such tax election and receiving any information available to the Company that is reasonably requested by the Investor Member for purposes of determining whether the making of such tax election would be a Major Decision, consent or object to such tax election in writing, with any objection accompanied by a reasonably detailed written explanation of the Investor Member’s basis for the making of such tax election being a Major Decision. If the Investor Member fails to provide the Company with the Investor Member’s consent or objection to such tax election within such ten (10) day period, the Investor Member shall be deemed to have consented to such tax election. If the Investor Member objects to the making of any tax election in accordance with this paragraph (9) and the Ryman Member disputes the Investor Member’s basis therefor, the parties shall negotiate in good faith to resolve such dispute for five (5) Business Days and, if such dispute has not been resolved through such negotiation, the Ryman Member may submit such dispute to the Independent Referee or an arbitrator mutually agreeable to the Ryman Member and the Investor Member for resolution of whether such tax election would be a Major Decision, with the dispute mechanism set forth in Section 13.1(b) to apply, mutatis mutandis.

(10)	Except (i) transactions in the ordinary course of business with any Portfolio Company in which the Investor Member or any of its Affiliates has made a debt or equity investment and that are on arm’s-length terms; or (ii) (A) any Transfer of Equity Securities made in accordance with Article X or Article XIII, if applicable, (B) any issuance of Equity Securities after compliance with, to the extent applicable, Section 3.5, (C) any issuance of debt securities or making of loans to the Company or any of its Subsidiaries, after compliance with Section 4.1 and item (4) of this Schedule C, and (D) any transaction, agreement or arrangement contemplated by the terms of the Investment Agreement or the Ancillary Agreements (as defined in the Investment Agreement) (other than this Agreement), (A) paying any salary, fees or other amounts to, (B) selling, leasing, transferring or other disposing of any of its properties or assets to, or (C) purchasing, leasing or otherwise acquiring any property or assets from, or (D) or entering into or amending any contract with, any Member or any of its Affiliates involving or having a value in excess of $500,000 (or, in the case of the foregoing clauses (C) and (D), $500,000 per year) (provided that the Services Agreement, the Trademark Coexistence Agreement, the Shared Cost Agreement, the Corporate Office Lease and the Field Shop Lease and the WSM Arrangement (each, as defined in the Investment Agreement) and an appropriate indemnity to Ryman Parent or its Affiliates in connection with its or their financing support for the Block 21 loan transaction (in a form reasonably acceptable to the Investor Member, with such consent not to be unreasonably withheld or delayed) are approved, and the performance thereof (including the payments required to be made thereunder) are approved; provided however, that material amendments, modifications or waivers to such agreements that are not favorable to the Company shall be subject to this paragraph (10)); provided, further, that, for the avoidance of doubt, any amendment to the Services Agreement that involves a markup or margin (or that otherwise increases consideration) that accrues to the benefit of Ryman Parent and its Affiliates shall be subject to this paragraph (10)) (and provided that transactions involving an amount less than $500,000 (or, in the case of the foregoing clauses (C) and (D), $500,000 per year) shall be on terms no less favorable in the aggregate to the Company or its applicable Subsidiary than could be obtained in an arms-length negotiation, or shall also be subject to approval pursuant to this paragraph (10);

(11)	Amending the Certificate of Formation in a manner that would be disproportionately adverse to the Investor Member, or amending the governing documents of any Subsidiary in a manner that would materially affect the Investor Member (it being understood that administrative modifications such as changes to address or notice provisions, or other similar modifications, would not constitute a Major Decision hereunder);

(12)	Causing, effecting, or permitting the Company, any of the OEG Subsidiaries, or Circle Media, LLC (f/k/a New Country Ventures, LLC) (“Circle”) or any Subsidiary of Circle, to acquire (i) a license issued by the FCC that is subject to an ownership restriction under the Federal Communications Laws; (ii) directly or indirectly, (a) any attributable interest, or (b) any interest subject to the equity and/or debt plus broadcast attribution rule, under the Federal Communications Laws in any Person (whether by merger, purchase of stock or other debt or equity ownership, purchase of assets or otherwise) that holds a license issued by the FCC that is subject to an ownership restriction under the Federal Communications Laws; or (iii) directly or indirectly, any ownership interest (whether by merger, purchase of stock, purchase of assets, or otherwise) that would be subject to a foreign ownership restriction under the Federal Communications Laws;

(13)	Causing, effecting, or permitting Circle or any Subsidiary of Circle to enter into (i) any time brokerage, local marketing agreement, joint sales agreement, or other shared services agreement with a television broadcast station; or (ii) any other agreement with a television broadcast station that would cause Circle, the Company, Atairos Parent, or any member of the Comcast Group to be attributed with such television broadcast station under the Federal Communications Laws. For the avoidance of doubt, the immediately foregoing clause applies to agreements with television broadcast stations that are inconsistent with the Purpose of Circle Media, LLC, (as defined in Section 2.3(a) of the Limited Liability Company Agreement of New Country Ventures, LLC, dated April 22, 2019) (“The Service Content (I) will be available on linear multicast or diginet channels, including pursuant to the Gray Carriage Agreement, and (II) may be available on SVOD and/or OTT platforms.”); and

(14)	Dissolving, terminating or liquidating the Company (other than following a sale of substantially all the assets in a Sale of the Company);

Approval of any Major Decision may be granted or withheld in the sole discretion of the Member. Major Decisions in (i) paragraphs (10), (11) and (14) will no longer be subject to the approval of the Investor Member or the Ryman Member after the date that such Member owns less than five percent (5%) of the Outstanding Units; (ii) paragraphs (1), (4), (7) and (8), and (9) will no longer be subject to the approval of the Investor Member or the Ryman Member after the date that such Member owns less than ten percent (10%) of the Outstanding Units; (iii) paragraphs (3), (5) and (6) will no longer be subject to the approval of the Investor Member or the Ryman Member after the date that such Member owns less than twenty percent (20%) of the Outstanding Units; and (iv) paragraphs (12) and (13) shall be subject to the approval of the Investor Member so long as the Investor Member holds any Units. To effectuate the approval rights under paragraphs (12) and (13), Company shall provide Investor Member written advance notice of and the opportunity to review the material terms of any action or agreement subject to those rights, and Investor Member shall promptly provide Company with a written explanation of any reasonable basis to withhold its approval of such action or agreement.

Permitted Financing Terms. With respect to any future financings, for so long as the Ryman Member owns a majority of the Voting Units, the Ryman Member shall have the right to negotiate on behalf of the Company, subject to the terms below, any future financing of the Company and its Subsidiaries and may consummate such financing provided that it meets the requirements set forth on Schedule D (the “Permitted Financing Terms”, such financing a “Permitted Financing”), but subject to the remainder of this Schedule C. The Ryman Member shall keep the Investor Member reasonably informed on the status and material terms of any proposed Permitted Financing, and shall deliver to the Investor Member copies of (i) all term sheets that the Company may receive, and the Company shall not execute any term sheets and/or place any expense deposits prior to confirming to the Investor Member that the financing contemplated by such term sheets would constitute a Permitted Financing and (ii) all material documents to be entered into in connection with any such Permitted Financing, and the Company shall not execute any such documents prior to confirming to the Investor Member that the financing contemplated by such material documents continues to constitute a Permitted Financing. In no event shall the Investor Member be obligated to provide or otherwise incur any direct or indirect liability in respect of any guaranty of any Permitted Financing (or other financing or refinancing).

SCHEDULE D

PERMITTED FINANCING TERMS

REDACTED

SCHEDULE E

SAMPLE LTM ADJUSTED EBITDAre AND OPTION PRICE

REDACTED

SCHEDULE F

SAMPLE MINIMUM INVESTOR STAKE VALUE, POST IPO INVESTOR STAKE VALUE AND IPO SHORTFALL

REDACTED

SCHEDULE G

SAMPLE MINIMUM INVESTOR SALE VALUE AND SALE PAYMENT

REDACTED

SCHEDULE H

SAMPLE IPO REQUEST PUT PRICE

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EXHIBIT A

JOINDER

REDACTED

EXHIBIT B

REGISTRATION RIGHTS

REDACTED

EXHIBIT C

ASSIGNMENT OF MEMBERSHIP INTERESTS

REDACTED

EXHIBIT D

Services Agreement

REDACTED

EXHIBIT E

Form of Local Programming and Marketing Agreement

REDACTED

EXHIBIT F

Form of Option Agreement

REDACTED

EXHIBIT G

R&W Policy

REDACTED